As filed with the Securities and Exchange Commission on July 7, 2015

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BALLARD POWER SYSTEMS INC.
(Exact name of registrant as specified in its charter)

Canada (State or other jurisdiction of incorporation or organization)	3620 (Primary Standard Industrial Classification Code Number)	Not applicable (I.R.S. Employer Identification Number)

9000 Glenlyon Parkway
Burnaby, British Columbia V5J 5J8
Canada
(604) 454-0900
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

CT Corporation System
111 8th Avenue
New York, New York 10011
United States of America
(212) 894-8940
(Name, address, including zip code, and telephone number, including area code, of agent of service)

With copies to:

Tony Guglielmin Ballard Power Systems Inc. 9000 Glenlyon Parkway Burnaby, British Columbia V5J 5J8 Canada (604) 454-0900	Randal R. Jones Dorsey & Whitney LLP 701 Fifth Avenue, Suite 6100 Seattle, Washington 98104 United States of America (206) 903-8800

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this registration statement becomes effective and upon completion of the merger.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an ☒ in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Shares, without par value	13,157,895	N/A	$6,255,871	$727

(1)         Represents the maximum number of common shares of Ballard Power Systems Inc. (“Ballard”) that may be issuable to holders of shares of Protonex Technology Corporation (“Protonex”) common stock upon completion of the Merger described in this proxy statement/prospectus.

(2)         Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act of 1933, as amended, based upon the book value of the Protonex securities to be exchanged in the Merger, as of March 31, 2015.  Protonex is a private company and no market exists for its securities.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment.  A registration statement relating to these securities has been filed with the Securities and Exchange Commission.  These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION—DATED JULY 7, 2015

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

To the Stockholders of Protonex Technology Corporation:

The board of directors of Protonex Technology Corporation, a Delaware corporation (“Protonex”), has unanimously adopted a resolution approving an agreement and plan of merger (the “Merger Agreement”) in which Ballard Power Systems Inc., a Canadian corporation (“Ballard”), will acquire all of the issued and outstanding shares of Protonex common stock through a transaction (the “Merger”) pursuant to which BPC SubCo Inc. (“Merger Sub”), a wholly-owned subsidiary of Ballard, will merge with and into Protonex, with Protonex surviving as a wholly-owned subsidiary of Ballard, and Ballard will issue its common shares in exchange for all of the issued and outstanding shares of Protonex common stock.  Protonex is sending you the accompanying proxy statement/prospectus to notify you of a special meeting of Protonex stockholders being held to vote on the adoption of the Merger Agreement, the Merger and related matters and to ask you to vote at the special meeting in favor of the approval of the Merger Agreement and the Merger.

If the Merger Agreement is approved by Protonex’s stockholders and the Merger is completed, you will be entitled to receive approximately 0.1566 of a Ballard common share for each share of Protonex common stock that you hold as of the effective time of the Merger.

Ballard is a Canadian public company incorporated under the Canada Business Corporations Act, as amended (the “CBCA”) and its common shares trade on the Toronto Stock Exchange (the “TSX”) under the symbol “BLD” and on the NASDAQ Stock Market, LLC (“NASDAQ”) under the symbol “BLDP.”

For a discussion of risk factors that you should consider in evaluating the Merger and the other matters on which you are being asked to vote, see “Risk Factors” beginning on page 21 of the enclosed proxy statement/prospectus. The market price of Ballard common shares will continue to fluctuate following the date of the stockholder vote on the Merger proposal at the special meeting. Consequently, at the time of the stockholder vote, the value of the Merger consideration will not yet be determined. Based on the range of closing prices of Ballard common shares on the NASDAQ, during the period from June 26, 2015, the last trading day before public announcement of the execution of the Merger Agreement, through July 6, 2015, the last full trading day before the date of this proxy statement/prospectus, the Merger consideration represented a value ranging from a low of approximately U.S. $1.63 to a high of approximately U.S. $2.23 for each share of Protonex common stock.

Protonex cannot complete the Merger without the approval of holders of a majority of the outstanding shares of its common stock entitled to vote at the special meeting, although certain Protonex stockholders holding approximately 56% of the outstanding shares of Protonex common stock have agreed pursuant to support agreements to vote their shares in favor of the Merger.  A failure to vote on the proposal to approve the Merger has the same effect as a vote by you “AGAINST” the approval of the Merger.  Therefore, Protonex urges you to take the time to vote by following the instructions on your proxy card regardless of whether you plan to attend the special meeting.

The special meeting will be held at the offices of Protonex, 153 Northboro Road, Southborough, Massachusetts 01772-1034, United States on      , 2015, at 10:00 a.m. Eastern Daylight Time. Notice of the special meeting and the related proxy statement are enclosed.

Whether or not you plan to attend the special meeting, please complete, sign, date, and return the enclosed proxy card as soon as possible to ensure your representation at the special meeting. We have provided a postage-paid envelope for your convenience. If you plan to attend the special meeting and prefer to vote in person, you may still do so even if you have already returned your proxy card.

If you are a stockholder of record (that is, if your stock is registered with Protonex in your own name), then you may vote by: (i) signing and dating your proxy card and mailing it in the enclosed, prepaid and addressed envelope; or (ii) attending the special meeting and voting in person.

If your shares are registered in the name of a broker, bank, dealer or other nominee, then you are the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the special meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares in your account. As a beneficial owner, you are also invited to attend the special meeting; however, since you are not the stockholder of record, you may not vote your shares in person at the special meeting unless you request and obtain a valid proxy from your broker, bank, dealer or other nominee.

On behalf of Protonex, we look forward to seeing our stockholders at the special meeting and we thank you for your support.

The Protonex board of directors unanimously recommends that you vote “FOR” the proposal to adopt and approve the Merger Agreement and the Merger.

Sincerely,

Paul Osenar
President

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED UNDER THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS OR DETERMINED THAT THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated July 7, 2015, and is first being mailed to Protonex stockholders on or about July      , 2015.

PROTONEX TECHNOLOGY CORPORATION
153 Northboro Road
Southborough, Massachusetts  01772-1034

NOTICE OF SPECIAL MEETING
TO BE HELD      , 2015

To our Stockholders:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Protonex Technology Corporation (“Protonex”) will be held at the offices of Protonex, 153 Northboro Road, Southborough, Massachusetts 01772-1034, United States on      , 2015, at 10:00 a.m. Eastern Daylight Time for the following purposes:

1.              To consider and vote upon the proposal to adopt and approve the Merger Agreement and the Merger set forth in the agreement and plan of merger substantially in the form submitted with this notice (the “Merger Agreement”) by and among Ballard Power Systems Inc., a corporation incorporated under the laws of Canada (“Ballard”), BPC SubCo Inc., a Delaware corporation and wholly-owned subsidiary of Ballard (“Merger Sub”), Protonex and Edward J. Stewart, as stockholder representative, pursuant to which Merger Sub will merge with and into Protonex, with Protonex surviving as a wholly-owned subsidiary of Ballard, and Ballard will issue common shares to the stockholders of Protonex in exchange for all issued and outstanding shares of Protonex common stock, as more fully described in the attached proxy statement/prospectus. A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement/prospectus; and

2.              To act on such other matters as may be properly brought before the meeting, or any adjournment or postponement thereof.

The Protonex board of directors unanimously recommends that you vote “FOR” the proposal to adopt and approve the Merger Agreement and the Merger.

The Board of Directors has fixed the close of business on July      , 2015, as the record date for the meeting. Only stockholders of record at the close of business at this time are entitled to notice of, and to vote at, the meeting or any adjournments, postponements, or continuations of the meeting.

By Order of the Board of Directors

PAUL OSENAR, President
July , 2015

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT AS SOON AS POSSIBLE IN THE ENVELOPE ENCLOSED FOR THAT PURPOSE.  THE GIVING OF SUCH PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING IN PERSON.

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about Ballard that is not included in, or delivered with, this proxy statement/prospectus. You may request this information, which includes copies of annual, quarterly, and special reports, proxy statements, and other information, from Ballard or Protonex, without charge, excluding all exhibits, unless we have specifically incorporated by reference an exhibit in this proxy statement/prospectus, by requesting them from Ballard or Protonex in writing or by telephone at the following address or telephone number:

Ballard Power Systems Inc.	Protonex Technology Corporation

9000 Glenlyon Parkway	153 Northboro Road

Burnaby, British Columbia, V5J 5J8	Southborough, Massachusetts 01772

Canada	United States of America

Attention: Investor Relations	Attn: Corporate Secretary

Tel.: (604) 454.0900	Tel.: (508) 490.9960

To obtain timely delivery, any request for information should be made no later than July      , 2015.

For a more detailed description of the information incorporated by reference into this proxy statement/prospectus and how you may obtain it, see the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document forms a part of a registration statement on Form F-4 filed by Ballard with the U.S. Securities and Exchange Commission (the “SEC”). This document constitutes a prospectus of Ballard under Section 5 of the U.S. Securities Act of 1933, as amended (the “Securities Act”), with respect to the Ballard common shares to be issued to Protonex stockholders in connection with the proposed Merger.  In addition, this document constitutes a notice of meeting with respect to the Protonex special meeting and a proxy statement of Protonex under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”).

You should rely only on the information contained in this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in this proxy statement/prospectus. This proxy statement/prospectus is dated July 7, 2015. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither Protonex’s mailing of this proxy statement/prospectus to Protonex stockholders nor the issuance by Ballard of common shares in connection with the Merger will create any implication to the contrary.

Holders of Protonex common stock who have questions about the special meeting or how to vote or revoke their proxy should contact:

Protonex Technology Corporation

153 Northboro Road

Southborough, Massachusetts 01772

United States of America

Attn: Corporate Secretary

Tel.: (508) 490.9960

If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following are answers to certain questions that you may have regarding the special meeting and the Merger. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this proxy statement/prospectus.

GENERAL

Q:                                  WHY AM I RECEIVING THIS PROXY STATEMENT/PROSPECTUS?

A:                                 This document serves as both a proxy statement of Protonex and prospectus of Ballard. As a proxy statement, it is being provided to Protonex’s stockholders in connection with the solicitation of proxies for the Protonex special meeting at which Protonex stockholders will be asked to vote on the proposal set forth in the Notice of Special Meeting of Protonex stockholders.

It is a prospectus because Ballard is offering to issue its common shares in exchange for shares of Protonex common stock upon completion of the Merger.

THE MERGER

Q:                                  WHAT IS THE MERGER?

A:                                   On June 29, 2015, Protonex entered into the Merger Agreement with Ballard, Merger Sub, and Edward J. Stewart, as the stockholder representative, pursuant to which Merger Sub will merge with and into Protonex on the terms and subject to the conditions set forth in the Merger Agreement, which transaction we refer to as the Merger, so that Protonex, as the surviving corporation, will become a wholly-owned subsidiary of Ballard.

Q:                                  WHY ARE BALLARD AND PROTONEX PROPOSING TO MERGE?

A:                                   The boards of directors of Ballard and Protonex are proposing to merge because they believe that the combination strengthens and is in the best interests of both companies and their respective stockholders. Please see “The Merger Proposal—Recommendations of Protonex’s Board of Directors; Protonex’s Reasons for the Transaction” at page 42 for the various factors considered by the Protonex board of directors in unanimously recommending that Protonex stockholders vote “FOR” the proposal to adopt the Merger Agreement and approve the Merger.

Q.                                   WHAT WILL HAPPEN IN THE MERGER?

A.                                    At the closing of the Merger, Merger Sub will merge with and into Protonex, so that Protonex, as the surviving corporation, will become a wholly-owned subsidiary of Ballard. In exchange for shares of Protonex common stock, the Protonex stockholders will receive Ballard common shares. As a result of the Merger, Ballard will own all of the issued and outstanding securities of Protonex and former Protonex stockholders will not have any direct equity ownership interest in the surviving corporation. See “Merger Agreement” on page 56.

Q:                                  AS A PROTONEX STOCKHOLDER, WHAT WILL I RECEIVE IN THE MERGER?

A:                                   Each Protonex stockholder will be entitled to receive approximately 0.1566 of a Ballard common share for each share of Protonex common stock currently held upon completion of the Merger. Following the completion of the Merger, it is expected that the former Protonex stockholders will own, by virtue of the exchange of their shares of Protonex common stock for Ballard shares, approximately 7.3% of the total Ballard common shares (based on the number of common shares of each of Protonex and Ballard outstanding as of the date of this proxy statement/prospectus). For more information on the calculation of the exchange ratio, please see “Merger Agreement—Conversion of Securities in the Merger” on page 57.

Q:                                  WHAT IS THE VALUE OF THE MERGER CONSIDERATION?

A:                                   The Ballard common shares are traded on the TSX and the NASDAQ under the symbols “BLD” and “BLDP,” respectively. Because Ballard will issue a fixed number of Ballard common shares in exchange for each Protonex common share, the value of the Merger consideration that Protonex stockholders will receive will depend on the price per share of Ballard common shares at the time the Merger is completed. That price will not be known at the time of the special meeting and may be less or more than the current price or the price at the time of the special meeting. Based on the closing sale price of a Ballard common share on the NASDAQ of U.S. $1.60 on the date of this proxy statement/prospectus, which may be more or less than the price at the closing of the Merger, and the actual level of Protonex’s net debt and transaction expenses, the consideration per share of Protonex common stock is approximately U.S. $0.2505.

Q:                                  WHAT WILL HAPPEN TO MY PROTONEX OPTIONS OR WARRANTS?

A:                                   In accordance with the Merger Agreement and Protonex’s 2003 Stock Incentive Plan and 2013 Stock Incentive Plan, holders of options to purchase Protonex common stock must exercise such options by the fifth business day prior to the special meeting of Protonex stockholders, or their options will be cancelled.  In addition, under the Merger Agreement, Protonex has agreed to cause all outstanding warrants to purchase Protonex common stock to be exercised or terminated prior to the effective time of the Merger.  Ballard will not assume any Protonex options, warrants or other derivative securities in connection with the Merger, and you will receive no Merger consideration in exchange for such securities.  Any Protonex options or warrants duly exercised for shares of Protonex common stock prior to the effective time of the Merger will be entitled to the Merger consideration for their shares of common stock held at the effective time.

Q:                                  ARE THE COMMON SHARES TO BE RECEIVED BY THE PROTONEX STOCKHOLDERS FREELY TRADEABLE UPON ISSUANCE?

A:                                   Yes, all Ballard common shares that each Protonex stockholder receives in the Merger will be listed on the TSX and the NASDAQ and will be freely transferable under Canadian and U.S. securities laws unless a stockholder is deemed an affiliate of Protonex immediately prior to the Merger or an affiliate of Ballard following the Merger for purposes of U.S. securities laws or a control person of Ballard following the Merger for purposes of Canadian securities laws.  This proxy statement/prospectus does not register the resale of Ballard common shares held by affiliates.

Furthermore, all of the Protonex stockholders that executed the support agreements (the “Supporting Stockholders”) (as described in “Ancillary Agreements—Support Agreement”) agreed that the Ballard common shares to be received by the Supporting Stockholders in the Merger are all subject to lock-up restrictions, which restrictions will lapse with respect to one-half of such Ballard common shares at the six and 12-month anniversaries of the closing date of the Merger. Each Supporting Stockholder agrees not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares during the lock-up period.

Q:                                  WHAT IS THE ESCROW?

A:                                   Ballard will deposit approximately 628,732 of the common shares, or approximately 5.6% of the total Merger consideration, to be issued to the Supporting Stockholders in connection with the Merger into an escrow account maintained by U.S. Bank, National Association.  These common shares will be used to cover indemnification claims by the Ballard pursuant to the terms of the Merger Agreement, which shares will be released 12 months after the closing of the Merger, subject to any then-pending claims. See “Ancillary Agreements — Escrow Agreement” starting on page 69.

Q:                                  DO PERSONS INVOLVED IN THE MERGER HAVE INTERESTS THAT MAY CONFLICT WITH MINE AS A PROTONEX STOCKHOLDER?

A:                                   Yes. These interests include:

•                  change of control bonus payments to be made to certain executive officers of Protonex;

•                  the acceleration of vesting of certain options held by certain directors and executive officers of Protonex; and

•                  the continued indemnification and directors’ and officers’ insurance coverage of current Protonex directors and officers following the Merger.

See “The Merger Proposal — Interests of Certain Protonex Directors, Officers and Affiliates in the Merger” on page 43.

Q:                                  ARE THERE ANY CONDITIONS TO THE CLOSING OF THE MERGER?

A:                                   Ballard’s and Protonex’s obligations to complete the Merger depend on a number of conditions being met. These include, among others:

•                  the approval of the stockholders of Protonex holding a majority of the votes cast at the special meeting;

•                  receipt or filing of all waiting period expirations or terminations, consents, clearances, waivers, approvals and authorizations of, any governmental authority or third-party under any applicable antitrust, competition or Merger control laws required to be made or obtained by Protonex, Ballard, Merger Sub or any of their subsidiaries to consummate the Merger shall have been made or obtained;

•                  the absence of any judgment, order, or law which prohibits, materially restricts, makes illegal or enjoins the consummation of the Merger;

•                  the effectiveness of the registration statement for the Ballard common shares to be issued in the Merger and the approval for listing of such shares on the TSX and the NASDAQ;

•                  subject to certain limitations and exceptions, the accuracy of the other party’s representations and warranties and the performance in all material respects of its covenants in the Merger Agreement;

•                  the number of dissenting shares held by stockholders of Protonex who have exercised appraisal rights must comprise less than 5% of the issued and outstanding shares of Protonex common stock;

•                  the execution of certain ancillary agreements;

•                  each party’s receipt of an opinion from outside legal counsel that is reasonably acceptable and dated as of the closing date of the Merger to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger should qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”);

•                  evidence of the adoption and approval by Ballard and Ballard Power Corporation, as the sole stockholder of Merger Sub of the Merger Agreement, the Merger and the other transactions contemplated thereby;

•                  executed resolutions of Protonex’s board of directors authorizing the termination of all of Protonex’s unexercised stock options prior to Closing;

•                  the execution of employment agreements by certain key employees of Protonex;

•                  certain actions with respect to the waiver or approval of “parachute payments”, if applicable; and

•                  the absence of any material adverse change with respect to the business and affairs of Protonex (in the case of Ballard).

Where permitted by applicable law and the Merger Agreement, either of Ballard or Protonex could choose to waive a condition to its respective obligation to complete the Merger even when that condition has not been satisfied. See “Merger Agreement—Conditions to the Consummation of the Merger” on page 64.

Q:                                  IS PROTONEX OR BALLARD PROHIBITED FROM SOLICITING OTHER OFFERS?

A:                                   The Merger Agreement contains detailed provisions that prohibit Protonex and its stockholders, and their respective representatives (including investment bankers, attorneys and accountants) from taking any action to directly or indirectly solicit or engage in discussions or negotiations with any person or group concerning any sale of all or a portion of Protonex’s assets, or of any capital stock of Protonex, or any merger, consolidation, liquidation, dissolution or similar transaction involving Protonex. Protonex has agreed to advise any prospective purchaser or soliciting party, by written notice of the terms of the no solicitation provisions and promptly notify Ballard if any such offer, or any inquiry or contact with any person is made. Protonex has also agreed not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which Protonex is a party.  Notwithstanding the foregoing, if Protonex has received an alternative transaction proposal on which its board of directors has determined, in good faith, a failure to act would be a breach of the director’s fiduciary duties, then with prior written notice to Ballard, Protonex may enter into a customary confidentiality agreement, share non-public information and engage in discussions with the person making such proposal.

Either Ballard or Protonex may be obligated to pay to the other party a termination fee of U.S.$200,000 in certain circumstances if the Merger Agreement is terminated.  If Protonex terminates the agreement to pursue a superior proposal, Protonex will be obligated to pay Ballard a termination fee of U.S.$1,500,000, plus all fees and expenses incurred by Ballard. See “Merger Agreement—No Solicitation” and “Merger Agreement—Termination Amount” beginning on pages 64 and 68, respectively.

Q:                                  ARE THERE ANY STOCKHOLDERS ALREADY COMMITTED TO VOTE IN FAVOR OF THE MERGER?

A:                                   Yes. Pursuant to support agreements, all of the Supporting Stockholdings, including the directors and officers of Protonex and certain major stockholders, have agreed to vote their shares of Protonex common stock representing approximately      % of the outstanding shares of Protonex as of the record date in favor of the Merger at the special meeting. For a more complete description of the support agreements, see “Ancillary Agreements—Support Agreement” beginning on page 68 of this proxy statement/prospectus. The form of support agreement is also attached to this proxy statement/prospectus as Appendix B.

Q:                                  WHAT ARE THE SUPPORT AGREEMENTS?

A:                                   In connection with the execution of the Merger Agreement, certain Protonex stockholders, who we refer to as the Supporting Stockholders, entered into support agreements with Ballard, pursuant to which they have agreed, among other things, to vote all of their shares of capital stock of Protonex in favor of the approval of the Merger pursuant to the Merger Agreement and the other transactions contemplated thereby, to vote against any action that would reasonably likely result in a material breach of Protonex under the Merger Agreement, and to vote against any alternative transactions. The support agreements also generally prohibit the Supporting Stockholders from transferring their shares prior to the consummation of the Merger. The support agreements will terminate upon the termination of the Merger Agreement in accordance with its terms. The support agreements provide for the vote of a sufficient number of shares of Protonex to adopt the Merger Agreement and approve the Merger contemplated thereby under Delaware law and Protonex’s organizational documents. For a further description of the support agreements, see the section entitled “Ancillary Agreements—Support Agreement” beginning on page 68.

Q:                                  WHAT ARE THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO PROTONEX STOCKHOLDERS?

The Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code, with no gain or loss recognition to U.S. holders of Protonex common stock (other than a U.S. holder of

Protonex common stock who is a “five-percent transferee shareholder” within the meaning of the rules under Treasury regulations Section 1.367(a)-3(c) and who does not file a gain recognition agreement with the U.S. Internal Revenue Service, or the IRS) for U.S. federal income tax purposes. It is a condition to the closing of the Merger that, at the effective time of the Merger, outside legal counsel will deliver an opinion to Protonex and Ballard to the effect that, for U.S. federal income tax purposes, the Merger should qualify as a reorganization within the meaning of Section 368(a) of the Code. If the conclusions in the tax opinions were to be challenged by the Internal Revenue Service, which we refer to as the “IRS,” and such challenge were to be sustained, a U.S. holder of Protonex common stock would recognize gain (and might not be allowed to recognize loss) in the Merger based on the amount such U.S. holder realizes in the Merger.

You should consult your own tax advisor to determine the particular tax consequences to you of the Merger. The foregoing description of U.S. federal income tax consequences of the Merger to stockholders is qualified in its entirety by the longer form discussion under “The Merger Proposal—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 46 and “The Merger Proposal—Ownership and Disposition of Ballard Common Shares” beginning on page 47. Neither Protonex nor Ballard has sought or obtained a ruling from the IRS regarding any of the tax consequences of the Merger. Accordingly, there can be no assurance that the IRS will not challenge such tax treatment of the Merger or that the U.S. courts will uphold such tax treatment in the event of an IRS challenge.

Q:                                  WHEN IS THE MERGER EXPECTED TO BE COMPLETED?

A:                                   Protonex and Ballard are working towards completing the Merger as quickly as possible and it is currently anticipated that the Merger will be completed by the end of the third quarter of calendar year 2015. However, there can be no assurances that the Merger will be completed at all or, if completed, that it will be completed within such timeframe. The exact timing and likelihood of completion of the Merger cannot be predicted because the Merger is subject to certain conditions, including the receipt of regulatory approvals. Neither Protonex nor Ballard is obligated to complete the Merger unless and until the closing conditions in the Merger Agreement have been satisfied or waived.

Q:                                  HOW WILL BALLARD BE MANAGED AFTER THE CLOSING OF THE MERGER?

A:                               Ballard’s executive officers and directors are not anticipated to change as a result of the Merger. See “The Merger Proposal — Directors and Management of Ballard Following the Merger” on page 54. Before the closing of the Merger, Ballard or one of its affiliates intends to enter into employment agreements with certain of Protonex’s employees, effective as of the effective time of the Merger. The directors of Protonex will resign as of the effective time of the Merger.

Q:                                  WHAT HAPPENS IF THE MERGER IS NOT COMPLETED?

A:                                   If the Merger is not completed, Protonex stockholders will not receive any consideration for their shares of Protonex common stock in connection with the Merger. Instead, Protonex will remain an independent company. Under specified circumstances, the terminating party may be required to pay the non-terminating party a fee of $200,000 with respect to the termination of the Merger Agreement; provided that, if Protonex terminates the Merger Agreement to pursue a superior proposal, Protonex will be required to pay Ballard a fee of $1,500,000, plus Ballard’s fees and expenses, as described under the section entitled “Merger Agreement—Termination Amount” beginning on page 68.

Q:                              WHAT WILL HAPPEN TO MY SHARE CERTIFICATES AND WHERE SHOULD I SEND MY SHARE CERTIFICATES?

A:                               At the effective time of the Merger, unless you properly exercise and perfect your appraisal rights, your shares of Protonex common stock will convert into the right to receive Ballard common shares and you will no longer be a stockholder of Protonex. You will receive written instructions and a letter of transmittal, and you will use these documents to exchange your Protonex share certificates for certificates representing your Ballard common shares. Each person who submits the necessary documentation is entitled to receive the

Merger consideration of approximately 0.1566 Ballard common shares for each share of Protonex common stock. For more information see “Merger Agreement—Exchange of Protonex Stock Certificates for the Merger Consideration” on page 59.

Q:                                  SHOULD I SEND IN MY PROTONEX SHARE CERTIFICATES NOW?

A:                                   No. You should not send in your Protonex share certificates at this time. The exchange agent to be appointed by Ballard, Computershare Investor Services Inc., will mail you information within three business days following the effective time. Protonex stockholders who hold their shares in certificated form will need to exchange their Protonex share certificates for the Ballard common shares provided for in the Merger Agreement upon completion of the Merger. Ballard will send Protonex stockholders written instructions and a letter of transmittal for exchanging Protonex share certificates at that time. Protonex stockholders who hold their shares in book-entry form, if any, will also receive written instructions for exchanging their shares after the Merger is completed.

Q:                                  DO PROTONEX STOCKHOLDERS HAVE APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER?

A:                                   Yes. Under Delaware law, holders of Protonex common stock that meet certain requirements will have the right to dissent from the Merger and obtain payment in cash for the fair value of their shares of Protonex common stock, as determined by the Delaware Chancery Court, rather than the Merger consideration. To exercise appraisal rights, Protonex stockholders must strictly follow the procedures prescribed by Delaware law. These procedures are summarized under the section entitled “The Merger Proposal — Appraisal Rights of Holders of Protonex Common Stock” beginning on page 52. In addition, the text of the applicable appraisal rights provisions of Delaware law is included as Appendix C to this proxy statement/prospectus.

Q:                                  ARE THERE RISKS ASSOCIATED WITH THE MERGER, BALLARD, PROTONEX OR THE COMBINED COMPANY OF WHICH HOLDERS OF PROTONEX COMMON STOCK SHOULD BE AWARE?

A:                                   Yes. You should read the section entitled “Risk Factors” beginning on page 21 and the risk factors set forth in Ballard’s Annual Report on Form 40-F for the year ended December 31, 2014, incorporated by reference herein.

THE SPECIAL MEETING

Q:                                  WHEN AND WHERE WILL THE SPECIAL MEETING BE HELD?

A:                                   The special meeting will be held at the offices of Protonex, 153 Northboro Road, Southborough, Massachusetts 01772-1034, United States on      , 2015, at 10:00 a.m. Eastern Daylight Time.

Q:                                  WHAT BUSINESS WILL OCCUR AT THE MEETING?

A:                                   Protonex stockholders are voting on a proposal to adopt and approve the Merger Agreement and the Merger and will vote on such other matters as may be properly brought before the special meeting. The approval by the majority of Protonex stockholders of the proposal to approve and adopt the Merger Agreement is required by Delaware law and is a condition to the completion of the Merger.

Q:                                  HOW DOES THE PROTONEX BOARD OF DIRECTORS RECOMMEND THAT I VOTE?

A:                                   Protonex’s board of directors unanimously recommends that you vote your shares: “FOR” the proposal to adopt and approve the Merger Agreement and the Merger.

Q:                                  WHO IS ENTITLED TO VOTE?

A:                                   Holders of record of Protonex common stock at the close of business on July      , 2015 which is the date that the board of directors has fixed as the record date for the special meeting, are entitled to notice of, and to vote at, the Protonex special meeting. As of the record date, there were outstanding       shares of Protonex common stock.

Q:                                  WHAT CONSTITUTES A QUORUM?

A:                                 The holders of one-third of Protonex’s common stock outstanding and entitled to vote, represented at the special meeting in person or by proxy, shall constitute a quorum for the transaction of business. Abstentions and broker non-votes, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:                                  HOW MANY VOTES MAY A HOLDER OF COMMON STOCK CAST?

A:                                   Holders of Protonex common stock are entitled to one vote at the special meeting for each share of common stock held that was issued and outstanding as of the record date.

Q:                                  WHAT VOTE IS REQUIRED TO APPROVE THE MERGER PROPOSAL?

A:                                   The adoption and approval of the Merger Agreement and the Merger requires the affirmative vote of the holders of a majority of the shares of Protonex common stock issued and outstanding on the record date, and entitled to vote at the meeting. If you do not submit a proxy or voting instructions or do not vote in person at the meeting, or if you “ABSTAIN” from voting, the effect will be the same as a vote “AGAINST” the Merger.

Q:                                  ARE THERE DIFFERENT VOTING PROCEDURES DEPENDING ON HOW I HOLD MY PROTONEX STOCK?

A:                                   Yes. As summarized below, there are some distinctions between Protonex common stock held of record and those owned beneficially.

Holder of Record:  If your shares of common stock are registered directly in your name with Protonex or its transfer agent, you are considered, with respect to those shares of common stock, the holder of record, and these proxy materials are being sent directly to you by Protonex. As the holder of record, you have the right to grant your voting proxy directly to Protonex or to vote in person at the special meeting. A proxy card is enclosed for you to use.

Beneficial Owner:  If your shares of Protonex common stock are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of securities held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those securities, the holder of record. As the beneficial owner, you have the right to direct your broker or nominee on how to vote and you are also invited to attend the special meeting. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee regarding how to vote your securities. The voting instruction card provides various alternative voting methods.

Q                                      HOW CAN I VOTE MY STOCK IN PERSON AT THE SPECIAL MEETING?

A:                                   Shares of Protonex common stock held directly in your name as the holder of record may be voted in person at the special meeting. If you choose to do so, please bring the enclosed proxy card and proof of identification. Even if you plan to attend the special meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the special meeting. Securities held in street name may be voted in person by you only if you obtain a signed proxy from the record holder giving you the right to vote the securities in person.

Q:                                  HOW CAN I VOTE MY PROTONEX STOCK WITHOUT ATTENDING THE SPECIAL MEETING?

A:                                   Whether you hold securities directly as the holder of record or beneficially in street name, you may direct your vote without attending the special meeting. You may vote your directly held securities by granting a proxy or, for securities held in street name, by submitting voting instructions to your broker, bank, or nominee following the instructions on the form included with this proxy statement/prospectus by the deadline indicated on that form.

Q:                                  HOW DO I VOTE?

A:                                   If you are the stockholder of record (that is, the shares are held in your name), you may vote your proxy in one of two ways:

By mail:  If you vote by traditional proxy card, mark your selections on the proxy card, date the card, and sign your name exactly as it appears on the card, then mail it in the postage-paid envelope enclosed with the materials. You should mail the proxy card sufficiently in advance to allow delivery prior to the special meeting.

In person:  If you are a stockholder of record and attend the meeting, you may deliver your completed proxy card in person. If you are not the stockholder of record (that is, your shares are held in the name of a bank, broker, or other holder of record, which is often referred to as held in “street name”) then you will receive instructions from the holder of record that you must follow to ensure that your shares are voted as you wish. You will not be able to vote those shares at the meeting unless you have received, in advance, a proxy card from the record holder (that is, the bank, broker, or other holder of record).

If you complete and properly sign and timely return a proxy card to Protonex, your shares will be voted as you direct.

Q:                                  MAY I CHANGE MY VOTE AFTER I HAVE GIVEN IT?

A:                                   You may change your proxy instructions and your vote at any time prior to the vote at the special meeting. For shares held directly in your name, you may accomplish this by granting a new proxy bearing a later date, which automatically revokes the earlier proxy, and delivering such new proxy to Protonex’s corporate secretary either by mail or by attending the special meeting and voting in person. Attendance at the special meeting will not cause your previously granted proxy to be revoked unless you specifically request to do so. For securities held beneficially by you, you may accomplish this by submitting new voting instructions to your broker, bank, or nominee by the deadline indicated in the instructions sent to you by your broker, bank, or nominee.

Q:                                  WHO BEARS THE COST OF SOLICITING PROXIES?

A:                                   Protonex will pay the cost of distributing and soliciting proxies. This proxy solicitation is being made by Protonex on behalf of its board of directors. In addition to solicitation by use of the mail, Protonex’s and Ballard’s directors, officers and employees may also solicit proxies in person or by telephone, electronic mail, facsimile transmission or other means of communication. Protonex will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of Protonex common stock that the brokers and fiduciaries hold of record.

Q:                                  WHERE CAN I FIND THE VOTING RESULTS OF THE SPECIAL MEETING?

A:                                   Protonex may be able to announce preliminary voting results at the special meeting. In addition, Ballard may publish the final voting results in a report on Form 6-K that it furnishes to the SEC.

Q:                                  WHO SHOULD I CONTACT IF I HAVE QUESTIONS ABOUT THE SPECIAL MEETING?

A:                                   If you have questions about the special meeting, please contact Paul Osenar of Protonex, by telephone at (508) 490-9960 or at 153 Northboro Road, Southborough, MA 01772-1034.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. Because this is a summary, it does not contain all of the information that may be important to you. You should carefully read this entire document and the other documents we refer to in this document before you decide how to vote. These references will give you a more complete description of the Merger Agreement and the Merger and the other matters to be considered at the special meeting of Protonex stockholders.

In addition, we incorporate by reference important business and financial information about Ballard into this document. For a description of this information, please see the section entitled “Incorporation of Certain Information by Reference” beginning on page 105. You may obtain the information incorporated by reference into this document without charge by following the instructions in the sections entitled “Additional Information” and “Where You Can Find More Information”.

The Companies

Ballard Power Systems Inc. (page 84)

Ballard is building a clean energy growth company.  It is recognized as a world leader in proton exchange membrane, or PEM, fuel cell development and commercialization.  Ballard’s principal business is the design, development, manufacture, sale and service of fuel cell products for a variety of applications, focusing on its “commercial stage” markets of Telecom Backup Power and Material Handling and on its “development stage” markets of Bus and Distributed Generation, as well as the provision of technology solutions including Engineering Services and the license and sale of its extensive intellectual property portfolio and fundamental knowledge for a variety of fuel cell applications.

Ballard was incorporated on November 12, 2008 under the Canada Business Corporations Act, under the name 7076991 Canada Inc.  Ballard changed its name to Ballard Power Systems Inc. on December 31, 2008.  Previously, Ballard Power Systems Inc. was a British Columbia company incorporated on May 30, 1989.  The original predecessor to Ballard was founded in 1979 under the name Ballard Research Inc. to conduct research and development on high-energy lithium batteries.  In the course of investigating environmentally clean energy systems with commercial potential, Ballard began to develop fuel cells and has been developing fuel cell products since 1983.

Ballard’s head office is located at 9000 Glenlyon Parkway, Burnaby, British Columbia V5J 5J8, Canada, and its telephone number is (604) 454-0900.  Ballard’s website is www.ballard.com.  Ballard has included its website address in this proxy statement/prospectus only as an inactive textual reference; the contents of this website, and information accessible through this website, are not part of this proxy statement/prospectus.

Merger Sub

Merger Sub was incorporated in the State of Delaware on June 25, 2015, and is a wholly owned subsidiary of Ballard, formed to facilitate consummation of the Merger.

Merger Sub’s contact information is 9000 Glenlyon Parkway, Burnaby, British Columbia V5J 5J8, Canada, and its telephone number is (604) 454-0900.

Protonex Technology Corporation (page 84)

Protonex, a Delaware corporation incorporated in 2000, is a leading designer and manufacturer of compact, high performance power management and portable fuel cell power generation solutions, with $13.8 mm in total revenues for fiscal year 2014.  With products including fuel cells, portable battery chargers and power managers, the Company sells its products primarily to military and government sectors, but also to commercial and consumer sectors.  Customers include the US Army, US SOCOM and other notable military/government entities, in addition to commercial customers including Lockheed Martin and Raytheon.  In the fuel cell category, it offers products in both Proton Exchange Membrane (PEM) and Solid Oxide (SO) technologies, which can power off-grid applications longer than conventional energy solutions.  Holding a suite of 55 granted and 41 pending patents, the Company’s products offer a significant improvement over legacy battery technologies, providing a substantial reduction in weight while improving performance, efficiency and functionality.

Protonex is headquartered in Southborough, Massachusetts and employs a non-union staff of over 50 development, engineering, manufacturing, sales and marketing, and administrative personnel.  Its principal address and telephone number are 153 Northboro Rd, Southborough MA 01772, (508) 490-9960.

The number of stock owners on record totaled 148 as of July 6, 2015.  There is no established public trading market for Protonex’ common stock, however Protonex did list briefly on the London Stock Exchange’s AIM market from 2006-2010.  Protonex does not have a policy of paying regular dividends on its common stock and has never done so.

The Merger (page 40)

On June 29, 2015, Ballard entered into the Merger Agreement with Merger Sub, Protonex, and Edward J. Stewart, as the stockholder representative, pursuant to which Merger Sub will merge with and into Protonex on the terms and subject to the conditions set forth in the Merger Agreement, so that Protonex, as the surviving corporation, will become a wholly-owned subsidiary of Ballard. The Merger is expected to close in the third calendar quarter of 2015.

Reasons for the Merger (page 42)

The Protonex board of directors unanimously adopted and approved the Merger Agreement. The Protonex board of directors also unanimously determined that the Merger Agreement is advisable and in the best interests of Protonex and its stockholders and unanimously recommended that Protonex’s stockholders adopt the Merger Agreement and approve the Merger and the other transactions contemplated thereby. In reaching its decision, the Protonex board of directors considered a number of factors that are described in more detail in “Background of the Merger” beginning on page 41.  Individual members of the Protonex board of directors may have given different weight to different reasons.

Protonex stockholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Merger. In addition, Protonex stockholders are directed to the Merger Agreement, which is included as Appendix A to this proxy statement/prospectus.

What Protonex Stockholders Will Receive in the Merger (page 44)

At the effective time of the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, all of the equity securities of Protonex outstanding immediately prior to the effective time, other than equity securities held by stockholders that exercise appraisal rights under applicable law, will be converted into the right to receive a number of Ballard common shares, equal to $30,000,000 million less Protonex’s net debt and transaction expenses at the time of closing, divided by $2.28. Ballard expects to issue, pursuant to the Merger Agreement, up to 11,214,912 common shares (including approximately 628,732 shares to be deposited into escrow). On a per share basis, you will be entitled to receive approximately 0.1566 of a Ballard common share for each share of Protonex common stock you hold as of the effective time of the Merger.

The aggregate number Ballard common shares to be issued pursuant to the Merger Agreement will vary depending on a number of factors, including the amount of the estimated net debt of Protonex at closing. The Merger Agreement does not provide for an adjustment in the aggregate number of Ballard common shares to be issued by Ballard to Protonex’s stockholders in the Merger in the event of fluctuations in the market value of Ballard’s common shares up through the closing date. However, the number of shares to be issued by Ballard pursuant to the Merger Agreement is subject to adjustment based on Protonex’s net debt as of the closing date of the Merger. We currently estimate that, if the Merger closes on August 30, 2015, Ballard would issue 11,214,912 shares (including 628,732 shares to be deposited into escrow), which would represent approximately 7.3% of Ballard’s outstanding common shares as of the date of this proxy statement/prospectus (after giving effect to such issuance), assuming Protonex net debt and transaction expenses equal to U.S. $4,430,000. Protonex’s actual results of operations between the date of the financial information included in this proxy statement/prospectus and the closing date may differ from the forecasted results used in this estimate, resulting in differences between the forecast and actual amounts of Protonex’s net debt, including transaction expenses, as of the closing date of the Merger. See “Merger Agreement” located on page 56.

of this proxy statement/prospectus for further information and a discussion relating to the potential amount of shares to be issued by Ballard in the Merger.

In accordance with the Merger Agreement and Protonex’s 2003 Stock Incentive Plan and 2013 Stock Incentive Plan, holders of options to purchase Protonex common stock must exercise such options by the fifth business day prior to the special meeting of Protonex stockholders, or their options will be cancelled.  In addition, under the Merger Agreement, Protonex has agreed to cause all outstanding warrants to purchase Protonex common stock to be exercised or terminated prior to the effective time of the Merger.  Ballard will not assume any Protonex options, warrants or other derivative securities in connection with the Merger, and you will receive no Merger consideration in exchange for such securities.  Any Protonex options or warrants duly exercised for shares of Protonex common stock prior to the effective time of the Merger will be entitled to the Merger consideration for their shares of common stock held at the effective time.

Principal Agreements

Merger Agreement (page 56)

The Merger Agreement, which was executed on June 29, 2015, sets forth the terms and conditions of the Merger, including terms for the conversion of securities in the Merger, escrow of certain Merger consideration, representations and warranties, indemnification, covenants of each party, closing conditions and termination provisions.  See “Merger Agreement” on page 56 and Appendix A hereto for further information on the Merger Agreement.

Support Agreements (page 68)

Concurrently with the execution of the Merger Agreement, certain Protonex stockholders, who collectively hold approximately 56% of the outstanding shares of Protonex common stock as of the date of this proxy statement/prospectus, each have entered into support agreements with Ballard, pursuant to which these Protonex stockholders have agreed, among other things, to vote (or deliver written consents with respect to) all of the shares of Protonex capital stock held by such stockholders in favor of the approval of the Merger and the Merger Agreement and the other transactions contemplated thereby, to vote against any action that would reasonably likely result in a material breach of a representation, warranty, covenant or agreement of Protonex under the Merger Agreement, and to vote against any alternative transactions. Each support agreement also generally prohibits the Protonex stockholders signing it from transferring such stockholder’s shares of Protonex capital stock prior to the consummation of the Merger.

In addition, each of the Protonex stockholders that executed a support agreement has agreed that the Ballard common shares to be received by such stockholder in the Merger are subject to lock-up restrictions, which restrictions will lapse with respect to one-half of such Ballard common shares at the six and 12-month anniversaries of the closing date of the Merger. Such stockholder has agreed not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any Ballard common shares during the lock-up period.

Each support agreement will terminate upon the termination of the Merger Agreement in accordance with its terms. Collectively, the support agreements provide for the vote of a sufficient number of shares of Protonex to adopt the Merger Agreement and approve and the Mergers contemplated thereby under Delaware law and Protonex’s organizational documents.

Escrow Agreement (page 69)

Pursuant to an escrow agreement to be entered into between Ballard, Edward J. Stewart, as stockholder representative, and U.S. Bank, National Association, as escrow agent, Ballard will deposit approximately 628,732 common shares payable to the Supporting Stockholders, or 10% of the total Merger consideration to be paid to the Supporting Stockholders, into an escrow account maintained by U.S. Bank, National Association, as escrow agent. These common shares will be used to cover indemnification claims by Ballard pursuant to the terms of the Merger Agreement, which shares will be released 12 months after the closing of the Merger, subject to any then pending claims.

Risk Factors (page 21)

In deciding how to vote Protonex common stock on the matters described in this proxy statement/prospectus, you should carefully consider the risks related to the Merger, Ballard, Protonex and the combined company. The Merger may not achieve the expected benefits because of, among other things, the risks and uncertainties discussed in the sections entitled “Questions and Answers About the Special Meeting and the Merger”, “Risk Factors”, “Cautionary Statement Regarding Forward-Looking Statements” on pages 1, 21 and 32, respectively. Such risks include, among other things, risks relating to the uncertainty that Ballard and Protonex will be able to close the Merger or, if closed, integrate their businesses successfully, uncertainties as to whether the Merger will achieve expected synergies, and uncertainties relating to the performance of the combined company following the Merger.

Approval by Holders of Protonex Common Stock (page 35)

The adoption and approval of the Merger Agreement and the Merger requires the affirmative vote of the holders of a majority of the shares of Protonex common stock issued and outstanding on the record date and entitled to vote at the meeting.  Collectively, the support agreements provide for the vote of a sufficient number of shares of Protonex to adopt and approve the Merger Agreement and the Merger under applicable Delaware law and Protonex’s organizational documents.

Conditions to the Merger (page 64)

Ballard and Protonex expect to complete the Merger after all of the conditions to the Merger in the Merger Agreement are satisfied or waived, including after the receipt of approval of the Merger at the special meeting of Protonex stockholders and the receipt of any required regulatory approvals. Ballard and Protonex currently expect to complete the Merger during the third calendar quarter of 2015. However, it is possible that factors outside of either Ballard’s or Protonex’s control could cause the Merger to be completed at a later time or not at all.

Each party’s obligation to complete the Merger is subject to the satisfaction or waiver (to the extent waiver is permitted under the Merger Agreement) of various conditions, including conditions relating to the following matters: (i) approval of the Merger by the Protonex stockholders, (ii) not more than 5% of the Protonex stockholders having exercised appraisal rights, (iii) the execution of certain ancillary agreements, (iv) all required consents and approvals necessary to consummate the Merger having been obtained, (v) the effectiveness of the registration statement on Form F-4 (of which this proxy statement/prospectus is a part) for purposes of registering the shares, (vi) no injunction or proceeding by a government entity seeking to restrain or prohibit consummation of the Merger, (vi) no material adverse changes of Protonex, (vii) the other party’s compliance with its covenants and agreements contained in the Merger Agreement (subject to customary materiality qualifiers), (viii) each party’s receipt of an opinion from outside legal counsel that is reasonably acceptable and dated as of the closing date of the Merger to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided, however, that if Protonex’s counsel is unable, unwilling or otherwise fails to deliver such opinion, then Ballard’s counsel may deliver such opinion to Protonex; (ix) the approval for listing of such shares on the TSX and the NASDAQ; (x) subject to certain limitations and exceptions, the accuracy of the other party’s representations and warranties; (xi) evidence of the adoption and approval by Ballard, as the sole stockholder of Merger Sub of the Merger Agreement, the Merger and the other transactions contemplated hereby;  (xii) executed resolutions of Protonex’s board of directors authorizing the termination of all of Protonex’s unexercised stock options; (xiii) the execution of employment agreements by certain key employees of Protonex; and (xiv) if a 280G Vote (as defined in the Merger Agreement) is required (1) Protonex shall have received and delivered to Ballard a parachute payment waiver from each person that is eligible to receive a “parachute payment” and (2) Protonex’s stockholders shall have (A) approved any such “parachute payments” or (B) shall have voted upon and disapproved such “parachute payments,” and, as a consequence, such “parachute payments” shall not be paid.

Termination of the Merger Agreement (page 67)

The Merger Agreement contains certain provisions giving Ballard and Protonex the right to terminate the Merger Agreement under certain circumstances.  The Merger Agreement may be terminated at any time before the effective time of the Merger:

•                                          by mutual written consent of Ballard and Protonex;

•                                          by either party if the closing does not occur by December 31, 2015, with certain conditions;

•                                          by Ballard if there is: a material breach of any representation or warranty of Protonex in the Merger Agreement or in the support agreement or any covenant or agreement to be complied with or performed by Protonex, the failure of certain conditions on or prior to December 31, 2015, or the occurrence of any event which results or would result in the failure of a condition to Ballard’s obligations to effect the Merger to be satisfied on or prior to December 31, 2015 or Protonex failed to obtain the stockholder approval of the Merger;

•                                          by Protonex if there is a material breach of any representation or warranty of Ballard or Merger Sub in the Merger Agreement or of any covenant or agreement to be complied with or performed by Ballard or Merger Sub, the failure of certain conditions on or prior to December 31 2015, or the occurrence of any event which results or would result in the failure of a condition to Protonex’s obligations to effect the Merger to be satisfied on or prior to December 31, 2015; or

•                                          by Protonex, if at any time prior to obtaining the approval of the Protonex stockholders, the Company has received an acquisition proposal that the Protonex board of directors has determined to be a superior proposal (as defined in the Merger Agreement).

Termination Fees and Expenses (page 67)

If the Merger Agreement is terminated by Protonex pursuant to the fourth bullet in the section entitled “Merger Agreement—Termination of the Merger Agreement” above, then Ballard is required to pay Protonex a termination fee of $200,000, unless, as a result of willful and intentional breach by Ballard or Merger Sub, Protonex notifies Ballard in writing at the time of termination that it will pursue a remedy other than the termination amount.

If the Merger Agreement is terminated by Ballard pursuant to the either the second or third last bullet in the section entitled “Merger Agreement—Termination of the Merger Agreement” above, then Protonex is required to pay Ballard a termination fee of $200,000.

If the Merger Agreement is terminated by Protonex pursuant to the last bullet in the section entitled “Merger Agreement—Termination of the Merger Agreement” above, then Protonex is required to pay Ballard a termination fee of $1,500,000, plus Ballard’s fees and expenses.

Resale of Ballard Common Shares (page 44)

All Ballard common shares that each Protonex stockholder receives in the Merger will be listed on the TSX and the NASDAQ and will be freely transferable under Canadian and U.S. securities laws unless a stockholder is deemed an affiliate of Protonex immediately prior to the Merger or an affiliate of Ballard following the Merger for purposes of the U.S. securities laws or a control person of Ballard following the Merger for purposes of Canadian securities laws.

Furthermore, all of the Protonex stockholders that executed the support agreements (as described in “Ancillary Agreements—Support Agreement”) agreed that the Ballard common shares to be received by Protonex stockholders in the Merger are all subject to lock-up restrictions, which restrictions will lapse with respect to one-half of such Ballard common shares at the six and 12-month anniversaries of the closing date of the Merger. The stockholder agrees not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares during the lock-up period.

Exchange Agent (page 44)

Prior to the closing, Ballard will appoint an exchange agent in connection with the Merger to handle the exchange of shares of Protonex common stock for Ballard shares.  Protonex stockholders should not return share certificates now with the enclosed proxy card.

Interests of Certain Persons in the Merger (page 43)

Certain directors and executive officers of Protonex have interests in the Merger that may be in addition to or different from those of other Protonex stockholders, including:

•                  change of control bonus payments to be made to certain executive officers of Protonex;

•                  the acceleration of vesting of certain options held by certain directors and executive officers of Protonex; and

•                  the continued indemnification and directors’ and officers’ insurance coverage of current Protonex directors and officers following the Merger.

Material U.S. Federal Income Tax Consequences (page 45)

The Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to the closing of the Merger that each party shall have received an opinion from outside legal counsel to the effect that the Merger should qualify as such a reorganization. Assuming the Merger qualifies as a reorganization for U.S. federal income tax purposes, U.S. holders (as defined below under “The Merger Proposal—Material U.S. Federal Income Tax Consequences”) of Protonex common stock will not recognize income, gain or loss on the exchange of their Protonex common stock for Ballard common shares in the Merger (other than a U.S. holder of Protonex common stock who is a “five-percent transferee shareholder” within the meaning of the rules under Treasury regulations Section 1.367(a)-3(c) and who does not file a gain recognition agreement with the IRS).

The discussion of U.S. federal income tax considerations set forth herein is for general information only and does not purport to be a complete analysis or listing of all potential tax effects that may apply to a U.S. holder of Protonex common stock. Protonex Stockholders should consult their own tax advisors to determine the particular tax consequences to them of the Merger, including the application and effect of U.S. federal, state, local, foreign and other tax laws.

The foregoing summary of U.S. federal income tax consequences of the Merger is qualified in its entirety by the longer form discussion under “The Merger Proposal—Material U.S. Federal Income Tax Consequences” beginning on page 45. Neither Protonex nor Ballard has sought or obtained a ruling from the IRS regarding any of the tax consequences of the Merger. Accordingly, there can be no assurance that the IRS will not challenge this tax treatment of the Merger or that the U.S. courts will uphold this tax treatment in the event of an IRS challenge.

Material Canadian Federal Income Tax Consequences (page 50)

A holder who acquires Ballard common shares as beneficial owner in connection with the Merger and who, at all relevant times, for the purposes of the Income Tax Act (Canada) (the “Tax Act”), (i) holds such common shares as capital property, deals at arm’s length with Ballard, and is not affiliated with Ballard and (ii) is not, and is not deemed to be, resident in Canada and does not use or hold the Ballard common shares in connection with carrying on a business in Canada  will not be subject to tax under the Tax Act in respect of any capital gain realized by such holder on a disposition of the common shares, unless such shares constitute “taxable Canadian property” (as defined in the Tax Act) of such holder at the time of disposition and such holder is not entitled to relief under an applicable income tax treaty or convention.

The foregoing summary of Canadian federal income tax consequences of the Merger is qualified in its entirety by the longer form discussion under “The Merger Proposal—Material Canadian Federal Income Tax Consequences of the Merger” beginning on page 50

Anticipated Accounting Treatment of the Merger

Ballard’s acquisition of Protonex in the Merger will be accounted for under the acquisition method of accounting in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards

Board (“IFRS”).  From the date of completion of the Merger, our results of operations will include Protonex’s operating results and assets and liabilities.

Regulatory Matters (page 54)

Protonex and Ballard intend to make all required filings under the Securities Act and the Exchange Act in connection with the Merger. In addition to the SEC filings there are filings required with the TSX and the NASDAQ relating to the listing of the Ballard common shares to be issued in the Merger.  Further, Protonex and Ballard have filed a notification with the Directorate of Defense Trade Controls of the U.S. State Department pursuant to Section 122.4 of the International Traffic in Arms Regulations.

The Merger is not subject to pre-merger notification under any U.S. or foreign antitrust laws, but it may be reviewed by the Antitrust Division and the Federal Trade Commission and by foreign antitrust authorities, under U.S. or foreign antitrust laws, respectively. The Merger may also be reviewed by the SEC under the Securities Act and Exchange Act, and by foreign governmental authorities, including Canadian securities regulatory authorities and the TSX.

Appraisal Rights (page 52)

Under Delaware law, stockholders of Protonex can exercise appraisal rights in connection with the Merger. A stockholder that does not vote in favor of the Merger proposal and complies with all of the other necessary procedural requirements will have the right to dissent from the Merger and to seek appraisal of the fair value of their Protonex common stock, exclusive of any element of value arising from the expectation or accomplishment of the Merger.

Unaudited Pro Forma Condensed Combined Financial Information (page 71)

For a discussion of the unaudited pro forma condensed combined financial information, see “Selected Historical and Unaudited Pro Forma Condensed Financial Data” on page 17.

Comparison of Rights of Stockholders of Ballard and Protonex (page 96)

Protonex is incorporated in the State of Delaware and the rights of Protonex stockholders are currently governed by the Delaware General Corporation Law (the “DGCL”) and Protonex’s certificate of incorporation and by-laws. After the completion of the Merger, stockholders of Protonex who receive Ballard’s common shares in the Merger will become stockholders of Ballard and will become subject to Ballard’s articles and the applicable provisions of the CBCA.

Enforceability of Civil Liabilities against Foreign Persons

Ballard is a corporation governed by the CBCA. The majority of Ballard’s assets are located outside the United States and certain of Ballard’s directors and officers and some of the experts named in this proxy statement/prospectus reside outside the United States. Because some of these persons are located outside the United States, it may not be possible for you to effect service of process within the United States on these persons. Furthermore, it may not be possible for you to enforce against Ballard or them, in the United States, judgments obtained in United States courts, because some of Ballard’s assets and the assets of these persons are located outside the United States.

There is doubt as to the enforceability, in original actions in Canadian courts, of liabilities based on the United States federal securities laws or “blue sky” laws of any state within the United States and as to the enforceability in Canadian courts of judgments of U.S. courts obtained in actions based on the civil liability provisions of the United States federal securities laws or any such state securities or blue sky laws. Therefore, it may not be possible to enforce those judgments against Ballard, its directors and officers and some of the experts named in this proxy statement/prospectus, including the appendices hereto.

SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONDENSED FINANCIAL DATA

Selected Historical Financial Data of Ballard

The following tables summarize Ballard’s financial data. The consolidated statement of profit or loss and other comprehensive income (loss) data for the fiscal years ended December 31, 2014, 2013 and 2012, the consolidated statement of financial position data as of December 31, 2014 and December 31, 2013, which are prepared in accordance with IFRS, are derived from Ballard’s audited annual financial statements and related notes contained in its Annual Report on Form 40-F for the fiscal year ended December 31, 2014, which is incorporated by reference into this proxy statement/prospectus.  The selected financial data of Ballard as of and for the three months ended March 31, 2015 and 2014 are derived from Ballard’s unaudited consolidated financial statements and related notes furnished to the SEC under cover of Form 6-K, which is incorporated by reference in this proxy statement/prospectus.

Historical results are not indicative of the results that should be expected in the future. The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Ballard or the combined company, and you should read the following information together with Ballard’s audited consolidated financial statements, the notes related thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Ballard’s Annual Report on Form 40-F for the fiscal year ended December 31, 2014 and Ballard’s unaudited consolidated financial statements, the notes related thereto and the document entitled “Management’s Discussion and Analysis” contained in Ballard’s Form 6-K furnished to the SEC on April 30, 2015, each of which is incorporated by reference into this proxy statement/prospectus. For more information, see the sections titled “Incorporation of Certain Information by Reference” and “Where You Can Find More Information” beginning on pages 105 and 104, respectively.

	As of March 31, (1)		As of December 31, (2)
	2015	2014	2014	2013	2012
Consolidated statement of financial position data (IFRS) (U.S. $)
Total assets	135,415	132,900	127,949	120,214	127,547
Total liabilities	48,040	48,697	48,715	49,960	69,545
Net assets	87,375	84,203	79,234	70,254	58,002
Capital stock	915,827	892,858	914,786	866,574	845,630
Number of shares outstanding	132,566,428	126,271,596	132,104,116	110,133,901	91,801,477

	For the three months ended March 31, (1)		For the year ended December 31, (2)
	2015	2014	2014	2013	2012
Consolidated statement of profit or loss and other comprehensive income (loss) data (IFRS) (U.S. $)
Operating revenue	9,263	13,992	68,721	61,251	43,690
Gross profit	1,017	3,530	10,246	16,759	7,369
Net (loss) income	6,690	(3,869)	(29,428)	(21,700)	(43,724)
Basic and diluted (loss) income per common share	$0.05	$(0.03)	$(0.22)	$(0.20)	$(0.48)

(1) Unaudited.

(2) Audited.

Selected Historical Financial Data of Protonex

The following tables summarize Protonex’s financial data which are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The statements of operations data for the fiscal years ended September 30, 2014, 2013 and 2012 and the statements of financial position as of September 30, 2014 and 2013 are derived from Protonex audited annual financial statements and related notes contained in this proxy statement/prospectus. The statements of operations data for the six months ended March 31, 2015 and March 31, 2014, the statement of cash flows for the six months ended March 31, 2015 and March 31, 2014 and the balance sheet data as of March 31, 2015 are derived from Protonex’s unaudited financial statements and related notes.

Historical results are not indicative of the results that should be expected in the future. The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Protonex or the combined company, and you should read the following information together with Protonex’s audited consolidated financial statements, the notes related thereto, Protonex’s unaudited interim consolidated financial statements, the notes related thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Business of Protonex” included elsewhere in this proxy statement/prospectus. For more information, see the section entitled “Where You Can Find More Information” beginning on page 104.

	As of March 31, (1)	As of September 30, (2)
	2015	2014	2013	2012
Statement of financial position data (U.S. GAAP) (U.S. $)
Total assets	$11,501,811	$13,884,148	$12,655,377	$12,775,286
Total liabilities	$5,245,940	$6,697,827	$4,781,027	$3,608,241
Net assets	$6,255,871	$7,186,321	$7,874,350	$9,167,045
Stockholders’ equity	$6,255,871	$7,186,321	$7,874,350	$9,167,045
Number of shares outstanding	64,125,788	64,108,788	63,995,188	63,979,188

	For the six months ended March 31, (1)		For the year ended September 30, (2)
	2015	2014	2014	2013	2012
Statement of operations data (U.S. GAAP) (U.S. $)
Revenue	$5,712,797	$6,357,432	$13,808,625	$12,979,122	$10,123,032
Gross profit	$2,540,254	$2,631,102	$5,520,948	$5,973,985	$4,856,844
Net (loss) income	$(1,058,962)	$(701,086)	$(1,121,320)	$(1,748,196)	$(2,013,195)

(1) Unaudited.

(2) Audited.

Selected Unaudited Pro Forma Condensed Financial Data

The unaudited pro forma condensed consolidated financial statements of Ballard for the three months ended March 31, 2015 and the year ended December 31, 2014 included in this proxy statement/prospectus have been prepared by Ballard using the business combination rules under IFRS. The unaudited pro forma condensed consolidated statement of financial position of Ballard as at March 31, 2015 assumes that the Merger took place on March 31, 2015, and combines Ballard’s unaudited condensed consolidated statement of financial position at March 31, 2015 with Protonex unaudited consolidated balance sheet at March 31, 2015, with adjustments. The unaudited pro forma condensed consolidated statement of profit or loss and other comprehensive income (loss) of Ballard for the three months ended March 31, 2015 assumes that the Merger took place as of January 1, 2014 and combines the unaudited condensed consolidated statement of profit or loss and other comprehensive income (loss) of Ballard for the three months ended March 31, 2015 and the unaudited consolidated statement of comprehensive income (loss) of Protonex for the three months ended March 31, 2015, with adjustments. The unaudited pro forma condensed consolidated statement of profit or loss and other comprehensive income (loss) of Ballard for the year ended December 31, 2014 assumes that the Merger took place as of January 1, 2014 and combines the audited consolidated statement of profit or loss and other comprehensive income (loss) of Ballard for the year ended December 31, 2014 and the audited consolidated statement of income (loss) of Protonex for the year ended September 30, 2014, with adjustments. In preparing these unaudited pro forma condensed financial statements, Ballard has adjusted Protonex’s financial statements to conform to IFRS and to Ballard’s accounting policies. These adjustments are described in the notes to the unaudited pro forma condensed financial statements of Ballard for the three months ended March 31, 2015 and the year ended December 31, 2014 which should be read in conjunction with the selected unaudited pro forma condensed financial data presented below.

The unaudited pro forma condensed financial statements assume that, at the effective time of the Merger, each outstanding share of Protonex common stock will be converted into the right to receive approximately 0.1566 of a Ballard common share. Pro forma book value per share is calculated by dividing total assets (including both tangible and intangible assets) minus total liabilities of Ballard as at March 31, 2015 under IFRS by the total number of Ballard common shares outstanding at such date (including issuance of Ballard shares to Protonex stockholders as of such date).

The selected unaudited pro forma condensed financial data is based on estimates and assumptions that are preliminary, presented for illustrative purposes only and is not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during these periods. The assumptions underlying the selected unaudited pro forma condensed financial data described in the notes to the unaudited pro forma condensed financial statements of Ballard for the three months ended March 31, 2015 and should be read in conjunction with the selected unaudited pro forma condensed financial data presented below. The following information should also be read in conjunction with (i) the unaudited condensed consolidated financial statements of Ballard for the three months ended March 31, 2015, including the notes thereto, contained in Ballard’s Form 6-K furnished to the SEC on April 30, 2015, which is incorporated by reference into this proxy statement/prospectus and (ii) the unaudited consolidated financial statements of Protonex, including the notes thereto, which is included elsewhere in this proxy statement/prospectus. See “Unaudited Pro Forma Condensed Combined Financial Information” on page 71 of this proxy statement/prospectus. See also “Cautionary Statement Regarding Forward-Looking Statements” on page 32.

As of
Pro Forma Statement of financial position data (IFRS) (U.S. $)	March 31
(Unaudited)	2015

Total assets	$162,385
Total liabilities	50,740
Net assets	111,645
Capital stock	941,397
Number of shares outstanding	143,781,340

Pro Forma Statement of Operations	Three months ended	Year ended
data (IFRS) (U.S. $) (Unaudited)	March 31, 2015	December 31, 2014

Operating revenue	$12,003	82,530
Gross Profit	2,215	15,431
Net profit (loss)	5,954	(31,352)
Basic and diluted profit (loss) per common share	$0.04	$(0.22)
Shares used in computing basic net profit (loss) per share	143,490,906	138,600,726
Shares used in computing diluted net profit (loss) per share	145,495,365	138,600,726

STOCK PRICE AND DIVIDEND INFORMATION

Ballard

Stock Price Information

The table below sets forth the high and low sales prices per Ballard common share, as reported on the TSX and NASDAQ.

	NASDAQ (U.S. $)		TSX (C$)
	High	Low	High	Low
Fiscal Year Ended December 31, 2015
First quarter	3.10	1.41	3.64	1.77
Second quarter	2.51	2.01	3.08	2.42
Third quarter (through July 6	1.83	1.62	2.32	2.05
Fiscal Year Ended December 31, 2014
First quarter	6.88	1.75	7.63	1.86
Second quarter	4.87	2.89	5.36	3.17
Third quarter	4.38	2.99	4.76	3.31
Fourth quarter	3.14	1.72	3.49	2.00
Fiscal Year Ended December 31, 2013
First quarter	1.41	0.59	1.43	0.60
Second quarter	2.02	0.78	2.08	0.80
Third quarter	2.21	1.46	2.29	1.54
Fourth quarter	1.73	1.27	1.81	1.33

On June 29, 2015, the date of execution and announcement of the Merger Agreement, the closing share price of a Ballard common share on the NASDAQ and the TSX was U.S. $2.14 and C$2.63, respectively.

The market price of Ballard’s common shares could change significantly. Because the equity consideration to be paid in the Merger will not be adjusted for changes in the market price of Ballard’s common shares through the closing date of the Merger, the value of the consideration that holders of shares of Protonex common stock will receive in the Merger may vary significantly from the market value of Ballard’s common shares that holders of shares of Protonex common stock would have received if the Merger was completed on the date the Merger Agreement was executed and announced, or on the date of the special meeting of Protonex stockholders on this proxy statement/prospectus.

Dividend Policies

Ballard has not paid any dividends to date on its common shares. Ballard intends to retain its earnings, if any, to finance the growth and development of its business. Accordingly, it does not currently expect to pay any dividends on its common shares in the near future.

Following completion of the Merger, the holders of Ballard’s common shares will be entitled to receive any dividends as may be declared by the Ballard board of directors from funds legally available therefor. The dividend policy of the combined company will be determined by its board of directors.

Protonex

Historical market price information regarding Protonex capital stock is not provided because there is currently no public trading market for Protonex’s common stock.  As of July      , 2015, the record date for the special meeting, there were       shares of Protonex common stock outstanding, held by       holders of record.  No shares of Protonex preferred stock were issued and outstanding as of such date.  Protonex does not have a policy of paying regular dividends on its common stock and has never done so.

RISK FACTORS

Protonex’s stockholders should carefully consider the following factors in connection with their vote to adopt the Merger Agreement and their potential receipt of Ballard’s common shares in the Merger. These factors should be considered in conjunction with the other information included, or incorporated by reference in, this proxy statement/prospectus. Additional risks and uncertainties not presently known to Protonex or Ballard, or that are not currently believed to be important to you, also may adversely affect the combined company and its stockholders following the Merger.

Risks Related to the Merger

Even if the Merger is completed, we may not be able to fully realize all of the projected synergies and anticipated benefits of the Merger.

The success of the Merger will depend on, among other things, the ability to realize anticipated revenue and cost savings, enhance the combined company’s global reach and to combine Ballard’s business with Protonex in a manner that potentially creates opportunities through strategic relationships, that does not materially disrupt existing relationships or otherwise result in decreased productivity and that allows Ballard to capitalize on the capabilities of the combined company. If these objectives are not achieved, the anticipated benefits of the Merger may not be realized fully or at all or may take longer to realize than expected.

The combined company may not realize projected revenue gains, cost savings and synergies in connection with the Merger on the timetable contemplated, if at all. In addition, the actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized. Actual revenue and cost synergies, if achieved at all, may not be achieved at the levels expected and may take longer than anticipated. If these challenges are not adequately addressed, Ballard and Protonex may be unable to realize the anticipated benefits of the integration of the two companies. An inability to realize the full extent of, or any of, the anticipated benefits of the Merger, as well as any delays encountered in the integration process, could have a material adverse effect on the combined company’s business and results of operations, which may affect the value of the combined company’s common shares.

We may not realize the operating and financial benefits we expect from the Merger.

The post-acquisition integration of Ballard and Protonex may be complex, time-consuming and expensive, and may disrupt the day-to-day management and operation of our respective businesses. Both Ballard and Protonex have operated and, until the completion of the Merger, will continue to operate independently. It is possible that the integration process could result in the disruption of Ballard’s or Protonex’s ongoing businesses or inconsistencies in standards, controls, procedures or policies that could adversely affect the ability of the combined company to maintain relationships with third parties and employees or to achieve the anticipated benefits of the Merger. After the Merger, the combined company may need to overcome significant challenges in order to realize any benefits or synergies from the Merger. These challenges include the timely, efficient, and successful completion of a number of post-acquisition events, including the following:

•                                          integrating the operations and technologies of the companies;

•                                          implementing disclosure controls, internal controls and financial reporting systems to comply with applicable securities laws and stock exchange rules;

•                                          retaining and assimilating the key personnel of each company;

•                                          resolving possible inconsistencies in operating and product standards, internal controls, procedures and policies, business cultures, corporate governance and reporting practices and compensation methodologies between the companies;

•                                          retaining existing vendors and customers of the companies and attracting additional customers;

•                                          retaining strategic partners of each company and attracting new strategic partners; and

•                                          creating uniform business standards, procedures, policies, and information systems.

The execution of these post-acquisition integration events involve considerable risks and may not be successfully implemented, or if implemented, on a timely basis. These risks include the following:

•                                          potential disruption of ongoing business operations and distraction of the management of the combined company;

•                                          potential strain on financial and managerial controls and reporting systems and procedures of the combined company;

•                                          unanticipated expenses and potential delays related to integration of the operations, technology, and other resources of the companies;

•                                          potential impairment of relationships with employees, suppliers, and customers as a result of the inclusion and integration of management personnel; and

•                                          potential unknown liabilities associated with the Merger and the combined operations.

The combined company may not succeed in mitigating these risks or any other problems encountered in connection with the Merger.

Failure to complete, or a delay in completing, the Merger could adversely affect Ballard’s and Protonex’s future business and operations.

The Merger is subject to the satisfaction, or, in certain circumstances, waiver, of various closing conditions, including obtaining the approval by Protonex’s stockholders and certain other conditions described in the Merger Agreement that are outside the control of Ballard and Protonex that may prevent, delay or otherwise materially adversely affect its completion. Ballard’s and Protonex’s respective obligations to complete the Merger are also subject to the other conditions listed under “Merger Agreement—Conditions to Consummation of the Merger” on page 67. Neither Ballard nor Protonex can assure you whether or when these conditions will be satisfied or waived, or whether the Merger will be successfully completed. Any delay in completing the Merger could cause the combined company not to realize some or all of the synergies and other benefits that Ballard and Protonex expect to achieve if the Merger is successfully completed within its expected time frame.

In the event that the Merger is not completed:

•                                          Ballard and Protonex would not realize any potential benefits of the Merger, including anticipated revenue and cost synergies;

•                                          Ballard’s and Protonex’s management’s attention from day-to-day business may be diverted, Ballard and Protonex may lose key employees, and Ballard’s and Protonex’s relationships with their respective customers and partners may be disrupted as a result of uncertainties with regard to each company’s business and prospects;

•                                          the business relationship between Ballard and Protonex may be adversely impacted;

•                                          under certain circumstances, Ballard or Protonex may be required to pay the other party a termination fee of U.S. $200,000; provided that if Protonex terminates the Merger Agreement to pursue a superior proposal, then Protonex will be required to pay Ballard U.S. $1,500,000 plus Ballard’s expenses; and

•                                          Ballard and Protonex will each incur and must pay significant costs and expenses related to the Merger, such as legal, accounting and advisory fees.

Any such events could adversely affect Ballard’s and Protonex’s business and operating results.

Ballard’s and Protonex’s business could suffer due to the announcement, pendency and consummation of the Merger.

The announcement, pendency and consummation of the Merger may have a negative impact on Ballard’s, Protonex’s, and the combined company’s ability to sell their respective products and services, attract and retain key management, technical, sales, or other personnel, maintain and attract new customers, and maintain strategic relationships with third parties. For example, Ballard and Protonex, and following consummation of the Merger, the combined company, may experience the deferral, cancellation or a decline in the size or rate of orders for its products or services or a deterioration in customer relationships. If this were to occur, Ballard’s and Protonex’s revenues, and the revenues of the combined company, could decline materially or any anticipated increases in revenue due to potential synergies or otherwise could be lower than expected. Also, speculation regarding the likelihood of the closing of the Merger could increase the volatility of Ballard’s common share price. Any such events could harm Ballard’s and Protonex’s, and following the Merger the combined company’s, operating results and financial condition.

The price of Ballard’s common shares may fluctuate, and the purchase price payable in the Merger will not be adjusted for any changes in the price of Ballard’s common shares.

The consideration payable in connection with the Merger will be paid through the issuance to the stockholders of Protonex of approximately 11,214,912 of Ballard’s common shares (or approximately 0.1566 Ballard common shares for each share of Protonex common stock owned, based upon 64,978,500 shares of Protonex common stock outstanding as of the date hereof). Under the Merger Agreement, other than as a result of reclassifications, stock splits, stock dividends and similar changes effected by Ballard, the number of Ballard’s common shares to be issued will not be adjusted even if the market price of Ballard’s common shares fluctuates between the date of the Merger Agreement and the closing date of the Merger. The market price of Ballard’s common shares at the closing of the Merger will likely vary from the market price at the date of this proxy statement/prospectus and at the date of the Protonex special meeting of stockholders. Stock price changes may result from a variety of factors that are beyond the control of Ballard or Protonex, including:

•                                          market reaction to the announcement and pendency of the Merger and market assessment of the merits and risks of the Merger and the likelihood of the Merger being consummated;

•                                          changes in the respective businesses, operations, or prospects of Ballard’s or Protonex’s business;

•                                          governmental or litigation developments or regulatory considerations affecting the fuel cell industry or other aspects of Ballard’s or Protonex’s businesses;

•                                          general business, market, industry or economic conditions; and

•                                          other factors beyond the control of Ballard or Protonex, including those described elsewhere in this “Risk Factors” section or in the documents incorporated by reference herein.

Neither party is permitted to “walk away” from the Merger or re-solicit the vote of its stockholders solely because of changes in the market price, and, therefore, the value, of Ballard’s common shares through the closing date of the Merger. Any reduction in Ballard’s stock price would result in Protonex stockholders receiving less value in the Merger. Conversely, any increase in Ballard’s stock price would potentially result in Protonex stockholders receiving greater value in the Merger. The specific dollar value per share of Ballard’s common shares that Protonex’s stockholders would receive upon completion of the Merger will depend on, among other things, the market value of Ballard’s common shares at that time, the number of shares of Protonex common stock then issued and outstanding and other factors discussed in this proxy statement/prospectus. Protonex’s stockholders will not know the exact value of Ballard’s common shares to be issued in the Merger at the time of the Protonex special meeting of stockholders.

If the Merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the stockholders of Protonex may be required to pay substantial U.S. federal income taxes.

It is a condition to the completion of the Merger that Protonex and Ballard each receive an opinion from outside legal counsel that, for U.S. federal income tax purposes, the Merger should qualify as a reorganization within the meaning of Section 368(a) of the Code. The opinions of outside legal counsel will be based on certain assumptions, representations and covenants made by Ballard and Protonex. If any of those representations, covenants and assumptions is inaccurate, the conclusions reached by counsel in such opinions may not apply. Moreover, the opinions of outside tax counsel do not bind the IRS nor do they prevent the IRS from adopting a contrary position. Neither Ballard nor Protonex has requested, or intends to request, a ruling from the IRS, with respect to the tax consequences of the Merger, and there can be no assurance that the companies’ position would be sustained by a court if challenged by the IRS. If the Merger does not qualify as a reorganization within the meaning of Section 368(a) of the Code, Protonex stockholders will recognize gain or loss upon their receipt of Ballard common shares in connection with the Merger. For a more complete discussion of the tax consequences of the Merger, see the section entitled “The Merger Proposal—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 46.

The Merger is expected to result in an ownership change for Protonex and may result in an ownership change for Ballard under Section 382 of the Code, substantially limiting the use of the net operating loss, referred to as “NOL,” carryforwards and other tax attributes of Protonex and possibly of Ballard’s U.S. subsidiaries to offset future taxable income of the combined company.

In general, under Section 382 of the Code, a corporation that undergoes an “ownership change” within the meaning of Section 382 of the Code is subject to limitations on the utilization of net operating loss carryforwards, which we refer to as NOL carryforwards, generated prior to such ownership change to offset future taxable income. In general, an ownership change occurs if the aggregate stock ownership of certain stockholders increases by more than 50 percentage points over such stockholders’ lowest percentage ownership during the testing period (which is generally three years). If an ownership change occurs, Section 382 imposes an annual limitation on the amount of income against which pre-ownership change NOL carryforwards may be offset. The annual limitation is generally equal to the value of the stock of the corporation immediately prior to the ownership change, multiplied by the adjusted federal tax-exempt rate set by the IRS.

The Merger is expected to result in an ownership change for Protonex and may result in an ownership change for Ballard under Section 382 of the Code, potentially limiting the use of the NOL carryforwards of Protonex and Ballard’s U.S. subsidiaries to offset future taxable income of the combined company for both federal and state income tax purposes. Whether the Merger results in an ownership change for Ballard and its U.S. subsidiaries depends on other past and future changes in stock ownership. Moreover, the utilization of the combined company’s NOL carryforwards depends on the timing and amount of taxable income earned in the future, which neither Protonex nor Ballard is able to predict. These tax attributes are subject to expiration at various times in the future to the extent that they have not been applied to offset the taxable income of the combined company. These limitations may affect the timing of when these NOL carryforwards can be used which, in turn, may impact the timing of when cash is used to pay the taxes of the combined company and could limit the benefits of NOL carryforwards for the business, financial condition or results of operations of the combined company.

The Merger could cause Ballard or Protonex to lose key personnel, which could materially adversely affect the combined company’s business and require the combined company to incur substantial costs to recruit replacements for lost personnel.

As a result of the Merger, Ballard’s current and prospective employees and Protonex’s employees could experience uncertainty about their future roles within the combined company. This uncertainty may adversely affect their ability or willingness to continue with the combined company, and the ability of the combined company to attract and retain key management, sales, marketing, and technical personnel. Any failure to retain and attract key personnel could have a material adverse effect on Ballard’s and Protonex’s current businesses and the business of the combined company after the completion of the Merger.

Some of Protonex’s officers and directors have conflicts of interest that may influence them to support or approve the issuance of Ballard common shares in connection with the Merger.

Certain officers and directors of Protonex participate in arrangements that provide them with material interests in the Merger that are different from and in addition to those of Protonex’s stockholders, including, among others, the payment of certain change-of-control bonuses to executive officers and the acceleration of vesting of certain options held by executive officers and directors of Protonex upon a change of control, as well as certain indemnification arrangements for Protonex’s directors and officers. These interests, among others, may influence Protonex’s directors and officers to support or approve the Merger. For a more detailed discussion, see the section entitled “The Merger Proposal — Interests of Certain Protonex Directors, Officers, and Affiliates in the Merger” on page 43.

Ballard expects to incur significant costs as a result of the integration of its operations with Protonex.

There are inconsistencies in standards, controls, accounting principles, procedures and policies, business cultures, and compensation structures between Ballard and Protonex. The integration of Ballard’s operations and the operations of Protonex and reconciling the inconsistencies in the standards, controls, accounting principles, procedures and policies, business cultures, and compensation structures between Ballard and Protonex may result in additional costs for the combined company. There are no assurances that such inconsistencies can be reconciled seamlessly or at all. The failure to reconcile such inconsistencies may lessen the anticipated benefits of the Merger.

We incur a variety of costs as a result of being a public company, and those costs may increase as a result of the Merger.

As a Canadian public company and a foreign private issuer registered with the SEC under the Exchange Act, we incur significant legal, accounting, and other expenses. In addition, the Sarbanes-Oxley Act of 2002, as well as rules implemented by the SEC and the NASDAQ Stock Market, frequently require changes in corporate governance policies and practices of public companies. These rules and regulations increase legal and financial compliance costs and make some activities more time-consuming and costly. In addition, we incur additional costs associated with our Canadian and Exchange Act public company reporting requirements.  As a result, implementation of disclosure controls, internal controls, and financial reporting systems complying with the requirements of Canadian and U.S. securities laws and accounting and auditing standards required as a result of our continued status as a reporting company following effectiveness of the Merger may be more difficult and costly than anticipated.

Protonex stockholders will own a smaller percentage of Ballard than they currently own in Protonex.

After completion of the Merger, Protonex stockholders will own a smaller percentage of Ballard than they currently own in Protonex. Protonex stockholders, in the aggregate, will own approximately 7.8% of Ballard’s outstanding common shares immediately after completion of the Merger (such ownership percentages are based on the number of Protonex and Ballard shares outstanding as of July 6, 2015, and will vary based upon the actual number of Ballard and Protonex shares outstanding as of the effective time of the Merger). Because of this, Protonex stockholders will have less influence over the management and policies of Ballard than they now have over the management and policies of Protonex.

You may have difficulty bringing suit and enforcing judgments against Ballard.

Because Ballard is organized under the laws of Canada and many of its directors and officers are residents of countries other than the United States, it may be more difficult for U.S. investors to effect service of process or to realize in the United States upon judgments of U.S. courts predicated upon civil liabilities under the Exchange Act. Furthermore, it may be difficult for investors to enforce judgments of U.S. courts based on civil liability provisions of the U.S. federal securities laws or state securities or “blue sky” laws in a foreign court against Ballard or any of its non-U.S. resident officers or directors, or against non-U.S. resident persons named as experts in this proxy statement/prospectus.

After the Protonex stockholders have approved the Merger Agreement, Protonex may not terminate the Merger Agreement for any reason, such as a third-party’s proposal to acquire Protonex.

After the Protonex stockholders approve the Merger Agreement, Protonex’s options are limited. For example, it may not participate in discussions or negotiations with a person making a competing proposal and may not terminate the Merger Agreement in order to accept another proposal to acquire Protonex.

The common shares to be received by Protonex stockholders as a result of the Merger will have different rights from the shares Protonex common stock.

Upon consummation of the Merger, Protonex stockholders, other than those who properly exercise and perfect appraisal rights, will become Ballard stockholders, and their rights as stockholders will be governed by Ballard’s articles and by-laws as well as the CBCA. Certain of the rights associated with Ballard’s common shares are different from, and may be viewed as less favorable than, the rights associated with Protonex’s outstanding common stock. See “Comparison of Rights of Stockholders of Ballard and Protonex” beginning on page 96 of this proxy statement/ prospectus for a discussion of certain different rights associated with Ballard’s common shares.

The unaudited pro forma condensed combined financial statements included in this proxy statement/prospectus are preliminary and the actual financial condition and results of operations after the Merger may differ materially.

The future results of the combined company may be materially different from those shown in the unaudited pro forma condensed combined financial statements presented in this proxy statement/prospectus, which show only a combination of the historical results of Ballard and Protonex. Ballard expects to incur significant costs associated with the completion of the Merger and combining the operations of the two companies, the exact magnitude of which is not yet known. In addition, these costs may decrease the capital that the combined company could use for revenue-generating investments in the future. Furthermore, potential growth, expected financial results, perceived synergies and anticipated opportunities may not be realized through the completion of the Merger.

Risks Related to Ballard’s Business

For additional risks related to Ballard’s business (and the business of the combined company after the Merger), see the section entitled “Risk Factors” in Ballard’s Annual Information Form dated February 26, 2015, attached as an exhibit to its Annual Report on Form 40-F for the year ended December 31, 2014 and incorporated by reference herein.

Risks Related to Protonex’s Business

The current market for off-grid and mobile industry systems is dependent on macroeconomic factors

The developing market for off-grid and remote industry systems is expected to continue to grow because of its increasing strategic importance. However, many of our customers and potential customers are dependent on the overall economy, government budgets and state and federal economic programs. Significant changes in these factors can have a positive or negative effect on the market for off-grid and remote power systems products.

Defense spending volatility could have an adverse impact on the business of Protonex

On the whole defense spending in the USA has been volatile but with potential upsides in the areas of innovation, modernization and increased efficiency. Sequestration could have negative consequences for Protonex, both with respect to timing and volume of development programs with defense partners and with respect to product orders.

Defense acquisition process changes could have an adverse impact on the business of Protonex

The United States Department of Defense at times modifies its procurement processes, cycles, and regulations. Protonex has been successful in understanding the very complex world of government procurement, but there can be no assurance that the government will not change its processes, regulations, and policies in a manner that will adversely affect Protonex’s ability to sell products and services to the Department of Defense, which in turn would harm Protonex’s business operations.

If Protonex does not respond effectively and on a timely basis to rapid technological change, Protonex’s business could suffer.

The markets in which Protonex operates are characterized by changing technology and evolving industry standards. There can be no assurance that Protonex’s current and future competitors will not be able to develop products or expertise comparable or superior to those Protonex has developed or to adapt more quickly than Protonex to new technologies, evolving industry standards or customer requirements. Failure or delays in Protonex’s ability to develop products to respond to industry or user trends or developments and the actions of Protonex’s competitors could have a material adverse effect on Protonex’s business, results of operations and financial condition. Protonex’s ability to anticipate changes in technology, technical standards and product offerings will be a significant factor in the success of Protonex’s current business and expansion into new markets.

Protonex’s business could suffer if it does not adequately protect its intellectual property rights

As the intellectual property incorporated into its products become more complex, there remains a certain risk of possible patent infringement by Protonex. However, as a result of its unique position as a supplier of fuel cell and power manager systems, Protonex has filed applications for or obtained intellectual property rights (currently 94 patents granted or pending), which puts Protonex in a strong position relative to Protonex’s competitors. However, is it entirely possible that Protonex may incur legal expenses to defend these patents. Due to Protonex’s orientation as a provider of energy supply solutions, there is a risk that integration solutions are covered by intellectual property rights that have already been granted to others. Protonex works continuously with experienced patent attorneys to ensure that it is operating in full compliance with the law by staying abreast of patents that may be relevant to Protonex.

Protonex may not be able to enforce or protect Protonex’s intellectual property rights, which may harm Protonex’s ability to compete and harm Protonex’s business.

Protonex’s future success will depend, in part, on Protonex’s ability to protect Protonex’s proprietary methodologies and other valuable intellectual property.

Protonex’s ability to enforce Protonex’s intellectual property rights is subject to general litigation risks, as well as uncertainty as to the enforceability of Protonex’s intellectual property rights in various countries. To the extent that Protonex seeks to enforce Protonex’s rights, Protonex could be subject to claims that an intellectual property right is invalid, otherwise not enforceable, or is licensed to the party against whom Protonex is pursuing a claim. In addition, Protonex’s assertion of intellectual property rights may result in the other party seeking to assert alleged intellectual property rights or assert other claims against Protonex, which could harm Protonex’s business. If Protonex is not successful in defending such claims in litigation, Protonex may not be able to sell or license a particular service or product due to an injunction, or Protonex may have to pay damages that could, in turn, harm Protonex’s results of operations. Protonex has granted the U.S. government rights to some intellectual property in conjunction with government funded research and development, and the government may assert those rights. In addition, governments may adopt regulations, or courts may render decisions, requiring compulsory licensing of intellectual property to others, or governments may require that products meet specified standards that serve to favor local companies. Protonex’s inability to enforce Protonex’s intellectual property rights under these circumstances may harm Protonex’s competitive position and Protonex’s business.

Protonex’s services or solutions could infringe upon the intellectual property rights of others and Protonex may be subject to claims of infringement of third-party intellectual property rights.

Protonex cannot be sure that Protonex’s products do not infringe on the intellectual property rights of others. Third parties may assert against Protonex or Protonex’s customers claims alleging infringement of patent, copyright, trademark, or other intellectual property rights to technologies or services that are important to Protonex’s business. Infringement claims could harm Protonex’s reputation, cost Protonex money and prevent Protonex from offering some products or solutions. In Protonex’s contracts, Protonex generally agrees to indemnify Protonex’s clients for certain expenses or liabilities resulting from potential infringement of the intellectual property rights of third parties. In some instances, the amount of Protonex’s liability under these indemnities could be substantial. Any claims that Protonex’s products, services or processes infringe the intellectual property rights of others, regardless of the merit or resolution of such claims, may result in significant costs in defending and resolving such claims, and may divert the efforts and attention of Protonex’s management and technical personnel from Protonex’s business. In addition, as a result of such intellectual property infringement claims, Protonex could be required or otherwise decide that it is appropriate to:

•                  pay third-party infringement claims;

•                  discontinue using, licensing, or selling particular products subject to infringement claims;

•                  discontinue using the technology or processes subject to infringement claims;

•                  develop other technology not subject to infringement claims, which could be costly or may not be possible; and/or

•                  license technology from the third party claiming infringement, which license may not be available on commercially reasonable terms.

The occurrence of any of the foregoing could result in unexpected expenses or require Protonex to recognize an impairment of Protonex’s assets, which would reduce the value of Protonex’s assets and increase expenses. In addition, if Protonex alters or discontinues Protonex’s offering of affected products, Protonex’s revenue could be affected. If a claim of infringement were successful against Protonex or Protonex’s clients, an injunction might be ordered against Protonex’s client or Protonex’s own services or operations, causing further damages.

Protonex expects that the risk of infringement claims against Protonex will increase if Protonex’s competitors are able to obtain patents or other intellectual property rights for software products and methods, technological solutions, and processes. Protonex may be subject to intellectual property infringement claims from certain individuals or companies who have acquired patent portfolios for the primary purpose of asserting such claims against other companies. The risk of infringement claims against Protonex may also increase as Protonex continues to develop Protonex’s intellectual property and sell additional products. Any infringement claim or litigation against Protonex could have a material adverse effect on Protonex’s business, results of operations and financial condition.

Protonex may fail to adequately protect Protonex’s proprietary technology, which would allow competitors or others to take advantage of Protonex’s research and development efforts.

Protonex relies upon trade secrets, proprietary know-how, and continuing technological innovation to develop new products and to remain competitive. If Protonex’s competitors learn of Protonex’s proprietary technology or processes, they may use this information to produce products that are equivalent or superior to Protonex’s products, which could materially adversely affect Protonex’s business, operations and financial position. Protonex’s employees and consultants may breach their obligations not to reveal Protonex’s confidential information, and any remedies available to Protonex may be insufficient to compensate Protonex’s damages. Even in the absence of such breaches, Protonex’s trade secrets and proprietary know-how may otherwise become known to Protonex’s competitors, or be independently discovered by Protonex’s competitors, which could adversely affect Protonex’s competitive position.

Protonex relies on third parties for the manufacture of certain product components.

Protonex purchases the components and equipment it needs to manufacture its fuel cell and power management systems from various manufacturers and does not produce them itself. The supplier industry for Protonex components is, however, only partially prepared for the specific requirements of the developing mass market for fuel cells and power managers. To avoid overdependence on certain suppliers, Protonex is working to diversify its suppliers and is entering into intensive cooperative projects to that end. Arrangements have been made with suitable second suppliers for some components. Supply chain risks are being reduced through professional quality management and supplier management. Nevertheless, insufficient availability of all components procured from suppliers poses a risk in the event that these components cannot be made available on time, at the planned cost, or in the required quality. There is also the risk of the loss of a supplier. Another risk is having claims asserted against Protonex if Protonex is unable to make all deliveries under master agreements, based on inability to procure components within the planned time or cost.

Financial and Liquidity Risks

Protonex’s strategic orientation requires continued expenditures, which must be financed to ensure future business success, particularly in the areas of product development and tapping additional market segments and new regions. Thanks to Protonex’s customer structure (high percentage of industrial customers, military customers), there were no significant payment defaults in 2014 not addressed through write-downs. However, as Protonex expands sales to commercial customers and foreign governments, payment defaults could increase.

Regulatory risks

The business in which Protonex operates is often regulated. That is because it produces, distributes, and markets complex technical products, distributes them in markets with demanding safety requirements (such as military organizations), and is subject to highly complex, sometimes non-uniform regulatory background conditions in various markets and countries.

Protonex depends on a small number of large customers and the loss of one or more major customers could have a material adverse effect on Protonex’s business, financial condition and results of operations.

For the fiscal year ended September 30, 2014, Protonex’s top five customers, in aggregate, generated approximately 79% of Protonex’s revenue with no one customer representing greater than 37%. Protonex expects that Protonex’s top five customers will continue to account for a significant portion of Protonex’s revenue for the foreseeable future. For fiscal year 2014, one large customer constituted approximately 37% of total revenues. For fiscal year 2015 YTD, two large customers constituted approximately 40% and 12% of total revenues, respectively. It is possible that any of Protonex’s large customers could decide to terminate their relationships with Protonex. The loss of one or more of Protonex’s top five customers, or a substantial decrease in demand by any of those customers for Protonex’s products, could have a material adverse effect on Protonex’s business, and result in a decline in financial condition. Additionally, Protonex’s large customers have substantial negotiating leverage, which may require that Protonex agree to terms and conditions that result in increased cost of sales, decreased revenues and lower average selling prices and gross margins, all of which could harm Protonex’s operating results.

If Protonex’s products or systems experience data security breaches or there is unauthorized access to or release of Protonex’s customers’ data, Protonex may lose current or future customers and Protonex’s reputation and business may be harmed and may incur liabilities to repair or replace Protonex’s systems or in connection with litigation or regulatory enforcement actions that may result from such breaches.

If Protonex’s security measures are breached as a result of a third-party action, employee error or otherwise, and as a result customers’ information becomes available to unauthorized parties, Protonex could incur liability, Protonex may lose revenues and Protonex’s reputation would be damaged. This could lead to the loss of current and potential customers. If Protonex experiences any breaches of Protonex’s network security due to unauthorized access, sabotage, or human error, Protonex may be required to expend significant capital and other resources to remedy, protect against or alleviate these and related problems. Protonex also may not be able to remedy these problems in a timely manner, or at all. Even the perception that the customer information is not satisfactorily protected or does not meet regulatory requirements or that Protonex’s systems are unsecure or unstable could inhibit sales of Protonex’s products, and could limit adoption of Protonex’s products. The property and business interruption insurance Protonex carries may not provide coverage adequate to compensate Protonex fully for losses that may occur or litigation that may be instituted against Protonex in these circumstances. Protonex could be required to make significant expenditures to repair Protonex’s systems in the event that they are damaged or destroyed, or if the delivery of Protonex’s services to Protonex’s customers is disrupted, and Protonex’s business and results of operations could be harmed.

Protonex faces intense and growing competition. If Protonex is unable to compete successfully, Protonex’s business will be seriously harmed through loss of customers or increased negative pricing pressure.

The market for Protonex’s products is extremely competitive. Protonex’s competitors vary in size and in the variety of products.

Some of Protonex’s current and potential direct competitors have longer operating histories, significantly greater financial, technical, marketing and other resources than Protonex does, greater brand recognition and, Protonex believes, a larger base of customers. In addition, competitors may operate more successfully or form alliances to acquire significant market share. These direct competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements. They may also be able to devote more resources to the promotion, sale and development of their products than Protonex and there can be no assurance that Protonex’s current and future competitors will not be able to develop products comparable or superior to those offered by Protonex at more competitive prices. As a result, in the future, Protonex may suffer from an inability to offer competitive products or be subject to negative pricing pressure that would adversely affect Protonex’s ability to generate revenue and adversely affect Protonex’s operating results.

Protonex’s business will be adversely affected if Protonex cannot successfully retain key members of Protonex’s management team or retain, hire, train and manage other key employees, particularly in the engineering, sales and customer service areas.

Protonex’s continued success is largely dependent on the personal efforts and abilities of Protonex’s executive officers and senior management, including Protonex’s President and Chief Executive Officer and Protonex’s executive management team. Protonex’s success also depends on Protonex’s continued ability to attract, retain, and motivate key employees throughout Protonex’s business. In particular, Protonex is substantially dependent on Protonex’s skilled technical employees and Protonex’s sales and customer service employees. Competition for skilled technical, sales and customer service professionals is intense and Protonex’s competitors often attempt to solicit Protonex’s key employees and may be able to offer them employment benefits and opportunities that Protonex cannot. There can be no assurance that Protonex will be able to continue to attract, integrate or retain highly qualified personnel in the future. In addition, Protonex’s ability to achieve significant growth in revenue will depend, in large part, on Protonex’s success in effectively training sufficient numbers of technical, sales and customer service personnel. New employees require significant training before they achieve full productivity. Protonex’s recent and planned hires may not be as productive as anticipated, and Protonex may be unable to hire sufficient numbers of qualified individuals. If Protonex is not successful in retaining Protonex’s existing employees, or hiring, training and integrating new employees, or if Protonex’s current or future employees perform poorly, growth in the sales of Protonex’s services may not materialize and Protonex’s business will suffer.

Protonex’s sales cycle is lengthy and variable, depends upon many factors outside Protonex’s control, and could cause Protonex to expend significant time and resources prior to earning associated revenues.

The typical sales cycle for Protonex’s products and services is lengthy and unpredictable, requires evaluation by a significant number of employees in Protonex’s customers’ organizations, and often involves a significant operational decision by Protonex’s customers. Protonex’s sales efforts involve educating Protonex’s customers about the use and benefits of Protonex’s products, including the technical capabilities of Protonex’s products and the potential cost savings achievable by organizations deploying Protonex’s products. Customers typically undertake a significant evaluation process, which frequently involves not only Protonex’s products, but also those of Protonex’s competitors and can result in a lengthy sales cycle. Moreover, a purchase decision by a potential customer typically requires the approval of several senior military and / or civilian decision makers. Protonex’s sales cycle for new customers is typically one to two years and can extend even longer in some cases. Protonex spends substantial time, effort and money in Protonex’s sales efforts without any assurance that Protonex’s efforts will produce any sales. In addition, Protonex sometimes commits to include specific functions in Protonex’s base product offering at the request of a customer or group of customers and are unable to recognize product revenues until the specific functions have been added to Protonex’s products. Providing this additional functionality may be time consuming and may involve factors that are outside of Protonex’s control. The lengthy and variable sales cycle may also have a negative impact on the timing of Protonex’s revenues, causing Protonex’s revenues and results of operations to vary significantly from period to period.

Failure to meet customer expectations on the implementation of Protonex’s products could result in negative publicity and reduced sales, both of which would significantly harm Protonex’s business, results of operations, financial condition and growth prospects.

Protonex provides its customers with upfront estimates regarding the duration, budget and costs associated with development efforts. Failing to meet these upfront estimates and the expectations of Protonex’s customers for Protonex’s development efforts could result in a loss of customers and negative publicity regarding Protonex and Protonex’s products and services, which could adversely affect Protonex’s ability to attract new customers and sell additional products and services to existing customers. Such failure could result from Protonex’s product and/or development capabilities. The consequences could include customer’s refusal to pay the products or service. In addition, cost overruns on development projects increase Protonex’s costs and adversely affecting Protonex’s business results and financial condition.

If Protonex is unable to develop, introduce and market new and enhanced versions of Protonex’s products, Protonex  may be put at a competitive disadvantage.

Protonex’s success depends on Protonex’s continued ability to develop, introduce and market new and enhanced versions of Protonex’s products to meet evolving customer requirements. However, Protonex cannot guarantee that this process can be maintained. If Protonex fails to develop new products or enhancements to Protonex’s existing products, Protonex’s business could be adversely affected, especially if Protonex’s competitors are able to introduce products with enhanced functionality. Protonex plans to continue Protonex’s investment in product development in future periods. It is critical to Protonex’s success for Protonex to anticipate changes in technology, industry standards and customer requirements and to successfully introduce new, enhanced and competitive products to meet Protonex’s customers’ and prospective customers’ needs on a timely basis. However, there can be no assurance that revenues will be sufficient to support the future product development that is required for Protonex to be competitive. Although Protonex may be able to release new products in addition to enhancements to existing products, Protonex cannot guarantee that Protonex’s new or upgraded products will be accepted by the market, will not be delayed or canceled, will not contain errors or “bugs” that could affect the performance of the products or cause damage to users’ equipment, or will not be rendered obsolete by the introduction of new products or technological developments by others. If Protonex fails to develop products that are competitive in technology and price or that fail to meet customer needs, Protonex’s market share will decline and Protonex’s business and results of operations could be harmed.

Litigation could result in substantial costs to Protonex and Protonex’s insurance may not cover these costs.

There is a risk that Protonex’s products may not perform up to expectations. While Protonex attempts to contractually limit Protonex’s liability for damages arising from the use of Protonex’s products, there can be no assurance that they will be enforceable in all circumstances or in all jurisdictions. Furthermore, litigation, regardless of contractual limitations, could result in substantial cost to Protonex’s divert management’s attention and resources from Protonex’s operations and result in negative publicity that Protonex’s ongoing marketing efforts and therefore Protonex’s ability to maintain and grow Protonex’s customer base. Although Protonex has general liability insurance in place, there is no assurance that this insurance will cover these claims or that these claims will not exceed the insurance limit under the company’s current policies.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents incorporated by reference herein contain certain “forward-looking information” and “forward-looking statements” as defined under applicable Canadian and U.S. securities laws (collectively, “forward-looking statements”). All statements, other than statements of historical fact, are forward-looking statements. When used in this proxy statement/prospectus, the words “estimate,” “project,” “believe,” “anticipate,” “intend,” “expect,” “plan,” “predict,” “may,” “should,” “will,” “could” or the negatives of these words or other variations thereof and comparable terminology are intended to identify forward-looking statements. Also, as examples, forward-looking statements may include statements concerning future results from operations, financial position, economic conditions, product releases, revenue and product synergies, cost savings, product or competitive enhancements and any other statement that may be construed as a prediction of future performance or events, including the unaudited pro forma consolidated financial data included herein, perceived benefits from the business combination to the combined company, or that the acquisition will result in increased revenue, cost savings and better competitive position, or that Ballard will successfully integrate Protonex’s business and technology. These forward-looking statements involve certain known and unknown risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include, but are not limited to, the following factors:

•                                          the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•                                          the inability to complete the Merger within the expected time period or at all, including due to the failure to obtain stockholder approval, or the failure to satisfy other conditions to completion of the Merger;

•                                          risks related to disruption of management’s attention from the ongoing business operations due to the Merger; the effect of the announcement of the Merger on the Ballard’s or Protonex’s relationships with their respective customers, lenders, operating results and businesses generally;

•                                          material adverse changes in Ballard’s or Protonex’s operations or financial results prior to closing;

•                                          the ability to expand the combined company’s global reach and accelerate growth;

•                                          failure to realize anticipated operational efficiencies, revenue (including projected revenue) and cost synergies and resulting revenue growth if the Merger is consummated;

•                                          the ability to achieve internal strategic forecasts;

•                                          inability to refinance the assumed Protonex debt subsequent to the closing or to refinance the debt on favorable terms;

•                                          unforeseen challenges related to relationships with operators, publishers and advertisers and expanding and maintaining those relationships;

•                                          the ability to execute upon, and realize any benefits from, potential value creation opportunities through strategic relationships in the future or at all, including the ability to leverage advertising opportunities effectively and increase revenue streams for carriers; and

•                                          the potential for unforeseen or underestimated cash requirements necessary to enable the Merger synergies to be realized.

See also the section entitled “Risk Factors” in this proxy statement/prospectus and the documents incorporated by reference herein. These risks and uncertainties are not exhaustive. Other sections of this proxy statement/prospectus describe additional factors that could adversely impact the combined company’s business and financial performance. Moreover, the combined company will operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact that these factors will have on the combined company’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected.  We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  Although we have attempted to identify important factors that could cause actual results to differ materially from forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated, described or intended.  We disclaim any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect changes in assumptions or the occurrence of anticipated or unanticipated events, except as required by law. Except for our ongoing obligation to disclose material information under U.S. federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events, or to report the occurrence of unanticipated events.

We expressly qualify in their entirety all forward-looking statements attributable to Ballard, Protonex or the combined company, or any person acting on their behalf, by the foregoing cautionary statements.

EXCHANGE RATE INFORMATION

The following table shows, for the periods indicated, information concerning the exchange rate between the Canadian dollar and the U.S. dollar. The data provided in the following table are expressed in U.S. dollars per Canadian dollar and are based on the noon exchange rates published by the Bank of Canada for the Canadian dollar. This information is provided solely for your information, and Ballard and Protonex do not represent that Canadian dollars could be converted into U.S. dollars at these rates or at any other rate.

On June 26, 2015, the last trading day before the Merger Agreement was announced, the noon exchange rate between the U.S. dollar and the Canadian dollar expressed in U.S. dollars per Canadian dollar as reported by the Bank of Canada was 0.8091. On the date of this proxy statement/prospectus, the noon exchange rate between the U.S. dollar and the Canadian dollar expressed in U.S. dollars per Canadian dollar as reported by the Bank of Canada was 0.7849.

	Period-End Rate(1)	Average Rate(2)	High	Low
Recent Monthly Data
July 2015 (through July 6)	0.7920	0.7944	0.7958	0.7920
June 2015	0.8017	0.8087	0.8191	0.7968
May 2015	0.8022	0.8207	0.8368	0.8010
April 2015	0.8252	0.8110	0.8365	0.7929
March 2015	0.7885	0.7924	0.8039	0.7811
February 2015	0.7995	0.8000	0.8063	0.7915
January 2015	0.7863	0.8254	0.8527	0.7863

Annual Data (Year ended December 31)
2015 (through July 6)	0.7920	0.8091	0.8527	0.7811
2014	0.8620	0.9054	0.9422	0.8589
2013	0.9402	0.9710	1.0164	0.9348
2012	1.0051	1.0004	1.0299	0.9599
2011	0.9833	1.0111	1.0583	0.9430

(1)                                 The period-end rate is the noon exchange rate for the Canadian dollar on the last business day of the applicable period, as published by the Bank of Canada.

(2)                                 The average rates for the monthly periods were calculated by taking the simple average of the daily noon exchange rates for the Canadian dollar, as published by the Bank of Canada.  The average rates for the annual periods were calculated by taking the simple average of the noon exchange rates on the last business day of each month during the relevant period, as published by the Bank of Canada.

SPECIAL MEETING OF PROTONEX STOCKHOLDERS

Date, Time and Place

This proxy statement/prospectus is furnished in connection with the solicitation by the Board of Directors of Protonex of proxies to be voted at a special meeting of stockholders of Protonex to be held at 10:00 a.m. E.D.T. on      , 2015 at the offices of Protonex, 153 Northboro Road, Southborough, Massachusetts 01772-1034, United States, and any and all adjournments thereof, for the purpose set forth in the accompanying Notice of Special Meeting. This proxy statement/prospectus is first being furnished to our stockholders on or about      , 2015.

Purpose of Protonex Special Meeting

The purpose of the Meeting is for Protonex stockholders to consider and vote upon the proposal to adopt and approve the Merger Agreement by and among Ballard, Merger Sub, and Protonex, pursuant to which Merger Sub will merge with and into Protonex, with Protonex surviving as a wholly-owned subsidiary of Ballard, and Ballard will issue common shares to the stockholders of Protonex in exchange for all issued and outstanding shares of Protonex common stock, as more fully described in the attached proxy statement/prospectus. A copy of the Merger Agreement is attached as Appendix A to the accompanying proxy statement/prospectus, and to act on such other matters as may be properly brought before the special meeting, or any adjournment or postponement thereof.

Record Date, Outstanding Shares and Quorum

Only stockholders of record at the close of business on      , 2015, the record date, are entitled to notice of, and to vote at, the special meeting and at any adjournment thereof.  As of such date, there were       shares of common stock of Protonex issued and outstanding.  Each share is entitled to one vote with respect to all matters to be acted upon at the special meeting.  The holders of one-third of Protonex’s common stock outstanding and entitled to vote, represented at the special meeting in person or by proxy, shall constitute a quorum for the transaction of business.

Share Ownership by, and Voting Rights of, Protonex’s Directors and Executive Officers

When considering the recommendation of Protonex’s board of directors, you should be aware that certain of our executive officers and directors have interests in the Merger other than their interests as Protonex’s stockholders generally, as well as pursuant to individual agreements with certain officers and directors. These interests are different from your interests as an Protonex stockholder, however, the members of our board of directors have taken these additional interests into consideration.

A “change in control” for purposes of the individual award agreements, employment agreements, and Protonex plans discussed below is deemed to occur upon, among other things, the consummation of a merger or consolidation of Protonex with or into another entity. The Merger will constitute a change in control for purposes of these agreements and plans.

Certain of our directors and executive officers hold stock options to acquire shares of our common stock. Pursuant to their award agreements under Protonex’s equity compensation plans, one half of any stock options issued to the directors and executive officers in their capacity as directors and executive officers and that remain unvested will become fully vested and exercisable prior to the change in control of Protonex.

At the close of business on the record date for the special meeting, Protonex’s directors and executive officers and their affiliates beneficially owned and had the right to acquire approximately       shares of Protonex common stock at the special meeting, which represents approximately      % of the Protonex common stock entitled to vote at the special meeting. Certain of Protonex’s directors, beneficial owners of Protonex common stock, and executive officers have entered into support agreements with Ballard pursuant to which they have agreed to vote their shares “FOR” the adoption of the Merger Agreement. It is expected that Protonex’s executive officers will vote their shares “FOR” the adoption of the Merger Agreement.

How to Vote

If you are entitled to vote at the special meeting and hold your shares in your own name, you can submit a proxy or vote in person by completing a ballot at the special meeting. However, Protonex encourages you to submit a proxy before the special meeting even if you plan to attend the special meeting in order to ensure that your shares are voted. A proxy is a legal designation of another person to vote your shares of Protonex common stock on your behalf. If you hold shares in your own name, you may submit a proxy for your shares by filling out, signing and dating the enclosed proxy card and mailing it in the prepaid envelope included with these proxy materials. Protonex encourages its stockholders to submit their proxies using this method whenever possible.

Stockholders Sharing an Address

Only one copy of this proxy statement/prospectus is being delivered to Protonex stockholders residing at the same address, unless Protonex stockholders have notified Protonex of their desire to receive multiple copies of this proxy statement/prospectus. This is known as householding.

Protonex will promptly deliver, upon oral or written request, a separate copy of this proxy statement/prospectus to any Protonex stockholder residing at an address to which only one copy was mailed. Stockholders who do not receive a separate copy of this proxy statement/prospectus and who want to receive a separate copy may request to receive a separate copy of this proxy statement/prospectus by writing to Investor Relations at Protonex Technology Corporation, 153 Northboro Road, Southborough, Massachusetts 01772-1034, United States. Protonex undertakes to deliver promptly a copy of this proxy statement/prospectus upon the receipt of such request. Stockholders who share an address and receive multiple copies of this proxy statement/prospectus may also request to receive a single copy by following the instructions above.

Revocation of Proxies

You may revoke your proxy and/or change your vote at any time before your proxy is voted at the special meeting. If you are a stockholder of record, you can do this by:

•          sending a written notice stating that you revoke your proxy to Protonex at, Protonex Technology Corporation, Attention: Corporate Secretary, 153 Northboro Road, Southborough, Massachusetts 01772-1034, United States that bears a date later than the date of the proxy and is received prior to the special meeting and states that you revoke your proxy;

•          submitting a valid, later-dated proxy by mail that is received prior to the special meeting; or

•          attending the Meeting and voting by ballot in person (your attendance at the special meeting will not, by itself, revoke any proxy that you have previously given).

If you hold your shares of Protonex common stock in “street name” through a broker, bank or other nominee, you must follow the directions you receive from your broker, bank or other nominee in order to revoke or change your vote.

Voting Your Shares

All shares represented by each properly executed and valid proxy received before the special meeting will be voted in accordance with the instructions given on the proxy. If a Protonex stockholder executes a proxy card without giving instructions, the shares of Protonex common stock represented by that proxy card will be voted in accordance with the recommendations of Protonex board of directors.

Please submit your proxy by mail, whether or not you plan to attend the special meeting in person.

Votes Required

The approval of the Merger Agreement requires the affirmative vote of the shares representing a majority of the outstanding shares of Protonex common stock entitled to vote at the special meeting.

Abstentions and Broker Non-Votes

If you abstain from voting, either in person or by proxy, or do not instruct your broker or other nominee how to vote your shares, it will have the same effect as a vote “AGAINST” the Merger Agreement.

Whether or not you plan to attend the special meeting in person, please complete, sign, date and return promptly the enclosed proxy card. If you hold shares through a bank, broker or other nominee, you should follow the procedures provided by your bank, broker or other nominee.

Proxy Solicitation

Protonex will pay the cost of distributing and soliciting proxies. This proxy solicitation is being made by Protonex on behalf of its board of directors. In addition to solicitation by use of the mail, Protonex’s and Ballard’s directors, officers and employees may also solicit proxies in person or by telephone, electronic mail, facsimile transmission or other means of communication. Protonex will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of Protonex common stock that the brokers and fiduciaries hold of record.

Stockholders should not send stock certificates with their proxies. If approved, a letter of transmittal and instructions for the surrender of Protonex common stock certificates will be mailed to Protonex stockholders shortly after the completion of the Transaction.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF BALLARD AND PROTONEX

Ballard

The following table sets forth information with respect to the beneficial ownership of Ballard’s common shares as of July 6, 2015 for:

•                  Each stockholder known by Ballard to beneficially own more than 5% of Ballard’s common shares;

•                  Each of Ballard’s directors and executive officers; and

•                  All of Ballard’s directors and executive officers as a group.

The percentage of ownership indicated in the following table is based on 132,613,596 common shares of Ballard outstanding as of July 6, 2015, which amount includes shares underlying stock options that are currently exercisable or become exercisable within 60 days of July 6, 2015.  Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon the exercise of stock options and warrants that are currently exercisable or exercisable within 60 days. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them. The information is not necessarily indicative of beneficial ownership for any other purpose.

	Total Ballard Common Shares Owned		Percent of Total Common Shares
5% Stockholders
None				%
				%
Directors and Executive Officers:
Ian A. Bourne, Chair	26,824		*
Doug Hayhurst	5,000		*
Ed Kilroy	2,752		*
Randall MacEwen	0		*
Jim Roche	0		*
Carol M. Stephenson	3,550		*
David B. Sutcliffe	3,600		*
Ian Sutcliffe	10,000		*
Tony Guglielmin, Vice President, Chief Financial Officer	380,540	(1)	*
Paul Cass, Vice President, Chief Operations Officer	333,046	(2)	*
Christopher Guzy, Vice President and Chief Technology Officer	175,208	(3)	*
Steven W. Karaffa, Vice President and Chief Commercial Officer	66,976	(4)	*
All Directors and Executive Officers as a Group (12 persons)	1,007,496		*

* Less than 1% of the issued and outstanding common shares

(1)         Includes 156,436 common shares and options exercisable to purchase 224,104 common shares within 60 days of July 6, 2015.

(2)         Includes 108,942 common shares and options exercisable to purchase 224,104 common shares within 60 days of July 6, 2015.

(3)         Includes 120,001 common shares and options exercisable to purchase 55,207 common shares within 60 days of July 6, 2015.

(4)         Includes 8,643 common shares and options exercisable to purchase 58,333 common shares within 60 days of July 6, 2015.

Protonex

The following table sets forth information with respect to the beneficial ownership of Protonex’s common stock as of June 26, 2015 for:

•                  Each stockholder known by Protonex to beneficially own more than 5% of Protonex’s common stock;

•                  Each of Protonex’s directors and executive officers; and

•                  All of Protonex’s directors and executive officers as a group.

The percentage of ownership indicated in the following table is based on 77,460,927 shares of common stock outstanding as of June 26, 2015, which amount includes shares underlying stock options, that are currently exercisable or become exercisable, based on a cash exercise, within 60 days of such date. Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon the exercise of stock options and warrants that are currently exercisable or exercisable within 60 days. The beneficial ownership information in the table give effect to the acceleration of vesting of certain options that would occur upon consummation of the Merger. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them. The information is not necessarily indicative of beneficial ownership for any other purpose.

	Total Protonex Common Stock Shares Owned(1)	Percent of Total Common Stock
5% Stockholders
Parker Hannifin Corporation	6,531,500	8.43%
Parker Hannifin Foundation	6,200,000	8.00%
Goldman Sachs International	5,785,000	7.47%
Conduit Ventures Fund (2)	5,575,642	7.20%
Edward J. Stewart (3)	3,946,342	5.09%
Silicon Alley Seed Investors LP	3,600,647	4.65%
Directors and Executive Officers:
John N. Butt(2)	5,575,642	7.20%
Kenneth F. Colucci	542,500	0.70%
John J. Connolly	614,500	0.79%
Charles R. Holland	808,500	1.04%
Paul Osenar	4,613,834	5.96%
Scott A. Pearson	2,855,536	3.69%
Edward J. Stewart(3)	3,946,342	5.09%
Christopher R. Schuster	973,088	1.26%
David Ierardi	1,030,273	1.33%
Philip Robinson	1,160,085	1.50%
All Directors and Executive Officers as a Group (10 persons)	22,120,300	28.56%

(1)	Consists of direct and indirect ownership of shares, including stock options that are currently exercisable or exercisable, based on a cash exercise, within 60 days of June 26, 2015.
(2)	John Butt is the Chief Executive of Conduit Ventures Ltd, an affiliate of Conduit Ventures Fund. Represents shares held by Conduit Ventures Fund.
(3)	Represents shares held by Edward J. Stewart in his individual capacity and shares held by New England Capital Fund of New England, of which Mr. Stewart has the right to vote.

THE MERGER PROPOSAL

The following is a description of the material aspects of the Merger. While we believe that the following description covers the material terms of the Merger, the description may not contain all of the information that is important to Ballard stockholders and Protonex stockholders. We encourage you to carefully read this entire proxy statement/prospectus, including “Merger Agreement” starting on page 56 and the Merger Agreement attached to this proxy statement/prospectus as Appendix A, for a more complete understanding of the Merger.

Overview

The Ballard and Protonex boards of directors approved, and, on June 29, 2015, Ballard and Protonex entered into, the Merger Agreement, which provides for Merger Sub, a newly formed and wholly-owned subsidiary of Ballard, to be merged with and into Protonex, with Protonex surviving the Merger as a wholly-owned subsidiary of Ballard.

At the effective time of the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, each share of Protonex common stock outstanding immediately prior to the effective time, other than common shares held by stockholders that exercise appraisal rights under applicable law, will be converted into the right to receive a number of Ballard common shares, equal to (i) U.S.$30,000,000 million less Protonex’s net debt and transaction expenses at the time of closing, divided by U.S. $2.28 divided by; (ii) the number of shares of Protonex common stock issued and outstanding immediately prior to closing.

Ballard expects to issue, pursuant to the Merger Agreement, up to 11,214,912 common shares (including 628,732 shares to be deposited into escrow). On a per share basis, you will be entitled to receive approximately 0.1566 of a Ballard common share for each share of Protonex common stock you hold as of the effective time of the Merger. The aggregate number Ballard common shares to be issued pursuant to the Merger Agreement will vary depending on a number of factors, including the amount of the estimated net debt of Protonex at closing. The Merger Agreement does not provide for an adjustment in the aggregate number of Ballard common shares to be issued by Ballard to Protonex’s stockholders in the Merger in the event of fluctuations in the market value of Ballard’s common shares up through the closing date. However, the number of shares to be issued by Ballard pursuant to the Merger Agreement is subject to adjustment based on Protonex’s net debt as of the closing date of the Merger. We currently estimate that, if the Merger closes on August 30, 2015, Ballard would issue 11,214,912 shares (including 628,732 shares to be deposited into escrow), which would represent approximately 7.3% of Ballard’s outstanding common shares as of the date of this proxy statement/prospectus (after giving effect to such issuance), assuming Protonex net debt and transaction expenses equal U.S. $4,430,000. Protonex’s actual results of operations between the date of the financial information included in this proxy statement/prospectus and the closing date may differ from the forecasted results used in this estimate, resulting in differences between the forecast and actual amounts of Protonex’s net debt, including transaction expenses, as of the closing date of the Merger. See “Merger Agreement” on page 56 of this proxy statement/prospectus for further information relating to the potential amount of shares to be issued by Ballard in the Merger.

Pursuant to an escrow agreement to be entered into between Ballard, Edward J. Stewart, as stockholder representative, and U.S. Bank, National Association, as escrow agent, Ballard will deposit approximately 628,732 common shares payable to the Supporting Stockholders, or 10% of the total Merger consideration payable to the Supporting Stockholders, into an escrow account maintained by the escrow agent. These common shares will be used to cover indemnification claims by Ballard pursuant to the terms of the Merger Agreement, which shares will be released 12 months after the closing of the Merger, subject to any then pending claims.

In addition, each of the Protonex stockholders that executed a support agreement has agreed that the Ballard common shares to be received by such Supporting Stockholder in the Merger are subject to lock-up restrictions, which restrictions will lapse with respect to one-half of such Ballard common shares at the six and 12-month anniversaries of the closing date of the Merger. Such Supporting Stockholder has agreed not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any Ballard common shares during the lock-up period.

Background of the Merger

The management of Protonex continually evaluates opportunities to achieve growth for the business, both through organic measures as well as through M&A activities such as acquisitions and business combinations.  In the fall of 2013, the management of the Protonex hired financial advisors KPMG Corporate Finance LLC (“KPMG”) on an exclusive basis to explore strategic alternatives, including a potential sale of the business.  Under this engagement, Protonex management and its advisors reviewed and considered various strategic opportunities available in the form of a possible sale of the business, or a business combination with a third party.  Management and its advisors held various conversations with representatives of prospective acquirers and investors in connection with potential business combination transactions.  None of these conversations or activities ultimately progressed to an executed, non-binding term sheet with the exception of discussions held with Ballard.

Protonex management began discussions with representatives of Ballard in the spring of 2014 toward the possibility of a strategic combination of the businesses.  These discussions were primarily held between Protonex executives Dr. Paul Osenar (President and CEO), Chris Schuster (CFO and Treasurer) and Phil Robinson (VP of Electronics and Power Systems), and Ballard representatives Karim Kassam (VP of Corporate Development) and Randall MacEwen (President, CEO and Director).

On March 5, 2014, the two parties entered into a confidentiality agreement relating to a potential transaction; however, the parties were unable to agree to terms, and discussions were discontinued for a period of time.  In the first quarter of calendar year 2015, as a result of ongoing internal discussions and continued interest, Ballard resumed discussions with Protonex management regarding the opportunity for a transaction.  A number of additional discussions took place, including in-person meetings between representatives of Protonex and Ballard at KPMG’s offices in Chicago and at Protonex’s Massachusetts facility.

On April 30, 2015, Ballard delivered a preliminary term sheet formally expressing Ballard’s interest in pursuing an acquisition of Protonex, with key terms including a 60-day period of exclusivity.  Protonex management, together with representatives of KPMG, reviewed the term sheet to assess the suitability of the terms and the related proposed transaction, as well as identify any terms which might be of particular concern to the board and/or Protonex stockholders.  On May 7, 2015, a meeting of the Protonex board of directors was held, in which the board reviewed the preliminary term sheet extensively and agreed on revising certain elements.  Protonex delivered the agreed-upon revised terms, including an increase in the proposed purchase price, to Ballard.

Following discussions between Protonex management and Ballard on proposed purchase price, structure and terms, which included a visit by Dr. Osenar and Mr. Robinson to Ballard’s Vancouver, British Columbia operations to meet with Ballard management and discuss a potential transaction, Ballard delivered a revised term sheet on May 13, 2015.  The term sheet provided for consideration to be paid in Ballard common stock, with the assumption of all Protonex indebtedness, and called for certain closing conditions including formal approval by Ballard’s board of directors, and receipt of required consents and regulatory approvals.  Following ongoing consultation with Protonex’s board of directors and KPMG advisors, Dr. Osenar executed the non-binding term sheet on May 20, 2015.

Following execution of the revised term sheet, Ballard, along with its advisors, launched comprehensive due diligence efforts into the business and financial condition of Protonex through conference calls, on-site meetings, and review of diligence information provided through a virtual data room.  On June 8, 9, and 10, 2015, representatives of Ballard visited Protonex headquarters for further diligence meetings and to facilitate direct interaction with various counterparts in operations, engineering, human resources, sales, and finance and accounting.  These on-site meetings included discussions on the organization of the combined operations upon consummation of a potential transaction.  Ballard attendees on this visit included Mr. Guglielmin, Mr. Kassam and other vice presidents and senior business leaders.

From late May 2015 until late June 2015, the parties and their respective outside legal counsel engaged in intense negotiations regarding the provisions contained in the Merger Agreement and Support Agreement.

The specific terms of a Merger agreement were approved by the Protonex’ Board of Directors on June 23 and by Ballard’s Board of Directors on June 26th 2015.  The finalized merger agreement was signed by both parties effective June 29th 2015.

Recommendations of the Protonex Board of Directors; Protonex’s Reasons for the Transaction

On June 23, 2015, the Protonex board of directors approved the Merger Agreement and recommended that Protonex stockholders adopt the Merger Agreement and approve the Merger.  In considering reasons for the Merger, stockholders should be aware that Protonex directors may have interests in the Merger that may be different from, or in addition to, the interests of Protonex stockholders generally.  In reaching the decision to approve the Merger Agreement, the Protonex board of directors consulted with management and legal advisors, reviewing a number of materials and considering many factors, including:

•                  The value of the consideration to be received by stockholders;

•                  The form of consideration in Ballard common stock, and the opportunity for potential stock price appreciation of the combined entity;

•                  The potential liquidity Ballard common stock might provide Protonex’ stockholders;

•                  The potential for limited tax consequences to stockholders;

•                  Protonex’s financial and operating conditions, including the ability to meet short and long term liquidity needs while providing a platform to expand the footprint for Protonex products;

•                  Current and prospective industry, economic and market trends;

•                  Future prospects of Protonex as an independent entity in comparison with a merger formation, including financial and other risks;

•                  The financial and operating conditions, and future business prospects of Ballard;

•                  Strategic advantages of  combined business with Ballard;

•                  Analysis of potential alternatives to a merger;

•                  The degree of certainty associated with the terms of the definitive purchase agreement and other transaction documents taken as a whole; and

•                  The agreement that the terms of the definitive purchase agreement are fair and reasonable.

The Protonex board of directors also considered possible negative factors to the adoption of the Merger Agreement and potential Merger, including:

•                  There is no assurance that all the necessary conditions to consummate the Merger, including any regulatory approval, will be sufficiently satisfied;

•                  The limitations on strategic, financial and operating decisions imposed on Protonex while closing activities are being completed;

•                  The risk of stock price depreciation for Ballard prior to the consummation of the Merger, and for the combined entity after the consummation of the Merger, in the event of poor financial results or adverse market perception, given the consideration is offered in a fixed number of Ballard shares;

•                  The limits placed on liquidity for some of the Protonex’ stockholders based on the lock up requirements; and

•                  The challenges associated with combining the operations of the businesses.

The members of the Protonex board of directors considered the above and other factors, both potentially positive and negative, and concluded that, overall, the potentially positive factors outweighed the negative factors.  As a result, the Protonex board of directors concluded that the proposed Merger is advisable and fair to stockholders, and approved the Merger Agreement, recommending that Protonex stockholders also adopt and approve the Merger Agreement and related Merger.

Disclaimer/Forward-Looking Statements:  The foregoing is not intended as an exhaustive list of information and factors considered by the Protonex board of directors in their consideration of the proposed Merger, but is provided as a summary of the key factors and information considered.  Members of the board did not seek to make a determination on any specific factor or sub-set of factors, but arrived at the decision to approve the Merger Agreement and the Merger based on the totality of information presented at the time, including the above and other factors.  The explanation of Protonex’s reasons for the Merger provided in this section is forward-looking in nature, and is based on current expectations and assumptions of future performance, of which many are beyond the control of the Protonex board of directors and management.  Since they are based in the future, expectations held by the board and management are inherently subject to risks and uncertainties.  Should expectations not come to fruition, the actual results, performance or achievements of the contemplated merger may vary materially from those potential outcomes described above.

Interests of Certain Protonex Directors, Officers, and Affiliates in the Merger

When considering the recommendation of Protonex’s board of directors, you should be aware that certain of Protonex’s executive officers and directors have interests in the Merger other than their interests as Protonex stockholders generally, pursuant to individual agreements with certain officers and directors. These interests are different from your interests as a Protonex stockholder, however, the members of Protonex’s board of directors have taken these additional interests into consideration.

The table below shows, for each of Protonex’s directors and executive officers who beneficially own Protonex common stock, the number of shares of common stock held by such person and gives effect to the acceleration of vesting of certain options that would occur upon a consummation of the Merger:

Directors and Executive Officers:	Total Shares of Protonex Common Stock Owned(1)	Percent of Total Common Stock(4)	Value of Such Stock in Merger(1)(5)
John N. Butt(2)	5,575,642	7.20%	$1,987,689
Kenneth F. Colucci	542,500	0.70%	$80,824
John J. Connolly	614,500	0.79%	$95,691
Charles R. Holland	808,500	1.04%	$82,589
Paul Osenar	4,613,834	5.96%	$1,232,179
Scott A. Pearson	2,855,536	3.69%	$840,610
Edward J. Stewart(3)	3,946,342	5.09%	$1,385,477
Christopher R. Schuster	973,088	1.26%	$197,240
David Ierardi	1,030,273	1.33%	$206,075
Philip Robinson	1,160,085	1.50%	$290,717
All Directors and Executive Officers as a Group (10 persons)	22,120,300	28.56%	$6,399,091

(1)

The share totals and the calculation of value of such shares include direct and indirect ownership of shares, including stock options that are currently exercisable or exercisable within 60 days of June 26, 2015. The calculation of share totals assumes a cash exercise, whereas the net value of the shares assumes a cashless exercise.

(2)	John Butt is the Chief Executive of Conduit Ventures Ltd, an affiliate of Conduit Ventures Fund. Represents shares held by Conduit Ventures Fund.
(3)	Represents shares held by Edward J. Stewart in his individual capacity and shares held by New England Capital Fund of New England, of which Mr. Stewart has the right to vote.
(4)

The percentage of ownership indicated in the following table is based on 77,460,927 shares of common stock outstanding as of June 26, 2015, which amount includes shares underlying stock options that are currently exercisable or become exercisable within 60 days of such date.

(5)	Net value of shares, and options, assuming a cashless exercise. The calculation provided is based on the “Price Per Share” of $2.28, as set forth in the Merger Agreement.

Certain of Protonex directors and executive officers hold stock options to acquire shares of Protonex common stock. Pursuant to their award agreements under Protonex’s equity compensation plans, one-half of any stock options issued to the directors and executive officers in their capacity as directors and executive officers and that remain unvested will become fully vested and exercisable prior to the date of the change in control as set forth below. A “change in control” for purposes of the individual award agreements, employment agreements, and Protonex plans discussed below is deemed to occur upon, among other things, the consummation of a merger or consolidation of Protonex with or into another entity. The Merger will constitute a change in control for purposes of these agreements and plans. Any options that are not converted into common shares of Ballard in connection with the Merger will terminate upon the consummation of the Merger.

Executive Officer/Director:	Option Shares of Protonex to Accelerate Upon Change of Control
John N. Butt	0
Edward J. Stewart	85,500
Paul Osenar	415,000
Scott A. Pearson	85,500
Philip Robinson	150,000
Christopher R. Schuster	175,000
David Ierardi	150,000
John J. Connolly	85,500
Charles R. Holland	85,500
Kenneth F. Colucci	85,500

In addition, completion of the Merger will trigger change of control bonus payments to certain executive officers of Protonex (the “Merger Bonuses”). The executive officers will be eligible to receive Merger Bonuses in amounts totaling UI.S. $260,000 as set forth below. The Merger Bonuses are to be issued in lieu of annual bonuses to those executive officers, which were scheduled to be amounts equal to two-thirds of the Merger Bonuses.

Executive Officer:	Merger Bonus Payout
Paul Osenar	U.S. $	90,000
Christopher R. Schuster	U.S. $	70,000
David Ierardi	U.S. $	50,000
Philip Robinson	U.S. $	50,000
TOTAL	U.S. $	260,000

Exchange of Shares in the Merger

Ballard will appoint Computershare Investor Services Inc., as exchange agent in connection with the Merger, to handle the exchange of shares of Protonex common stock for Ballard shares. Shares of Protonex common stock will be automatically converted into the right to receive Ballard common shares without the need for any action by the holders of shares of Protonex common stock, provided that holders of shares of Protonex common stock who have properly and validly exercised and perfected their right to dissent shall not have their shares automatically converted.

Within three business days of the effective time of the Merger, the exchange agent will send to each Protonex stockholder of record a letter of transmittal. The letter of transmittal will specify that delivery will be effected, and risk of loss and title to any certificates shall pass, only upon proper delivery of such certificates to the exchange agent. The letter of transmittal will be accompanied by instructions. Protonex stockholders should not return share certificates with the enclosed proxy card.

After the effective time, shares of Protonex common stock will no longer be outstanding, will be automatically cancelled and will cease to exist and each certificate, if any, that previously represented shares of Protonex common stock will represent only the right to receive the Merger consideration as described above. Until holders of shares of Protonex common stock have surrendered such shares to the exchange agent for exchange, those holders will not receive the Merger consideration or any dividends or distributions on Ballard shares into which their shares of Protonex common stock have been converted with a record date after the effective time.

Protonex stockholders will not receive any fractional Ballard common shares pursuant to the Merger. Each holder of Protonex common stock exchanged pursuant to the Merger Agreement who would otherwise have been entitled to receive a fraction of a Ballard common share (after taking into account all share certificates delivered by such holder) will receive, in lieu of such fractional share, the number of Ballard common shares rounded down to the nearest whole number. The rounding of fractional Ballard common shares was not separately bargained for consideration but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting problems that would otherwise be caused by the issuance of fractional Ballard common shares.

Effect of Options and Warrants in the Merger

In accordance with the Merger Agreement and Protonex’s 2003 Stock Incentive Plan and 2013 Stock Incentive Plan, holders of options to purchase Protonex common stock must exercise such options by the fifth business day prior to the special meeting of Protonex stockholders, or their options will be cancelled.  In addition, under the Merger Agreement, Protonex has agreed to cause all outstanding warrants to purchase Protonex common stock to be exercised or terminated prior to the effective time of the Merger.  Ballard will not assume any Protonex options, warrants or other derivative securities in connection with the Merger, and you will receive no Merger consideration in exchange for such securities.  Any Protonex options or warrants duly exercised for shares of Protonex common stock prior to the effective time of the Merger will be entitled to the Merger consideration for their shares of common stock held at the effective time.

Listing of Ballard Common Shares

It is a condition to the completion of the Merger that the Ballard common shares issuable in the Merger or after the Merger in respect of Protonex equity awards be approved for listing on the NASDAQ and TSX, subject, in the case of the TSX, to the making of certain prescribed filings as soon as possible following the completion of the Merger. As of the date of this proxy statement/prospectus, the application for approval of the listing of the common shares of Ballard issuable in the Merger has been submitted to the TSX. A listing of additional shares notification will be provided to the NASDAQ in accordance with the requirements of the NASDAQ Stock Market Rules.

Lock-Up Restrictions

In addition, each of the Supporting Stockholders has agreed that the Ballard common shares to be received by such stockholder in the Merger are subject to lock-up restrictions, which restrictions will lapse with respect to one-half of such Ballard common shares at the six and 12-month anniversaries of the closing date of the Merger. Such stockholder has agreed not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any Ballard common shares during the lock-up period.

Material U.S. Federal Income Tax Consequences

The following general discussion sets forth the anticipated material U.S. federal income tax consequences of the Merger and the ownership and disposition of Ballard common shares to U.S. holders (as defined below) of Protonex common stock. This discussion does not address the U.S. federal income tax consequences of transactions taking place prior or subsequent to, or concurrently with, the Merger, whether or not in connection with the Merger. This discussion is based on the Code, applicable Treasury regulations, judicial authority, and administrative rulings, and the Convention between the United States of America and Canada with respect to Taxes on Income and Capital of 1980, as amended, or the “Canada-U.S. tax treaty”, all as of the date of this proxy statement/prospectus, and all of which are subject to change, possibly with retroactive effect.

This discussion is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a U.S. holder as a result of the Merger or as a result of the ownership and disposition of Ballard common shares. This discussion does not take into account the individual facts and circumstances of any particular U.S. holder that may affect the U.S. federal income tax consequences to the U.S. holder, including specific tax consequences to a U.S. holder under an applicable tax treaty. Accordingly, this discussion is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. holder. In addition, this discussion does not address the U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, or non-U.S. tax consequences of the Merger or the ownership and disposition of Ballard common shares.

This discussion addresses only U.S. holders (as defined below) who hold their Protonex common stock, and, after the Effective Time, their Ballard common shares, as a capital asset within the meaning of Section 1221 of the Code. It does not address U.S. holders subject to special tax rules, such as:

•                  banks, financial institutions, underwriters, or insurance companies;

•                  real estate investment trusts and regulated investment companies;

•                  tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;

•                  U.S. expatriates or former long-term residents of the United States;

•                  entities or arrangements that are treated as partnerships for U.S. federal income tax purposes and investors in such partnerships;

•                  dealers or traders in securities, commodities or currencies;

•                  grantor trusts;

•                  S corporations;

•                  U.S. holders subject to the alternative minimum tax;

•                  U.S. holders whose “functional currency” is not the U.S. dollar;

•                  U.S. holders who received Protonex common stock, or, after the Merger, Ballard common shares, through the exercise of options or otherwise as compensation or through a tax-qualified retirement plan;

•                  U.S. holders who own (directly, indirectly or through attribution) 5% or more by vote or value of the outstanding Protonex common stock, or, after the Merger, of the outstanding Ballard common shares; or

•                  U.S. holders holding Protonex common stock, or, after the Merger, Ballard common shares, as part of a straddle, synthetic security, hedge, conversion transaction or other integrated investment.

U.S. holders that are subject to special provisions under the Code, including U.S. holders described immediately above, should consult their tax advisors regarding the U.S. federal income, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences of the Merger and the ownership and disposition of Ballard common shares.

As used in this discussion, a “U.S. holder” means a holder of Protonex common stock or, after the Merger, Ballard common shares who is for U.S. federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any state or political subdivision thereof, (iii) a trust that (A) is subject to the primary jurisdiction of a court within the United States and the control of one or more U.S. persons with respect to all of its substantial decisions or (B) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person, or (iv) an estate that is subject to U.S. federal income tax on its income, regardless of source.

Please consult your own tax advisor as to the specific tax consequences of the Merger and the ownership and disposition of Ballard common shares, including the applicable U.S. federal, state, local and foreign tax consequences to you of the Merger and the ownership and disposition of Ballard common shares.

It is a condition to the completion of the Merger that Protonex and Ballard each receive an opinion from its respective counsel that, for U.S. federal income tax purposes, the Merger should qualify as a reorganization within the meaning of Section 368(a) of the Code. Each counsel’s opinion will be based on qualifications, representations and covenants noted in the opinion (including representations and covenants regarding the absence of changes in existing facts and that the Merger will be completed in accordance with the terms and conditions of the Merger Agreement and as described in this proxy statement/prospectus and on factual representations contained in officer’s certificates of Protonex and Ballard). After Protonex stockholder approval is obtained, neither Protonex nor Ballard may waive the receipt of its counsel’s opinion as a condition to the completion of the Merger, unless this document is recirculated in order to resolicit stockholder approval. If Protonex’s legal counsel, Day Pitney LLP is not willing, able or otherwise fails to deliver such opinion to Protonex, Ballard’s legal counsel, Dorsey & Whitney LLP, may deliver such opinion to Protonex. None of the tax opinions or this summary are binding on the IRS or the courts. In addition, neither Ballard nor Protonex intends to request a ruling from the IRS with respect to the U.S. federal income tax consequences of the Merger and, as a result, there can be no assurance that the IRS will not disagree with any of the conclusions described below. Future legislative, judicial, or administrative changes or interpretations, which may or may not be retroactive, or the failure of any factual representation to be true, correct and complete in all material respects, or the breach of any of the covenants, may adversely affect the accuracy of the statements and conclusions described in this summary.

Material U.S. Federal Income Tax Consequences of the Merger

The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. If the Merger qualifies as a reorganization under Section 368(a) of the Code, then, subject to Section 367(a) of the Code, as discussed below under the heading “Five Percent Transferee Stockholders”:

•                  A U.S. holder of Protonex common stock will not recognize income, gain or loss upon the U.S. holder’s receipt of Ballard common shares in exchange for the U.S. holder’s Protonex common stock in the Merger;

•                  The aggregate tax basis of the Ballard common shares received by a U.S. holder in the Merger will be the same as the aggregate tax basis of the Protonex common stock surrendered in exchange therefor; and

•                  The holding period for Ballard common shares that a U.S. holder receives in the Merger will include the holding period of the Protonex common stock surrendered in exchange therefor.

If a U.S. holder acquired different blocks of Protonex common stock at different times and at different prices, the U.S. holder’s tax basis and holding period in the Ballard common shares received will be determined by reference to each block of Protonex common stock surrendered.

If the Merger were to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, then a U.S. holder of Protonex common stock would recognize taxable gain or loss on the Merger equal to the difference, if any, between the fair market value of the Ballard common shares received in the Merger and the U.S. holder’s tax basis in the Protonex common stock surrendered in the Merger. Such gain or loss would be capital gain or loss and would be long-term capital gain or loss if the U.S. holder’s holding period for the U.S. holder’s Protonex common stock is greater than one year. Long-term capital gain of non-corporate stockholders is subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Five Percent Transferee Shareholders

Even if the Merger is afforded non-recognition treatment, a U.S. holder who is a five-percent transferee shareholder, as defined in the applicable Treasury regulations under Section 367(a) of the Code, with respect to Ballard immediately after the Merger will qualify for non-recognition treatment as described in this proxy statement/prospectus only if the U.S. holder files a “gain recognition agreement,” as defined in the regulations, with the IRS. Any U.S. holder of Protonex common stock who will be a five-percent transferee shareholder with respect to Ballard after the Merger should consult with his or her tax advisor concerning the decision to file a gain recognition agreement and the procedures to be followed in connection with that filing.

Dissenting U.S. Holders

A U.S. holder who exercises dissenters’ rights and is paid in cash for all of the U.S. holder’s Protonex common stock will generally recognize gain or loss equal to the difference, if any, between the amount of cash received and the U.S. holder’s tax basis in the Protonex common stock. Gain or loss recognized with respect to cash received pursuant to the exercise of dissenters’ rights will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the Merger, the holding period for the Protonex common stock is greater than one year. The deductibility of capital losses is subject to limitations.

Reporting Requirements

A U.S. holder who is required to file a U.S. federal income tax return and who is a “significant holder” that receives Ballard common shares in the Merger will be required to attach a statement to the U.S. holder’s U.S. federal income tax return for the taxable year in which the Merger is completed that contains the information set forth in Section 1.368-3(b) of the Treasury regulations. The statement attached by the U.S. holder must include the fair market value of, and the U.S. holder’s tax basis in, the Protonex common stock surrendered in the Merger. A “significant holder” generally is a holder of Protonex common stock who, immediately before the Merger, owned at least 5% by vote or value of the total outstanding stock of Protonex.

Ownership and Disposition of Ballard Common Shares

The following discussion is subject to the rules described below under the heading “Passive Foreign Investment Company Rules.”

Taxation of Distributions

A U.S. holder that receives a distribution, including a constructive distribution, with respect to a Ballard common share will be required to include the amount of such distribution in gross income as a dividend (without reduction for any foreign income tax withheld from such distribution) to the extent of the current or accumulated “earnings and profits” of Ballard, as computed for U.S. federal income tax purposes.  To the extent that a distribution exceeds the current and accumulated “earnings and profits” of Ballard, such distribution will be treated first as a tax-free return of capital to the extent of a U.S. holder’s tax basis in the Ballard common shares and thereafter as gain from the sale or exchange of such Ballard common shares (see “Sale or Other Taxable Disposition of Ballard Common Shares” below).  However, Ballard may not maintain the calculations of earnings and profits in accordance with U.S. federal income tax principles, and each U.S. holder should therefore assume that any distribution by Ballard with respect to the Ballard common shares will constitute ordinary dividend income.  Dividends received on Ballard common shares generally will not be eligible for the “dividends received deduction”.  Subject to applicable limitations and provided Ballard is eligible for the benefits of the Canada-U.S. Tax Convention, dividends paid by Ballard to non-corporate U.S. holders, including individuals, generally will be eligible for the preferential tax rates applicable to long-term capital gains for dividends, provided certain holding period and other conditions are satisfied, including that Ballard not be classified as a PFIC (as defined below) in the tax year of distribution or in the preceding tax year.  The dividend rules are complex, and each U.S. holder should consult its own tax advisor regarding the application of such rules.

Sale or Other Taxable Disposition of Ballard Common Shares

A U.S. holder will recognize gain or loss on the sale or other taxable disposition of Ballard common shares in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received and (b) such U.S. holder’s tax basis in such Ballard common shares sold or otherwise disposed of.  Any such gain or loss generally will be capital gain or loss, which will be long-term capital gain or loss if, at the time of the sale or other disposition, such Ballard common shares are held for more than one year.

Preferential tax rates apply to long-term capital gains of a U.S. holder that is an individual, estate, or trust.  There are currently no preferential tax rates for long-term capital gains of a U.S. holder that is a corporation.  Deductions for capital losses are subject to significant limitations under the Code.

Passive Foreign Investment Company Rules

If Ballard were to constitute a “Passive Foreign Investment Company” or “PFIC” for any year during a U.S. holder’s holding period, then certain potentially adverse rules would affect the U.S. federal income tax consequences to a U.S. holder resulting from the acquisition, ownership and disposition of Ballard common shares.  Ballard believes that it was not a PFIC during the prior tax year, and based on current business plans and financial expectations, Ballard expects that it will not be a PFIC for the current tax year and does not expect to be a PFIC for the foreseeable future.

However, PFIC classification is fundamentally factual in nature, generally cannot be determined until the close of the tax year in question, and is determined annually.  Additionally, the analysis depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations.  Consequently, there can be no assurance that Ballard has never been, is not, and will not become a PFIC for any tax year during which U.S. holders hold Ballard common shares.

In addition, in any year in which Ballard is classified as a PFIC, such holder will be required to file an annual report with the IRS containing such information as Treasury Regulations and/or other IRS guidance may require.  In addition to penalties, a failure to satisfy such reporting requirements may result in an extension of the time period during which the IRS can assess tax.  U.S. holders should consult their own tax advisors regarding the requirements of filing such information returns under these rules, including the requirement to file a IRS Form 8621.

Ballard will be a PFIC under Section 1297 of the Code if, for a tax year, (a) 75% or more of the gross income of Ballard for such tax year is passive income (the “income test”) or (b) 50% or more of the value of Ballard’s assets either produce passive income or are held for the production of passive income (the “asset test”), based on the quarterly average of the fair market value of such assets.  “Gross income” generally includes all sales revenues less the cost of goods sold, plus income from investments and from incidental or outside operations or sources, and “passive income” generally includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions.

In addition, for purposes of the PFIC income test and asset test described above, if Ballard owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, Ballard will be treated as if it (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation.  In addition, for purposes of the PFIC income test and asset test described above and assuming certain other requirements are met, “passive income” does not include certain interest, dividends, rents, or royalties that are received or accrued by Ballard from a “related person” (as defined in Section 954(d)(3) of the Code), to the extent such items are properly allocable to the income of such related person that is not passive income and certain other requirements are satisfied.

Under certain attribution rules, if Ballard is a PFIC, U.S. holders will be deemed to own their proportionate share of any subsidiary of Ballard which is also a PFIC (a ‘‘Subsidiary PFIC’’), and will be subject to U.S. federal income tax on (i) a distribution on the shares of a Subsidiary PFIC or (ii) a disposition of shares of a Subsidiary PFIC, both as if the holder directly held the shares of such Subsidiary PFIC.

If Ballard were a PFIC in any tax year and a U.S. holder held Ballard common shares, such holder generally would be subject to special rules under Section 1291 of the Code with respect to “excess distributions” made by Ballard on the Ballard common shares and with respect to gain from the disposition of Ballard common shares. An “excess distribution” generally is defined as the excess of distributions with respect to the Ballard common shares received by a U.S. holder in any tax year over 125% of the average annual distributions such U.S. holder has received from Ballard during the shorter of the three preceding tax years, or such U.S. holder’s holding period for the Ballard common shares, as applicable. Generally, a U.S. holder would be required to allocate any excess distribution or gain from the disposition of the Ballard common shares ratably over its holding period for the Ballard common shares. Such amounts allocated to the year of the disposition or excess distribution would be taxed as ordinary income, and amounts allocated to prior tax years would be taxed as ordinary income at the highest tax rate in effect for each such year and an interest charge at a rate applicable to underpayments of tax would apply.

While there are U.S. federal income tax elections that sometimes can be made to mitigate these adverse tax consequences (including, without limitation, the “QEF Election” under Section 1295 of the Code and the “Mark-to-Market Election” under Section 1296 of the Code), such elections are available in limited circumstances and must be made in a timely manner.

U.S. holders should be aware that, for each tax year, if any, that Ballard is a PFIC, Ballard can provide no assurances that it will satisfy the record keeping requirements of a PFIC, or that it will make available to U.S. holders the information such U.S. holders require to make a QEF Election with respect to Ballard or any Subsidiary PFIC.  U.S. holders should consult their own tax advisors regarding the potential application of the PFIC rules to the ownership and disposition of Ballard common shares, and the availability of certain U.S. tax elections under the PFIC rules.

Controlled Foreign Corporation Rules

If Ballard were to constitute a “Controlled Foreign Corporation” or “CFC” for any year during a U.S. holder’s holding period, then certain potentially adverse tax rules could affect a “United States shareholder” of Ballard, defined generally as a United States person who owns (within the meaning of Section 958(a) of the Code) or is considered as owning, by applying the rules of ownership of Section 958(b) of the Code, 10% or more of the combined voting power of all classes of stock of Ballard entitled to vote.  In general, a foreign corporation is a CFC if more than fifty percent of (i) the total combined voting power of all classes of stock of such corporation entitled to vote, or (ii) the total value of such corporation is owned or is considered owned by “United States shareholders” on any day during the taxable year of the Corporation.

It is not expected that Ballard will be a CFC for U.S. tax purposes following the Merger.  It is possible, however, that the ownership of Ballard stock could change over time and that Ballard could at some point become a CFC.  Each U.S. holder should consult its own tax advisor concerning any potential application of the CFC rules.

Additional Considerations

Additional Tax on Passive Income

Individuals, estates and certain trusts whose income exceeds certain thresholds will be required to pay a 3.8% Medicare surtax on “net investment income” including, among other things, dividends and net gain from disposition of property (other than property held in certain trades or businesses).  U.S. holders should consult with their own tax advisors regarding the effect, if any, of this tax on their ownership and disposition of Ballard common shares.

Receipt of Foreign Currency

The amount of any distribution paid to a U.S. holder in foreign currency, or on the sale, exchange or other taxable disposition of Ballard common shares, generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of receipt (regardless of whether such foreign currency is converted into U.S. dollars at that time).  If the foreign currency received is not converted into U.S. dollars on the date of receipt, a U.S. holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt.  Any U.S. holder who receives payment in foreign currency and engages in a subsequent conversion or other disposition of the foreign currency may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes.  Different rules apply to U.S. holders who use the accrual method.  Each U.S. holder should consult its own U.S. tax advisor regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.

Foreign Tax Credit

Subject to the PFIC rules discussed above, a U.S. holder that pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the Ballard common shares generally will be entitled, at the election of such U.S. holder, to receive either a deduction or a credit for such Canadian income tax paid.  Generally, a credit will reduce a U.S. holder’s U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. holder’s income subject to U.S. federal income tax.  This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. holder during a year.

Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. holder’s U.S. federal income tax liability that such U.S. holder’s “foreign source” taxable income bears to such U.S. holder’s worldwide taxable income.  In applying this limitation, a U.S. holder’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source.”  Generally, dividends paid by a foreign corporation should be treated as foreign source for this purpose, and gains recognized on the sale of stock of a foreign corporation by a U.S. holder should be treated as U.S. source for this purpose, except as otherwise provided in an applicable income tax treaty, and if an election is properly made under the Code.  However, the amount of a distribution with respect to the Ballard common shares that is treated as a “dividend” may be lower for U.S. federal income tax purposes than it is for Canadian federal income tax purposes, resulting in a reduced foreign tax credit allowance to a U.S. holder.  In addition, this limitation is calculated separately with respect to specific categories of income.  The foreign tax credit rules are complex, and each U.S. holder should consult its own U.S. tax advisor regarding the foreign tax credit rules.

Backup Withholding and Information Reporting

Under U.S. federal income tax law and Treasury regulations, certain categories of U.S. holders must file information returns with respect to their investment in, or involvement in, a foreign corporation.  For example, U.S. return disclosure obligations (and related penalties) are imposed on U.S. holders that hold certain specified foreign financial assets in excess of certain threshold amounts.  The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person and any interest in a foreign entity.  U.S. holders may be subject to these reporting requirements unless their Ballard common shares are held in an account at certain financial institutions.  Penalties for failure to file certain of these information returns are substantial.  U.S. holders should consult with their own tax advisors regarding the requirements of filing information returns, including the requirement to file an IRS Form 8938.

Payments made within the U.S. or by a U.S. payor or U.S. middleman, of dividends on, and proceeds arising from the sale or other taxable disposition of, Ballard common shares will generally be subject to information reporting and backup withholding tax (currently at the rate of 28%), if a U.S. holder (a) fails to furnish such U.S. holder’s correct U.S. taxpayer identification number (generally on IRS Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. holder has previously failed to properly report items subject to backup withholding tax, or (d) fails to certify, under penalty of perjury, that such U.S. holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. holder that it is subject to backup withholding tax.  However, certain exempt persons generally are excluded from these information reporting and backup withholding rules.  Backup withholding is not an additional tax.  Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. holder furnishes required information to the IRS in a timely manner.

The discussion of reporting requirements set forth above is not intended to constitute an exhaustive description of all reporting requirements that may apply to a U.S. holder.  A failure to satisfy certain reporting requirements may result in an extension of the time period during which the IRS can assess a tax, and under certain circumstances, such an extension may apply to assessments of amounts unrelated to any unsatisfied reporting requirement.  Each U.S. holder should consult its own tax advisor regarding the information reporting and backup withholding rules.

Material Canadian Federal Income Tax Consequences

The following is a general summary of the material Canadian federal income tax considerations under the Tax Act generally applicable to a holder who, at all relevant times, for purposes of the Tax Act: (i) is not, and is not deemed to be, resident in Canada; (ii) does not use or hold the Ballard common shares in connection with carrying on a business in Canada; (iii) acquires Ballard common shares as beneficial owner in connection with the Merger; (iv) holds such common shares as capital property; (v) deals at arm’s length with Ballard; and who (vi) is not affiliated with Ballard (a “Non-Resident Holder”). This summary does not apply to a holder that is, or is deemed to be, resident in Canada or a Non-Resident Holder that carries on, or is deemed to carry on, an insurance business in Canada and elsewhere, and such holders should consult their own tax advisors.

The Ballard common shares will generally be considered capital property to a Non-Resident Holder unless either (i) the Non-Resident Holder holds the common shares in the course of carrying on a business of buying and selling securities or (ii) the Non-Resident Holder has acquired the common shares in a transaction or transactions considered to be an adventure in the nature of trade.

This summary is not applicable to a Non-Resident Holder: (a) that is a “financial institution” as defined in the Tax Act for purposes of the mark-to-market rules; (b) an interest in which would be a “tax shelter investment” as defined in the Tax Act; (c) that is a “specified financial institution” as defined in the Tax Act; (d) whose functional currency for purposes of the Tax Act is the currency of a country other than Canada; or (e) that has entered (or will enter) into, with respect to the Ballard common shares, a “derivative forward agreement” as defined in the Tax Act. Any Non-Resident Holder to which this summary does not apply should consult its own tax advisor.

This summary is based on the current provisions of the Tax Act and the regulations thereunder (the “Regulations”) in force as of the date hereof, an understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”) publicly available prior to the date hereof, and all specific proposals to amend the Tax Act and Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”).  No assurances can be given that the Proposed Amendments will be enacted or will be enacted as proposed.  Other than the Proposed Amendments, this summary does not take into account or anticipate any changes in law or the administration policies or assessing practice of CRA, whether by judicial, legislative, governmental or administrative decision or action, nor does it take into account provincial, territorial or foreign tax legislation or considerations, which may differ significantly from those discussed herein.

For purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of the Ballard common shares, including interest, dividends, adjusted cost base and proceeds of disposition, must be converted into Canadian dollars based on the relevant exchange rate (as determined in accordance with the Tax Act) applicable on the date the particular amount arose.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder and no representations with respect to the income tax consequences to any particular Non-Resident Holder are made. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective investors in the Ballard common shares should consult their own tax advisors with respect to their own particular circumstances.

Disposition of Ballard Common Shares

A Non-Resident Holder will not be subject to tax under the Tax Act in respect of any capital gain realized by such Non-Resident Holder on a disposition of the common shares, unless such shares constitute “taxable Canadian property” (as defined in the Tax Act) of the Non-Resident Holder at the time of disposition and the Non-Resident Holder is not entitled to relief under an applicable income tax treaty or convention.

As long as the Ballard common shares are then listed on a designated stock exchange (which currently includes the TSX and the NASDAQ), the common shares generally will not constitute taxable Canadian property of a Non-Resident Holder, unless (a) at any time during the 60 month period immediately preceding the disposition or deemed disposition of the common shares: (i) 25% or more of the issued shares of any class of the capital stock of Ballard was owned by, or belonged to, one or any combination of the Non-Resident Holder and persons with whom the Non-Resident Holder did not deal at arm’s length (within the meaning of the Tax Act); and (ii) more than 50% of the fair market value of a Ballard common share was derived directly or indirectly from one or any combination of: (A) real or immovable property situated in Canada; (B) Canadian resource property (as defined in the Tax Act); (C) timber resource property (as defined in the Tax Act), or (D) options in respect of, or interests in, or for civil law rights in, property described in any of (A) through (C) above, whether or not such property exists; or (b) the Ballard common shares are otherwise deemed under the Tax Act to be taxable Canadian property.

If the Ballard common shares are taxable Canadian property to a Non-Resident Holder, any capital gain realized on the disposition or deemed disposition of such common shares may not be subject to Canadian federal income tax pursuant to the terms of an applicable income tax treaty or convention between Canada and the country of residence of a Non-Resident Holder.

Non-Resident Holders whose common shares are taxable Canadian property should consult their own advisors.

Dividends

Under the Tax Act, dividends on common shares paid or credited to a Non-Resident Holder will be subject to Canadian withholding tax at the rate of 25% of the gross amount of the dividends, subject to any reduction in the rate of withholding to which the Non-Resident Holder is entitled under any applicable income tax treaty or convention between Canada and the country in which the Non-Resident Holder is resident.  For example, where a Non-Resident Holder is a resident of the United States, is fully entitled to the benefits under the Canada-United States Income Tax Convention (1980) and is the beneficial owner of the dividend, the applicable rate of Canadian withholding tax is generally reduced to 15% of the amount of such dividend.

Appraisal Rights of Holders of Protonex Common Stock

In connection with the Merger, record holders of Protonex common stock who comply with the procedures summarized below will be entitled to appraisal rights if the Merger is completed. Under Section 262 of the General Corporation Law of the State of Delaware (which we refer to as Section 262), as a result of completion of the Merger, holders of shares of Protonex common stock with respect to which appraisal rights are properly demanded and perfected and not withdrawn or lost are entitled, in lieu of receiving the Merger consideration, to have the “fair value” of their shares at the effective time of the Merger (exclusive of any element of value arising from the accomplishment or expectation of the Merger) judicially determined and paid to them in cash by complying with the provisions of Section 262.  Protonex is required to send a notice to that effect to each stockholder not less than 20 days prior to the special meeting.  This proxy statement/prospectus constitutes that notice to you.

The following is a brief summary of Section 262, which sets forth the procedures for demanding statutory appraisal rights. This summary is qualified in its entirety by reference to Section 262, a copy of the text of which is attached to this proxy statement/prospectus as Appendix C.

Stockholders of record who desire to exercise their appraisal rights must satisfy all of the following conditions:

•                  A stockholder who desires to exercise appraisal rights must (a) not vote in favor of the Merger and (b) deliver a written demand for appraisal of the stockholder shares to the corporate secretary of Protonex before the vote on the Merger at the special meeting.

•                  A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as the stockholder’s name appears on the certificates representing shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by all joint owners. An authorized agent, including an agent of two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose that, in exercising the demand, the agent is acting as agent for the record owner. In addition, the stockholder must continuously hold the shares of record from the date of making the demand through the effective time of the Merger.

•                  A record owner, such as a broker, who holds shares as a nominee for others may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which the holder is the record owner. In that case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares outstanding in the name of the record owner.

•                  Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights before the vote on the adoption of the Merger Agreement at the special meeting.  A holder of shares held in “street name” who desires appraisal rights with respect to those shares must take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record owner of the shares. Shares held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depositary.  Any holder of shares desiring appraisal rights with respect to such shares who held such shares through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for appraisal is made by the record holder. The stockholder should instruct such firm, bank or institution that the demand for appraisal must be made by the record holder of the shares, which might be the nominee of a central security depositary if the shares have been so deposited.

As required by Section 262, a demand for appraisal must be in writing and must reasonably inform Protonex of the identity of the record holder (which might be a nominee as described above) and of such holder’s intention to seek appraisal of such shares.

Stockholders of record who elect to demand appraisal of their shares must mail or deliver their written demand to:  Protonex Technology Corporation, 153 Northboro Road, Southborough, Massachusetts 01772-1034, Attention: Corporate Secretary.  The written demand for appraisal should specify the stockholder’s name and mailing address, the number of shares owned, and that the stockholder is demanding appraisal of his, her or its shares. The written demand must be received by Protonex prior to the special meeting. Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt the Merger Agreement will alone suffice to constitute a written demand for appraisal within the meaning of Section 262. In addition, the stockholder must not vote its shares of common stock in favor of adoption of the Merger Agreement.  Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of adoption of the Merger Agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the Merger Agreement or abstain from voting on the Merger Agreement.

Within 120 days after the effective time of the Merger, either the surviving corporation in the Merger or any stockholder who has timely and properly demanded appraisal of such stockholder’s shares and who has complied with the requirements of Section 262 and is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of all stockholders who have properly demanded appraisal. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and thereafter will appraise the shares owned by those stockholders, determining the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest to be paid, if any, upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., et al., the Delaware Supreme Court discussed the considerations that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that in making this determination of fair value the court must consider “market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of Merger which throw any light on future prospects of the merged corporation.” The Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.” However, the Delaware Supreme Court noted that Section 262 provides that fair value is to be determined “exclusive of any element of value arising from the accomplishment or expectation of the merger.”

Stockholders considering seeking appraisal should bear in mind that the fair value of their shares determined under Section 262 could be more than, the same as, or less than the Merger consideration they are entitled to receive pursuant to the Merger Agreement if they do not seek appraisal of their shares, and that opinions of investment banking firms as to the fairness from a financial point of view of the consideration payable in a merger are not opinions as to fair value under Section 262.

The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and charged upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. Upon application of a stockholder seeking appraisal rights, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by such stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination of assessment, each party bears its own expenses.

Except as explained in the last sentence of this paragraph, at any time within 60 days after the effective time of the Merger, any stockholder who has demanded appraisal shall have the right to withdraw such stockholder’s demand for appraisal and to accept the Ballard common shares to which the stockholder is entitled pursuant to the Merger. After this period, the stockholder may withdraw such stockholder’s demand for appraisal only with the consent of the surviving corporation in the Merger. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective time of the Merger, stockholders’ rights to appraisal shall cease and all stockholders shall be entitled only to receive the Ballard common shares as provided for in the Merger Agreement. Inasmuch as the parties to the Merger Agreement have no obligation to file such a petition, and have no present intention to do so, any stockholder who desires that such petition be filed is advised to file it on a timely basis. No petition timely filed in the Delaware Court of Chancery demanding appraisal shall be dismissed as to any stockholders without the approval of the Delaware Court of Chancery, and that approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

The foregoing is a brief summary of Section 262 that sets forth the procedures for demanding statutory appraisal rights.  This summary is qualified in its entirety by reference to Section 262, a copy of the text of which is attached hereto as Appendix C. Failure to comply with all the procedures set forth in Section 262 will result in the loss of a stockholder’s statutory appraisal rights.

Restrictions on Sales of Common Shares by Certain Affiliates

The Ballard common shares to be issued in connection with the Merger will be freely transferable under the Securities Act, except for shares issued to any Protonex stockholder who may be deemed to be an “affiliate” of Protonex immediately prior to the Merger or an affiliate of Ballard following the Merger for purposes of U.S. securities laws.

Persons who may be deemed to be affiliates of Protonex or Ballard may not sell any of the Ballard common shares received by them in connection with the Merger except pursuant to:

•                  an effective registration statement under the Securities Act covering the resale of those shares;

•                  an exemption under paragraph (d) of Rule 145 under the Securities Act; or

•                  any other applicable exemption under the Securities Act.

The sale of Ballard common shares received pursuant to the Merger will be free from restriction under applicable Canadian securities legislation on the first trade of such Ballard common shares provided that (1) Ballard is and has been a reporting issuer in a jurisdiction of Canada for the four months immediately preceding the sale; (2) such sale is not a control distribution, (3) no unusual effort is made to prepare the market or to create a demand for the Ballard common shares subject to such sale, (4) no extraordinary commission or consideration is paid to a person or company in respect of such sale and (5) if the selling security holder is an insider or officer of Ballard, the selling security holder has no reasonable grounds to believe that Ballard is in default of Canadian securities legislation.

Directors and Management of Ballard Following the Merger

The directors and officers of Ballard are anticipated to remain the same after the Merger.

Regulatory Approvals Required for the Merger

Other than (i) the requirement that this proxy statement/prospectus be filed with the SEC; (ii) the requirement that the SEC declare the registration statement of which this proxy statement/prospectus is a part effective and that we distribute this proxy statement/prospectus as required under applicable securities laws; (iii) the requirement that we make certain other filings under the Exchange Act, applicable Canadian securities laws and NASDAQ and TSX rules, we are not aware of any material U.S. federal, state or foreign regulatory requirements or approvals that must be complied with or obtained in connection with the Merger; and (iv) the requirement to notify the Directorate of Defense Trade Controls of the U.S. State Department pursuant to Section 122.4 of the International Traffic in Arms Regulations. We cannot predict whether we will obtain all required regulatory approvals to complete the Merger, or whether any approvals will include conditions that would be detrimental to us or the combined company.

Ballard’s Status as a Foreign Private Issuer under the U.S. Securities Exchange Act of 1934

Ballard is considered a “foreign private issuer” under the rules of the SEC and is subject to the reporting requirements under the Exchange Act applicable to foreign private issuers. Ballard is required to file its annual report on Form 40-F with the SEC at the time it files its annual information form with the applicable Canadian securities regulatory authorities (or, if applicable, a Form 20-F within four months of its fiscal year end). In addition, Ballard must furnish current reports on Form 6-K to the SEC regarding certain information required to be publicly disclosed by Ballard in Canada or filed with the TSX, or regarding information distributed or required to be distributed by Ballard to its stockholders.

Moreover, although Ballard is required to comply with Canadian disclosure requirements, in some circumstances Ballard is not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. Ballard is required to file financial statements in accordance with IFRS, and therefore does not file financial statements prepared in accordance with U.S. GAAP. Furthermore, Ballard is not required to comply with Regulation FD, which addresses certain restrictions on the selective disclosure of material information. In addition, among other matters, Ballard’s officers, directors and principal stockholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of Ballard common shares. If Ballard loses its status as a foreign private issuer, it will no longer be exempt from such rules and, among other things, will be required to file periodic reports and financial statements as if it were a United States domestic company. Ballard’s Canadian public filings are available at www.sedar.com, and its SEC filings are available on EDGAR at www.sec.gov. Insiders of Ballard are generally required to disclose their trading in Ballard shares within five days of the date of the trade and these trading activity reports can be accessed through the Internet at www.sedi.ca.

PRINCIPAL STOCKHOLDERS OF THE COMBINED COMPANY

The following table and the related notes present certain information with respect to the beneficial ownership of the combined company upon consummation of the Merger, by:

•                                          each person expected to be a director or executive officer of the combined company;

•                                          each person or group who is expected by the management of the combined company to become the beneficial owner of more than 5% of the common shares of the combined company upon the consummation of the Merger, and

•                                          all persons expected to be directors or executive officers of the combined company as a group.

The percentage of beneficial ownership calculation assumes that the Merger closes on August 30, 2015 and is based on total outstanding common shares of 153,172,258 which is the sum of (i) 141,957,346 common shares outstanding as of July 7, 2015 and (ii) 11,214,912 shares that would be issued to the Protonex stockholders in the Merger based on a closing date of August 30, 2015, and which amount includes 628,732 shares placed in the escrow. The information below assumes: (i) that no options held by Protonex stockholders and no warrants to purchase shares of Protonex common stock are exercised upon any vesting of such securities at or immediately prior to the effective time of the Merger in accordance with the terms of the Merger Agreement or applicable award or warrant agreement, (iii) that no additional Ballard common shares or securities convertible into Ballard common shares are issued by Ballard subsequent to August 30, 2015 other than in connection with the Merger, and (iv) that each director’s and executive officer’s beneficial ownership of Ballard common shares does not change prior to consummation of the Merger.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally provide that a person is the “beneficial owner” of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities or has the right to acquire such powers within 60 days. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, common shares subject to options, warrants or rights held by that person that are currently exercisable or convertible or exercisable, convertible or issuable within 60 days of July 7, 2015, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The percentages in the table have been rounded to the nearest hundredth. Except as specifically indicated in the footnotes to this table, we believe that the persons identified in this table have sole voting and investment power with respect to all common shares shown as beneficially owned by them, subject to community property laws where applicable.

	Total Ballard Common Shares Owned		Percent of Total Common Shares
5% Stockholders
None				%
				%
Directors and Executive Officers:
Ian A. Bourne, Chair	26,824		*
Doug Hayhurst	5,000		*
Ed Kilroy	2,752		*
Randall MacEwen	0		*
Jim Roche	0		*
Carol M. Stephenson	3,550		*
David B. Sutcliffe	3,600		*
Ian Sutcliffe	10,000		*
Tony Guglielmin, Vice President, Chief Financial Officer	380,540	(1)	*
Paul Cass, Vice President, Chief Operations Officer	333,046	(2)	*
Christopher Guzy, Vice President and Chief Technology Officer	175,208	(3)	*
Steven W. Karaffa, Vice President and Chief Commercial Officer	66,976	(4)	*
All Directors and Executive Officers as a Group (12 persons)	1,007,496		*

* Less than 1% of the issued and outstanding common shares

(1)         Includes 156,436 common shares and options exercisable to purchase 224,104 common shares within 60 days of July 7, 2015.

(2)         Includes 108,942 common shares and options exercisable to purchase 224,104 common shares within 60 days of July 7, 2015.

(3)         Includes 120,001 common shares and options exercisable to purchase 55,207 common shares within 60 days of July 7, 2015.

(4)         Includes 8,643 common shares and options exercisable to purchase 58,333 common shares within 60 days of July 7, 2015.

MERGER AGREEMENT

Below is a summary of the Merger Agreement, which is attached to this proxy statement/prospectus as Appendix A and is incorporated by reference into this document. You should read the Merger Agreement in addition to this summary, as the Merger Agreement, and not this summary, is the legal document which governs the Merger. Capitalized terms used in this section and not otherwise defined in this proxy statement/prospectus have the meanings ascribed to them in the Merger Agreement.

Cautionary Statement Concerning Representations and Warranties Contained in the Merger Agreement

You should not rely upon the representations and warranties contained in the Merger Agreement or the descriptions of such representations and warranties in this proxy statement/prospectus, as factual information about Ballard or Protonex. In reviewing the agreements included or incorporated by reference in this proxy statement/prospectus, it is important to note that they are included to provide investors and stockholders with information regarding their terms, and are not intended to provide any other factual or disclosure information about Ballard or Protonex or the other parties to the agreements. These representations and warranties have been made solely for the benefit of the other parties to the Merger Agreement, and were not intended to be and should not be relied upon by stockholders of Ballard or Protonex; should not be treated as categorical statements of fact, but rather as a way of allocating risk between the parties; have in some cases been qualified by disclosures that were made to the other party in connection with the negotiation of the Merger Agreement, which disclosure schedules are not reflected in the Merger Agreement or disclosed in this proxy statement/prospectus; may apply standards of materiality in a way that is different from what may be material to investors; and were made only as of the date of the Merger Agreement or such other date or dates as may be specified in the Merger Agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. Information about Ballard can be found elsewhere in this proxy statement/prospectus and in other public filings Ballard makes with the SEC and with Canadian securities administrators. Information about Protonex can be found elsewhere in this proxy statement/prospectus.

General

The boards of directors of both Ballard and Protonex have adopted and approved the Merger Agreement, which provides for the acquisition by Ballard of Protonex through the Merger. The Merger will result in Merger Sub, a Delaware corporation and wholly-owned subsidiary of Ballard, merging with and into Protonex, so that Protonex, as the surviving corporation, will become a wholly-owned subsidiary of Ballard. In exchange for their shares of Protonex’s common stock, the Protonex stockholders will receive Ballard common shares. Former Protonex stockholders will not have any equity ownership interest in the surviving corporation.

Conversion of Securities in the Merger

The aggregate Merger consideration (the “Aggregate Consideration”) is equal to approximately 11,214,912 Ballard common shares. Protonex stockholders will receive approximately 0.1566 Ballard common shares for every share of Protonex common stock owned (the “Per Share Common Consideration”), subject to the closing purchase price adjustment and any claims for indemnification under the Merger Agreement.  The closing price of one share of Ballard common stock on the NASDAQ on July 6, 2015 was U.S. $1.64. As discussed in detail below, the aggregate number shares of Ballard common stock to be issued in connection with the Merger will vary depending on a number of factors, including the amount of the estimated Net Debt of Protonex at closing.

At the effective time of the Merger, each issued and outstanding share of Protonex common stock (other than any Dissenting Shares and Treasury Shares) will be cancelled and converted into the right to receive the Per Share Common Consideration, subject to adjustment. Each issued and outstanding share of Protonex common stock that is held in the treasury of Protonex or owned by Protonex, Ballard or Merger Sub will be automatically cancelled and will receive no consideration.

Each issued and outstanding share of the common stock of Merger Sub will be converted into and become one fully paid and nonassessable share of common stock of Protonex (the surviving corporation in the Merger).

For the purpose of calculating the Per Share Common Consideration, adjustments will be made to reflect the effect of any stock split, split-up, reverse stock split, dividend or distribution of securities convertible into Protonex common stock, Protonex preferred stock or Ballard common stock, reorganization, recapitalization, reclassification or other like change with respect to Protonex common stock, Protonex preferred stock or Ballard common stock having a record date occurring on or after the date of the Merger Agreement and prior to the effective time of the Merger.

The allocation of shares of Ballard common stock to be issued in the Merger among stockholders of Protonex will vary depending on a number of factors, including the amount of the Net Debt of Protonex at closing.

For purposes of the Merger Agreement, “Net Debt” means (i) all Long Term Liabilities minus (ii) all cash and cash equivalents of Protonex determined in accordance with U.S. GAAP plus (iii) all unpaid Protonex transactions expenses. “Long Term Liabilities” means all indebtedness (including the current portion thereof) and other long term liabilities of Protonex or any of its subsidiaries on a consolidated basis determined in accordance with U.S.

GAAP (including any such liabilities arising as a result of the consummation of the Merger and the transactions contemplated hereby).

Options and Warrants

In accordance with the Merger Agreement and Protonex’s 2003 Stock Incentive Plan and 2013 Stock Incentive Plan, holders of options to purchase Protonex common stock must exercise such options by the fifth business day prior to the date of the special meeting of Protonex stockholders, or their options will be cancelled.  In addition, under the Merger Agreement, Protonex has agreed to cause all outstanding warrants to purchase Protonex common stock to be exercised or terminated prior to the effective time of the Merger.  Ballard will not assume any Protonex options, warrants or other derivative securities in connection with the Merger, and you will receive no Merger consideration in exchange for such securities.  Any Protonex options or warrants duly exercised for shares of Protonex common stock prior to the effective time of the Merger will be entitled to the Merger consideration for their shares of common stock held at the effective time.

Closing Consideration Schedule

Protonex has agreed to deliver to Ballard, no later than one business day prior to the closing date, a “Closing Consideration Schedule” setting forth, as of closing, all Protonex stockholders and their respective addresses, the number of shares of Protonex common stock held (including the respective certificate numbers), the pro rata portion and the pro rata allocation of the escrowed shares applicable to each Supporting Stockholder and the number of Ballard common shares to be issued to each such Protonex stockholder.

Fractional Shares

No fractional shares of Ballard common stock will be issued in connection with the Merger and no dividends or other distributions with respect to the Ballard common shares will be payable on or with respect to any fractional share.

Escrow of Consideration; Escrow Account

At the closing, Ballard, the stockholder representative and U.S. Bank, National Association, the Escrow Agent, will enter into the escrow agreement pursuant to which Ballard will cause to be deposited approximately 628,732 Ballard common shares in an escrow account.  These common shares will be used to cover indemnification claims by Ballard pursuant to the terms of the Merger Agreement, which shares will be released 12 months after the closing of the Merger, subject to any then pending claims.  For purposes of satisfying claims for indemnification, all Ballard common shares in the escrow account will be deemed to have a value equal to U.S. $2.28 (the “Price Per Share”), as may be adjusted pursuant to the terms of the Merger Agreement. The Supporting Stockholders who contribute a portion of the Aggregate Consideration that they are entitled to receive under the terms of the Merger Agreement to the escrow account will be the owners of the shares deposited in the escrow account and will be entitled to vote all escrowed shares on their own behalf.

In the event of any claim for indemnification under the Merger Agreement, the Ballard Indemnitees (as defined below) will be entitled to recover any damages from the escrow account. Pursuant to the Merger Agreement, within five days following the one-year anniversary of the closing date, Ballard and stockholder representative will instruct the Escrow Agent to deliver to each the applicable Supporting Stockholder his, her or its pro rata allocation of (i) Ballard common shares remaining in the escrow account minus (ii) (a) pending claims determined as of the one-year anniversary, divided by (b) the Price Per Share. See “Merger Agreement—Survival; Indemnification” below at page 60.

Stockholder Representative

By executing the Merger Agreement and upon executing a written consent, voting in favor of the Merger or executing a letter of transmittal, the stockholders of Protonex will appoint Edward J. Stewart as the stockholder representative for purposes of taking certain actions and giving certain consents on behalf of any Protonex stockholder relating to the Merger Agreement and the escrow agreement.

Stockholder Representative Expense Fund

Upon the closing, Ballard will wire to the stockholder representative U.S. $25,000 to serve as the expense fund to pay and reimburse the stockholder representative for any third party expenses incurred in connection with the stockholder representative performing his, her or its duties pursuant to the Merger Agreement or the escrow agreement. In the event the stockholder representative’s expenses exceed, or are reasonably expected to exceed U.S. $25,000, Ballard will wire the stockholder representative additional funds; provided that Ballard will be entitled to recover any such additional funds from the escrow account.

Closing and Effectiveness of the Merger

The closing of the Merger is to take place on the fifth business day following the satisfaction or, to the extent permitted under the Merger Agreement and by applicable law, waiver of all conditions to the obligations of the parties set forth in the Merger Agreement and described below (other than such conditions as may, by their terms, only be satisfied at the closing or on the closing date, but subject to such satisfaction or waiver thereof). See “Merger Agreement—Conditions to the Consummation of the Merger” on page 64.

Exchange of Protonex Stock Certificates for the Merger Consideration

The Merger Agreement provides that the surviving corporation will cause Computershare Investor Services Inc., the exchange agent to be appointed by Ballard in connection with the Merger, to mail within three business days following the effective time, to each record holder of Protonex common stock, a letter of transmittal and instructions for surrendering and exchanging the record holder’s Protonex share certificates for Ballard common stock. Upon surrender of a Protonex share certificate for exchange to the exchange agent, together with a duly completed and validly executed letter of transmittal, and such other documents as the exchange agent may reasonably require, the record holder of the Protonex certificate will be entitled to receive the number of uncertificated shares of Ballard common stock entitled to receive under the Merger Agreement and as set forth on the Closing Consideration Schedule. No interest will be paid on the Merger consideration payable in connection with the Merger Agreement.

If any Protonex share certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Ballard or the exchange agent, the delivery by such person of an indemnification agreement acceptable to Ballard and the exchange agent, or if required by the exchange agent, posting by such person of a bond in such amount as Ballard or the exchange agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate, the exchange agent will deliver in exchange for such lost, stolen or destroyed certificate the consideration payable in respect thereof.

Ballard, the surviving corporation, the exchange agent and the Escrow Agent are entitled to deduct and withhold from consideration otherwise payable under the Merger Agreement to any Protonex stockholder or other person, amounts needed to be withheld with respect to making any such payment under the Code or any provision of state, local or foreign tax law.

Appraisal Rights

Any shares of Protonex common stock that are issued and outstanding immediately prior to the effective time of the Merger and that have not approved the Merger via an affirmative vote or written consent (or which the holder has not effectively withdrawn or lost such holder’s appraisal rights), and with respect to which a demand for appraisal has been properly made in accordance with the DGCL, will not be converted into or represent a right to receive the Merger consideration otherwise payable with respect to such shares of Protonex common stock. If any holder of dissenting shares has effectively withdrawn or loses its appraisal rights, such shares will receive the consideration set forth in the Merger Agreement. Protonex has agreed to give Ballard (i) prompt notice of any written demand for appraisal received and (ii) the opportunity to participate in all negotiations and proceedings with respect to any demands made prior to closing. Communications between Protonex and any Protonex stockholder will require the consent of Ballard. Any excess dissenting share payments will be recoverable by Ballard. For purposes of distributing any portion of escrowed shares, no dissenting stockholder will participate in the escrow and any payment by Ballard that would have been required to be made to such holder of dissenting shares will be retained by Ballard.

Representations and Warranties

The Merger Agreement contains certain customary representations and warranties of the parties. These include representations and warranties of Protonex with respect to, among other things: organization; the equity interests and liabilities of its subsidiary; capitalization; authorization; consents and approvals; absence of certain changes; facilities; condition and sufficiency of assets; contracts and commitments; permits; no conflict or violation; financial statements and other financial information; undisclosed liabilities; books and records; litigation; labor matters; compliance with law; intellectual property; employee benefit plans; transactions with certain persons; certain payments; tax matters; insurance; accounts receivable; compliance with environmental laws; banking relationships; no brokers; disclosure documents; no other agreements to sell the assets or capital stock of Protonex; vote required; international operations and export control; government contracts; product warranty; and customers and suppliers. The Merger Agreement also contains certain customary representations and warranties of Ballard and Merger Sub, including among other things: organization; authorization; no conflict or violation; Ballard common shares; no brokers; securities reports and financial statements; disclosure documents; Ballard capitalization; litigation; absence of certain changes; compliance with law; and tax matters.

The representations, warranties and covenants made by Protonex in the Merger Agreement are qualified by information contained in a confidential disclosure memorandum delivered to Ballard and Merger Sub in connection with the execution of the Merger Agreement. The representations, warranties and covenants made by Ballard and Merger Sub in the Merger Agreement are also qualified by information contained in a confidential disclosure memorandum delivered to Protonex in connection with the execution of the Merger Agreement. Certain representations and warranties were made as of a specific date.

Survival; Indemnification

Survival of Representations and Warranties and Covenants

The representations and warranties of Protonex, Ballard and Merger Sub contained in the Merger Agreement survive for 12 months following the closing date.

Indemnification of Ballard

Pursuant to the terms of the Merger Agreement, the Protonex stockholders severally, and not jointly, on a pro rata basis, will indemnify, save and hold harmless Ballard, Merger Sub, Protonex and each of Ballard’s direct and indirect stockholders, affiliates and subsidiaries (including after the closing, the Surviving Corporation), and each of their respective representatives (the “Ballard Indemnitees”) against any and all costs, losses, taxes, liabilities, obligations, damages, lawsuits, deficiencies, claims, demands, expenses (whether or not arising out of third-party claims), reasonable attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively, “Damages”) as a result of:

1.                                      any breach of any representation or warranty or the inaccuracy of any representation made by Protonex in or pursuant to the Merger Agreement (in each case without giving effect to materiality qualifications or Material Adverse Effect qualifications with respect to the calculation of Damages incurred by a Ballard Indemnitee);

2.                                      any breach of any covenant or agreement made by Protonex in or pursuant to the Merger Agreement;

3.                                      any claim by any person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such person with Protonex or any stockholder of Protonex (or any person acting on their behalf) in connection with any transactions contemplated by the Merger Agreement;

4.                                      any Long Term Liabilities (as defined below) that are unpaid as of the closing and not taken into account in the final calculation of “Closing Net Debt” on the Closing Statement;

5.                                      any amounts in excess of the initial $25,000 expense fund which Ballard is obliged to wire to the stockholder representative pursuant to the Merger Agreement; or

6.                                      any transfer taxes allocated to the Protonex stockholders.

Indemnification of Protonex Stockholders

Ballard will indemnify, save and hold harmless the Protonex stockholders (collectively, the “Protonex Stockholder Indemnitees”), from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to: (i) any breach of any representation or warranty or the inaccuracy of any representation made by Ballard or Merger Sub in or pursuant to the Merger Agreement (in each case without giving effect to materiality qualifications or Material Adverse Effect qualifications with respect to the calculation of Damages incurred by a Protonex Stockholder Indemnitee); or (ii) any breach of any covenant or agreement made by Ballard or Merger Sub in or pursuant to the Merger Agreement;

Other Limitations

Neither the Protonex stockholders nor Ballard shall be liable for any Damages until the aggregate amount otherwise due to the Ballard Indemnitees or Protonex Stockholder Indemnitees, as applicable, exceeds an accumulated total of U.S. $250,000 (the “Basket”); this limitation shall only apply, however, to the extent a Ballard Indemnitee or Protonex Stockholder Indemnitee is entitled to indemnification exclusively with respect to any breach of any representation or warranty or the inaccuracy of any representation. Once the aggregate amount of Damages exceeds the Basket, then the Ballard Indemnitees or the Protonex Stockholder Indemnitees, as applicable, shall have the right to recover all Damages from and including the first dollar of damages without regard to the Basket, subject to the other limitations set forth in the Merger Agreement.

Neither the Protonex stockholders nor Ballard shall not be liable for any Damages due to the Ballard Indemnitees or the Protonex Stockholder Indemnitees for breach of any representation or warranty in the Merger Agreement in excess of an amount equal to the number of escrowed shares times the price per share, except in the case of fraud.

The aggregate liability of the Protonex stockholders in connection with indemnification claims pursuant to the Merger Agreement shall not exceed ten percent of the total value of the Aggregate Consideration (valued at the Price Per Share) payable to the Protonex stockholders under the Merger Agreement (including the amount in escrow), except in the case of fraud committed by such Protonex stockholder.  The aggregate liability of Ballard to the Protonex stockholders in connection with indemnification claims pursuant to the Merger Agreement shall not exceed the total value of the Aggregate Consideration (valued at the Price Per Share) payable to the Supporting Stockholders.

Covenants of Ballard and Protonex

Covenants Relating to the Conduct of Protonex’s Business

Protonex has agreed that prior to the closing date, Protonex will conduct its business in the ordinary course of business consistent with past practice; and Protonex will not take any action inconsistent with the Merger Agreement or the consummation of the Merger. Protonex has also agreed that neither it nor Protonex LLC will take certain other actions during the period between the execution of the Merger Agreement and the closing date, subject to certain limited exceptions as set forth in the Merger Agreement, without the prior written consent of Ballard, including the following:

•                                          issue, or commit to issue, any capital stock of Protonex or Protonex LLC;

•                                          amend any of the organizational documents of Protonex or Protonex LLC;

•                                          adopt or change any material tax or other accounting methods, principles or practices or change any annual tax accounting period; make or change any material tax election; settle or compromise any material claim, notice, audit report or assessment in respect of taxes; file any amended tax return; enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any tax; knowingly surrender any right to claim a tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material tax claim or assessment;

•                                          revalue any assets of Protonex, Protonex LLC or relating to their business;

•                                          fail to take reasonable actions to prevent any damage, destruction or loss (whether or not covered by insurance) adversely affecting any of the assets of Protonex, Protonex LLC or their business;

•                                          acquire any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets, or enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement;

•                                          except for the Merger, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Protonex or of Protonex LLC, or otherwise alter Protonex’s or Protonex LLC’s corporate structure;

•                                          cancel any indebtedness or waive or release any material right or claim of Protonex or Protonex LLC or relating to their business, except in the ordinary course of business consistent with past practice;

•                                          (i) hire or terminate any employee, contingent worker or director (except, with prior written notice to Ballard, non-executive employees with aggregate individual annual compensation below U.S. $75,000 hired or terminated in the ordinary course of business consistent with past practice), (ii) pay, announce, promise or grant, whether orally or in writing, increase or establish (each, as applicable) any wages, base pay, fees, salaries, compensation, bonuses, incentives, deferred compensation, pensions, severance or termination or change in control payments, retirement, profit sharing, fringe benefits, equity or equity-linked awards, employee benefit plans, or any other form of compensation or benefits payable by Protonex or Protonex LLC, including without limitation, any increase or change pursuant to any Protonex benefit plan (except as required by law), or (iii) enter into, adopt, materially amend or terminate any Protonex benefit plan;

•                                          take any action which could reasonably be expect to cause, or fail to take any reasonable action to prevent, any change in employee relations which has or is reasonably likely to have a material adverse effect on the productivity, the financial condition or, results of operations of Protonex or Protonex LLC;

•                                          enter into any collective bargaining agreement or other contracts with any labor union;

•                                          enter into, amend, cancel or terminate any contract, lease or permit to which Protonex or Protonex LLC is a party or otherwise relating to their business;

•                                          enter into any contract with any related party of Protonex or Protonex LLC;

•                                          mortgage, pledge or otherwise encumber any assets of Protonex or Protonex LLC or relating to their business, except purchase money mortgages arising in the ordinary course of business;

•                                          sell, assign or transfer any assets of Protonex or Protonex LLC or relating to their business;

•                                          incur indebtedness of Protonex or Protonex LLC for borrowed money, commit to borrow money, make or agree to make loans or guarantee indebtedness;

•                                          incur liabilities of Protonex or Protonex LLC, except liabilities incurred in the ordinary course of business, or increase or change any assumptions underlying or methods of calculating, any doubtful account contingency or other reserves of Protonex or Protonex LLC;

•                                          pay, discharge or satisfy any liabilities of Protonex or Protonex LLC other than in the ordinary course of business;

•                                          make any single capital expenditure relating to the business in excess of U.S. $50,000 or capital expenditures that are, in the aggregate, in excess of U.S. $50,000 incur any obligations to make any capital expenditures or execute any lease;

•                                          fail to pay or satisfy when due any material liability of Protonex, Protonex LLC or related to their business;

•                                          except in the ordinary course of business, accelerate the collection of or discount any accounts receivable, delay the payment of accounts payable or defer expenses, reduce inventories or otherwise increase cash in hand;

•                                          fail to carry on diligently the business in the ordinary course so as to preserve for Ballard the business and the goodwill of the customers of the business and others having business relations with Protonex, Protonex LLC or their business;

•                                          dispose, sell, transfer, assign, encumber, pledge, license, abandon, fail to maintain, or allow to lapse any intellectual property of Protonex, Protonex LLC or relating to their business or dispose or disclose (or agree to disclose upon the occurrence of any event, non-event or default) to any person any intellectual property of Protonex, Protonex LLC or relating to their business not theretofore a matter of public knowledge;

•                                          issue any press release or otherwise make any public statements, except pursuant to the Merger Agreement or as required by applicable law;

•                                          tail to take reasonable actions to maintain or renew any of Protonex’s registered intellectual property; or

•                                          agree, whether orally or in writing, to do any of the things described in the preceding bullets other than as expressly permitted.

Protonex has also agreed to use best efforts to obtain customary payoff letters from its third-party lenders no later than 10 business days before the effective time of the Merger.

In addition, each party has covenanted to use its reasonable best efforts both to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, including by not taking any action that such party knows could prevent such qualification, and to obtain certain tax opinions from their respective counsels that the Merger will so qualify, including by providing tax representation letters containing certain statements and representations as requested by such counsels.

No Solicitation

Protonex has agreed that until the closing of the Merger or the earlier termination of the Merger Agreement, neither Protonex nor any Protonex stockholder will, and each of will cause each of their respective representatives (including investment bankers, attorneys and accountants), not to, directly or indirectly, enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with, any person or group concerning any sale of all or a portion of Protonex’s assets, or of any capital stock of Protonex, or any merger, consolidation, liquidation, dissolution or similar transaction involving Protonex. Protonex has agreed to advise any prospective purchaser or soliciting party, by written notice (with a copy to Ballard) of the terms of the no solicitation provisions and promptly notify Ballard (orally and in writing) if any such offer, or any inquiry or contact with any person is made. Protonex has also agreed not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which Protonex is a party.  Notwithstanding the foregoing, if, prior to the Protonex stockholders approving the Merger, Protonex receives an alternative transaction proposal with respect to which its board of directors, in good faith and with the advice of outside legal counsel, has determined that the failure to take action on such proposal would be a breach of the directors’ fiduciary duties under applicable law, then the Protonex board of directors may withhold, withdraw or qualify its recommendation that the Protonex stockholders approve the Merger and may instead recommend that the stockholders approve the superior proposal.  In the event Protonex receives an alternative transaction proposal that its board of directors has determined to be, or to be reasonably likely to lead to, a superior proposal, then, with at least four business days’ prior written notice to Ballard, Protonex may (i) furnish non-public information to the person making the proposal, provided that Protonex has entered into a customary confidentiality agreement with such person and Protonex has previously furnished or will contemporaneously furnish to Ballard such non-public information and (ii) engage in discussions with such person with respect to the proposal.

Director and Officer Indemnification

For a period of six years following the closing of the Merger, the surviving corporation will honor in all respects the obligations of Protonex with respect to all rights to indemnification (including advancement of expenses) or exculpation existing in favor of, and all limitations on the personal liability of, any person who is now, or has been at any time prior to the signing of the Merger Agreement, or who becomes prior to the effective time of the Merger, a director or officer of Protonex under Protonex’s organizational documents or director or officer of Protonex in any indemnification agreements in effect as of the date of the Merger Agreement. Prior to the effective time of the Merger, Protonex shall purchase (and pay in full all premiums on) an extended reporting period endorsement under Protonex’s existing directors’ and officers’ liability insurance coverage for Protonex’s directors and officers that provide such directors and officers with coverage for six years following the effective time of the Merger.

Key Employee Agreements

Before the closing of the Merger, Ballard or Ballard’s designee will enter into employment agreements with certain of Protonex’s employees, including its executive officers, effective as of the effective time of the Merger.

Conditions to the Consummation of the Merger

Conditions to Each Party’s Obligations to Effect the Merger

Conditions to Protonex’s obligation to effect the Merger is subject to the satisfaction of several conditions (any of which may be waived in writing by Protonex), including:

•                                          all representations and warranties of Ballard and Merger Sub contained in the Merger Agreement (i) that are qualified by materiality or words of similar import shall be true and correct in all respects, as of the date of the Merger Agreement and at and as of the closing date, except that such representations and warranties that are made as of a specific date need only be true and correct as of such date, and (ii) that are not qualified by materiality shall be true and correct in all material respects at and as of the date of the Merger Agreement and at and as of the closing date, except that such representations and warranties that are made as of a specific date need only be true and correct as of such date;

•                                          Ballard and Merger Sub shall have performed and satisfied in all material respects all agreements and covenants required to be performed by Protonex and Merger Sub prior to or on the closing date;

•                                          No suit, action, investigation, inquiry or other proceeding by any governmental authority shall have been instituted or threatened which seeks to restrain, enjoin, prevent the consummation of or otherwise affect the transactions contemplated by the Merger Agreement or the ancillary agreements or which questions the validity or legality of the transactions contemplated hereby or thereby;

•                                          The registration statement on Form F-4, of which this proxy statement/prospectus forms a part, shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the registration statement shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced or threatened;

•                                          The Ballard common shares to be issued in the Merger shall have been approved for listing on the NASDAQ and the TSX, subject to official notice of issuance;

•                                          Protonex shall have received a written opinion of its counsel, Day Pitney LLP, dated as of the closing date to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code;

•                                          Any waiting period expirations or terminations, consents, clearances, waivers and approvals under any applicable antitrust, competition or merger control laws shall have been obtained, and there is no order or injunction prohibiting, limiting or preventing the consummation of the transactions contemplated herein pursuant to any antitrust, competition or merger control law;

•                                          Ballard and Merger Sub shall have executed and delivered the ancillary agreements to which Ballard and Merger Sub are parties;

•                                          Protonex shall have obtained the approval of its stockholders to the Merger;

•                                          Ballard shall have delivered to Protonex evidence of the adoption and approval by Parent and by Ballard Power Corporation, as the sole stockholder of Merger Sub, of the Merger Agreement, the Merger and the other transactions contemplated hereby in accordance with the DGCL and Merger Sub’s organizational documents; and

•                                          The consummation of the transactions contemplated by the Merger Agreement will not be prohibited by any applicable law.

Conditions to Ballard’s and Merger Sub’s Obligations to Effect the Merger

The respective obligations of Ballard and Merger Sub to effect the Merger are subject to the satisfaction of several additional conditions (any of which may be waived in writing by Ballard), including:

•                                          All representations and warranties of Protonex contained in the Merger Agreement (i) that are qualified by materiality or Material Adverse Effect or words of similar import shall be true and correct in all respects, as of the date of the Merger Agreement and at and as of the closing date, except that such representations and warranties that are made as of a specific date need only be true and correct as of such date, and (ii) that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects at and as of the date of the Merger Agreement and at and as of the closing date, except that such representations and warranties that are made as of a specific date need only be true and correct as of such date.

•                                          Protonex shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by Protonex prior to or on the closing date;

•                                          All required third-party consents, including from governmental authorities, such as the Directorate of Defense Trade Controls, necessary for the valid consummation of the transactions contemplated by the Merger Agreement shall have been obtained;

•                                          No suit, action, investigation, inquiry or other proceeding by any governmental authority or other person or legal or administrative proceeding shall have been instituted or threatened which seeks to restrain, enjoin, prevent the consummation of or otherwise affect the transactions contemplated by the Merger Agreement or the ancillary agreements or which questions the validity or legality of the transactions contemplated hereby or thereby;

•                                          The registration statement on Form F-4, of which this proxy statement/prospectus forms a part, shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the registration statement shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced or threatened;

•                                          Any waiting period expirations or terminations, consents, clearances, waivers and approvals under any applicable antitrust, competition or merger control laws shall have been obtained, and there is no order or injunction prohibiting, limiting or preventing the consummation of the transactions contemplated herein pursuant to any antitrust, competition or merger control law;

•                                          The consummation of the transactions contemplated by the Merger Agreement will not be prohibited by any applicable law;

•                                          Protonex shall have delivered to Ballard evidence that the Protonex stockholders have approved the Merger;

•                                          Stockholders holding not more than 5% of the Protonex capital stock outstanding immediately prior to the effective time (or on an as-converted to Protonex common stock basis) shall have exercised, and shall not have any continued right to exercise, appraisal, dissenters’ or similar rights under any applicable law with respect to shares of capital stock of Protonex held by them;

•                                          Protonex shall have provided Ballard with executed resolutions of Protonex’s board of directors authorizing the termination of all of Protonex’s unexercised stock options prior to Closing;

•                                          If a 280G Vote is required (i) Protonex shall have received and delivered to Ballard a parachute payment waiver from each person that is eligible to receive a payment that may constitute a “parachute payment” under Section 280G of the internal revenue code prior to soliciting the Section 280G Approval and (ii) Protonex’s stockholders shall have (A) approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the internal revenue code, any such “parachute payments” or (B) shall have voted upon and disapproved such “parachute payments,” and, as a consequence, such “parachute payments” shall not be paid or provided for in any manner and Ballard and its affiliates shall not have any liabilities with respect to such “parachute payments;”

•                                          The Ballard common shares to be issued in the Merger shall have been approved for listing on the NASDAQ and the TSX, subject to official notice of issuance;

•                                          Ballard shall have received a written opinion of its counsel, Dorsey & Whitney LLP, dated as of the closing date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code;

•                                          Since September 30, 2014, there shall not have been any Material Adverse Change;

•                                          Certain key employees of Protonex shall have provided Ballard with executed employment agreements; and

•                                          Each Protonex stockholder shall have executed and delivered each ancillary agreement to which such stockholder is to be a party.

Definition of “Material Adverse Effect”

For the purposes of this summary and pursuant to the terms of the Merger Agreement, “Material Adverse Effect” or “Material Adverse Change” shall mean with respect to Protonex, Protonex LLC or Protonex’s business any material adverse effect or change in the condition (financial or other), business, results of operations, assets, Liabilities or operations of Protonex, Protonex LLC or Protonex’s business taken as a whole or on the ability of Protonex to consummate the transactions contemplated hereby, or any event or condition which would or would reasonably be expected to, with the passage of time, constitute a “Material Adverse Effect” or “Material Adverse Change”; provided, however, that none of the following are taken into account in determining whether there has been or would reasonably be expected to be a “Material Adverse Effect” or “Material Adverse Change”: (a) any change in general economic, credit, capital or financial markets or general political conditions; (b) any outbreak of hostilities, acts of war or terrorism; (c) any hurricane, tornado, flood, earthquake or other natural disaster occurring after the date hereof; (d) any change in applicable law or U.S. GAAP (as defined in the Merger Agreement) enacted after the date hereof; (e) any adverse change in general conditions in the industries in which such person primarily operates; (f) except with respect to the representations and warranties related to “consents and approvals,” the negotiation, execution or announcement of the transactions contemplated by, or the performance of obligations under, the Merger Agreement or the ancillary agreements, including effects related to the identity of Ballard; (g) any failure to meet internal or published projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period (provided that the underlying causes of such failure may be considered in determining whether there was or is a Material Adverse Effect); or (h) actions specifically required to be taken by Protonex pursuant to this Agreement or that are taken following receipt of Ballard’s written consent to such action; except in the cases of clauses (a) — (e), to the extent that such person is disproportionately adversely affected thereby as compared with other participants in the industries in which such person primarily operates.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time before the effective time of the Merger:

•                                          by mutual written consent of Ballard and Protonex;

•                                          by either Ballard or Protonex if the closing shall not have occurred on or before December 31, 2015; provided, however, that this provision shall not be available to Ballard if Protonex has the right to terminate the Merger Agreement under fourth bullet below and this provision shall not be available to Protonex if Ballard has the right to terminate the Merger Agreement under the third bullet below;

•                                          By Ballard if (i) there is a material breach of any representation or warranty of Protonex in the Merger Agreement or in a support agreement or any covenant or agreement to be complied with or performed by Protonex or Protonex stockholders pursuant to the terms of the Merger Agreement or the failure of a condition to Ballard’s obligations to effect the Merger to be satisfied (and such condition is not waived in writing by Ballard) on or prior to December 31, 2015, or the occurrence of any event which results or would result in the failure of a condition to Ballard’s obligations to effect the Merger to be satisfied on or prior to December 31, 2015 or (ii) Protonex shall have failed to obtain the approval of the Merger from its stockholders; or

•                                          By Protonex if there is a material breach of any representation or warranty of Ballard or Merger Sub in the Merger Agreement or of any covenant or agreement to be complied with or performed by Ballard or Merger Sub pursuant to the terms of the Merger Agreement or the failure of a condition to Protonex’s obligations to effect the Merger to be satisfied (and such condition is not waived in writing by Protonex) on or prior to December 31, 2015, or the occurrence of any event which results or would result in the failure of a condition to Protonex’s obligations to effect the Merger to be satisfied on or prior to December 31, 2015; or

•                                          by Protonex, if at any time prior to obtaining the approval of the Protonex stockholders, the Company has received an acquisition proposal that the Protonex board of directors has determined to be a superior proposal (as defined in the Merger Agreement).

Effect of Termination

If the Merger is terminated as described in the section entitled “Merger Agreement—Termination of the Merger Agreement” above, the Merger Agreement will be void, except that for certain designated provisions of the Merger Agreement, and each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, and no party shall have any liability to any other party to the Merger Agreement, provided that nothing shall limit or restrict the availability of specific performance or other injunctive relief to the extent that specific performance or such other relief would otherwise be available to a party.

Termination Amount

If the Merger Agreement is terminated by Protonex pursuant to the last bullet in the section entitled “Merger Agreement—Termination of the Merger Agreement” above, then Ballard is required to pay Protonex a nonrefundable fee in the amount in cash equal to U.S. $200,000 (the “Termination Amount”). Ballard is required to pay the Termination Amount to Protonex, by wire transfer of immediately available funds to an account designated by Protonex, within two business days after the date of such termination unless, solely in the case of a termination of the Merger Agreement pursuant to the last bullet in the section entitled “Merger Agreement—Termination of the Merger Agreement” above as a result of willful and intentional breach by Ballard or Merger Sub, Protonex notifies Ballard in writing at the time of termination that it will pursue a remedy other than the Termination Amount (in which case Ballard will have no obligation to pay the Termination Amount).

If the Merger Agreement is terminated by Ballard pursuant to the either the second or third bullet in the section entitled “Merger Agreement—Termination of the Merger Agreement” above, then Ballard is required to pay Protonex a nonrefundable fee in the amount in cash equal to the Termination Amount.  Protonex is required to pay the Termination Amount to Ballard, by wire transfer of immediately available funds to an account designated by Ballard, within two business days after the date of such termination.

If the Merger Agreement is terminated by Protonex pursuant to the last bullet in the section entitled “Merger Agreement—Termination of the Merger Agreement” above, then Protonex is required to pay Ballard, by wire transfer of immediately available funds, at or prior to the date of termination, a termination fee of $1,500,000, plus Ballard’s fees and expenses in connection with the negotiation, preparation and performance of the Merger Agreement.

Amendment

The Merger Agreement may not be amended or modified except in an instrument in writing signed by the stockholder representative and Ballard. No amendment, supplement, modification or waiver of the Merger Agreement will be binding unless executed in writing by the party to be bound thereby.

ANCILLARY AGREEMENTS

Support Agreement

The following description of certain material provisions of the support agreements is intended to be a summary only. This summary is qualified in its entirety by the full text of the form of the support agreements that is attached hereto as Appendix B and incorporated by reference herein.

Concurrently with the execution of the Merger Agreement, certain directors, executive officers, certain major stockholders and their affiliates each executed a support agreement with Ballard pursuant to which they have agreed to vote “FOR” the adoption and approval of the Merger Agreement and the Merger. As of the Protonex record date, these Supporting Stockholders held approximately      % of the outstanding shares of Protonex common stock. Collectively, the support agreements provide for the vote of a sufficient number of shares of Protonex to adopt and approve the Merger Agreement and the Merger under applicable Delaware law and Protonex’s organizational documents.

All of the Supporting Stockholders agreed not to transfer any of their respective shares of Protonex prior to the closing of the Merger and have further agreed that any additional shares of Protonex acquired by such stockholders are also subject to the terms of the support agreements.

In addition, pursuant to the terms of the support agreement each of the signing stockholders of Protonex have made certain additional covenants, including the following:

•                  Confidentiality. All of the Protonex stockholders that signed the support agreements agreed not to, subject to certain exceptions, disclose the confidential and proprietary information of Protonex that any such stockholders may have in their possession.

•                  Public Announcements. All of the Protonex stockholders that signed the support agreements agreed not to, subject to certain exceptions, make any press release or other public disclosure with respect to the Merger Agreement, the support agreements and the Merger contemplated by such agreements.

•                  Lock-Up. All of the Protonex stockholders that signed the support agreements agreed that the Ballard common shares to be received by such stockholders in the Merger are all subject to lock up restrictions, which lock up restrictions will lapse with respect to one-half of such stockholder’s Ballard common shares received in the Merger at the six and 12 month anniversaries of the closing date. These restrictions prohibit the offer, sale, contracting to sell, pledge, grant of any option to purchase, making of any short sale or other disposition of any Ballard common shares during the lock-up period.

•                  Release. All of the Protonex stockholders that signed the support agreements agreed to release Ballard, Merger Sub, Protonex and their respective affiliates, subsidiaries, officers, directors, stockholders, partners, members, agents, successors and permitted assigns from certain claims that such stockholders may have against such parties. The release did not extend to certain claims, including those arising out of the Merger Agreement or with respect to such stockholder’s status as a current or former employee of the consultant of Protonex for certain matters.

Outstanding Protonex Shares and Required Vote

As of the Protonex record date, the outstanding voting securities of Protonex consist of (A)       shares of Protonex common stock, (B) no shares of Protonex preferred stock, (C) options to purchase       shares of Protonex common stock and (D) warrants to purchase       shares of Protonex common stock. The affirmative vote, at a duly called and held meeting of stockholders of Protonex of the holders of at least a majority of the outstanding shares of Protonex common stock, entitled to vote upon the Merger Agreement and the transactions contemplated by the Merger Agreement, is necessary to adopt and approve the Merger Agreement and the Merger.

As of the date of this proxy statement/prospectus, stockholders of Protonex representing approximately 56% of Protonex’s outstanding common stock have entered into support agreements with Ballard. Consequently, the support agreements collectively provide for the vote of a sufficient number of shares of Protonex to approve and adopt the Merger Agreement and the Merger under the DGCL and Protonex’s organizational documents.

Escrow Agreement

At the closing, Ballard, the stockholder representative and U.S. Bank, National Association, the Escrow Agent, will enter into the escrow agreement pursuant to which Ballard will cause to be deposited approximately 628,732 Ballard common shares payable to Supporting Stockholders in an escrow account.  These common shares will be used to cover indemnification claims by Ballard pursuant to the terms of the Merger Agreement, which shares will be released 12 months after the closing of the Merger, subject to any then pending claims.  For purposes of satisfying claims for indemnification, all Ballard common shares in the escrow account will be deemed to have a value equal to the Price Per Share, as may be adjusted pursuant to the terms of the Merger Agreement. The Supporting Stockholders who contribute a portion of the Aggregate Consideration that they are entitled to receive under the terms of the Merger Agreement to the escrow account will be the owners of the shares deposited in the escrow account and will be entitled to vote all escrowed shares on their own behalf.

In the event of any claim for indemnification under the Merger Agreement, the Ballard Indemnitees will be entitled to recover any damages from the escrow account. Pursuant to the Merger Agreement, within five days following the one-year anniversary of the closing date, Ballard and stockholder representative will instruct the Escrow Agent to deliver to each the applicable Supporting Stockholder his, her or its pro rata allocation of (i) Ballard common shares remaining in the escrow account minus (ii) (a) pending claims determined as of the one-year anniversary, divided by (b) the Price Per Share.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Overview

On June 29, 2015, Ballard Power Systems Inc., a Canadian corporation (“Ballard Power”), BPC SubCo Inc., a Delaware corporation and wholly-owned subsidiary of Ballard Power (“Merger Sub”), Protonex Technology Corporation, a Delaware corporation (“Protonex”) and Edward J. Stewart, as Protonex stockholder representative, entered into an Agreement and Plan of Merger (the “merger agreement”), pursuant to which Protonex will merge with and into Merger Sub (the “merger”), with Protonex as the surviving corporation. Following the merger, Protonex will be a wholly-owned subsidiary of Ballard Power. The transactions contemplated by the merger agreement have not yet been consummated.

The following unaudited pro forma condensed combined financial statements, referred to as the pro forma financial statements, present the combination of the historical consolidated financial statements of Ballard Power, prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”), and Protonex, prepared in accordance with U.S. generally accepted accounting principles (“US GAAP”), adjusted to give effect to the combination. The pro forma financial statements have been prepared in accordance with applicable securities legislation.

The unaudited pro forma condensed combined statement of financial position, referred to as the pro forma statement of financial position, combines the unaudited historical condensed consolidated statement of financial position of Ballard Power as of March 31, 2015 and the unaudited historical condensed consolidated balance sheet of Protonex as of March 31, 2015, giving effect to the combination as if it had been consummated on March 31, 2015.

The unaudited pro forma condensed combined statement of income (loss) and other comprehensive income (loss) for the fiscal year ended December 31, 2014 assumes that the combination took place on January 1, 2014, the beginning of Ballard Power’s most recently completed fiscal year. Ballard Power’s audited consolidated statement of loss and other comprehensive loss for the fiscal year ended December 31, 2014 has been combined with Protonex’s audited consolidated statement of operations for the fiscal year ended September 30, 2014. The unaudited pro forma condensed combined statement of income (loss) and other comprehensive income (loss) for the three months ended March 31, 2015 assumes that the combination took place on January 1, 2014, the beginning of Ballard Power’s most recently completed fiscal year. Ballard Power’s unaudited consolidated statement of profit or loss and other comprehensive income (loss) for the three months ended March 31, 2015 has been combined with Protonex’s unaudited consolidated statement of operations for the three months ended March 31, 2015. The unaudited pro forma condensed combined statement of income (loss) and other comprehensive income (loss) for the fiscal year ended December 31, 2014 and the unaudited pro forma condensed combined statement of income (loss) and other comprehensive income (loss) for the three months ended March 31, 2015 are collectively referred to as the pro forma statements of income (loss).

The historical consolidated financial information of Ballard Power and Protonex has been adjusted in the pro forma financial statements to give effect to pro forma events that are (1) directly attributable to the combination, (2) factually supportable, and (3) with respect to the pro forma statements of income (loss), expected to have a continuing impact on the combined results. The pro forma financial statements should be read in conjunction with the accompanying notes to the pro forma financial statements. In addition, the pro forma financial statements were based on and should be read in conjunction with the following historical consolidated financial statements and accompanying notes of Ballard Power and Protonex for the applicable periods:

•                  Separate historical audited financial statements of Ballard Power as of and for the year ended December 31, 2014 and the related notes included in Ballard Power’s Annual Report on Form 40-F for the year ended December 31, 2014;

•                  Separate historical audited financial statements of Protonex as of and for the year ended September 30, 2014 and the related notes included in Protonex’s consolidated financial statements for the year ended September 30, 2014;

•                  Separate historical unaudited financial statements of Ballard Power as of and for the three months ended March 31, 2015 and the related notes included in Ballard Power’s Current Report on Form 6-K for the period ended March 31, 2015; and

•                  Separate historical unaudited financial statements of Protonex as of and for the three and six months ended March 31, 2015 and the related notes included in Protonex’s consolidated financial statements for the period ended March 31, 2015.

The pro forma financial statements have been presented for informational purposes only and are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the combination been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.

The pro forma financial statements have been prepared using the acquisition method of accounting in accordance with IFRS 3 Business Combinations, with Ballard Power considered as the accounting acquirer and Protonex as the accounting acquiree. Accordingly, consideration to be given by Ballard Power to complete the merger with Protonex will be allocated to assets and liabilities of Protonex based on their estimated fair values as of the completion date of the merger. As of the date of this report, Ballard Power has not completed the detailed valuation studies necessary to arrive at the required estimates of the fair value of the Protonex assets to be acquired and the liabilities to be assumed and the related allocations of purchase price, nor has it identified all of the adjustments necessary to conform Protonex’s accounting policies to Ballard Power’s accounting policies.

A final determination of the fair value of the Protonex assets and liabilities will be based on the actual net tangible and intangible assets and liabilities of Protonex that exist as of the date of completion of the merger and, therefore, cannot be made prior to the completion of the transaction. Additionally, the value of the share consideration to be given by Ballard Power to complete the merger will be determined based on the trading price of Ballard Power’s common shares at the time of the completion of the merger. Accordingly, the pro forma purchase price adjustments are preliminary and are subject to material adjustments as additional information becomes available and as additional analyses are performed. The preliminary pro forma purchase price adjustments have been made solely for the purpose of providing the pro forma financial statements presented below. Ballard Power estimated the fair value of Protonex’s assets and liabilities based on discussions with Protonex management and preliminary due diligence. Upon completion of the merger, final valuations will be performed. Increases or decreases in the fair value of relevant statement of financial position amounts will result in adjustments to the pro forma statement of financial position and the pro forma statements of income (loss) as presented. There can be no assurance that such finalization will not result in material changes. Ballard Power intends to complete the valuations and other studies upon completion of the merger and will finalize the purchase price allocation as soon as practicable within the measurement period in accordance with IFRS 3, but in no event later than one year following the closing date of the merger.

Upon completion of the merger, Ballard Power will perform a detailed review of Protonex’s accounting policies. As a result of that review, Ballard Power may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the pro forma financial statements. At this time, Ballard Power is not aware of any material accounting policy differences.

The pro forma financial statements do not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the merger, or the costs to combine the operations of Ballard Power and Protonex, or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

In addition, the pro forma financial statements (excluding the balance sheet) do not include an estimate of the one-time expenses directly attributable to the merger including brokerage, professional and other fees expected to be incurred by Ballard Power and Protonex pursuant to the closing of the merger agreement. Transaction-related expenses are not considered part of the purchase price allocation and are instead expensed as incurred.

BALLARD POWER SYSTEMS INC.

Unaudited Pro Forma Condensed Combined Statement of Financial Position

As at March 31, 2015 (Expressed in thousands of U.S. dollars)

	Ballard Power Systems Inc. In IFRS	Protonex Technology Corporation In US GAAP	Pro Forma Adjustments	Footnotes	Pro Forma Combined In IFRS
			(note 4)	(note 4)
Assets
Current assets:
Cash and cash equivalents	$47,634	$746	$(4,430)	(a)	$43,950
Trade and other receivables	9,316	955			10,271
Inventories	15,639	1,445			17,084
Prepaid expenses and other current assets	1,568	154			1,722
Assets held for sale	3,820	—			3,820
Total current assets	77,977	3,300	(4,430)		76,847

Non-current assets:
Property, plant and equipment	16,276	320	1,680	(b)	18,276
Intangible assets	4,713	—	5,000	(c)	9,713
Goodwill	36,291	7,817	13,218	(d)	57,326
Other long-term assets	158	65			223
Total assets	$135,415	$11,502	$15,468		$162,385

Liabilities and Equity
Current liabilities:
Bank operating line	$—	$2,216	$(2,216)	(e)	$—
Trade and other payables	13,397	1,114	1,300	(f)	15,811
Deferred revenue and other recoveries	3,788	198			3,986
Provisions	7,102	56			7,158
Finance lease liability	936	9			945
Total current liabilities	25,223	3,593	(916)		27,900

Non-current liabilities:
Finance lease liability	8,212	23			8,235
Deferred gain on finance lease	4,164	—			4,164
Provisions	4,015	—			4,015
Deferred tax liability	—	1,630	(1,630)	(g)	—
Debt to Dantherm Power A/S non-controlling interest	474	—			474
Employee future benefits	5,952	—			5,952
Total liabilities	48,040	5,246	(2,546)		50,740

Equity:
Share capital	915,827	321	25,249	(h)	941,397
Contributed surplus	288,355	69,089	(69,089)	(i)	288,355
Accumulated deficit	(1,114,654)	(63,154)	61,854	(j)	(1,115,954)
Foreign currency reserve	582	—			582
Total equity attributable to equity holders	90,110	6,256	18,014		114,380
Dantherm Power A/S non-controlling interest	(2,735)	—			(2,735)
Total equity	87,375	6,256	18,014		111,645
Total liabilities and equity	$135,415	$11,502	$15,468		$162,385

See accompanying notes to the unaudited pro forma condensed combined financial statements.

BALLARD POWER SYSTEMS INC.

Unaudited Pro Forma Condensed Combined Statement of Income (Loss) and Other Comprehensive Income (Loss)

For the three months ended March 31, 2015

(Expressed in thousands of U.S. dollars, except share and per share amounts)

	Ballard Power Systems Inc. In IFRS	Protonex Technology Corporation In US GAAP	Pro Forma Adjustments	Footnotes	Pro Forma Combined In IFRS
			(note 5)	(note 5)
Revenues:
Product and service revenues	$9,263	$2,740	$—		$12,003
Cost of product and service revenues	8,246	1,458	84	(a)	9,788
Gross margin	1,017	1,282	(84)		2,215

Operating expenses:
Research and product development	4,852	1,087	250	(c)	6,189
General and administrative	2,646	339	—		2,985
Sales and marketing	1,757	258	—		2,015
Other expense (income)	(1,019)	—	—		(1,019)
Total operating expenses	8,236	1,684	250		10,170

Results from operating activities	(7,219)	(402)	(334)		(7,955)

Finance income (loss) and other	(86)	—	—		(86)
Finance expense	(198)	(128)	128	(d)	(198)
Net finance expense	(284)	(128)	128		(284)
Gain on sale of property, plant and equipment	1	—	—		1
Gain on sale of intellectual property	14,195	—	—		14,195
Profit (loss) before income taxes	6,693	(530)	(206)		5,957
Income tax expense	(3)	(51)	51	(e)	(3)
Net profit (loss) for period	6,690	(581)	(155)		5,954

Other comprehensive income (loss):
Items that may be reclassified subsequently to profit or loss:
Foreign currency translation differences	588	—	—		588
Other comprehensive income (loss), net of tax for period	588	—	—		588
Total comprehensive income (loss) for period	$7,278	$(581)	$(155)		$6,542

Net profit (loss) attributable to:
Ballard Power Systems Inc. from continuing operations	$7,017	$(581)	$(155)		$6,281
Dantherm Power A/S non-controlling interest	(327)	—	—		(327)
Net profit (loss) for period	$6,690	$(581)	$(155)		$5,954

Total comprehensive income (loss) attributable to:
Ballard Power Systems Inc.	$7,319	$(581)	$(155)		$6,583
Dantherm Power A/S non-controlling interest	(41)	—	—		(41)
Total comprehensive income (loss) for period	$7,278	$(581)	$(155)		$6,542

Basic earnings (loss) per share	$0.05				$0.04
Diluted earnings (loss) per share	$0.05				$0.04
Weighted average number of common shares outstanding
Basic weighted average number of common shares outstanding	132,275,994				143,490,906
Impact of dilutive instruments	2,004,459				2,004,459
Diluted weighted average number of common shares outstanding	134,280,453				145,495,365

See accompanying notes to the unaudited pro forma condensed combined financial statements.

BALLARD POWER SYSTEMS INC.

Unaudited Pro Forma Condensed Combined Statement of Income (Loss) and Other Comprehensive Income (Loss)

For the year ended December 31, 2014

(Expressed in thousands of U.S. dollars, except share and per share amounts)

	Ballard Power Systems Inc. In IFRS	Protonex Technology Corporation In US GAAP	Pro Forma Adjustments	Footnotes	Pro Forma Combined In IFRS
			(note 5)	(note 5)
Revenues:
Product and service revenues	$68,721	$13,809	—		$82,530
Cost of product and service revenues	58,475	8,288	336	(a)	67,099
Gross margin	10,246	5,521	(336)		15,431

Operating expenses:
Research and product development	14,294	3,630	1,000	(b)	18,924
General and administrative	10,126	1,334	—		11,460
Sales and marketing	7,589	1,183	—		8,772
Other expense	6,291	—	—		6,291
Total operating expenses	38,300	6,147	1,000		45,447

Results from operating activities	(28,054)	(626)	(1,336)		(30,016)

Finance income (loss) and other	(113)	38	—		(75)
Finance expense	(942)	(330)	330	(c)	(942)
Net finance expense	(1,055)	(292)	330		(1,017)
Loss on sale of property, plant and equipment	(73)	—	—		(73)
Impairment loss on investment	(149)	—	—		(149)
Loss before income taxes	(29,331)	(918)	(1,006)		(31,255)
Income tax expense	(417)	(203)	203	(d)	(417)
Net loss from continuing operations	(29,748)	(1,121)	(803)		(31,672)
Net earnings from discontinued operations	320	—	—		320
Net loss	(29,428)	(1,121)	(803)		(31,352)

Other comprehensive income (loss):
Items that will not be reclassified to profit or loss:
Actuarial gain (loss) on defined benefit plans	(2,863)	—	—		(2,863)
	(2,863)	—	—		(2,863)
Items that may be reclassified subsequently to profit or loss:
Foreign currency translation differences	529	—	—		529
	529	—	—		529

Other comprehensive income (loss), net of tax	(2,334)	—	—		(2,334)
Total comprehensive loss	$(31,762)	$(1,121)	$(803)		$(33,686)

Net income (loss) attributable to:
Ballard Power Systems Inc. from continuing operations	$(28,188)	$(1,121)	$(803)		$(30,112)
Ballard Power Systems Inc. from discontinued operations	320	—	—		320
Dantherm Power A/S non-controlling interest	(1,560)	—	—		(1,560)
Net loss	$(29,428)	$(1,121)	$(803)		$(31,352)

Total comprehensive loss attributable to:
Ballard Power Systems Inc.	$(30,460)	$(1,121)	$(803)		$(32,384)
Dantherm Power A/S non-controlling interest	(1,302)	—	—		(1,302)
Total comprehensive loss	$(31,762)	$(1,121)	$(803)		$(33,686)

Basic and diluted loss per share attributable to Ballard Power Systems Inc.
Continuing operations	$(0.22)				$(0.22)
Discontinued operations	0.00				$0.00
Net Loss	$(0.22)				$(0.22)

Weighted average number of common shares outstanding	127,385,814				138,600,726

See accompanying notes to the unaudited pro forma consolidated financial statements.

BALLARD POWER SYSTEMS INC.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

(Expressed in thousands of U.S. dollars, except share and per-share amounts)

1.              Basis of presentation:

On June 29, 2015, Ballard Power and Protonex announced that they had entered into an Agreement and Plan of Merger pursuant to which Ballard Power will issue shares of its common stock in exchange for all of Protonex’s outstanding common stock. The number of shares to be ultimately issued by Ballard Power is subject to adjustment on closing based on Protonex’s actual bank indebtedness and Protonex’s actually incurred transaction and change of control costs as of the date of closing, as these items are to be repaid by Ballard Power on the closing date. Based on Protonex’s estimated bank indebtedness on closing of $2,675, and Protonex’s estimated transaction and change of control costs on closing of $1,755, Ballard Power would issue approximately 11,214,912 common shares to complete the merger.

The accompanying unaudited pro forma financial statements present the pro forma consolidated financial position and results of operations of the combined company based upon the historical financial statements of Ballard Power and Protonex, after giving effect to the merger, the termination and repayment of certain of Protonex’s bank indebtedness on closing, payment of certain of Protonex’s transaction costs and change of control costs in connection with the merger on closing, and other adjustments described in these notes, and are intended to reflect the impact of the combination on Ballard Power’s consolidated financial statements. The unaudited pro forma financial statements have been prepared in accordance with IFRS.

•                  The pro forma statement of financial position combines the unaudited historical consolidated statement of financial position of Ballard Power and the unaudited historical consolidated balance sheet of Protonex as of March 31, 2015, giving effect to the combination as if it had been consummated on March 31, 2015.

•                  The pro forma statement of income (loss) and other comprehensive income (loss) for the year ended December 31, 2014 combines the audited historical consolidated statement of loss and other comprehensive loss of Ballard Power for the year ended December 31, 2014 and the audited historical consolidated statement of operations of Protonex for the year ended September 30, 2014, giving effect to the combination as if it had been consummated on January 1, 2014, the beginning of Ballard Power’s most recently completed fiscal year.

•                  The pro forma statement of income (loss) and other comprehensive income (loss) for the three months ended March 31, 2015 combines the unaudited historical consolidated statement of profit or loss and other comprehensive income (loss) of Ballard Power for the three months ended March 31, 2015 and the unaudited historical consolidated statements of operations of Protonex for the three months ended March 31, 2015, giving effect to the combination as if it had been consummated on January 1, 2014, the beginning of Ballard Power’s most recently completed fiscal year.

The combination will be accounted for using the acquisition method of accounting in accordance with IFRS 3, “Business Combinations”. As the accounting acquirer, Ballard Power will account for the transaction by using Ballard Power historical information and accounting policies and adding the assets and liabilities of Protonex as of the completion date of the combination at their respective fair values. The determination of the fair value of the net assets acquired is preliminary, pending finalization of various estimates and analyses. Since these pro forma financial statements have been prepared based on preliminary estimates of purchase consideration and fair values of assets and liabilities attributable to the combination,

BALLARD POWER SYSTEMS INC.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

(Expressed in thousands of U.S. dollars, except share and per-share amounts)

the actual amounts eventually recorded for the combination may differ materially from the information presented. The pro forma financial statements do not reflect the impact of possible revenue or earnings enhancements or cost savings from operating efficiencies or synergies. Also, the pro forma financial statements do not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the combination that are not expected to have a continuing impact on the business of the combined company. Furthermore, the pro forma financial statements (excluding the balance sheet) do not include an estimate of the one-time transaction-related expenses anticipated to be incurred prior to, or concurrent with, the closing of the combination.

2.              Preliminary Merger Consideration:

The preliminary purchase price in these pro forma financial statements is based on an agreed upon Protonex enterprise value of $30 million. Concurrent with closing, Ballard Power will repay certain of Protonex’s debt obligations and certain of Protonex’s transaction and change of control costs. The final amount of these debt obligations and transaction costs, which will not be known until closing, will be paid in cash by Ballard Power on closing and will be deducted from the $30 million enterprise value to arrive at the preliminary value of Ballard Power common shares to be issued to Protonex’s shareholders. The number of Ballard Power common shares to be issued to Protonex’s shareholders will then be calculated based upon a fixed price of $2.28 per Ballard Power common share being the weighted average closing price of Ballard Power common shares for the 10-days ending June 26, 2015.

The preliminary total purchase price of the proposed transaction of $30 million allocated between Ballard Power common share consideration and Ballard Power cash commitments to be paid on closing is estimated as follows (in thousands of U.S. dollars except for number of shares):

Agreed upon Enterprise value of Protonex	$30,000
Less: estimated cash settlement by Ballard Power of Protonex bank indebtedness on closing	(2,675)
Less: estimated cash settlement by Ballard Power of Protonex transaction and change of control costs on closing	(1,755)
Total estimated Preliminary Merger Consideration (preliminary estimated fair value of Ballard Power common share consideration to Protonex stock holders)	$25,570
Estimated number of Ballard Power common shares to be issued to Protonex stock holders (at a fixed price of $2.28 per share)	11,214,912

The share price of Ballard Power’s common shares used to estimate the preliminary purchase price is fixed at $2.28 per share, the weighted average closing price of Ballard Power common shares for the 10-days ending June 26, 2015. The ultimate value of the share consideration given by Ballard Power to complete the merger will instead be determined based on the

BALLARD POWER SYSTEMS INC.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

(Expressed in thousands of U.S. dollars, except share and per-share amounts)

trading price of Ballard Power’s common shares at the time of the completion of the merger. Accordingly, the total amount of merger consideration and the preliminary purchase price are preliminary and are subject to material adjustments. An increase or decrease in the market price of Ballard Power’s common stock of 20% would increase or decrease the value of the Ballard Power common stock to be received by Protonex stockholders upon completion of the transactions as set forth below, with a corresponding increase or decrease in the fair value of goodwill or intangible assets that will be recorded in connection with the transaction (in thousands, except per-share amounts):

	Percentage change in stock price
	-20%	20%
Market price of a Ballard Power common share	$1.82	$2.74
Fair value of Ballard Power common shares to be issued	$20,456	$30,684

Completion of the merger is subject to approval by a majority of the stockholders of Protonex. As of the date of this report, the combination is expected to be completed during the third calendar quarter of 2015.

BALLARD POWER SYSTEMS INC.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

(Expressed in thousands of U.S. dollars, except share and per-share amounts)

3.              Estimate of Assets to be Acquired and Liabilities to be Assumed:

The table below represents a preliminary estimate of Protonex’s tangible and intangible assets acquired and liabilities assumed based on Ballard Power’s preliminary estimate of their respective fair values as of March 31, 2015 (in thousands of U.S. dollars):

Cash and cash equivalents	$746
Other current assets excluding cash and cash equivalents	2,554
Property, plant and equipment and other long-term assets	2,065
Goodwill	21,035
Intangible assets	5,000
Bank operating line (to be repaid on closing)	(2,675)
Other current liabilities excluding bank operating line (including $1,755 of Protonex transaction and change of control costs to be repaid on closing)	(3,132)
Non-current liabilities	(23)
Deferred tax liability	—
Total Preliminary Merger Consideration	$25,570

Upon completion of the fair value assessment after the merger, it is anticipated that the final determination of fair value of net assets acquired will differ from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of assets and liabilities will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill and / or intangible assets.

4.              Pro Forma Adjustments to the Statement of Financial Position:

Certain reclassifications and financial statement account descriptions have been made to conform Protonex’s historical reported balances to Ballard Power’s financial statement basis of presentation.

The following represents an explanation of the various adjustments to the pro forma statement of financial position:

(a)         Cash. Adjustment to cash of ($4,430) reflects the estimated repayment of certain of Protonex’s liabilities due upon closing consisting of estimated repayment of the bank indebtedness of ($2,675) and certain of Protonex’s transaction and estimated change of control costs related to the merger of ($1,755).

(b)         Property, plant and equipment. Adjustment to property, plant and equipment of $1,680 reflects the preliminary estimated excess of the fair value of certain property, plant and equipment over its historic cost net of amortization, and

BALLARD POWER SYSTEMS INC.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

(Expressed in thousands of U.S. dollars, except share and per-share amounts)

consists primarily of certain manufacturing equipment. The property, plant and equipment assets are expected to be amortized on a straight-line basis over their estimated useful life of 5-years. The property, plant and equipment asset fair values and estimated useful lives are subject to material revision as the purchase price allocation is completed.

(c)          Intangible assets. Adjustment to intangible assets of $5,000 reflects the preliminary estimated excess of the fair value of identified intangible assets over its historic cost net of amortization, and consists primarily of patents and patent applications. Protonex has historically expensed as incurred all costs related to research and development activities. The intangible assets are expected to be amortized on a straight-line basis over their estimated useful life of 5-years. The intangible asset fair values and estimated useful lives are subject to material revision as the purchase price allocation is completed.

(d)         Goodwill. Adjustment to goodwill of $13,218 reflects the excess of the estimated purchase price over the estimated underlying fair value of net tangible and identifiable intangible assets identified in the preliminary purchase price allocation. The goodwill fair value is subject to material revision as the purchase price allocation is completed.

(e)          Bank operating line. Adjustment to bank indebtedness of ($2,216) reflects the estimated net repayment of Protonex’s bank obligations at the time of closing of ($2,675) including an estimate of accrued interest and net additional draws of ($459) to be incurred by Protonex from March 31, 2015 to the estimated date of closing (pro forma adjustment 4(a)).

(f)           Accounts payable and accrued liabilities. Adjustment to accounts payable and accrued liabilities of $1,300 reflects the estimated brokerage, professional and other direct expenses to be incurred by Ballard Power related to the merger. Additional estimated expenses of $1,755 related to brokerage, professional and other change of control expenses to be incurred by Protonex related to the merger are to be repaid on closing (pro forma adjustment (4a)).

(g)          Deferred tax liability. Adjustment to deferred tax liability of ($1,630) reflects the estimated elimination of a historic Protonex deferred tax liability that arose as a result of a historic Protonex acquisition. On the completion of the merger, the estimated combined Ballard Power and Protonex U.S. deferred tax assets are expected to exceed the historic Protonex deferred tax liability. The deferred tax liability fair value is subject to material revision as the purchase price allocation is completed and the availability of historic tax losses on a combined basis is assessed.

(h)         Share capital. Adjustment to share capital of $25,249 reflects the preliminary estimated fair value of Ballard Power common shares to be issued of $25,570 (11,214,912 shares at a deemed price of $2.28 per share) to acquire 100% of Protonex’s common and preferred stock including the conversion or elimination of all of Protonex’s outstanding option and warrant awards prior to closing, less the elimination of Protonex’s historical preferred and common stock balances of ($321) on acquisition. The final fair value of the Ballard Power common share

BALLARD POWER SYSTEMS INC.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

(Expressed in thousands of U.S. dollars, except share and per-share amounts)

consideration to be exchanged in the merger agreement is subject to material revision as the final fair value of the Ballard Power share consideration to complete the merger will be determined primarily based on the trading price of Ballard Power’s common shares at the time of the completion of the merger, as compared to the trading price as of June 26, 2015. Any change to the initial estimate of the fair value of Ballard Power common share consideration will be recorded as a purchase price adjustment primarily impacting goodwill and / or intangible assets.

(i)             Contributed surplus. Adjustment to contributed surplus of ($69,089) reflects the elimination of Protonex’s historical contributed surplus balance on acquisition.

(j)            Accumulated deficit. Adjustment to accumulated deficit of ($61,854) reflects the elimination of Protonex’s historical accumulated deficit balance of ($63,154) on acquisition, less Ballard Power’s estimated transactional costs to complete the merger of $1,300 (pro forma adjustment 4(f)).

5.              Pro Forma Adjustments to the Statement of Income (Loss) and Other Comprehensive Income (Loss):

Certain reclassifications have been made to conform Protonex’s historical reported balances and financial statement account descriptions to Ballard Power’s financial statement basis of presentation.

The following represents an explanation of the various adjustments to the pro forma statement of income (loss) and other comprehensive income (loss):

(a)         Cost of product and service revenues (“COGS”). Adjustment to COGS of $336 for the year ended December 31, 2014 and $84 for the three months ended March 31, 2015 reflects the estimated increase in amortization expense to amortize the excess of the fair value of property, plant and equipment over the historical balance of capitalized manufacturing equipment, based on an estimated useful life of 5 years (pro forma adjustment 4(b)).

(b)         Research and product development expenses (“R&PD”). Adjustment to R&PD of $1,000 for the year ended December 31, 2014 and $250 for the three months ended March 31, 2015 reflects the estimated increase in amortization expense to amortize the excess of the fair value of identifiable intangible assets over the historical balance of capitalized intangible assets, based on an estimated useful life of 5 years (pro forma adjustment 4(c)).

(c)          Finance expense. Adjustment to finance expense of $330 for the year ended December 31, 2014 and $128 for the three months ended March 31, 2015 reflects the elimination of historical interest expense incurred on Protonex’s bank indebtedness which is expected to be repaid by Ballard Power as a condition of closing (pro forma adjustments 4(a), 4(e)).

(d)         Income tax expense. Adjustment to income tax expense of $203 for the year ended December 31, 2014 and $51 for the three months ended March 31, 2015 represents the elimination of historical income tax expense incurred by Protonex as

BALLARD POWER SYSTEMS INC.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

(Expressed in thousands of U.S. dollars, except share and per-share amounts)

a result of the amortization of a historic deferred tax liability that will not form part of the purchase price allocation on closing (pro forma adjustment 4(g)).

BUSINESS OF BALLARD

Financial and other information relating to Ballard is set forth in Ballard’s 2014 Annual Report on Form 40-F and Current Reports on Form 6-K filed on periods ended June 30, 2014 and September 30, 2014, which are incorporated by reference in this proxy statement/prospectus, and elsewhere in this proxy statement/ prospectus. Ballard will furnish you with copies of the documents incorporated by reference in this proxy statement/ prospectus upon request. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” on pages 104 and 105, respectively.

BUSINESS OF PROTONEX

Business Overview.  Protonex, a Delaware corporation incorporated in 2000, is a leading designer and manufacturer of compact, high performance power management and portable fuel cell power generation solutions, with U.S. $13.8 million in total revenues for fiscal year 2014.  With products including fuel cells, portable battery chargers and power managers, Protonex sells its products primarily to military and government sectors, but also to commercial sector.  Customers include the U.S. Army, U.S. SOCOM and other notable military/government entities, in addition to commercial customers including Lockheed Martin and Raytheon.  In the fuel cell category, it offers products in both Proton Exchange Membrane (PEM) and Solid Oxide (SO) technologies, which can power off-grid applications longer than conventional energy solutions.  Holding a suite of 55 granted and 41 pending patents, Protonex’s products offer a significant improvement over legacy battery technologies, providing a substantial reduction in weight while improving performance, efficiency and functionality.

Protonex is headquartered in Southborough, Massachusetts and employs a non-union staff of over 50 development, engineering, manufacturing, sales and marketing, and administrative personnel.  Its principal address and telephone number are 153 Northboro Road, Southborough, Massachusetts 01772, (508) 490-9960.

The number of common stock holders of record totaled 148 as of the date of this proxy statement/prospectus.  There is no established public trading market for Protonex’s common stock; however Protonex did list briefly on the London Stock Exchange’s AIM market from 2006 to 2010.  Protonex does not have a policy of paying regular dividends on its common stock and has never done so.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF THE BUSINESS OF PROTONEX

You should read the following Management Discussion & Analysis (“MD&A”) in conjunction with Protonex’s unaudited interim condensed consolidated financial statements and accompanying notes for the three and six months ended March 31, 2015 and 2014, as well as Protonex’s latest audited financial statements as of September 30, 2014 and 2013 and for each of the three years in the period ended September 30, 2014 all appearing in this Form F-4.  The financial statements have been recorded in accordance with US GAAP.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires Protonex to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  Protonex bases its estimates and judgments on historical experience and on various other factors that are considered reasonable under the circumstances.  Actual results could differ materially from these estimates.  The carrying amounts of Protonex’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, capital leases, accrued liabilities and long-term debt approximate their fair values due to the short-term nature of these instruments or their market rates of interest.

Business Overview

Protonex is a leading designer and manufacturer of compact, high performance power management and portable fuel cell power generation solutions, with $13.8 million in total revenues for fiscal year 2014.  With products including fuel cells, portable battery chargers and power managers, the Protonex sells its products primarily to military and government sectors, but also to the commercial sector.  Customers include the US Army, United States Special Operations Command (SOCOM) and other notable military/government entities, in addition to commercial customers including Lockheed Martin and Raytheon.  In the fuel cell category, it offers products in both Proton Exchange Membrane (PEM) and Solid Oxide (SO) technologies, which can power off-grid applications longer than conventional energy solutions.  Holding a suite of 55 granted and 41 pending patents, Protonex’s products offer a significant improvement over legacy battery technologies, providing a substantial reduction in weight while improving performance, efficiency and functionality.

Factors Influencing Results of Operations

Revenue:  Protonex derives revenues from cost sharing, cost-reimbursement (cost-type), fixed price and cost-plus contracts with various government groups and agencies, with revenues recognized when the related costs are incurred and related services are performed.  Contract costs primarily include direct labor, consultants, sub-contractors, materials, and other specific administrative costs related to the project.  Deferred revenue represents amounts received in advance of services being performed and/or delivery of products. Unbilled accounts receivable represents revenue recognized under the contracts in advance of billings.

Revenues from research and development contracts are recognized proportionally as costs are incurred and compared to the estimated total research and development costs for each contract, whether billed or unbilled. In many cases, Protonex is reimbursed only a portion of the costs incurred or to be incurred on the contract. Revenues from government funded research, development and demonstration programs are generally multi-year, cost reimbursement and/or cost-shared type contracts or cooperative agreements. Protonex is reimbursed for reasonable and allocable costs up to the reimbursement limits set by the contract agreements.

Revenues from product sales are recognized upon the delivery of units to customers, provided that there is evidence that an arrangement exists, the fee is fixed or determinable, and collectability of the related receivable is probable.  If there are acceptance provisions, revenue is recognized upon acceptance.  Deferred revenue represents amounts received from customers in advance of shipments.

Operating expenses: The largest portion of operating expenses consists of research and development costs, materials, cash and non-cash compensation and benefits associated with engineering personnel and related expenses. Other related expenses include travel, subcontracting costs, third-party vendor payments and non-billable expenses associated with the delivery of services to customers.  Protonex considers the relationship between project personnel expenses and service revenue to be an important measure of operating performance.  The relationship between research and development expenses and contract revenue is driven largely by the chargeability of engineering personnel to current research and development contracts, versus the non-billable costs associated with securing new customer engagements and developing new service offerings.  The remainder of recurring operating expense consists of sales and marketing expenses associated with expanding the customer base for Protonex’ power manager and fuel cell products.  These expenses include salaries for sales personnel and outside sales consultants.  Management and administrative support expenses consist primarily of the costs associated with operations, including finance, information systems, human resources, purchasing, facilities (including the rent of office space) and other administrative support for engineering personnel.

Results of Operations

The following table sets forth results of operations for the three and six months ended March 31, 2015 and 2014:

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
(Unaudited)	2015	2014	2015	2014
Revenues:
Product	$1,274,841	$1,449,748	$3,087,949	$3,206,768
Contract	1,465,690	1,670,681	2,664,457	3,289,708
Contra-revenue	—	(139,044)	(39,609)	(139,044)
Total revenues	2,740,531	2,981,385	5,712,797	6,357,432
Cost of Revenues:
Product	786,699	846,132	2,072,587	1,963,556
Contract	671,558	984,503	1,099,956	1,762,774
Total cost of revenues	1,458,257	1,830,635	3,172,543	3,726,330
Gross Profit	1,282,274	1,150,750	2,540,254	2,631,102
Operating Expenses:
Research and development	1,086,572	969,245	2,014,864	1,815,851
Sales and marketing	257,772	290,968	595,653	555,340
General and administrative	339,540	380,162	660,077	728,396
Total operating expenses	1,683,884	1,640,375	3,270,594	3,099,587
Loss From Operations	(401,610)	(489,625)	(730,340)	(468,485)
Other Income (expense):
Interest expense, net	(134,433)	(80,899)	(234,671)	(161,758)
Miscellaneous income, net	5,790	29,852	8,049	39,157
Total other expense, net	(128,643)	(51,047)	(226,622)	(122,601)
Loss before provision for income taxes	(530,253)	(540,672)	(956,962)	(591,086)
Provision for income taxes	51,000	55,000	102,000	110,000
Net Loss	$(581,253)	$(595,672)	$(1,058,962)	$(701,086)

Results for the three and six month periods ended March 31, 2015 compared to results for the three and six month periods ended March 31, 2014:

Total revenues:

Total revenues decreased by $0.2 million, or (8.1)%, to $2.7 million during the three-month period ended March 31, 2015, compared to total revenue of $3.0 million in the three-month period ended March 31, 2014. The primary driver of this decrease during the second quarter of fiscal 2015 is attributable to both the completion of a large government development contract and the completion of a large U.S. Army product order.

Total revenues decreased by $0.6 million, or (10.1)%, to $5.7 million during the six-month period ended March 31, 2015, compared to total revenue of $6.4 million in the six-month period ended March 31, 2014. The primary driver of this decrease during the first half of fiscal 2015 is attributable to the completion of large government development contracts, in addition to delayed product orders and new contract starts relative to the prior fiscal year.

Total cost of revenues:

Total cost of revenue decreased by $0.3 million, or (20.3)%, to $1.5 million during the three-month period ended March 31, 2015, compared to total cost of revenue of $1.8 million in the three-month period ended March 31, 2014. The primary driver of this decrease is attributable to the completion of a substantial subcontractor effort on a government development contract in early fiscal 2015.

Total costs of revenue decreased by $0.5 million, or (14.9)%, to $3.2 million during the six-month period ended March 31, 2015, compared to total costs of revenue of $3.7 million in the six-month period ended March 31, 2014. The primary driver of this decrease is attributable to the completion of large government development power manager contracts that included substantial subcontractor efforts with low margins.

Research and development:

Research and development expenses increased by $0.1 million, or (12.1)%, to $1.1 million during the three-month period ended March 31, 2015, compared to research and development expenses of $1.0 million in the three-month period ended March 31, 2014. The primary driver of this increase during the second quarter of fiscal 2015 is attributable to more internal development efforts on advancing both the power manager and Solid Oxide Fuel Cell (SOFC) platforms.

Research and development increased by $0.2 million, or (11.0)%, to $2.0 million during the six-month period ended March 31, 2015, compared to research and development expenses of $1.8 million in the six-month period ended March 31, 2014. Again, the primary driver of this increase during the first half of fiscal 2015 is attributable to more internal development efforts on advancing both the power manager and SOFC platforms.

Sales and marketing:

Sales and marketing expenses decreased by $33.0 thousand, or (11.4)%, to $0.3 million during the three-month period ended March 31, 2015, compared to Sales and marketing expenses of $0.3 million in the three-month period ended March 31, 2014. The primary driver of this decrease during the second quarter of fiscal 2015 is attributable to timing of tradeshow events and related travel.

Sales and marketing expenses increased by $40.0 thousand, or (7.3)%, to $0.6 million during the six-month period ended March 31, 2015, compared to sales and marketing expenses of $0.5 million in the six-month period ended March 31, 2014. Again, the primary driver of this increase during the first half of fiscal 2015 is attributable to timing of tradeshow events and related travel.

General and administrative:

General and administrative expenses decreased by $40.6 thousand, or (10.7)%, to $0.3 million during the three-month period ended March 31, 2015, compared to general and administrative expenses of $0.4 million in the three-

month period ended March 31, 2014. The primary driver of this decrease during the second quarter of fiscal 2015 is attributable to reduction in discretionary travel, legal and consulting expenses.

General and administrative expenses decreased by $0.1 million, or (9.4)%, to $0.6 million during the six-month period ended March 31, 2015, compared to general and administrative expenses of $0.7 million in the six-month period ended March 31, 2014. Again, the primary driver of this decrease during the first half of fiscal 2015 is attributable to reduction in discretionary travel, legal and consulting expenses.

Total other expenses, net:

Total other expenses, net increased by $77.6 thousand, or (152.0)%, to $0.1 million during the three-month period ended March 31, 2015, compared to total other expenses, net of $51.0 thousand in the three-month period ended March 31, 2014. The primary driver of this increase during the second quarter of fiscal 2015 is attributable to the increased interest expense related to the WindSail growth loan as compared to the same period during 2014.

Total other expenses, net increased by $0.1 million, or (84.8)%, to $0.2 million during the six-month period ended March 31, 2015, compared to total other expenses, net of $0.1 million in the six-month period ended March 31, 2014. Again, the primary driver of this increase during the first half of fiscal 2015 is attributable to the increased interest expense related to the WindSail growth loan as compared to the same period during 2014.

Provision for income taxes:

Provision for income taxes decreased by $4.0 thousand, or (7.3)%, to $51.0 thousand during the three-month period ended March 31, 2015, compared to the provision for income taxes of $55.0 thousand in the three-month period ended March 31, 2014. The primary driver of this decrease during the second quarter of fiscal 2015 is attributable to reduced estimated income tax provision during fiscal 2015 as compared to fiscal 2014.

Provision for income taxes decreased by $8.0 thousand, or (7.3)%, to $102.0 thousand during the six-month period ended March 31, 2015, compared to the provision for income taxes of $110.0 thousand in the six-month period ended March 31, 2014. The primary driver of this decrease during the first half of fiscal 2015 is attributable to reduced estimated income tax provision during fiscal 2015 as compared to fiscal 2014.

Net Loss:

Net loss decreased by $14.4 thousand, or (2.4)%, to $(581.3) thousand during the three-month period ended March 31, 2015, compared to net loss of $(595.7) thousand in the three-month period ended March 31, 2014. The primary driver of this improved loss during this comparable period was attributable to improved gross margins that were slightly offset by higher research and development expenses.

Net loss increased by $0.4 million, or (51.0)%, to $(1.1) million during the six-month period ended March 31, 2015, compared to net loss of $(0.7) million in the six-month period ended March 31, 2014. The primary driver of this increased loss during this comparable period was attributable to higher sales and marketing and research and development expenses in support of advancing both the power manager and SOFC platforms.

Results for the fiscal year ended September 30, 2014 compared to results for the fiscal year ended September 30, 2013:

The following table sets forth results of operations for the fiscal years 2014, 2013, and 2012:

Years ended September 30,	2014	2013	2012
Revenues:
Product	$7,514,970	$7,820,696	$4,068,005
Contract	6,540,369	5,158,426	6,055,027
Contra-revenue	(246,714)	—	—
Total revenues	13,808,625	12,979,122	10,123,032
Cost of Revenues:
Product	5,075,449	4,950,592	2,618,380
Contract	3,212,228	2,054,545	2,647,808
Total cost of revenues	8,287,677	7,005,137	5,266,188
Gross Profit	5,520,948	5,973,985	4,856,844
Operating Expenses:
Research and development	3,630,148	4,909,493	4,665,540
Sales and marketing	1,183,019	1,170,501	1,034,837
General and administrative	1,334,233	1,298,055	1,369,897
Total operating expenses	6,147,400	7,378,049	7,070,274
Loss From Operations	(626,452)	(1,404,064)	(2,213,430)
Other Income (expense):
Interest expense	(329,882)	(191,182)	(17,357)
Miscellaneous income, net	38,138	67,467	423,859
Total other expense, net	(291,744)	(123,715)	406,502
Loss before provision for income taxes	(918,196)	(1,527,779)	(1,806,928)
Provision for income taxes	203,124	220,417	206,267
Net Loss	$(1,121,320)	$(1,748,196)	$(2,013,195)

Total revenues:

Total revenues increased by $0.8 million, or (6.4)%, to $13.8 million during the year ended September 30, 2014, compared to total revenue of $13.0 million in the year ended September 30, 2013. The primary driver of this increase is attributable to new development contracts associated with the SOFC and power manager platforms, in addition to a follow-on large scale US Army product order.

Total costs of revenues:

Total costs of revenues increased by $1.3 million, or (18.3)%, to $8.3 million during the year ended September 30, 2014, compared to total costs of revenue of $7.0 million in the year ended September 30, 2013. The primary driver of this increase is attributable to new development contracts associated with the SOFC platform and the power manager platform, which included substantial subcontractor efforts.

Research and development:

Research and development expenses decreased by $1.3 million, or (26.1)%, to $3.6 million during the year ended September 30, 2014, compared to research and development expenses of $4.9 million in the year ended September 30, 2013. The primary driver of this decrease is attributable to reduced internal development efforts on both SOFC and power manager platforms, coupled with higher engineer utilization on billable programs.

Sales and marketing:

Sales and marketing expenses increased by $12.5 thousand, or (1.1)%, to $1.18 million during the year ended September 30, 2014, compared to sales and marketing expenses of $1.17 million in the year ended September 30, 2013. The primary driver of this increase during fiscal 2014 as compared to fiscal 2013 is attributable to timing of tradeshow events and related travel.

General and administrative:

General and administrative expenses increased by $36.2 thousand, or (2.8)%, to $1.33 million during the year ended September 30, 2014, compared to general and administrative expenses of $1.29 million in the year ended September 30, 2013. The primary driver of this increase during fiscal 2014 as compared to fiscal 2013 is attributable to increased discretionary travel, legal and consulting expenses.

Total other expenses, net:

Total other expenses, net increased by $0.2 million, or (135.8)%, to $0.3 million during the year ended September 30, 2014, compared to total other expenses, net of $0.1 million in the year ended September 30, 2013. The primary driver of this increase during fiscal 2014 as compared to fiscal 2013 is attributable to increased interest expense related to the WindSail growth loan.

Provision for income taxes:

Provision for income taxes decreased by $17.3 thousand, or (7.8)%, to $0.20 million during the year ended September 30, 2014, compared to provision for income taxes of $0.22 million in the year ended September 30, 2013. The primary driver of this decrease during fiscal 2014 as compared to fiscal 2013 is attributable to a reduced estimated income tax provision.

Net Loss:

Net loss decreased by $0.6 million, or (35.9)%, to $(1.1) million during the year ended September 30, 2014, compared to the net loss of $(1.7) million in the year ended September 30, 2013. The primary driver of this decrease during fiscal 2014 as compared to fiscal 2013 is attributable to the addition of new development contracts associated with the SOFC and power manager platforms, large scale product orders, and increased utilization of engineering labor on billable programs.

Results for the Fiscal Year ended September 30, 2013 Compared to Results for the Fiscal Year Ended September 30, 2012:

Total revenues:

Total revenue increased by $2.9 million, or (28.2)%, to $13.0 million during the year ended September 30, 2013, compared to total revenue of $10.1 million in the year ended September 30, 2012. The primary driver of this increase is attributable to a large scale U.S. Army product order received in fiscal 2013.

Total costs of revenues:

Total costs of revenue increased by $1.7 million, or (33.0)%, to $7.0 million during the year ended September 30, 2013, compared to total costs of revenue of $5.3 million in the year ended September 30, 2012.  This is largely attributable to the 92% increase in product revenues, reflecting the growth in that revenue category.  This increase in Product revenues was driven by higher U.S. Army demand for power manager kits.

Research and development:

Research and development expenses increased by $0.2 million, or (5.2)%, to $4.9 million during the year ended September 30, 2013, compared to research and development expenses of $4.7 million in the year ended September 30, 2012. The primary driver of this increase is attributable to increased internal development efforts on both SOFC and power manager platforms.

Sales and marketing:

Sales and marketing expenses increased by $0.2 million, or (13.1)%, to $1.2 million during the year ended September 30, 2013, compared to sales and marketing expenses of $1.0 million in the year ended September 30,

2012. The primary driver of this increase during fiscal 2013 as compared to fiscal 2012 is attributable to the addition of sales resources, increased tradeshow participation and related travel.

General and administrative:

General and administrative expenses decreased by $0.1 million, or (5.2)%, to $1.3 million during the year ended September 30, 2013, compared to general and administrative expenses of $1.4 million in the year ended September 30, 2012. The primary driver of this decrease during fiscal 2014 as compared to fiscal 2013 is attributable to decreased discretionary travel, legal and consulting expenses.

Total other expenses, net:

Total other expenses, net increased by $0.5 million, or (130.4)%, to $0.1 million during the year ended September 30, 2013, compared to total other income, net of $0.4 million in the year ended September 30, 2012. The primary driver of this expense increase during fiscal 2013 as compared to fiscal 2012 is attributable to increased interest expense related to the WindSail growth loan.

Provision for income taxes:

Provision for income taxes increased by $14.1 thousand, or (6.9)%, to $0.22 million during the year ended September 30, 2013, compared to provision for income taxes of $0.20 million in the year ended September 30, 2012. The primary driver of this change during fiscal 2013 as compared to fiscal 2012 is attributable to an increase in estimated income tax provision.

Net Loss:

Net loss decreased by $0.3 million, or (13.2)%, to $(1.7) million during the year ended September 30, 2013, compared to the net loss of $(2.0) million in the year ended September 30, 2012. The primary driver of this decrease in losses during fiscal 2013 as compared to fiscal 2012 is attributable to the substantial increase in power manager product orders.

Liquidity and Capital Resources

The following table summarizes Protonex cash flow activities for the periods indicated:

	For the six months ended March 31,
	2015	2014
Cash flows (used in) provided by:
Cash flow from operations	$(806,801)	$580
Cash flow from investment activities	(28,391)	(34,051)
Cash flow from financing activities	(12,203)	(20,571)
Cash used during the period	$(847,395)	$(54,042)

As of March 31, 2015, cash and cash equivalents totaled $0.7 million, a $(0.2) million decrease compared to the March 31, 2014 balance of $0.9 million. The primary driver of the decrease in cash during the first half of fiscal 2015 was higher net operating losses and higher working capital requirements.

	For the fiscal years ended September 30,
	2014	2013	2012
Cash flows (used in) provided by:
Cash flow from operations	$222,833	$(1,415,119)	$(45,110)
Cash flow from investment activities	(54,385)	(60,085)	(213,688)
Cash flow from financing activities	465,695	1,295,587	(91,533)
Cash used during the period	$634,143	$(179,617)	$(350,331)

As of September 30, 2014, cash and cash equivalents totaled $1.6 million, a $0.6 million increase from the September 30, 2013 balance of $1.0 million. This cash increase was partially attributable to the last $0.5 million draw on the WindSail Capital growth loan, in addition to decreased working capital requirements.

As of September 30, 2013, Protonex had cash and cash equivalents of approximately $1.0 million, a $(0.1) million decrease from the September 30, 2012 balance of $1.1 million. The primary driver for this cash decrease was net operating losses as Protonex expanded production capacity, which was largely offset by the initial $1.5 million draw on the WindSail Capital growth loan.

Protonex periodically reassesses the adequacy of their liquidity position, taking into consideration current and anticipated operating cash flow and anticipated capital expenditures.  The pace at which Protonex will either generate or consume cash will be dependent upon future operations and the level of demand for Protonex’ services and products on an ongoing basis.

Cash flow from operating activities is driven by collections of development contract billings and product sales. Cash used in operations predominantly relates to employee compensation, purchase of raw materials, rent expense and professional fees.  Accrued payroll and related liabilities fluctuate from period to period based on the timing of the normal payroll cycle and the timing of variable compensation payments.  Annual components of variable compensation plans are paid in the first quarter of the following year, causing fluctuations in cash flow from quarter to quarter. Accounts payable and accrued expenses are most significantly impacted by the timing of product orders and materials related to development contract efforts.

All capital expenditures are discretionary as Protonex currently has no long-term commitments for capital expenditures.

Net cash provided by financing activities was $0.5 million during the year ended September 30, 2014, compared to net cash provided by financing activities of $1.3 million during the year ended September 30, 2013. This cash was associated with the initial $1.5 million, and subsequent $0.5 million funding, on the WindSail Capital growth loan.

The WindSail growth loan was secured in March 2013, and provided for an initial term loan of $1.5 million, with an additional $0.5 million available for subsequent use, which was received in September 2014.  The outstanding borrowings of $2.0 million at March 31, 2015 are secured by Protonex’ accounts receivable, inventory and intellectual property.  The agreement provided for an adjustable interest rate of prime plus 3.25% payable in cash, plus 3.25% interest that is capitalized, compounded and added to the unpaid principal of the term loan.  Total capitalized interest of $261,646 was added to the unpaid principal balance as of March 31, 2015.  The outstanding principal and capitalized interest is due and payable in March 2016.  Protonex is required to maintain certain financial covenants under the growth loan.  On March 30, 2015, Protonex signed an amendment to the loan that adjusted loan covenants.  As of March 31, 2015, Protonex was in compliance with such covenants.

In May 2015, Protonex secured a $2.0 million working capital line of credit with Silicon Valley Bank.  Outstanding borrowings were secured by Protonex’s accounts receivable and inventory.  The bank has a senior blanket lien on all Protonex assets, including IP.  The agreement provides for an adjustable interest rate of prime plus 2.5% or 1.5%, depending on balance sheet liquidity ratios.

Off Balance Sheet Arrangements, Contractual Obligations and Contingent Liabilities and Commitments

Protonex does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

	Payments Due By Period
		Less Than	1 - 3	3 - 5	More Than
Contractual Obligations	Total	1 Year	Years	Years	5 Years

Capital Lease	$64,404	$31,500	$32,904	$—	$—
Operating Leases[1]	$1,629,374	$256,611	$840,765	$531,998	$—
Total	$1,693,778	$288,111	$873,669	$531,998	$—

Note 1: Includes facility lease amendment which extends for another five years.

There were no material changes to Protonex’s commitments and contingencies from the September 30, 2014 annual report, except for an amendment to the current facility lease, which extends the lease period for another five years and has payments of $0.3 million for 2018 through 2020.  Lease payments were approximately $0.3 million for each of the fiscal years ended September 30, 2014, 2013 and 2012, respectively.  For the six months ended March 31, 2015 and 2014 respectively, total rent and related expenses under the agreements was approximately $0.2 million for each period.

Critical Accounting Policies and Estimates

Critical Accounting Policies

Protonex’ consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These accounting principles require Protonex to make certain estimates, judgments and assumptions. Management believes that the estimates, judgments and assumptions which are relied upon are reasonable based upon information available to at the time that they are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the financial statements, as well as the reported amounts of revenues and expenses during the periods presented. To the extent there are differences between these estimates, judgments or assumptions and actual results, Protonex’ financial statements may be affected. The accounting policies that management believes are the most critical to aid in fully understanding and evaluating the reported financial results include the following:

•	Revenue recognition;
•	Goodwill, other intangible assets and impairment of long-lived assets.

Revenue recognition and deferred revenues:

Revenues from cost sharing, cost-reimbursement (cost-type), fixed price and cost plus contracts with various government groups and agencies are recognized when the related costs are incurred and related services are performed.  Contract costs primarily include direct labor, consultants, sub-contractors, materials, and other specific administrative costs related to the project.  Deferred revenue represents amounts received in advance of services being performed and or delivery of products. Unbilled accounts receivable represents revenue recognized under the contracts in advance of billings.

Revenues from research and development contracts are recognized proportionally as costs are incurred and compared to the estimated total research and development costs for each contract, whether billed or unbilled. In many cases, Protonex is reimbursed only a portion of the costs incurred or to be incurred on the contract. Revenues from government funded research, development and demonstration programs are generally multi-year, cost reimbursement and/or cost-shared type contracts or cooperative agreements. Protonex is reimbursed for reasonable and allocable costs up to the reimbursement limits set by the contract agreements.

Revenues from product sales are recognized upon the delivery of units to customers, provided that there is evidence that an arrangement exists, the fee is fixed or determinable, and collectability of the related receivable is probable.  If there are acceptance provisions, revenue is recognized upon acceptance.  Deferred revenue represents amounts received from customers in advance of shipments.

Valuation of goodwill and other intangible assets:

Protonex evaluates the recoverability of goodwill and intangible assets with indefinite useful lives as of the end of each fiscal year, or more frequently if events or changes in circumstances (such as a decline in sales, operations, or cash flows, or material adverse changes in the business climate) indicate that the carrying value of an asset might be impaired.  Protonex operates as a single reporting unit.  In 2012, Protonex adopted Accounting Standards Update (ASU) No. 2011-08, Intangibles - Goodwill and Other (Topic 350), Testing Goodwill for Impairment, which includes the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount before performing the two-step impairment test as required in Accounting Standards Codification (ASC) 350, Intangibles - Goodwill and Other.  At September 30, 2014, Protonex performed a qualitative goodwill impairment analysis.  The September 30, 2014 impairment analysis included an assessment of certain qualitative factors including, but not limited to, overall financial performance, and macroeconomic and industry conditions.  Protonex considered the qualitative factors and weighed the evidence obtained, and determined that it is not more likely than not that the fair value of the reporting unit is less than its carrying amount.  Although Protonex believes the factors considered in the impairment analysis are reasonable, significant changes in any one of the assumptions used could produce a different result.

Protonex examines on a periodic basis the carrying value of its long-lived tangible and intangible assets to determine whether there are any impairment losses.  If indicators of impairment were present with respect to long-lived tangible and intangible assets used in operations and undiscounted future cash flows were not expected to be sufficient to recover the assets’ carrying amount, an impairment loss would be charged to expense in the period the impairment is identified based on the fair value of the asset less any costs of disposal.  Protonex believes no impairment exists as of September 30, 2014.

Forward-Looking Statements

Statements about Protonex’s future plans and intentions, results, levels of activity, performance, goals or achievements, or other future events constitute forward-looking statements.  Wherever possible, words such as “may”, “will”, “should”, “could”, “expect”, “plan”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “pursue”, “continue”, “seek”, or “potential” or the negative or other variations of these words, or other similar words or phrases, have been used to identify these forward-looking statements.  These statements reflect management’s current beliefs and are based on information currently available to management.

Forward-looking statements involve significant risk, uncertainties, and assumptions.  Many factors could cause actual results, performance, or achievements to differ materially from the results discussed or implied in the forward-looking statements.  These factors should be considered carefully and readers should not place undue reliance on the forward-looking statements.  Although the forward-looking statements contained in this MD&A are based on what management believes to be reasonable assumptions, Protonex cannot assure readers that actual results will be consistent with these forward-looking statements.  These forward-looking statements are made as of the date of this MD&A, and Protonex assumes no obligation to update or revise them to reflect new events or circumstances.  Many factors could cause the actual results, performance, or achievements of Protonex to be materially different from any future results, performance, or achievements that may be expressed or implied by such forward-looking statements, including: general economic and market segment conditions, competitor activity, product capability and acceptance, international risk and currency exchange rates, and technology changes.

These forward-looking statements represent Protonex’s views as of the date of this release.  There can be no assurance that forward-looking statements will prove to be accurate, as actual events and future events could differ materially from those anticipated in such statements.  Readers should not place undue reliance on any forward-looking statements.

DESCRIPTION OF BALLARD CAPITAL STOCK

The following description summarizes the material terms and provisions of Ballard’s capital stock. For the complete terms of its capital stock, please refer to Ballard’s articles, as amended, and bylaws which are exhibits to the registration statement of which this proxy statement/prospectus is a part. The terms of these securities may also be affected by the CBCA. The summary below is qualified in its entirety by reference to Ballard’s organizational documents.

Common Shares

Ballard is authorized to issue an unlimited number of common shares, without par value, of which 141,957,346 are issued and outstanding as at the date of this proxy statement/prospectus. There are options outstanding to purchase up to 5,508,252 common shares at prices ranging from C$0.81 to C$7.10. There are up to 1,756,383 common shares issuable on the redemption of outstanding restricted share units and up to 821,565 common shares issuable on the redemption of outstanding deferred share units.

Holders of common shares are entitled to one vote per common share on all matters to be voted on by such stockholders and, subject to the rights and priorities of the holders of preferred shares, are entitled to receive such dividends as may be declared by the board of directors out of funds legally available therefor and, in the event of liquidation, wind-up or dissolution, to receive our remaining property, after the satisfaction of all outstanding liabilities.

Preferred Shares

Ballard is authorized to issue an unlimited number of preferred shares.  The preferred shares are issuable in series and the board of directors is entitled to determine the designation, preferences, rights, conditions, restrictions, limitations and prohibitions to be attached to each series of such shares.

As at the date of this proxy statement/prospectus there are no preferred shares issued and outstanding.

Transfer Agent

Ballard’s registrar and transfer agent is Computershare Trust Company of Canada, 510 Burrard Street, Vancouver, British Columbia V6C 3B9, Canada.

COMPARISON OF RIGHTS OF STOCKHOLDERS OF BALLARD AND PROTONEX

Holders of Protonex common shares will receive Ballard common shares in the Merger. Protonex is incorporated under the laws of the State of Delaware, and Ballard is a corporation governed by the CBCA. The following is a summary of the material differences between (a) the current rights of Protonex stockholders under the DGCL and Protonex’s certificate of incorporation and bylaws, each as amended to date, and (b) the current rights of stockholders under the CBCA and Ballard’s articles and bylaws, each as amended to date.

The following summary is not a complete statement of the rights of stockholders of the two companies or a complete description of the specific provisions referred to below. This summary is qualified in its entirety by reference to the DGCL and the CBCA and Protonex’s and Ballard’s organizational documents, which Protonex stockholders should read in full.  Ballard’s articles and bylaws are exhibits to the registration statement of which this proxy statement/prospectus forms a part.  For copies of Ballard’s and Protonex’s organizational documents, see also “Where You Can Find More Information.”

You are strongly advised to seek your own independent legal counsel regarding the nature and effect of the rights of Protonex stockholders as a result of the Merger and the change of jurisdiction.

CAPITAL STOCK

PROTONEX	BALLARD

AUTHORIZED STOCK

Protonex’s certificate of incorporation authorizes Protonex to issue 120,000,000 common shares, U.S. $0.005 par value per share, and 50,000,000 preferred shares, U.S. $0.005 par value per share.

Protonex’s board of directors is authorized to issue shares of preferred stock in one or more classes or series, and to fix the rights, preferences and privileges of such shares and any of their qualifications, limitations or restrictions.

As of the date of this proxy statement/prospectus, there were 64,978,500 common shares outstanding and no shares of preferred stock outstanding.

Ballard’s articles authorize Ballard to issue an unlimited number of common and preferred shares.

As of the date of this proxy statement/prospectus, there were 141,957,346 Ballard common shares outstanding and no preferred shares outstanding. Ballard common shares are listed on the TSX under the symbol “BLD” and on the NASDAQ under the symbol “BLDP.”

DIVIDENDS

PROTONEX	BALLARD

Under the DGCL, a Delaware corporation may, subject to restrictions in its certificate of incorporation, pay dividends out of surplus or out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year. Dividends out of net profits may not be paid when the capital of a Delaware corporation amounts to less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

Under the CBCA, a Canadian corporation may pay a dividend by issuing fully paid shares of such corporation or may pay in cash or property. If shares of a Canadian corporation are issued in payment of a dividend, the declared amount of the dividend stated as an amount of money shall be added to the stated capital account maintained or to be maintained for the shares of the class or series issued in payment of the dividend.

Protonex has no legal or contractual obligation to pay dividends. The declaration, amount and date of payment of dividends, if any, are determined by the board of directors from time to time and are subject to earnings and financial requirements, and other conditions prevailing at that time.

Protonex has not paid dividends to date on its common stock.

According to the CBCA, a Canadian corporation cannot declare or pay a dividend if there are reasonable grounds for believing that the Canadian corporation is, or would after the payment be, unable to pay its liabilities as they become due or the realizable value of such corporation’s assets would thereby be less than the aggregate of its liabilities and stated capital of all classes.

Ballard has no legal or contractual obligation to pay dividends. Ballard’s by-laws provide that the board may, as permitted by law, declare dividends payable to the stockholders according to their respective rights and interests in the corporation.

Ballard has not paid dividends to date on its common stock.

VOTING RIGHTS

PROTONEX	BALLARD

Each share of Protonex’s common stock entitles its holder to one vote on all matters on which stockholders are entitled to vote.  Each share of Protonex’s preferred stock entitles its holder to such voting powers as stated in the resolutions providing for the issuance of such shares adopted by the board of directors.

The CBCA provides that, unless the articles otherwise provide, each share of the corporation entitles the holder thereof to one vote at a meeting of stockholders.

Ballard’s articles provide that the holders of common shares shall be entitled to one vote for each common share held at all meetings of the stockholders of the corporation at which they are entitled to vote.

BOARD OF DIRECTORS

PROTONEX	BALLARD

NUMBER OF DIRECTORS AND SIZE OF BOARD

The DGCL provides that the board of directors of a Delaware corporation shall consist of one or more directors as fixed by the certificate of incorporation or by-laws.

The board of directors of Protonex currently comprises seven directors.

The CBCA provides that a corporation shall have one or more directors but a distributing Canadian corporation shall consist of not fewer than three directors, at least two of whom are not officers or employees of the corporation or its affiliates.

Ballard’s articles of incorporation provide that the number of directors will be not less than three nor more than 15.

The board of directors of Ballard currently comprises eight directors.

DIRECTOR QUALIFICATIONS

PROTONEX	BALLARD

The DGCL requires that directors of Delaware	The CBCA requires that all directors be individuals, of

corporations be natural persons.	sound mind, over the age of 18 and not have the status of bankrupt. Further, according to the CBCA, 25% of the directors of a Canadian corporation must be resident Canadians.

TERM OF DIRECTORS

PROTONEX	BALLARD

The DGCL provides that directors of a Delaware corporation may, by the certificate of incorporation or by a by-law be divided into one, two or three classes.

The CBCA provides that a director not elected for an expressly stated term ceases to hold office at the close of the first annual meeting of stockholders following the director’s election. It is not necessary that all directors elected at a meeting of stockholders hold office for the same term.

REMOVAL OF DIRECTORS

PROTONEX	BALLARD

The DGCL provides that unless otherwise provided in the certificate of incorporation or by-laws, a director or the entire board of directors of a Delaware corporation may be removed, with or without cause, by the affirmative vote of the holders of a majority of the outstanding shares then entitled to vote at an election of directors.

The CBCA provides that the stockholders of a Canadian corporation may by a resolution of the majority of votes cast at a special meeting remove any director or directors from office. Where the holders of any class or series of shares of a Canadian corporation have an exclusive right to elect one or more directors, a director so elected may only be removed by a resolution of the majority of votes cast at a meeting of the stockholders of that class or series.

FILLING OF BOARD VACANCIES

PROTONEX	BALLARD

The DGCL provides that, unless otherwise provided in the certificate of incorporation or by-laws, vacancies and newly created directorships may be filled by a majority vote of the directors then in office, even if the number of directors then in office is less than a quorum.

The CBCA provides that, subject to the articles, a vacancy among the directors may be filled by a quorum of directors except when the vacancy results from an increase in the number or the minimum or maximum number of directors or from a failure to elect the number or minimum number of directors provided for in the articles of incorporation, in which case a meeting of stockholders is required to fill the vacancy. Each director appointed or elected to fill a vacancy holds office for the unexpired term of their predecessor.

BOARD QUORUM AND VOTING REQUIREMENTS

PROTONEX	BALLARD

Under the DGCL, the presence of a majority of the directors then in office constitutes a quorum, and the vote of a majority of the directors present at any meeting at which a quorum is present constitutes the act of the board.

Under the CBCA, subject to the articles or by-laws of a Canadian corporation, a majority of the number of directors or a minimum number of directors required by the articles constitutes a quorum at any meeting of directors, and, notwithstanding any vacancy among the directors, a quorum of directors may exercise all the powers of the directors.

Under Ballard’s by-laws, unless otherwise fixed by the board, the presence of a majority of the directors who are directors at the time of such meeting constitutes a quorum, and except as otherwise provided in the articles, a majority of the votes cast at any meeting at which a quorum is present constitutes the act of the board.

FIDUCIARY DUTIES OF DIRECTORS

PROTONEX	BALLARD

Under the DGCL, the duty of care requires that directors act in an informed and deliberative manner and that they inform themselves, prior to making a business decision, of all material information reasonably available to them. In addition, directors have a duty of loyalty, which may be summarized as the duty to act in good faith, not out of self-interest and in a manner which the directors reasonably believe to be in the best interests of the stockholders pursuant to the “business judgment rule.”

The CBCA requires directors of a Canadian corporation to act honestly and in good faith with a view to the best interests of the Canadian corporation. The duty of care requires that the directors exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

LIMITATION ON LIABILITY OF DIRECTORS

PROTONEX	BALLARD

Under the DGCL, directors shall not be personally liable to the corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit.

Under the DGCL, Protonex shall have the power, and under Protonex’s certificate of incorporation, it is required, to indemnify any person made a party or threatened to be made a party to any type of proceeding (other than an action by or in the right of the corporation) because he or she is or was an officer, director, trustee, or employee of Protonex, or was serving at the request of Protonex as a director, officer, employee or agent of another corporation or entity, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding. Under the DGCL, such indemnification shall only occur (i) if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best

According to the CBCA, no provision in a contract, the articles, by-laws or a resolution relieves a director or officer of a Canadian corporation from the duty to act in accordance with the CBCA or the regulations or relieves them from liability for a breach thereof. This liability will be alleviated only to the extent that a unanimous stockholder agreement restricts the powers of the directors to manage or supervise the management of, the business and affairs of the Canadian corporation.

A director may have a defense under the CBCA, if a director proves that he has complied with his duty to act honestly and in good faith with a view to the best interests of the Canadian corporation or exercised the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

Under the CBCA, a Canadian corporation may indemnify certain persons associated with the Canadian corporation against all reasonably incurred costs, charges, and expenses including settlement amounts or judgments arising out of actions against such individuals because of their association with the Canadian corporation. Persons capable of being indemnified in such a manner include current and former directors of officers, persons who act or acted at the Canadian corporation’s request as a director or interests of the corporation; and (ii) in the case of a criminal proceeding, such person had no reasonable cause to believe that his or her conduct was unlawful. Under the DGCL, a corporation shall have the power to indemnify any person made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because such person was an officer, director employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that there may not be such indemnification if the person is found liable to the corporation unless, in such a case, the court determines the person is fairly and reasonably entitled thereto.

Additionally, the DGCL provides that a Delaware corporation must indemnify a director or officer against expenses (including attorneys’ fees) actually and reasonably incurred if such person successfully defends himself or herself in a proceeding to which such person was a party because he or she was a director or officer of the Delaware corporation. The DGCL further provides that a corporation may purchase and maintain insurance on behalf of any director, officer, employee or agent of the corporation against any liability asserted against such person and incurred by such person in any such capacity, whether or not the corporation would have the power to indemnify such person against such liability.

officer, or an individual acting in a similar capacity, of another entity. The CBCA also provides that a corporation may advance moneys to such individual for costs, charges and expenses reasonably incurred in connection with such a proceeding.

In order to qualify for indemnification such director or officers must:

•                  have acted honestly and in good faith with a view to the best interests of the Canadian corporation; and

•                  in the case of a criminal or administrative action or proceeding enforced by a monetary penalty, have had reasonable grounds for believing that his or her conduct was lawful.

A Canadian corporation may, if the person meets the conditions above and it is approved by a court, also indemnify an eligible director or officer in an action by or on behalf of the Canadian corporation. If a person meets the conditions above and was not judged by the court or other competent authority to have committed any fault or omitted to do anything that individual ought to have done, that person is entitled to be indemnified by the Canadian corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the Canadian corporation.

STOCKHOLDER ACTION ANNUAL MEETINGS OF STOCKHOLDERS

PROTONEX	BALLARD

Under the DGCL, the annual meeting of stockholders of a Delaware corporation is held on such date, at such time and at such place as may be designated by the board of directors.

Under the DGCL, if a Delaware does not hold an annual meeting to elect directors within the 13-month period following its last annual meeting, the Court of Chancery may summarily order a meeting to be held upon the application of any stockholder or director.

Under the CBCA, the directors of a Canadian corporation shall call an annual meeting of the stockholders not later than 18 months after the Canadian corporation comes into existence and subsequently not later than 15 months after holding the last preceding annual meeting but no later than six months after the end of the corporation’s preceding financial year.

SPECIAL MEETINGS OF STOCKHOLDERS

PROTONEX	BALLARD

The DGCL provides that special meetings may be called by the board of directors or by such person as may be authorized by the certificate of incorporation or by the by-laws.	The CBCA provides that the directors of a Canadian corporation may at any time call a special meeting of the stockholders.

STOCKHOLDER ACTION BY WRITTEN CONSENT

PROTONEX	BALLARD

The DGCL provides that, unless otherwise provided in a corporation’s certificate of incorporation or by-laws, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

The CBCA provides that a resolution in writing signed by all the stockholders entitled to vote on that resolution at a meeting of stockholders is as valid as if it had been passed at a meeting of the stockholders. A resolution in writing dealing with all matters required by the CBCA to be dealt with at a meeting of stockholders, and signed by all the stockholders entitled to vote at that meeting, satisfies all the requirements of the CBCA relating to meetings of stockholders.

Protonex’s certificate of incorporation provides that following the effective date of the admission of Protonex’s common stock to trading on the securities market AIM operated by the London Stock Exchange (which effective date has passed), no action shall be taken by the stockholders of Protonex except at an annual or special meeting of stockholders and no action shall be taken by the stockholders by written consent alone.

AMENDMENTS TO GOVERNING DOCUMENTS

PROTONEX	BALLARD

Under the DGCL, amendments to a Delaware corporation’s certificate of incorporation must be approved by a resolution of the board of directors declaring the advisability of the amendment, and by the affirmative vote of a majority of the outstanding shares entitled to vote. If an amendment would increase or decrease the number of authorized shares of such class, increase or decrease the par value of the shares of such class or alter or change the powers, preferences or other special rights of a class of outstanding shares so as to affect the class adversely, then a majority of shares of that class also must approve the amendment. The DGCL also permits a Delaware corporation to include a provision in its certificate of incorporation requiring a greater proportion of voting power to approve a specified amendment.

Protonex’s certificate of incorporation provides that the

Under the CBCA, an amendment of the articles generally requires the approval of not less than two-thirds of the votes cast by stockholders entitled to vote on the resolution. The CBCA further provides that, unless the articles, by-laws or a unanimous stockholder agreement otherwise provide, the directors may make, amend or repeal any by-laws that regulate the business or affairs of the Canadian corporation by resolution. When the directors amend or repeal a by-law, they are required to submit the change to the stockholders at the next meeting. Stockholders may confirm, reject, or amend the by-law amendment or repeal by a resolution passed by a majority of the votes cast by the stockholders who voted in respect of that resolution.

board of directors has the power to amend or repeal the by-laws.

ANTI-TAKEOVER PROVISIONS

PROTONEX	BALLARD

Under Section 203 of the DGCL, unless a corporation in its certificate of incorporation or bylaws expressly elects otherwise (which Protonex has not done), a corporation is prohibited from engaging in a business combination with an interested stockholder (a person or group of affiliates owning at least 15% of the voting power of the corporation) for a period of three years after such interested stockholder became an interested stockholder unless (a) before the stockholder became an interested stockholder, the corporation’s board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (c) at or subsequent to the time the stockholder became an interested stockholder the business combination is approved by the board of directors and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder at an annual or special meeting of the stockholders of the corporation.

Protonex does not have a stockholders’ rights plan.

The CBCA does not contain a comparable provision to that found in Section 203 the DGCL. However, certain Canadian securities regulatory authorities and the TSX have adopted Multilateral Instrument 61-101- Protection of Minority Security Holders in Special Transactions (“MI 61-101”) which address related party transactions. In a related party transaction, an issuer, among other things, acquires or transfers an asset or treasury securities, or assumes or transfers a liability, from or to a related party in one or any combination of transactions. A related party is defined in MI 61-101 to include directors, senior officers and holders of at least 10% of the issuer’s voting securities. MI 61-101 requires detailed disclosure in the proxy material sent to security holders in connection with a related party transaction. In addition, subject to certain exemptions, MI 61-101 requires the issuer to obtain a formal valuation of the subject matter of the related party transaction and any non-cash consideration and to include a summary of the valuation in the proxy material sent to security holders. MI 61-101 also requires that the stockholders of the issuer, other than the related party and its affiliates, separately approve the transaction by at least a simple majority.

Ballard does not have a stockholders’ rights plan.

MERGER VOTE

PROTONEX	BALLARD

The DGCL provides that, unless otherwise provided in the certificate of incorporation or by-laws, the adoption of the Merger Agreement requires the approval of a majority of the outstanding stock of the corporation entitled to vote thereon.

The CBCA generally provides that the directors of an amalgamating corporation must submit the amalgamation agreement for approval at a meeting of the stockholders of the corporation. An amalgamation agreement is adopted when stockholders of each amalgamating corporation approve the amalgamation by not less than two-thirds of the votes cast by stockholders entitled to vote on the resolution.

APPRAISAL RIGHTS

PROTONEX	BALLARD

Under the DGCL, a stockholder of a constituent corporation in a merger may, under certain circumstances and upon meeting certain requirements, dissent from the merger by demanding payment in cash for his or her share equal to the “fair value” (excluding any appreciation or depreciation as a consequence or in expectation of the transaction) of such shares, as determined by agreement with the corporation or by an independent appraiser appointed by a court in action timely brought by the corporation or the dissenters.

Delaware law grants appraisal rights only in the case of certain mergers and not in the case of a sale or transfer of assets or a purchase of assets for stock regardless of the number of shares being issued. Delaware law does not grant appraisal rights in a merger to holders of shares listed on a national securities exchange or held of record by more than 2,000 stockholders unless the plan of merger converts such shares into anything other than stock of the surviving corporation or stock of another corporation which is listed on a national securities exchange or held of record by more than 2,000 stockholders (or cash in lieu of fractional shares or some combination of the above). For a more detailed discussion regarding appraisal rights, see “The Merger —Appraisal Rights of Holders of Protonex Common Stock.” See also Appendix C hereto.

The CBCA provides that stockholders of a Canadian corporation are entitled to exercise dissent rights and demand payment for the fair value of the shares in respect of which the stockholder dissents. For this purpose, there is no distinction made between listed and unlisted shares.

Dissent rights exist when there is a vote upon matters such as:

•                  any amalgamation with another corporation (other than with certain affiliated corporations);

•                  an amendment to the Canadian corporation’s articles of incorporation to add, change or remove any provisions restricting the issue, transfer or ownership of shares;

•                  an amendment to the Canadian corporation’s articles of incorporation to add, change or remove any restriction upon the business or businesses that the corporation may carry on;

•                  a continuance under the laws of another jurisdiction;

•                  a sale, lease or exchange of all or substantially all the property of the Canadian corporation other than in the ordinary course of business;

•                  a court order permitting a stockholder to dissent in connection with an application to the court for an order approving an arrangement proposed by the corporation; and

•                  a “going private” transaction or a “squeeze-out” transaction.

A stockholder is not entitled to dissent if an amendment to the articles is effected by a court order approving a reorganization or if an amendment to the articles is effected by a court order made in connection with an oppression remedy.

Under the CBCA, a stockholder may, in addition to exercising dissent rights, seek an oppression remedy for any act or omission of a Canadian corporation which is oppressive or unfairly prejudicial to or that unfairly disregards a stockholder’s interest.

OTHER MATTERS

Protonex does not expect that any matter other than the proposals presented in this proxy statement/prospectus will be brought before the special meeting.  However, if other matters incident to the conduct of the special meeting are properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

EXPERTS

The consolidated financial statements of Ballard as of and for the fiscal years ended December 31, 2014, 2013 and 2012, incorporated by reference into this proxy statement/prospectus, have been audited by KPMG LLP, independent registered public accounting firm, as set forth in their report thereon incorporated by reference herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Protonex as of September 30, 2014 and 2013 and for each of the three years in the period ended September 30, 2014, included in this proxy statement/prospectus and in the Registration Statement, have been so included in reliance on the report of BDO USA, LLP, independent certified public accountants, appearing elsewhere herein and in the Registration Statement, given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The legality of the Ballard common shares offered by this proxy statement/prospectus and certain other Canadian legal matters will be passed upon for Ballard by Stikeman Elliott LLP, Vancouver, British Columbia, as Canadian counsel to Ballard. Dorsey & Whitney LLP, Seattle, Washington will provide the tax opinion to Ballard referred to under “Material United States Federal Income Tax Considerations,” and Day Pitney LLP, Boston, Massachusetts, will provide the tax opinion to Protonex referred to under “Material United States Federal Income Tax Considerations.”

FUTURE STOCKHOLDER PROPOSALS

It is expected that Protonex will hold an annual meeting of stockholders for 2015 only if the Merger is not completed.  In order to be considered for inclusion in the proxy statement for the 2015 annual meeting of Protonex stockholders, should one be held, stockholder proposals must have been submitted in writing to the corporate secretary of Protonex at 153 Northboro Road, Southborough, Massachusetts 01772-1034, United States no later than the close of business on the tenth business day following the earlier of (i) the date on which notice of the date of the annual meeting was mailed, or (ii) public disclosure was made.

WHERE YOU CAN FIND MORE INFORMATION

Ballard has filed with the SEC a registration statement on Form F-4 under the Securities Act of which this proxy statement/prospectus forms a part, which registers the Ballard common shares to be issued to Protonex stockholders in connection with the Merger. The registration statement, including the attached exhibits, contains additional relevant information about Ballard and its common shares. The rules and regulations of the SEC allow certain information included in the registration statement to be omitted from this proxy statement/prospectus. Ballard is a “foreign private issuer” and, under the rules adopted under the Exchange Act, is exempt from certain of the requirements of the Exchange Act, including the proxy and information provisions of Section 14 of the Exchange Act and the reporting and liability provisions applicable to officers, directors and significant stockholders under Section 16 of the Exchange Act.  You may read and copy the information filed with, or furnished to, the SEC by Ballard at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website that contains reports, proxy statements and other information about issuers, like Ballard, that file electronically with the SEC. The address of the site is www.sec.gov. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

Ballard also files reports, statements and other information with the Canadian provincial and territorial securities regulatory authorities. Ballard’s filings are electronically available to the public from the Canadian System for Electronic Document Analysis and Retrieval, or SEDAR, the Canadian equivalent of the SEC’s EDGAR system, at www.sedar.com.

Certain reports and other information filed by Ballard with the SEC and the Canadian provincial and territorial securities regulatory authorities are also available at Ballard’s website at www.ballard.com.  The web addresses of the SEC, SEDAR and Ballard have been included as inactive textual references only.  Information on, or available through, those websites is not part of this proxy statement/prospectus except for those documents expressly incorporated by reference into this proxy statement/prospectus.  See “Incorporation of Certain Information by Reference.” After the Merger, Ballard will furnish to you the same annual reports that it currently furnishes to Ballard stockholders in the same manner and at the same time as it furnishes them to current Ballard stockholders, including audited annual consolidated financial statements, unaudited quarterly consolidated financial statements and proxy circulars and related materials for meetings of stockholders.  In addition, you will be able to request a copy of Ballard’s annual report on Form 40-F filed with the SEC.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This proxy statement/prospectus is part of a registration statement on Form F-4 that Ballard has filed with the SEC. You should rely only on the information included in, or incorporated by reference into, this proxy statement/prospectus. No one else is authorized to provide you with different information, and you should not rely on any other representations.  You should not assume that the information included in, or incorporated by reference into, this proxy statement/prospectus is accurate as of any date other than the date on the front of those documents. You should read all information supplementing, or incorporated by reference into, this proxy statement/prospectus.

The SEC allows Ballard to incorporate by reference the information it files with the SEC into the registration statement of which this proxy statement/prospectus forms a part, which means that we can disclose important information to you by referring you to those documents. The information that is incorporated by reference is considered to be part of this proxy statement/prospectus.

We incorporate by reference into this proxy statement/prospectus the following documents (other than any portions of such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules):

•                                          Our annual reports on Form 40-F for the fiscal years ended December 31, 2014 and 2013, filed with the SEC on February 27, 2015 and February 27, 2014, respectively; and

•                                          Our current reports on Form 6-K furnished to the SEC on April 28, 2015, April 30, 2015, May 15, 2015, June 29, 2015 (two reports), June 30, 2015 and July 1, 2015;

Reports and other information that Ballard files with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this proxy statement/prospectus until the termination of the offering hereunder will also be deemed incorporated by reference hereunder, including any reports or amended reports on Forms 40-F, 20-F, 10-K and 10-Q.  In addition, any current reports on Form 6-K furnished to the SEC from the date of this proxy statement/prospectus until the termination of the offering hereunder will be deemed incorporated by reference hereunder only to the extent indicated on the cover page thereof.

Any statements in any such future filings will automatically be deemed to modify and supersede any information included in, or incorporated by reference into, this proxy statement/prospectus to the extent that statements in the later-filed document modify or replace such earlier statements.

If you make a request, orally or in writing, for any information that has been incorporated by reference into this proxy statement/prospectus but not delivered with this proxy statement/prospectus, Ballard will provide you, without charge, a copy of any or all of that information.  Requests for this information should be submitted in writing to Ballard’s corporate secretary, at Ballard Power Systems Inc., 9000 Glenlyon Parkway, Burnaby, British Columbia V5J 5J8, Canada or by telephone at (604) 454-0900.

INDEX TO FINANCIALS

Protonex Technology Corporation

1  If the registration statement becomes effective on or after August 15, 2015, the registration statement will need to include, with respect to Protonex, (i) interim balance sheet as of June 30, 2015, (ii) statements of income for the nine-month period ended June 30, 2015 and the corresponding prior-year period and (iii) statements of cash flows for the nine-month period ended June 30, 2015 and the corresponding prior-year period.

Protonex Technology Corporation

Consolidated Financial Statements
As of September 30, 2014 and 2013 and for the Years Ended September 30, 2014, 2013 and 2012

Protonex Technology Corporation

Consolidated Financial Statements

As of September 30, 2014 and 2013 and for the Years Ended

September 30, 2014, 2013 and 2012

Independent Auditor’s Report

Board of Directors

Protonex Technology Corporation

Boston, Massachusetts

We have audited the accompanying consolidated financial statements of Protonex Technology Corporation and its subsidiary, which comprise the consolidated balance sheets as of September 30, 2014 and 2013, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the three years in the period ended September 30, 2014, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Protonex Technology Corporation and its subsidiary as of September 30, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2014 in accordance with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

December 8, 2014 (except with respect to the matter discussed in Note 13, as to which the date is June 29, 2015)

Boston, MA

Consolidated Financial Statements

Protonex Technology Corporation

Consolidated Balance Sheets

September 30,	2014	2013

Assets

Current Assets:
Cash and cash equivalents	$1,593,483	$959,340
Accounts receivable, no allowance for doubtful accounts at September 30, 2014 and 2013	2,438,900	1,637,139
Inventory, net	1,361,654	1,333,221
Prepaid expenses and other current assets	173,229	178,129
Total Current Assets	5,567,266	4,107,829

Property and equipment, net of accumulated depreciation and amortization amortization of $3,653,987 and $3,421,497 at September 30, 2014 and 2013, respectively	401,244	579,349
Goodwill	7,816,990	7,816,990
Intangible assets, net of accumulated amortization of $731,550 and $714,954 at September 30, 2014 and 2013, respectively	7,450	24,046
Other assets	91,198	127,163

Total Assets	$13,884,148	$12,655,377

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable (includes related party payables of $1,854 and $0 at September 30, 2014 and 2013, respectively)	$1,602,143	$1,108,531
Accrued expenses	649,123	535,194
Deferred revenues	781,328	302,691
Current maturities of capital lease obligations	22,126	41,198
Total Current Liabilities	3,054,720	1,987,614

Capital Lease Obligations, net of current maturities	23,362	47,115
Deferred Tax Liability	1,528,261	1,325,137
Long-Term Debt	2,091,484	1,421,161
Total Liabilities	6,697,827	4,781,027

Commitments and Contingencies (Note 8)

Stockholders’ Equity:
Preferred Stock, $0.005 par value; 50,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.005 par value; 120,000,000 shares authorized; 64,108,788 and 63,995,188 shares issued and outstanding at September 30, 2014 and 2013, respectively	320,544	319,976
Additional paid-in capital	68,960,329	68,527,606
Accumulated deficit	(62,094,552)	(60,973,232)
Total Stockholders’ Equity	7,186,321	7,874,350

Total Liabilities and Stockholders’ Equity	$13,884,148	$12,655,377

See accompanying notes to consolidated financial statements.

Protonex Technology Corporation

Consolidated Statements of Operations

Years ended September 30,	2014	2013	2012

Revenues:
Product	$7,514,970	$7,820,696	$4,068,005
Contract	6,540,369	5,158,426	6,055,027
Contra-revenue	(246,714)	—	—

Total revenues	13,808,625	12,979,122	10,123,032

Cost of Revenues:
Product	5,075,449	4,950,592	2,618,380
Contract	3,212,228	2,054,545	2,647,808

Total cost of revenues	8,287,677	7,005,137	5,266,188

Gross Profit	5,520,948	5,973,985	4,856,844

Operating Expenses:
Research and development	3,630,148	4,909,493	4,665,540
Sales and marketing	1,183,019	1,170,501	1,034,837
General and administrative	1,334,233	1,298,055	1,369,897

Total operating expenses	6,147,400	7,378,049	7,070,274

Loss From Operations	(626,452)	(1,404,064)	(2,213,430)

Other Income (expense):
Interest expense	(329,882)	(191,182)	(17,357)
Miscellaneous income, net	38,138	67,467	423,859

Total other expense, net	(291,744)	(123,715)	406,502

Loss before provision for income taxes	(918,196)	(1,527,779)	(1,806,928)

Provision for income taxes	203,124	220,417	206,267

Net Loss	$(1,121,320)	$(1,748,196)	$(2,013,195)

See accompanying notes to consolidated financial statements.

Protonex Technology Corporation

Consolidated Statements of Changes in Stockholders’ Equity

Years ended September 30, 2014, 2013 and	Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
2012	Shares	Amount	Capital	Deficit	Equity

Balance, September 30, 2011	63,979,188	$319,896	$67,647,648	$(57,211,841)	$10,755,703

Stock-based compensation	—	—	424,537	—	424,537

Net loss	—	—	—	(2,013,195)	(2,013,195)

Balance, September 30, 2012	63,979,188	319,896	68,072,185	(59,225,036)	9,167,045

Stock option exercises	16,000	80	3,280	—	3,360

Stock-based compensation	—	—	278,792	—	278,792

Fair value of warrants	—	—	173,349	—	173,349

Net loss	—	—	—	(1,748,196)	(1,748,196)

Balance, September 30, 2013	63,995,188	319,976	68,527,606	(60,973,232)	7,874,350

Stock option exercises	113,600	568	7,952	—	8,520

Stock-based compensation	—	—	178,057	—	178,057

Fair value of warrants	—	—	246,714	—	246,714

Net loss	—	—	—	(1,121,320)	(1,121,320)

Balance, September 30, 2014	64,108,788	$320,544	$68,960,329	$(62,094,552)	$7,186,321

See accompanying notes to consolidated financial statements.

Protonex Technology Corporation

Consolidated Statements of Cash Flows

Years ended September 30,	2014	2013	2012

Cash Flows From Operating Activities:
Net loss	$(1,121,320)	$(1,748,196)	$(2,013,195)
Reconciliation of net loss to net cash provided by (used in operating activities:
Depreciation and amortization of property and equipment	232,490	304,130	484,919
Amortization of intangible assets	16,596	71,263	125,929
Non-cash contra revenue related to the fair value of warrants issued to a customer	246,714	—	—
Non-cash interest expense	108,404	94,510	—
Deferred tax provision	203,124	220,000	206,117
Stock-based compensation	178,057	278,792	424,537
Amortization of deferred financing costs	97,884	27,276	—
Changes in operating assets and liabilities:
Accounts receivable	(801,761)	(185,204)	(54,089)
Inventory, net	(28,433)	(98,192)	(532,480)
Prepaid expenses and other current assets	4,900	8,278	(36,885)
Accounts payable	493,612	(143,094)	777,952
Accrued expenses	113,929	(154,458)	219,170
Deferred revenues	478,637	(90,224)	352,915

Net cash provided by (used in) operating activities	222,833	(1,415,119)	(45,110)

Cash Flows From Investing Activities:
Additions to property and equipment	(54,385)	(60,085)	(213,688)

Net cash used in investing activities	(54,385)	(60,085)	(213,688)

Cash Flows From Financing Activities:
Capital lease principal payments	(42,825)	(80,599)	(91,533)
Proceeds from long-term debt	500,000	1,500,000	—
Cash paid for deferred financing costs	—	(127,174)	—
Proceeds from stock option exercises	8,520	3,360	—

Net cash provided by financing activities	465,695	1,295,587	(91,533)

Net Increase (Decrease) in Cash and Cash Equivalents	634,143	(179,617)	(350,331)

Cash and Cash Equivalents, Beginning of Year	959,340	1,138,957	1,489,288

Cash and Cash Equivalents, End of Year	$1,593,483	$959,340	$1,138,957

Supplemental Cash Flow Information:
Interest paid	$113,255	$59,870	$14,726

Non-cash investing and financing activities:
Fair value of warrants issued in connection with long-term debt	$—	$173,349	$—
Equipment acquired under capital leases	$—	$—	$162,257

See accompanying notes to consolidated financial statements.

Protonex Technology Corporation

Notes to Consolidated Financial Statements

1.          Organization and Basis of Presentation

Organization

Protonex Technology Corporation (the “Company”) was incorporated in October 2000, and performs engineering and development on fuel cell technology under cost sharing, cost-reimbursement (cost-type), fixed price and cost plus contracts.  In addition, the Company assembles and sells related products.  The Company is headquartered in Southborough, Massachusetts, and its primary market has been government agencies of the United States of America.

These consolidated financial statements have been prepared on a going concern basis.  As such, they anticipate the realization of assets and the liquidation of liabilities in the normal course of business.  The Company incurred net losses of $1,121,320, $1,748,196 and $2,013,195 for the years ended September 30, 2014, 2013 and 2012, respectively, and has an accumulated deficit of $62,094,552 as of September 30, 2014.  The Company has funded these losses principally through equity financings, government contracts and a growth line of credit.  Management believes that its government contract business, product sales growth, partnering with others and cash on hand, will be adequate to fund operations for at least twelve months from the date these financial statements were issued.

2.          Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  The Company bases its estimates and judgments on historical experience and on various other factors that are considered reasonable under the circumstances.  Actual results could differ materially from these estimates.

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Protonex Technology, LLC. All material intercompany transactions and balances have been eliminated in consolidation.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, capital leases, accrued liabilities and long-term debt approximate their fair values due to the short-term nature of these instruments or their market rates of interest.

Protonex Technology Corporation

Notes to Consolidated Financial Statements

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.  Similarly, all money market accounts are considered cash equivalents.

The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits, and in high quality, short-term, highly liquid investment securities.  At September 30, 2014, $1,283,990 of cash equivalents exceed federally insured limits. Of the cash equivalents, $95,195 is maintained in a money-market fund that invests primarily in US Treasury Bills and the remaining balance is in a savings account.  The Company has not experienced any losses in such accounts and does not believe it is exposed to any significant credit risk.

Accounts Receivable

Accounts receivable are stated at the amount management expects to collect from outstanding balances.  The Company reviews accounts receivable on a monthly basis to determine if any receivables will potentially be uncollectible.  Management provides for probable uncollectible amounts through a charge to operations and a credit to a valuation allowance based on its assessment.  Based on experience, the Company does not record a reserve against the receivables from the agencies/groups of the United States Government.  As of September 30, 2014 and 2013, 10% and 54%, respectively, of accounts receivable were from various government agencies.  Government agencies and customers with government agencies as end user customers account for 93% of total accounts receivable at September 30, 2014.

Inventories and Related Allowance for Obsolete and Excess Inventory

Inventories consist primarily of raw materials and are recorded at the lower of cost or market.  Cost is determined on a first-in, first-out basis.  Reserves are recorded for slow moving, obsolete, non-sellable or unusable items and were approximately $164,000 and $145,000 at September 30, 2014 and 2013, respectively.

Property and Equipment

Property and equipment are recorded at cost and are depreciated using the straight-line method over their expected useful lives.  Construction in progress represents fixed assets not yet placed in service, that at completion are transferred to the appropriate fixed asset category and depreciated on a straight-line basis over estimated useful lives of three - five years or remaining lease terms.

The current useful lives are:

Assets	Estimated Useful Lives

Furniture, fixtures and equipment	5 years
Computer hardware and software	3 - 5 years
Equipment under capital leases	5 years
Leasehold improvements	Lesser of useful life or remaining lease term

Protonex Technology Corporation

Notes to Consolidated Financial Statements

Goodwill

The Company evaluates the recoverability of goodwill and intangible assets with indefinite useful lives as of the end of each fiscal year, or more frequently if events or changes in circumstances, such as a decline in sales, operations, or cash flows, or material adverse changes in the business climate, indicate that the carrying value of an asset might be impaired. The Company operates as a single reporting unit. In 2012, the Company adopted Accounting Standards Update (ASU) No. 2011-08, Intangibles—Goodwill and Other (Topic 350), Testing Goodwill for Impairment, that includes the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount before performing the two-step impairment test as required in Accounting Standards Codification (ASC) 350, Intangibles - Goodwill and Other. At September 30, 2014, the Company performed a qualitative goodwill impairment analysis. The September 30, 2014 impairment analysis included an assessment of certain qualitative factors including, but not limited to, overall financial performance, and macroeconomic and industry conditions. The Company considered the qualitative factors and weighed the evidence obtained, and determined that it is not more likely than not that the fair value of the reporting unit is less than its carrying amount. Although the Company believes the factors considered in the impairment analysis are reasonable, significant changes in any one of the assumptions used could produce a different result.

Impairment of Long-Lived Tangible and Intangible Assets

The Company examines on a periodic basis the carrying value of its long-lived tangible and intangible assets to determine whether there are any impairment losses.  If indicators of impairment were present with respect to long-lived tangible and intangible assets used in operations and undiscounted future cash flows were not expected to be sufficient to recover the assets’ carrying amount, an impairment loss would be charged to expense in the period the impairment is identified based on the fair value of the asset less any costs of disposal.  The Company believes no impairment exists as of September 30, 2014.

Revenue Recognition and Deferred Revenues

Revenues from cost sharing, cost-reimbursement (cost-type), fixed price and cost plus contracts with various government groups and agencies are recognized when the related costs are incurred and related services are performed.  Contract costs primarily include direct labor, consultants, sub-contractors, materials, and other specific administrative costs related to the project.  Deferred revenue represents amounts received in advance of services being performed and or delivery of products. Unbilled accounts receivable represents revenue recognized under the contracts in advance of billings.

Revenues from research and development contracts are recognized proportionally as costs are incurred and compared to the estimated total research and development costs for each contract, whether billed or unbilled. In many cases, the Company is reimbursed only a portion of the costs incurred or to be incurred on the contract. Revenues from government funded research, development and demonstration programs are generally multi-year, cost reimbursement and/or cost-shared type contracts or cooperative agreements. The Company is reimbursed for reasonable and allocable costs up to the reimbursement limits set by the contract agreements.

Protonex Technology Corporation

Notes to Consolidated Financial Statements

Revenues from product sales are recognized upon the delivery of units to customers, provided there is evidence that an arrangement exists, the fee is fixed or determinable, and collectability of the related receivable is probable.  If there are acceptance provisions, revenue is recognized upon acceptance.  Deferred revenue represents amounts received from customers in advance of shipments.

For the fiscal years ended September 30, 2014, 2013 and 2012, the Company had government and government-sponsored contract revenues of $6,329,386, $4,775,091 and $5,599,071 which represented approximately 97%, 93% and 93%, respectively, of total contract services revenue.

For the fiscal years ended September 30, 2014, 2013 and 2012, the Company had government and government-sponsored product revenues of $7,281,127, $7,207,107 and $3,755,242, respectively, which represented approximately 97%, 92% and 92%, respectively, of total product revenue.

In September 2013, the Company signed a development agreement related to the (Solid Oxide Fuel Cell) SOFC platform that was amended in June 2014, with additional deliverables and funding.  The agreement includes the issuance of 1,132,200 warrants to purchase common stock that will be earned as milestone deliverables are met.  The warrants will be issued upon customer payment for completion of milestones, and will be recorded as contra revenue based on their fair value on the date they are earned.  As of September 30, 2013, no milestones were completed and no shares had vested. As of September 30, 2014, eight milestone payments were received and 841,200 shares had vested. The warrants have an exercise price of $0.01 per share and expire on September 30, 2020. During the year ended September 30, 2014, the Company recognized $246,714 as contra-revenue related to the fair value of the vested shares.  (See Note 6).

Cost of Revenues

The Company had four significant suppliers in fiscal 2014, 2013 and 2012, which accounted for 76%, 64% and 66% of total purchases, respectively.  Although only a limited number of suppliers have been used, other suppliers are available.

Income Taxes

Deferred income taxes have been recorded to recognize the estimated future tax consequences attributable to the cumulative temporary differences between financial statement and tax bases of assets and liabilities.

Deferred income tax assets and liabilities are computed for those differences that have a future tax consequence using currently enacted laws and rates that apply to periods in which they are expected to affect taxable income.  Income tax expense is the current tax payable or refundable for the period plus or minus the net change in deferred tax asset and liability accounts.  Valuation allowances are established, if necessary, to reduce a net deferred tax asset to the amount that will more likely than not be realized.

Research and Development Expense

Costs incurred in connection with research and development activities are expensed as incurred.  These costs consist of direct and indirect costs associated with specific projects as well as fees paid to various third-party entities that perform certain research on behalf of the Company.

Protonex Technology Corporation

Notes to Consolidated Financial Statements

Warranty Expense

The Company offers basic limited parts and labor warranty on its hardware products.  The basic warranty for power manager and cable products is two years from the date of purchase.  Fuel cell products have a one year warranty from the date of purchase.  The Company provides currently for the estimated costs that may be incurred under its basic limited product warranties at the time the related product revenue is recognized.  Factors considered in determining the appropriate accruals for product warranty obligations include: historical and projected warranty claim rates, historical and projected cost-per-claim, and knowledge of specific product failures during development.  The Company assesses the adequacy of its pre-existing warranty liabilities and adjust the amounts as necessary based on actual experience and changes in future estimates.

Stock-Based Compensation

The Company has a 2003 and a 2013 stock-based employee compensation plan. The Company follows the fair value recognition provisions of ASC No. 718, Stock Compensation (“ASC 718”).  Under the fair value recognition provisions of ASC 718, stock-based compensation cost is measured at the grant date based on the value of the award and is recognized as expense over the service period.

The following table presents stock-based compensation expenses included in the Company’s Consolidated Statements of Operations:

Years ended September 30,	2014	2013	2012

Research and development	$63,811	$207,790	$286,906
Sales and marketing	15,219	11,238	9,737
General and administrative	99,027	59,764	127,894

Total Stock-Based Compensation Expense	$178,057	$278,792	$424,537

At September 30, 2014, there is approximately $86,000 of unamortized stock-based compensation costs. That cost is expected to be recognized as expense over a weighted-average period of 1.5 years.

ASC 718 requires the benefits of tax deductions in excess of the compensation cost recognized for those options to be classified as financing cash inflows rather than operating cash inflows, on a prospective basis. The Company has fully reserved for any deferred tax benefits due to the uncertainty of future operating results and its ability to utilize the future tax benefit. As such, there is no effect on the Company’s Consolidated Statements of Cash Flows.

Protonex Technology Corporation

Notes to Consolidated Financial Statements

The fair value of each stock option was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

Years ended September 30,	2014	2013	2012

Expected volatility	79.0%	79.0%	79.0%
Expected dividend yield	0.0%	0.0%	0.0%
Expected risk-free interest rate	0.81% - 1.39%	0.37% - 1.49%	.62% - .75%
Expected term of options	4.47 years	4.47 years	4.47 years
Maximum contractual term	10 years	10 years	10 years
Estimated forfeitures	20.0%	21.0%	20.0%

Stock Price

Options issued during fiscal 2014, 2013 and 2012, were valued based on an independent valuation of the Company’s stock price.

Expected Volatility

Due to having minimal publicly traded experience of its stock, the Company utilized an expected volatility based on publicly available information as to the volatility of comparable traded companies in similar industries, development and size.

Expected Dividend Yield

The Company does not intend to pay dividends on its common stock for the foreseeable future and, accordingly, uses a dividend yield of zero in the Black-Scholes pricing model.

Expected Risk-Free Interest Rate

The risk-free interest rates for stock options are based on the US Treasury yield curve in effect at the time of grant for maturities, similar to the expected holding period of the stock options.

Expected Term

The expected term of stock options granted is generally based on historical data and represents the period of time that the stock options granted are expected to be outstanding. The Company has had very limited stock option exercise experience to date, making the Company’s determination of the “expected term” judgmental. Accordingly, the Company has based the expected term on publicly available information for companies in similar industries development and size.

Estimated Forfeitures

The Company has estimated employee stock option forfeitures as required under ASC 718 for two groups of stock options: (a) immediately vested options and (b) all others and is based on the Company’s limited experience.  Estimated forfeitures are adjusted to actual forfeiture experience.

Protonex Technology Corporation

Notes to Consolidated Financial Statements

3.          Property and Equipment

Property and equipment consists of the following:

September 30,	2014	2013

Furniture, fixtures and equipment	$2,401,409	$2,361,248
Computer hardware and software	748,281	733,936
Leasehold improvements	905,541	905,541
Construction in progress	—	121

	4,055,231	4,000,846

Less - accumulated depreciation and amortization	3,653,987	3,421,497

Property and Equipment, net	$401,244	$579,349

Included in property and equipment at September 30, 2014 is equipment under capital leases with a cost of $307,074 and net book value of $103,609.

Depreciation and amortization expense amounted to $232,490, $304,130 and $484,919 for the years ended September 30, 2014, 2013 and 2012, respectively.

4.          Accrued Expenses

Accrued expenses consist of the following:

September 30,	2014	2013

Payroll and related	$233,029	$131,944
Vacation	166,486	148,267
Legal and accounting	65,210	85,860
Product warranty	68,909	49,923
Other expenses	115,489	119,200

Accrued Expenses	$649,123	$535,194

Protonex Technology Corporation

Notes to Consolidated Financial Statements

5.   Intangible Assets

The following is a summary of intangible assets:

September 30, 2014	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value	Useful Life

Core technology	$555,000	$555,000	$—	6 years
Other intangible assets	184,000	176,550	7,450	5-6 years

Total Intangible Assets	$739,000	$731,550	$7,450

September 30, 2013	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value	Useful Life

Core technology	$555,000	$555,000	$—	6 years
Other intangible assets	184,000	159,954	24,046	5-6 years

Total Intangible Assets	$739,000	$714,954	$24,046

The Company amortizes intangible assets using the straight-line method over the above estimated useful lives of the respective intangible asset.  The Company considers the straight-line method to be appropriate, as it approximates the pattern in which economic benefits are consumed in circumstances where such patterns can be reliably determined.  During the years ended September 30, 2014, 2013 and 2012, amortization expense of intangible assets amounted to $16,596, $71,263 and $125,929 and is included in research and development expenses in the accompanying consolidated statements of operations.  The remaining amount of $7,450 will be fully amortized in the fiscal year ending September 30, 2015.

6.   Stockholders’ Equity

Stock Options

In June 2013, the Company’s shareholders approved the 2013 Stock Incentive Plan, which allows for the granting of incentive stock options (ISOs) and non-qualified stock options, stock appreciation rights, performance shares and restricted stock to employees, officers, Directors, advisors and consultants of the Company.  The number of shares of the Company’s common stock that may be issued under the plan is 7,000,000 shares, and as of September 30, 2014, 6,092,000 shares remain available for future grant.  To date, the Company has issued ISOs and non-qualified stock options under the 2013 Stock Incentive Plan, and has not issued any stock appreciation rights, performance shares or restricted stock.

In October 2003, the Company’s Board of Directors approved the 2003 Stock Incentive Plan, which allows for the granting of incentive stock options (ISOs) and non-qualified stock options, stock appreciation rights, performance shares and restricted stock to employees, officers, Directors, advisors and consultants of the Company.  The 2003 Stock Incentive Plan expired in October 2013.  As of September 30, 2014, 0 shares remain available for future grant.  The Company has issued

Protonex Technology Corporation

Notes to Consolidated Financial Statements

ISOs and non-qualified stock options under the 2003 Stock Incentive Plan, and has not issued any stock appreciation rights, performance shares or restricted stock.

In July 2009, the Board of Directors approved a provision in all existing and future stock option grants issued to employees and to future grants issued to Non-Executive Directors which provides that in the event of a future change in control of Protonex, the vesting of all outstanding stock options would be accelerated such that 50% of all unvested options would become vested upon the change of control.  The acceleration of vesting would not shorten the overall vesting term of the options, but rather would provide that 50% of the options that would otherwise vest periodically over the entire vesting term would vest immediately upon the change in control.

A summary of the status of all of the Company’s stock options for the years ended September 30, 2014, 2013 and 2012 is presented below:

	Number of Shares	Weighted- Average Exercise Price Per Share	Weighted Average Remaining Contractual Life (Years)
Outstanding - September 30, 2011	8,312,089	$0.19	8.63
Granted	354,000	0.26
Forfeited/cancelled	(352,943)	0.18

Outstanding - September 30, 2012	8,313,146	$0.19	7.61
Granted	229,000	0.35
Exercised	(16,000)	0.21
Forfeited/cancelled	(252,509)	0.23
Outstanding - September 30, 2013	8,273,637	0.19	6.67
Granted	908,000	0.30
Exercised	(113,600)	0.08
Forfeited/cancelled	(318,446)	0.19
Outstanding - September 30, 2014	8,749,591	$0.21	6.16

Exercisable - September 30, 2014	8,209,477	$0.20	5.98
Exercisable - September 30, 2013	7,320,757	$0.19	6.50
Exercisable - September 30, 2012	5,314,971	$0.19	7.15

Years ended September 30,	2014	2013
Weighted average grant date fair value per share of options granted	$0.18	$0.21

In March 2013, the Company issued 560,000 warrants to a lender firm in connection with the signing of the $2.0 million growth loan.  The warrants have an exercise price of $0.01 per share and expire on March 8, 2020. (See Note 7).

Protonex Technology Corporation

Notes to Consolidated Financial Statements

In September 2013, the Company signed a development agreement related to the SOFC platform that was amended in June 2014, with additional deliverables and funding.  The agreement includes the issuance of 1,132,200 warrants that will be earned as milestone deliverables are met.  As of September 30, 2014 and 2013, 841,200 and 0 shares, respectively, had vested. The warrants have an exercise price of $0.01 per share and expire on September 30, 2020.  (See Note 2)

7.   Long-Term Debt

Growth Loan & Credit Facilities

In March 2013, the Company secured a $2.0 million growth loan with an investment firm that provided for an initial term loan of $1.5 million with an additional $0.5 million available for subsequent use.  In September 2014, the Company received the remaining $0.5 million growth loan.  The outstanding borrowings of $2.0 million at September 30, 2014 are secured by the Company’s accounts receivable, inventory and intellectual property.  The agreement provided for an adjustable interest rate of prime plus 3.25% payable in cash, plus 3.25% interest that is capitalized, compounded and added to the unpaid principal of the term loan.  Total capitalized interest of $165,350 was added to the unpaid principal balance as of September 30, 2014.  The outstanding principal and capitalized interest is due and payable in March 2016. The Company is required to maintain certain financial covenants under the growth loan.  As of September 30, 2014, the Company is in compliance with such covenants.

The Company issued 560,000 warrants to purchase common stock to the lender in connection with the growth loan.  The warrants have an exercise price of $0.01 per share and expire on March 8, 2020.  The fair value of the warrants was determined to be $173,349 and was recorded as a debt discount and is being amortized as additional interest expense over the term of the loan.  Total amortization of the discount during the years ended September 30, 2014 and 2013 was $61,919 and $37,519, respectively.

8.   Commitments and Contingencies

Leases

The Company conducts its operations in leased facilities under operating lease agreements and has lease commitments for certain equipment.  Total rent and related expenses under these agreements totaled $304,068, $309,609 and $319,298, for the years ended September 30, 2014, 2013 and 2012, respectively.

As of September 30, 2014 and 2013, the Company maintained security deposits totaling $21,384 and $27,265 related to the lease agreements.

Protonex Technology Corporation

Notes to Consolidated Financial Statements

Minimum future payments required under operating and capital leases are as follows:

Years ending September 30,	Capital Leases	Operating Leases

2015	$31,500	$256,611
2016	30,372	42,768
2017	2,532	—

Total minimum lease payment	64,404	$299,379

Less amount representing interest	2,996
Less amount representing maintenance fees	15,920

Present value of minimum lease payments	45,488

Less current portion	22,126

Capital lease obligations, less current portion	$23,362

License Agreement

During fiscal 2012 the Company entered into a Letter of Intent (“LOI”) agreement related to future royalties on sales of Protonex products.  The LOI required certain non-refundable payments pending a definitive agreement.  An agreement was not completed and as a result approximately $407,000 of payments received are included in miscellaneous income in fiscal 2012.

Litigation

From time to time, the Company is a party to various legal proceedings incidental to its business.  The Company believes that none of the legal proceedings, that are presently pending, if adversely decided against the Company, will have a material adverse effect upon its financial position, results of operations, or liquidity.

Protonex Technology Corporation

Notes to Consolidated Financial Statements

9.   Income Taxes

The provision for income taxes consists of the following:

Years ended September 30,	2014	2013	2012

Current:
State	$456	$417	$150

Deferred:
Federal	177,185	185,898	177,641
State	25,483	34,102	28,476

	202,668	220,000	206,117

Total Provision for Income Taxes	$203,124	$220,417	$206,267

A reconciliation of the expected income tax computed using the federal statutory income tax rate to the Company’s effective income tax rate is as follows:

Years ended September 30,	2014	2013	2012

Federal statutory tax rate	(34)%	(34)%	(34)%
State taxes, net of federal benefit	(5)	(4)	(4)
Research and development tax credits	(29)	(23)	(11)
Non-cash compensation expense	3	5	6
Other differences	(11)	(8)	(9)
Change in valuation allowance	98	78	63

Effective Tax Rate	22%	14%	11%

The Company has approximately $55,437,000 of net operating loss carryforwards (NOLs) for federal income tax purposes and approximately $13,880,000 of NOLs for state income tax purposes at September 30, 2014.  The federal NOLs will begin to expire in the year 2023 if not utilized.  The available state NOLs began to expire in 2013.  The Company has approximately $2,911,000 of tax credit carryforwards for federal income tax purposes and approximately $1,708,000 of tax credit carryforwards for state income tax purposes at September 30, 2014.  The federal tax credits begin to expire in 2020 and the state tax credits begin to expire in 2021.  Under the Internal Revenue Code, certain substantial changes in the Company’s ownership may result in an annual limitation on the amount of NOL and tax credit carryforwards, which may be utilized in future years.

Included in the above NOLs is approximately $492,000 resulting from excess tax deductions from stock options exercised during the year ended September 30, 2006.  Pursuant to ASC 718, the deferred tax asset relating to excess tax benefit from these exercises was not recognized for financial statement purposes.  The asset will be recorded as a credit to additional paid in capital to the extent the Company receives a cash savings in the future.

Protonex Technology Corporation

Notes to Consolidated Financial Statements

Included in the above NOLs is approximately $386,000, $339,000 and $292,000 of excess tax goodwill NOLs carryforwards for the years ended September 30, 2014. 2013 and 2012, respectively.  The deferred tax asset relating to the excess tax benefit from the goodwill amortization was not recognized for financial statement purposes.  The benefit will be recorded when the Company receives the cash benefit in the future.

The Company’s deferred tax liabilities are created by goodwill as a result of a prior acquisition.  In accordance with ASC 350, deferred tax liabilities resulting from the different treatment of goodwill for book and tax purposes cannot offset deferred tax assets in determining the valuation allowance.  As a result, a deferred tax provision is required to increase the Company’s valuation allowance.  The deferred tax liability as a result of the goodwill associated with the prior acquisition as of September 30, 2014 and 2013 is $1,528,261 and $1,325,137, respectively.  For tax purposes, goodwill generated from the acquisition amounted to $8,521,000 and is deductible over a 15-year period.

Due to the uncertainty of future operating results, management believes it to be more likely than not that the gross deferred tax assets will not be realized; therefore, a full valuation allowance against such assets has been recorded at September 30, 2014 and 2013.

The primary temporary differences that give rise to the deferred tax asset and liability are NOL carryforwards, non-deductible reserves and accruals and differences in bases of the tangible and intangible assets.  The income tax effects of these temporary differences are as follows:

September 30,	2014	2013

Net operating loss carryforwards	$19,264,291	$19,479,264
Credits	4,037,470	3,011,413
Stock options	777,806	745,290
Depreciation and amortization	427,667	441,558
Other temporary differences	150,264	228,302
Gross deferred tax asset	24,657,498	23,905,827

Less: valuation allowance	24,657,498	23,905,827
Net deferred tax assets	$—	$—
Deferred tax liabilities:
Tax goodwill amortization	$1,528,261	$1,325,137

The Company follows the provisions of ASC 740, “Accounting for Uncertainty in Income Taxes”. As of September 30, 2014, the total amount of net unrecognized tax benefit was approximately $673,000 which would be recorded with an offsetting adjustment to the Company’s valuation allowance. There has been no significant change in the unrecognized tax benefit since adoption.

The Company did not recognize any accrued interest and penalties related to unrecognized tax benefits as no amounts would be due as a result of the net tax loss carryforward. The Company’s policy is to record interest and penalties related to unrecognized tax benefits in income tax expense. All tax years remain subject to examination by the taxing authorities for both Federal and state purposes. The primary state jurisdiction is the Commonwealth of Massachusetts.

Protonex Technology Corporation

Notes to Consolidated Financial Statements

10. Employee Retirement Plan

The Company adopted a 401(k) plan effective January 1, 2005.  The plan is an employee deferral based pre-tax retirement plan.  The Company can elect to make discretionary matching contributions into the plan.  To date, the Company has not made a discretionary matching contribution.

11. Related Parties

The Company has a relationship with CBC America Corporation (“CBC”), a shareholder in the Company.  CBC also facilitates purchases by the Company of components for fuel cell development from international suppliers.  Effective as of July 2008, the Company entered into an agreement with CBC and another party to jointly develop certain products.  During the years ended September 30, 2014, 2013 and 2012, the Company had purchases from CBC of $110,212, $33,406 and $50,069, respectively.

12. Fair Value Measurements

The Company follows the provisions of ASC Topic 820, “Fair Value Measurements and Disclosures” (“ASC 820”) for fair value measurements of financial assets and financial liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis and non-financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a non-recurring basis.  ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value.  The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3 inputs are unobservable inputs for the asset or liability.

The Level in the fair value hierarchy within which a fair value measurement in its entirety falls is based on the lowest level input that is significant to the fair value measurement in its entirety.

As of September 30, 2014 and 2013, the Company’s money market funds of $95,195 and $95,174, respectively, were valued using quoted prices generated by market transactions involving identical assets, or Level 1 assets as defined under ASC 820.

Protonex Technology Corporation

Notes to Consolidated Financial Statements

13. Subsequent Events

The Company evaluated all events or transactions that occurred after September 30, 2014 through December 8, 2014, the date these financial statements were available to be issued.  All material subsequent events have been disclosed in the financial statements except as noted below as to which the date is June 29, 2015.

In May 2015, the Company secured a $2.0 million working capital line of credit with a bank.  Outstanding borrowings were secured by the Company’s accounts receivable and inventory.  The bank has a senior blanket lien on all Company assets, including IP.  The agreement provided for an adjustable interest rate of prime plus 2.5% or 1.5%, depending on balance sheet liquidity ratios.

On June 29, 2015, the Company entered into a definitive agreement with Ballard Power Systems, Inc. (Ballard).  Pursuant to a merger agreement in which the Company will merge with Ballard, Ballard will acquire all of the securities of the Company, including all outstanding shares of common stock and all outstanding and vested options and warrants to purchase shares of Company common stock.  The purchase price (enterprise value) of US $30 million will be paid in shares of Ballard common stock and cash.

Protonex Technology Corporation

Condensed Consolidated Financial Statements
Three and Six Months Ended March 31, 2015

Protonex Technology Corporation

Condensed Consolidated Balance Sheets

As of	March 31, 2015	September 30, 2014
	(unaudited)
Assets

Current Assets:
Cash and cash equivalents	$746,088	$1,593,483
Accounts receivable	954,979	2,438,900
Inventory, net	1,444,970	1,361,654
Prepaid expenses and other current assets	154,148	173,229
Total Current Assets	3,300,185	5,567,266

Property and equipment, net	319,895	401,244
Goodwill	7,816,990	7,816,990
Intangible assets, net	—	7,450
Other assets	64,741	91,198

Total Assets	$11,501,811	$13,884,148

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable (includes related party payables of $5,753 and $1,854 at March 31, 2015 and September 30, 2014, respectively)	$572,885	$1,602,143
Accrued expenses	597,170	649,123
Current maturities of long-term debt	2,216,023	—
Deferred revenues	197,591	781,328
Current maturities of capital lease obligations	8,648	22,126
Total Current Liabilities	3,592,317	3,054,720

Capital Lease Obligations, net of current maturities	23,362	23,362
Deferred Tax Liability	1,630,261	1,528,261
Long-Term Debt	—	2,091,484
Total Liabilities	5,245,940	6,697,827

Commitments and Contingencies (Note 5)
Stockholders’ Equity:
Preferred Stock, $0.005 par value; 50,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.005 par value; 120,000,000 shares authorized; 64,125,788 and 64,108,788 shares issued and outstanding at March 31, 2015 and September 30, 2014, respectively	320,629	320,544
Additional paid-in capital	69,088,756	68,960,329
Accumulated deficit	(63,153,514)	(62,094,552)
Total Stockholders’ Equity	6,255,871	7,186,321

Total Liabilities and Stockholders’ Equity	$11,501,811	$13,884,148

See accompanying notes to consolidated financial statements.

Protonex Technology Corporation

Condensed Consolidated Statements of Operations

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2015	2014	2015	2014
	(unaudited)
Revenues:
Product	$1,274,841	$1,449,748	$3,087,949	$3,206,768
Contract	1,465,690	1,670,681	2,664,457	3,289,708
Contra-revenue	—	(139,044)	(39,609)	(139,044)

Total revenues	2,740,531	2,981,385	5,712,797	6,357,432

Cost of Revenues:
Product	786,699	846,132	2,072,587	1,963,556
Contract	671,558	984,503	1,099,956	1,762,774

Total cost of revenues	1,458,257	1,830,635	3,172,543	3,726,330

Gross Profit	1,282,274	1,150,750	2,540,254	2,631,102

Operating Expenses:
Research and development	1,086,572	969,245	2,014,864	1,815,851
Sales and marketing	257,772	290,968	595,653	555,340
General and administrative	339,540	380,162	660,077	728,396

Total operating expenses	1,683,884	1,640,375	3,270,594	3,099,587

Loss From Operations	(401,610)	(489,625)	(730,340)	(468,485)

Other Income (expense):
Interest Income	5	—	9	243
Interest expense	(134,438)	(80,899)	(234,680)	(162,001)
Miscellaneous income, net	5,790	29,852	8,049	39,157

Total other expense, net	(128,643)	(51,047)	(226,622)	(122,601)

Loss before provision for income taxes	(530,253)	(540,672)	(956,962)	(591,086)

Provision for income taxes	(51,000)	(55,000)	(102,000)	(110,000)

Net Loss	$(581,253)	$(595,672)	$(1,058,962)	$(701,086)

See accompanying notes to consolidated financial statements.

Protonex Technology Corporation

Condensed Consolidated Statements of Cash Flows

For the six months ended March 31,	2015	2014
	(unaudited)
Cash Flows From Operating Activities:
Net loss	$(1,058,962)	$(701,086)
Reconciliation of net loss to net cash (used in) provided by operating activities:
Depreciation and amortization of property and equipment	109,740	112,167
Amortization of intangible assets	7,450	8,298
Non-cash contra revenue related to the fair value of warrants issued to a customer	39,609	139,044
Non-cash interest expense	96,296	51,869
Deferred tax provision	102,000	110,000
Stock-based compensation	87,628	77,468
Amortization of deferred financing costs	54,700	55,545
Changes in operating assets and liabilities:
Accounts receivable	1,483,921	469,512
Inventory, net	(83,316)	16,579
Prepaid expenses and other current assets	19,081	2,590
Accounts payable	(1,029,258)	(471,595)
Accrued expenses	(51,953)	161,366
Deferred revenues	(583,737)	(31,177)

Net cash (used in) provided by operating activities	(806,801)	580

Cash Flows From Investing Activities:
Additions to property and equipment	(28,391)	(34,051)

Net cash used in investing activities	(28,391)	(34,051)

Cash Flows From Financing Activities:
Capital lease principal payments	(13,478)	(27,771)
Proceeds from stock option exercises	1,275	7,200

Net cash used in financing activities	(12,203)	(20,571)

Net Decrease in Cash and Cash Equivalents	(847,395)	(54,042)

Cash and Cash Equivalents, Beginning of Period	1,593,483	959,340

Cash and Cash Equivalents, End of Period	$746,088	$905,298

See accompanying notes to consolidated financial statements.

Protonex Technology Corporation

Notes to Condensed Consolidated Financial Statements

(unaudited)

1.          Organization and Basis of Presentation

Organization

Protonex Technology Corporation (the “Company”) was incorporated in October 2000, and performs engineering and development on fuel cell technology under cost sharing, cost-reimbursement (cost-type), fixed price and cost plus contracts.  In addition, the Company assembles and sells related products.  The Company is headquartered in Southborough, Massachusetts, and its primary market has been government agencies of the United States of America.

These consolidated financial statements have been prepared on a going concern basis.  As such, they anticipate the realization of assets and the liquidation of liabilities in the normal course of business.  The Company incurred net losses of $581,253 and $1,058,962 for the three and six months ended March 31, 2015, respectively, and has an accumulated deficit of $63,153,514 as of March 31, 2015.  The Company has funded these losses principally through equity financings, government contracts and a growth line of credit.  Management believes that its government contract business, product sales growth, partnering with others and cash on hand, will be adequate to fund operations for at least twelve months from the date these financial statements were issued.

2.          Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  The Company bases its estimates and judgments on historical experience and on various other factors that are considered reasonable under the circumstances.  Actual results could differ materially from these estimates.

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Protonex Technology, LLC. All material intercompany transactions and balances have been eliminated in consolidation.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, capital leases, accrued liabilities and long-term debt approximate their fair values due to the short-term nature of these instruments or their market rates of interest.

Protonex Technology Corporation

Notes to Condensed Consolidated Financial Statements

(unaudited)

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.  Similarly, all money market accounts are considered cash equivalents.

The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits, and in high quality, short-term, highly liquid investment securities.  At March 31, 2015, $425,128 of cash equivalents exceed federally insured limits. Of the cash equivalents, $95,204 is maintained in a money-market fund that invests primarily in US Treasury Bills and the remaining balance is in a savings account.  The Company has not experienced any losses in such accounts and does not believe it is exposed to any significant credit risk.

Accounts Receivable

Accounts receivable are stated at the amount management expects to collect from outstanding balances.  The Company reviews accounts receivable on a monthly basis to determine if any receivables will potentially be uncollectible.  Management provides for uncollectible amounts through a charge to operations and a credit to a valuation allowance based on its assessment.  Based on experience, the Company does not record a reserve against the receivables from the agencies/groups of the United States Government.  As of March 31, 2015 and September 30, 2014, 3% and 10%, respectively, of accounts receivable were from various government agencies.  Government agencies and customers with government agencies as end user customers account for 87% and 93% of total accounts receivable at March 31, 2015 and September 30, 2014, respectfully.

Inventories and Related Allowance for Obsolete and Excess Inventory

Inventories consist primarily of raw materials and are recorded at the lower of cost or market.  Cost is determined on a first-in, first-out basis.  Reserves are recorded for slow moving, obsolete, non-sellable or unusable items and were approximately $164,000 at March 31, 2015 and September 30, 2014.

Property and Equipment

Property and equipment are recorded at cost and are depreciated using the straight-line method over their expected useful lives.  Construction in progress represents fixed assets not yet placed in service, that at completion are transferred to the appropriate fixed asset category and depreciated on a straight-line basis over estimated useful lives of three - five years or remaining lease terms.

The current useful lives are:

Assets	Estimated Useful Lives

Furniture, fixtures and equipment	5 years
Computer hardware and software	3 - 5 years
Equipment under capital leases	5 years
Leasehold improvements	Lesser of useful life or remaining lease term

Protonex Technology Corporation

Notes to Condensed Consolidated Financial Statements

(unaudited)

Goodwill

The Company evaluates the recoverability of goodwill and intangible assets with indefinite useful lives as of the end of each fiscal year, or more frequently if events or changes in circumstances, such as a decline in sales, operations, or cash flows, or material adverse changes in the business climate, indicate that the carrying value of an asset might be impaired. The Company operates as a single reporting unit. In 2012, the Company adopted Accounting Standards Update (ASU) No. 2011-08, Intangibles—Goodwill and Other (Topic 350), Testing Goodwill for Impairment, that includes the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount before performing the two-step impairment test as required in Accounting Standards Codification (ASC) 350, Intangibles - Goodwill and Other. At September 30, 2014, the Company performed a qualitative goodwill impairment analysis. The September 30, 2014 impairment analysis included an assessment of certain qualitative factors including, but not limited to, overall financial performance, and macroeconomic and industry conditions. The Company considered the qualitative factors and weighed the evidence obtained, and determined that it is not more likely than not that the fair value of the reporting unit is less than its carrying amount. Although the Company believes the factors considered in the impairment analysis are reasonable, significant changes in any one of the assumptions used could produce a different result. There were no triggering events during the period ended March 31, 2015 that caused the Company to reassess its annual assessment.

Impairment of Long-Lived Tangible and Intangible Assets

The Company examines on a periodic basis the carrying value of its long-lived tangible and intangible assets to determine whether there are any impairment losses.  If indicators of impairment were present with respect to long-lived tangible and intangible assets used in operations and undiscounted future cash flows were not expected to be sufficient to recover the assets’ carrying amount, an impairment loss would be charged to expense in the period the impairment is identified based on the fair value of the asset less any costs of disposal.

Revenue Recognition and Deferred Revenues

Revenues from cost sharing, cost-reimbursement (cost-type), fixed price and cost plus contracts with various government groups and agencies are recognized when the related costs are incurred and related services are performed.  Contract costs primarily include direct labor, consultants, sub-contractors, materials, and other specific administrative costs related to the project.  Deferred revenue represents amounts received in advance of services being performed and or delivery of products. Unbilled accounts receivable represents revenue recognized under the contracts in advance of billings.

Revenues from research and development contracts are recognized proportionally as costs are incurred and compared to the estimated total research and development costs for each contract, whether billed or unbilled. In many cases, the Company is reimbursed only a portion of the costs incurred or to be incurred on the contract. Revenues from government funded research, development and demonstration programs are generally multi-year, cost reimbursement and/or cost-shared type contracts or cooperative agreements. The Company is reimbursed for reasonable and allocable costs up to the reimbursement limits set by the contract agreements.

Protonex Technology Corporation

Notes to Condensed Consolidated Financial Statements

(unaudited)

Revenues from product sales are recognized upon the delivery of units to customers, provided there is evidence that an arrangement exists, the fee is fixed or determinable, and collectability of the related receivable is probable.  If there are acceptance provisions, revenue is recognized upon acceptance.  Deferred revenue represents amounts received from customers in advance of shipments.

For the three and six months ended March 31, 2015, the Company had government and government-sponsored contract revenues of $1,200,190 and $2,421,291, respectively, which represented approximately 82% and 91%, respectively, of total contract services revenue.

For the three and six months ended March 31, 2015, the Company had government and government-sponsored product revenues of $985,935 and $2,918,773, respectively, which represented approximately 79% and 95%, respectively, of total product revenue.

For the three and six months ended March 31, 2014, the Company had government and government-sponsored contract revenues of $1,670,681 and $3,138,725, respectively, which represented approximately 100% and 95%, respectively, of total contract services revenue.

For the three and six months ended March 31, 2014, the Company had government and government-sponsored product revenues of $1,307,469 and $3,041,553, respectively, which represented approximately 90% and 95%, respectively, of total product revenue.

In September 2013, the Company signed a development agreement related to the Solid Oxide Fuel Cell (SOFC) platform that was amended in June 2014, with additional deliverables and funding.  The agreement includes the issuance of 1,132,200 warrants to purchase common stock that will be earned as milestone deliverables are met.  The warrants will be issued upon customer payment for completion of milestones, and will be recorded as contra revenue based on their fair value on the date they are earned.  As of March 31, 2015 and September 30, 2014, eleven and eight, respectively, milestones payments were received and 976,200 and 841,200, respectively, warrants had vested.  The warrants have an exercise price of $0.01 per share and expire on September 30, 2020.  During the three and six months ended March 31, 2015, the Company recognized $0 and $39,609, respectively, as contra-revenue related to the fair value of the vested warrants.  During the three and six months ended March 31, 2014, the Company recognized $139,044 and $139,044, respectively, as contra-revenue related to the fair value of the vested warrants.

Cost of Revenues

For the three and six months ended March 31, 2015, the Company had four significant suppliers which accounted for 51% and 71%, respectively, of total purchases.  For the three and six months ended March 31, 2014, the same four suppliers accounted for 36% and 48%, respectively, of total purchases.  Although only a limited number of suppliers have been used, other suppliers are available.

Income Taxes

Deferred income taxes have been recorded to recognize the estimated future tax consequences attributable to the cumulative temporary differences between financial statement and tax bases of assets and liabilities.

Protonex Technology Corporation

Notes to Condensed Consolidated Financial Statements

(unaudited)

Deferred income tax assets and liabilities are computed for those differences that have a future tax consequence using currently enacted laws and rates that apply to periods in which they are expected to affect taxable income.  Income tax expense is the current tax payable or refundable for the period plus or minus the net change in deferred tax asset and liability accounts.  Valuation allowances are established, if necessary, to reduce a net deferred tax asset to the amount that will more likely than not be realized.

The Company’s deferred tax liabilities are created by goodwill as a result of a prior acquisition.  In accordance with Accounting Standards Codification (ASC) 350, deferred tax liabilities resulting from the different treatment of goodwill for book and tax purposes cannot offset deferred tax assets in determining the valuation allowance.  As a result, a deferred tax provision is required to increase the Company’s valuation allowance.  The deferred tax liability as a result of the goodwill associated with a prior acquisition as of March 31, 2015 and September 30, 2014 is $1,630,261 and $1,528,261, respectively.  For tax purposes, goodwill generated from the acquisition amounted to $8,521,000 and is deductible over a 15-year period.

During the three and six month periods ending March 31, 2015, the Company continued to incur operating losses and due to the uncertainty of future operating results, management believes it to be more likely than not that the gross deferred tax assets will not be realized; therefore, a full valuation allowance against such assets has been recorded at March 31, 2015 and September 30, 2014, respectively.

Research and Development Expense

Costs incurred in connection with research and development activities are expensed as incurred.  These costs consist of direct and indirect costs associated with specific projects as well as fees paid to various third-party entities that perform certain research on behalf of the Company.

Warranty Expense

The Company offers basic limited parts and labor warranty on its hardware products.  The basic warranty for power manager and cable products is two years from the date of purchase.  Fuel cell products have a one year warranty from the date of purchase.  The Company provides currently for the estimated costs that may be incurred under its basic limited product warranties at the time the related product revenue is recognized.  Factors considered in determining the appropriate accruals for product warranty obligations include: historical and projected warranty claim rates, historical and projected cost-per-claim, and knowledge of specific product failures during development.  The Company assesses the adequacy of its pre-existing warranty liabilities and adjust the amounts as necessary based on actual experience and changes in future estimates.

Stock-Based Compensation

The Company has a 2003 and a 2013 stock-based employee compensation plan. The Company follows the fair value recognition provisions of ASC No. 718, Stock Compensation (“ASC 718”).  Under the fair value recognition provisions of ASC 718, stock-based compensation cost is measured at the grant date based on the value of the award and is recognized as expense over the service period.

The following table presents stock-based compensation expenses included in the Company’s consolidated condensed statements of operations:

Protonex Technology Corporation

Notes to Condensed Consolidated Financial Statements

(unaudited)

For the Three Months Ended March 31,	2015	2014

Research and development	$23,300	$12,771
Sales and marketing	4,574	3,995
General and administrative	15,642	30,251

Total Stock-Based Compensation Expense	$43,516	$47,017

For the Six Months Ended March 31,	2015	2014

Research and development	$34,287	$39,695
Sales and marketing	10,225	4,979
General and administrative	43,116	32,794

Total Stock-Based Compensation Expense	$87,628	$77,468

At March 31, 2015, there is approximately $405,000 of unamortized stock-based compensation costs. That cost is expected to be recognized as expense over a weighted-average period of 2.4 years.

ASC 718 requires the benefits of tax deductions in excess of the compensation cost recognized for those options to be classified as financing cash inflows rather than operating cash inflows, on a prospective basis. The Company has fully reserved for any deferred tax benefits due to the uncertainty of future operating results and its ability to utilize the future tax benefit. As such, there is no effect on the Company’s Consolidated Statements of Cash Flows.

The fair value of each stock option was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

Three and Six Months Ended March 31,	2015	2014

Expected volatility	75.0%	79.0%
Expected dividend yield	0.0%	0.0%
Expected risk-free interest rate	1.31% - 1.77%	0.81% - 1.39%
Expected term of options	4.47 years	4.47 years
Maximum contractual term	10 years	10 years
Estimated forfeitures	16.0%	20.0%

The weighted average grant date fair value of options granted during the six months ended March 31, 2015 and 2014 was $0.09 per share and $0.17 per share, respectively.

The weighted average grant date fair value of options granted during the three months ended March 31, 2015 and 2014 was $0.10 per share and $0.18 per share, respectively.

Protonex Technology Corporation

Notes to Condensed Consolidated Financial Statements

(unaudited)

Stock Price

Options issued during the three and six months ended March 31, 2015 were valued based on an independent valuation of the Company’s stock price.

Expected Volatility

Due to having minimal publicly traded experience of its stock, the Company utilized an expected volatility based on publicly available information as to the volatility of comparable traded companies in similar industries, development and size.

Expected Dividend Yield

The Company does not intend to pay dividends on its common stock for the foreseeable future and, accordingly, uses a dividend yield of zero in the Black-Scholes pricing model.

Expected Risk-Free Interest Rate

The risk-free interest rates for stock options are based on the US Treasury yield curve in effect at the time of grant for maturities, similar to the expected holding period of the stock options.

Expected Term

The expected term of stock options granted is generally based on historical data and represents the period of time that the stock options granted are expected to be outstanding. The Company has had very limited stock option exercise experience to date, making the Company’s determination of the “expected term” judgmental. Accordingly, the Company has based the expected term on publicly available information for companies in similar industries development and size.

Estimated Forfeitures

The Company has estimated employee stock option forfeitures as required under ASC 718 for two groups of stock options: (a) immediately vested options and (b) all others and is based on the Company’s limited experience.  Estimated forfeitures are adjusted to actual forfeiture experience.

3.   Stock Option Activity

In June 2013, the Company’s shareholders approved the 2013 Stock Incentive Plan, which allows for the granting of incentive stock options (ISOs) and non-qualified stock options, stock appreciation rights, performance shares and restricted stock to employees, officers, Directors, advisors and consultants of the Company.  The number of shares of the Company’s common stock that may be issued under the plan is 7,000,000 shares, and as of March 31, 2015, 1,420,000 shares remain available for future grant.  To date, the Company has issued ISOs and non-qualified stock options under the 2013 Stock Incentive Plan, and has not issued any stock appreciation rights, performance shares or restricted stock.

Protonex Technology Corporation

Notes to Condensed Consolidated Financial Statements

(unaudited)

In July 2009, the Board of Directors approved a provision in all existing and future stock option grants issued to employees and to future grants issued to Non-Executive Directors which provides that in the event of a future change in control of Protonex, the vesting of all outstanding stock options would be accelerated such that 50% of all unvested options would become vested upon the change of control.  The acceleration of vesting would not shorten the overall vesting term of the options, but rather would provide that 50% of the options that would otherwise vest periodically over the entire vesting term would vest immediately upon the change in control.

A summary of the status of all of the Company’s stock options for the six month period ended March 31, 2015 is presented below:

	Number of Shares	Weighted- Average Exercise Price Per Share	Weighted Average Remaining Contractual Life (Years)
Outstanding — September 30, 2014	8,749,591	$0.21	6.16
Granted	4,672,000	0.15
Exercised	(17,000)	0.08
Forfeited/cancelled	(27,497)	0.28
Outstanding — March 31, 2015	13,377,094	$0.19	7.07

Exercisable — March 31, 2015	8,893,938	$0.20	5.77

4.   Long-Term Debt

Growth Loan & Credit Facilities

In March 2013, the Company secured a $2.0 million growth loan with an investment firm that provided for an initial term loan of $1.5 million with an additional $0.5 million available for subsequent use.  In September 2014, the Company received the remaining $0.5 million growth loan.  The outstanding borrowings of $2.0 million at March 31, 2015 are secured by the Company’s accounts receivable, inventory and intellectual property.  The agreement provided for an adjustable interest rate of prime plus 3.25% payable in cash, plus 3.25% interest that is capitalized, compounded and added to the unpaid principal of the term loan.  Total capitalized interest of $261,646 was added to the unpaid principal balance as of March 31, 2015.  The outstanding principal and capitalized interest is due and payable in March 2016. The Company is required to maintain certain financial covenants under the growth loan.  On March 30, 2015, the Company signed an amendment to the loan that adjusted loan covenants.  As of March 31, 2015, the Company is in compliance with such covenants.

The Company issued 560,000 warrants to purchase common stock to the lender in connection with the growth loan.  The warrants have an exercise price of $0.01 per share and expire on March 8, 2020.  The fair value of the warrants was determined to be $173,349 and was recorded as a debt discount and is being amortized as additional interest expense over the term of the loan.  Total amortization of the discount during the three and six months ended March 31, 2015 was $14,137 and $28,243, respectively.  Total amortization of the discount during the three and six months ended March 31, 2014 was $16,103 and $32,040, respectively.

Protonex Technology Corporation

Notes to Condensed Consolidated Financial Statements

(unaudited)

5.   Commitments and Contingencies

Leases

The Company conducts its operations in leased facilities under operating lease agreements and has lease commitments for certain equipment.  Total rent and related expenses under these agreements was $75,853 and $75,853 for the three months ended March 31, 2015 and 2014, respectively, and was $152,914 and $151,705 for the six months ended March 31, 2015 and 2014, respectively.

There were no material changes to the Company’s commitments and contingencies from the September 30, 2014 financial statements, except for an amendment to the Company’s current facility lease which extends our lease period for another five years and has payments of $256,611 for 2016 and 2017, and $265,999 for 2018 through 2020.

Litigation

From time to time, the Company is a party to various legal proceedings incidental to its business.  The Company believes that none of the legal proceedings, that are presently pending, if adversely decided against the Company, will have a material adverse effect upon its financial position, results of operations, or liquidity.

6.   Employee Retirement Plan

The Company adopted a 401(k) plan effective January 1, 2005.  The plan is an employee deferral based pre-tax retirement plan.  The Company can elect to make discretionary matching contributions into the plan.  To date, the Company has not made a discretionary matching contribution.

7.   Related Parties

The Company has a relationship with CBC America Corporation (“CBC”), a shareholder in the Company.  CBC also facilitates purchases by the Company of components for fuel cell development from international suppliers.  Effective as of July 2008, the Company entered into an agreement with CBC and another party to jointly develop certain products.  During the three and six months ended March 31, 2015, the Company had purchases from CBC of $27,795 and $27,795, respectively.  During the three and six months ended March 31, 2014, the Company had purchases from CBC of $18,530 and $65,150, respectively.

8.   Fair Value Measurements

The Company follows the provisions of ASC Topic 820, “Fair Value Measurements and Disclosures” (“ASC 820”) for fair value measurements of financial assets and financial liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis and non-financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a non-recurring basis.  ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value.  The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities

Protonex Technology Corporation

Notes to Condensed Consolidated Financial Statements

(unaudited)

(Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3 inputs are unobservable inputs for the asset or liability.

The Level in the fair value hierarchy within which a fair value measurement in its entirety falls is based on the lowest level input that is significant to the fair value measurement in its entirety.

As of March 31, 2015 and September 30, 2014, the Company’s money market funds of $95,204 and $95,195, respectively, were valued using quoted prices generated by market transactions involving identical assets, or Level 1 assets as defined under ASC 820.

9.   Subsequent Events

In May 2015, the Company secured a $2.0 million working capital line of credit with a bank.  Outstanding borrowings were secured by the Company’s accounts receivable and inventory.  The bank has a senior blanket lien on all Company assets, including Intellectual Property.  The agreement provided for an adjustable interest rate of prime plus 2.5% or 1.5%, depending on balance sheet liquidity ratios.

On June 29, 2015, the Company entered into a definitive agreement with Ballard Power Systems, Inc. (Ballard).   Pursuant to a merger agreement in which the Company will merge with Ballard, Ballard will acquire all of the securities of the Company, including all outstanding shares of common stock and all outstanding and vested options and warrants to purchase shares of Company common stock.  The purchase price (enterprise value) of US $30 million will be paid in shares of Ballard common stock and cash.

The Company evaluated all events or transactions that occurred after March 31, 2015 through June 29, 2015, the date these financial statements were available to be issued.  All material subsequent events have been disclosed in the financial statements.

The remainder of this page intentionally left blank.

Appendix A

Merger Agreement

AGREEMENT AND PLAN OF MERGER

by and among

BALLARD POWER SYSTEMS INC.

BPC SUBCO INC.,

PROTONEX TECHNOLOGY CORPORATION

and

EDWARD J. STEWART,

as Stockholder Representative

Dated as of June 29, 2015

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 29, 2015, is by and among: (i) Ballard Power Systems Inc., a corporation organized under the laws of Canada (“Parent”); (ii) BPC SubCo Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”); (iii) Protonex Technology Corporation, a Delaware corporation (the “Company”) and (iv) Edward J. Stewart, an individual resident in Massachusetts, solely in his capacity as the representative of the Company Stockholders (the “Stockholder Representative”).

RECITALS

WHEREAS, each of Parent, Merger Sub and the Company desire to effect the acquisition of the Company by Parent through the merger of Merger Sub with and into the Company (the “Merger”);

WHEREAS, the parties intend that immediately following the Merger, the Company shall be the surviving corporation of the Merger, all pursuant to the terms and subject to the conditions hereinafter set forth and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the boards of directors of Parent, Merger Sub and the Company have determined that the Merger is advisable and in the best interests of their respective companies and stockholders, and have approved this Agreement and the Merger provided for herein upon the terms and subject to the conditions hereinafter set forth;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall (i) qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) to not result in gain being recognized under Section 367(a)(1) of the Code (other than for any stockholder that would be a “five-percent transferee shareholder” (within the meaning of United States Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of the Company following the Merger that does not enter into a five-year gain recognition agreement in the form provided in United States Regulations Section 1.367(a)-8(c)), and this Agreement shall constitute a “plan of reorganization” within the meaning of United States Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 368, 354 and 361 of the Code;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, each Company Stockholder listed on Exhibit A is entering into a Support Agreement with Parent in the form of Exhibit B (the “Support Agreement”); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

AGREEMENT

NOW THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Article I.
THE MERGER

1.1. The Merger. Pursuant to the terms and subject to the conditions of this Agreement, at the Effective Time (as defined below), the Company and Merger Sub shall consummate the Merger in accordance with the DGCL pursuant to which (a) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease; (b) the Company shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Delaware; (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger; and (d) the Company shall succeed to and assume all the rights and obligations of Merger Sub. The corporation surviving the Merger is sometimes hereinafter referred to as the “Surviving Corporation.” The Merger shall have the effects set forth in the applicable provisions of the DGCL.

1.2. Effective Time. Concurrently with the Closing on the Closing Date, the parties shall file a Certificate of Merger in the form attached hereto as Exhibit C (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

1.3. Effects of the Merger. At the Effective Time, and without any further action on the part of the Company or Merger Sub:

(a) the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in the Merger so as to be identical in all respects to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be Protonex Technology Corporation, and, as so amended and restated, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable law;

(b) the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in the Merger so as to be identical in all respects to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be Protonex Technology Corporation, and, as so amended and restated, such bylaws shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable law;

(c) the directors and officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers of the Surviving Corporation, until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws; and

(d) the Merger shall, from and after the Effective Time, have all of the effects provided by the DGCL and applicable law.

1.4. Exchange Agent.

(a) As soon as practicable following the date of this Agreement, Parent shall appoint Computershare Investor Services Inc. to act as exchange agent (the “Exchange Agent”) for the payment and delivery of the payment of the applicable consideration as provided in Section 1.6.

(b) Share Transfer Books. At the Effective Time, the share transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of shares of Company Common Stock. From and after the Effective Time, Persons who held shares of Company Common Stock shall cease to have rights with respect to such shares, except as otherwise provided for herein.

(c) Exchange Procedures.

(i) As promptly as practicable following the Effective Time (but in no event later than three (3) Business Days thereafter), the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of any shares of Company Common Stock (A) a letter of transmittal (a “Letter of Transmittal”) in the form reasonably satisfactory to the Company, Parent and the Exchange Agent (which shall be based on the Exchange Agent’s standard form and will include additional representations, warranties, releases and covenants consistent with those contained in the Support Agreement), which shall specify that delivery shall be effected, and risk of loss and title to the certificates representing such Company Common Stock (each a “Certificate”) shall pass, only upon proper delivery of such certificates (or affidavits of loss in lieu thereof as provided in Section 1.4.(f) below) to the Exchange Agent, and (B) instructions for use in effecting the surrender of such Certificates in exchange for the aggregate number of shares of Parent Common Stock issued in book-entry form (rounded down to the nearest whole share of Parent Common Stock after aggregating all shares of Parent Common Stock which such Company Stockholder is entitled to receive hereunder) to be issued in respect of such shares of Company Common Stock pursuant to Section 1.6 hereof and as set forth on the Closing Consideration Schedule.

(ii) Upon surrender of a Certificate (or affidavit of loss in lieu thereof) to the Exchange Agent, together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the Exchange Agent shall issue to the holder of such Certificate that number of uncertificated shares of Parent Common Stock that such Holder is entitled to receive pursuant to Section 1.6 and as set forth on the Closing Consideration Schedule. Prior to accepting any Certificates, the Exchange Agent may require compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Until surrendered as contemplated by this Section 1.4.(c) each Certificate shall be deemed, at any time after the Effective Time, to represent only the right to receive, upon such surrender, the applicable consideration as contemplated by this Article I subject to compliance with the terms of this Agreement. No interest shall be paid or accrued for the benefit of holders of the Certificates on the applicable consideration payable upon the surrender of the Certificates hereunder.

(iii) In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, it shall be a condition of payment that any Certificate surrendered in accordance with the procedures set forth in this Section 1.4.(c) shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer Taxes and other Taxes required by reason of the payment of the applicable consideration pursuant to Section 1.6 and as set forth on the Closing Consideration Schedule to a Person other than the registered holder of the Certificate and shall have established to the reasonable satisfaction of Parent that such Tax either has been paid or is not applicable.

(d) No Further Ownership Rights in Company Common Stock. At and after the Effective Time, each holder of issued and outstanding Company Common Stock immediately prior to the Effective Time shall cease to have any rights as a holder of securities of the Company, except for the right of a Company Stockholder to surrender its, his or her Certificate(s) in exchange for the consideration payable in respect of such Company Common Stock hereunder and such holder’s share, if any, of any distributions of amounts held in escrow pursuant to Section 1.11 hereof, or in the case of a Dissenting Stockholder, to perfect its, his or her right to receive payment (if any) for Dissenting Shares pursuant to the DGCL, if applicable. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Company Common Stock outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in (and subject to compliance with the provisions of) this Article I, except as otherwise provided by Law.

(e) No Fractional Shares. No fractional shares of Parent Common Stock shall be issued in connection with the Merger.

(f) Lost, Stolen or Damaged Stock Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Exchange Agent, the delivery by such Person of an indemnification agreement in such form and containing such substance acceptable to Parent and the Exchange Agent and, if required by the Exchange Agent, the posting of a bond in such amount as the Exchange Agent may determine reasonably necessary as indemnity against any claim that may be made with respect to such Certificate, the Exchange Agent will pay in exchange for such lost, stolen or destroyed Certificate the consideration to be paid with respect thereto, subject to the terms and conditions in this Article I.

(g) Withholding Taxes. Parent, the Surviving Corporation, the Exchange Agent and the Escrow Agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from the consideration otherwise payable pursuant to this Agreement (including consideration held in escrow pursuant to Section 1.11) to any Company Stockholder or other Person such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code or under any provision of state, local or foreign Tax law. To the extent that amounts are so deducted and withheld and paid over to the appropriate Tax Authority, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. For the avoidance of doubt, nothing in this Section 1.4(g) shall limit the Company’s ability and obligation to withhold any Taxes in connection with the exercise of vested Company Options by a holder at or prior to the Closing, including by requiring such holder to pay the Company cash in an amount equal to any applicable withholding Taxes.

1.5. Subsequent Actions. If at any time after the Effective Time the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

1.6. Conversion of Securities.

(a) Effect on Company Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of shares of Company Common Stock, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any (A) Dissenting Shares and (B) Treasury Shares) will be cancelled and will be converted automatically into the right to receive upon surrender of the applicable Certificate representing such shares of Company Common Stock in the manner provided in Section 1.4 hereof, upon the terms and subject to the conditions set forth in this Section 1.6 and throughout this Agreement, including the escrow provisions set forth in Section 1.11 and Article VII hereof, the Per Share Common Consideration.

(b) Notwithstanding the foregoing, the consideration payable to each holder of shares of Company Common Stock as of the Effective Time pursuant to this Section 1.6 shall be subject to adjustment as provided herein.

(c) Cancellation of Certain Shares. Each issued and outstanding share of Company Common Stock that is held in treasury of the Company or owned by the Company, Parent or Merger Sub (collectively, “Treasury Shares”) shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d) Merger Sub Common Stock. Each issued and outstanding share of the common stock, par value $0.001 per share, of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

(e) The Per Share Common Consideration, the Price Per Share and the shares of Parent Common Stock issuable to the holders of Company Common Stock pursuant to Section 1.6 shall be adjusted to reflect fully the appropriate effect of any stock split, split-up, reverse stock split, dividend (whether stock or cash) or distribution of securities convertible into Company Common Stock, Company Preferred Stock, or Parent Common Stock, reorganization, recapitalization, reclassification or other like change with respect to the Company Common Stock, Company Preferred Stock or Parent Common Stock having a record date occurring on or after the date of this Agreement and prior to the Effective Time.

(f) In no event will the number of shares of Parent Common Stock being issued in exchange for and upon conversion of all outstanding shares of Company Common Stock and exercise and conversion of all Company Options and all Company Warrants be greater than the Aggregate Consideration (except, if applicable, as a result of adjustments made pursuant to Section 1.6.(e).

1.7. Treatment of Company Warrants. Prior to the Effective Time, the Company shall effect the exercise, conversion or termination of the Company Warrants in accordance with their terms.  Upon such exercise, conversion or termination of the Company Warrants, each Company Warrant shall then be canceled and retired, and no other payment or distribution shall be made with respect thereto.

1.8. Treatment of Company Options. Prior to the Effective Time, the Company shall take all actions that may be reasonably necessary or that the Company reasonably considers appropriate to provide each Company Optionholder with written notice, in accordance with the terms and conditions of the Company Equity Plans, that (i) all unexercised Company Options must be exercised by the fifth Business Day preceding the Company Stockholder Meeting (the “Option Termination Date”) and (ii) to the extent that any Company Option is not so exercised prior to the Option Termination Date, such Company Option shall be cancelled as of the Option Termination Date without any consideration or payment in respect thereof.

1.9. Appraisal Rights.

(a) Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock held by a holder who has properly demanded and not effectively withdrawn or lost such holder’s appraisal rights for such shares under the DGCL or other similar rights (if any) under applicable law (collectively, the “Dissenting Shares”), shall not be converted into or represent a right to receive a portion of the consideration as set forth in Section 1.6 hereof, but the holder thereof shall only be entitled to such rights as are provided by the DGCL or other applicable law (if any).

(b) Notwithstanding the provisions of Section 1.9.(a) hereof, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights with respect to such shares under the DGCL (and/or any other similar rights under other applicable law (if any such other rights have been purportedly invoked)), then, as of the later of the Effective Time and the occurrence of such event, such shares shall automatically be converted into and represent only the right to receive the consideration set forth in and subject to the provisions of this Agreement, upon surrender of the certificate(s) formerly representing such shares.

(c) Prior to the Closing Date, the Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of the DGCL (and of any similar demand purportedly made under other applicable law) and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. Prior to the Closing Date, the Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands. Prior to the Closing Date, any communication to be made by the Company to any Company Stockholder with respect to such demands shall be submitted to Parent in advance and shall not be presented to any Company Stockholder prior to the Company receiving Parent’s consent.

(d) Notwithstanding any provision of Article I or Article VII hereof to the contrary, in the event that there are any Dissenting Shares, then (i) any payment by Parent pursuant to Section 1.11 hereof that would have been required to have been paid to such holder of Dissenting Shares (each a “Dissenting Stockholder”) (assuming, for this purpose, that such Dissenting Stockholder had not exercised appraisal rights) shall be retained by Parent and (ii) such Dissenting Stockholder shall not be considered a Company Stockholder for purposes of a distribution of any portion of the Escrowed Shares.

1.10. Closing Consideration Schedule. No later than one (1) Business Day prior to the Closing Date, the Company shall deliver to Parent a schedule (the “Closing Consideration Schedule”) in a form reasonably acceptable to Parent, which schedule shall be certified as complete and correct by the Company’s chief executive officer and chief financial officer and which shall accurately set forth, as of the Closing, all Company Stockholders and their respective addresses, the number of shares of Company Common Stock held by such Company Stockholders (including the respective certificate numbers of Company Common Stock held by such Company Stockholder), the Pro Rata Portion and the Pro Rata Allocation of the Escrowed Shares applicable to each Company Stockholder, the number of shares of Parent Common Stock to be issued to each Company Stockholder, and such other information relevant thereto which Parent may reasonably request.

1.11. Escrow of Consideration. In order to at least partially satisfy, and to establish a procedure for the satisfaction of, claims by Parent for payment by the Company Stockholders of any Claims by the Parent Indemnitees for indemnification pursuant to Article VII hereof, Parent, the Stockholder Representative and the Escrow Agent shall enter into the Escrow Agreement on the Closing Date, pursuant to which Parent shall deposit with the Escrow Agent an amount of shares of Parent Common Stock equal to ten percent of the Pro Rata Portion of the Aggregate Consideration payable to the Supporting Stockholders (the “Escrowed Shares”).  Parent shall be deemed to have contributed each such Company Stockholder’s Pro Rata Allocation of the Escrowed Shares as set forth on the Closing Consideration Schedule (and the consideration payable to each such Company Stockholder pursuant to this Article I shall be reduced by such amounts). Pursuant to the terms and subject to the conditions of the Escrow Agreement, the Escrow Agent shall establish an escrow account into which the Escrow Agent shall deposit the Escrowed Shares (the “Escrow Account”).

The timing and methodology for the release of the Escrowed Shares shall be governed by the terms and subject to the conditions set forth in this Agreement and the Escrow Agreement; provided, however, that each of Parent and the Stockholder Representative agrees that it will act in good faith and cooperate with one another to execute and deliver such joint written instructions, including with respect to any distributions of the Escrowed Shares, to the Escrow Agent as are required to implement the intent of this Agreement and the Escrow Agreement. Subject to Section 1.9.(d) hereof and the terms of the Escrow Agreement, in the event of a distribution of any amounts from the Escrow Account to the Company

Stockholders, each such Company Stockholder shall be entitled to receive a portion of such distribution equal to such Company Stockholder’s Pro Rata Allocation of such distribution. For purposes of satisfying any claims for indemnification under this Agreement, all shares of Parent Common Stock in the Escrow Account shall be deemed to have a value equal to the Price Per Share, as adjusted for any stock splits, dividends, combinations or the like, irrespective of the actual value of such shares at the time they are distributed from the Escrow Account. The Company Stockholders shall be treated as the owner of the Escrow Account for tax purposes. The Escrow Agreement shall provide that the Escrowed Shares will be entitled to receive all dividends declared and payable with respect to Parent Common Stock, any such dividends shall be added to the Escrow Account and may be used to satisfy claims for indemnification. The Company Stockholders shall be entitled to vote all Escrowed Shares on their own behalf.

1.12. Closing Statement. No later than three Business Days before the Closing Date, the Company shall prepare and deliver to Parent an unaudited closing statement of as of the Closing Date (the “Closing Statement”), which shall be prepared by Company personnel in accordance with GAAP as applied in the preparation of the Financial Statements and shall fairly present in all material respects the Net Debt (“Closing Net Debt”) of the Company and the Company Transaction Expenses as of the Closing Date. The Closing Statement shall be accompanied by reasonably detailed schedules indicating a calculation of the Closing Net Debt and Company Transaction Expenses as of the Closing Date.  In addition, the Closing Statement shall set forth the number of shares of Company Common Stock to be issued and outstanding immediately prior to Closing, including the exercise of any vested and outstanding Company Options and Company Warrants at such time (the “Closing Outstanding Shares”).

Article II.
CLOSING

2.1. The Closing. The closing of the transactions contemplated herein (the “Closing”) shall take place at the offices of Dorsey & Whitney LLP, 701 Fifth Avenue, Suite 6100, Seattle, Washington, at 9:00 a.m. on the fifth Business Day after all of the conditions set forth in Article VI (other than those conditions that by their terms are required to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived by the party entitled to the benefit of the same or at such other time and date as shall be agreed upon by the parties. The day on which the Closing occurs shall be the “Closing Date”.

2.2. Deliveries at Closing.

(a) Deliveries by Parent and Merger Sub. Upon the terms and subject to the conditions set forth in this Agreement, in reliance on the representations, warranties and agreements of the Company contained herein, Parent and Merger Sub shall deliver (or cause to be delivered) to the Company, at the Closing on the Closing Date, the following (reasonably satisfactory in form and substance to the Company and its legal counsel):

(i) a certificate executed by the Secretary or an Assistant Secretary of each of Parent and Merger Sub certifying as of the Closing Date (A) a true and complete copy of the articles of incorporation and articles of continuance of Parent, certified as of a recent date by Industry Canada, and the certificate of incorporation of Merger Sub, certified as of a recent date by the Secretary of State of the State of Delaware, (B) a true and complete copy of the bylaws of each of Parent and Merger Sub; (C) a true and complete copy of the resolutions of the boards of directors of Parent and Merger Sub authorizing the execution, delivery and performance of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby and (D) incumbency matters;

(ii) a certificate of compliance of Parent dated as of a recent date prior to Closing issued by Industry Canada, and a certificate of good standing of Merger Sub, dated as of a recent date prior to the Closing, issued by the Secretary of State of the State of Delaware;

(iii) the Escrow Agreement, executed by Parent;

(iv) a certificate executed by an executive officer of Parent and Merger Sub certifying as to the matters set forth in Section 6.1.(a) hereof as of the Closing Date; and

(v) such other documents and instruments as in the opinion of counsel for the Company may be reasonably required to effectuate the terms of this Agreement and to comply with the terms hereof.

(b) Deliveries by the Company. Upon the terms and subject to the conditions of this Agreement, in reliance upon the representations, warranties and agreements of Parent and Merger Sub contained herein and in consideration of the consideration to be paid to the Company Stockholders, the Company shall deliver (or cause to be delivered) to Parent and Merger Sub, at the Closing on the Closing Date, the following (reasonably satisfactory in form and substance to Parent and Merger Sub and their legal counsel):

(i) a certificate executed by the Secretary or an Assistant Secretary of the Company certifying as of the Closing Date (A) a true and complete copy of the certificate of incorporation of the Company, as amended through the Closing Date, certified as of a recent date by the Secretary of State of the State of Delaware, (B) a true and complete copy of the bylaws of the Company, (C) a true and complete copy of the resolutions of the board of directors of the Company authorizing the execution, delivery and performance of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby and (D) incumbency matters;

(ii) a certificate of good standing and/or subsistence of the Company, dated as of a recent date prior to the Closing, issued by the Secretary of State of the State of Delaware and all states in which the Company is qualified to do business;

(iii) a certificate executed by an executive officer of the Company certifying as to the matters set forth in Section 6.2.(a) hereof as of the Closing Date;

(iv)  a certificate by the Company that meets the requirements of United States Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), establishing that the Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, and has not been such a United States real property holding corporation within the 5-year period ending on the Closing Date, along with written authorization for Parent to deliver the notice form described in Treasury Regulations Section 1.897-2(h)(2) to the IRS on behalf of the Company upon the Closing of the Merger;

(v) the Escrow Agreement, executed by the Stockholder Representative;

(vi) resignations from the Persons holding the position of an officer or director of the Company, in office immediately prior to the Effective Time, resigning from such positions effective as of the Effective Time; and

(vii) such other documents and instruments as in the opinion of counsel for Parent and Merger Sub may be reasonably required to effectuate the terms of this Agreement and to comply with the terms hereof.

Article III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub as follows, except as otherwise set forth on the Company Disclosure Letter, which representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

3.1. Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with requisite corporate power and authority to conduct its business as it is presently being conducted, to own and or use the properties and assets that it purports to own or use, and to perform all its obligations under its Contracts. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction listed on Schedule 3.1 of the Company Disclosure Letter, in which either the ownership or use of its properties owned or used by it, or the nature of the activities conducted by it, requires such qualification. Copies of the Organizational Documents of the Company, and all amendments thereto, heretofore delivered or made available to Parent are true, accurate and complete as of the date hereof.

3.2. Subsidiaries.

(a) The Company does not have any direct or indirect Subsidiaries other than Protonex Technology, LLC. (“Protonex LLC”), which is wholly-owned by the Company. Company has no other direct or indirect stock or other equity or ownership interest (whether controlling or not) in any corporation, association, partnership, limited liability company, joint venture or other entity. Protonex LLC is a Delaware limited liability company duly organized, validly existing and in good standing under the laws of Delaware, with full corporate power and authority to conduct its business as it is presently being conducted, to own and/or use the properties and assets that it purports to own or use, and to perform all of its material obligations under its Material Contracts. Protonex LLC is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction listed on Schedule 3.2.(a) of the Company Disclosure Letter, being all the jurisdictions in which either the ownership or use of its properties owned or used by it, or the nature of the activities conducted by it, requires such qualification. Copies of the Organizational Documents of Protonex LLC, and all amendments thereto, heretofore made available to Parent are true, accurate and complete as of the date hereof.

(b) The Company owns of record and beneficially all of the issued and outstanding equity interests of Protonex LLC free and clear of all Encumbrances. All of the outstanding equity interests of Protonex LLC are duly authorized, validly issued, fully paid and non-assessable, and none of such equity interests are subject to any preemptive right, right of first refusal, right of first offer or right of rescission. There are no accrued unpaid dividends on any equity interests of Protonex LLC. No claim has been made in writing or otherwise or, to the Knowledge of Company, threatened in writing to Protonex LLC asserting that any Person is the holder or beneficial owner of, or has the right to acquire beneficial ownership of any securities (including options and warrants) of, or any other voting, equity or ownership interest in Protonex LLC.

3.3. Capitalization.

(a) As of the date hereof, the issued and outstanding capital stock of the Company, including the Company Options, the Company Warrants and any securities convertible into capital stock of the Company, is held by the Persons and in the amounts set forth on Schedule 3.3.(a) of the Company Disclosure Letter. As of the date hereof, the authorized capital stock of the Company consists of (i) 120,000,000 shares of Company Common Stock and 50,000,000 shares of Company Preferred Stock, and there are no other shares of other classes or series of capital stock of the Company authorized or outstanding. As of the date hereof, there are 64,978,500 shares of Company Common Stock and no shares of Company Preferred Stock issued and outstanding. As of the date hereof, there are 19,000,000 shares of Company Common Stock authorized for issuance under the Company Equity Plans (of which 12,942,911 shares of Company Common Stock are subject to outstanding and unexercised Company Options). As of the date hereof, the Company has issued Company Warrants exercisable to purchase 1,692,200 shares of Company Common Stock. As of the date hereof, all of the issued and outstanding shares of Company Common Stock are, and all Company Common Stock which may be issued pursuant to the exercise of outstanding Company Options, Company Warrants or any other Company security, will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. Except as set forth on Schedule 3.3.(a) of the Company Disclosure Letter, none of such shares are subject to any preemptive right, right of first refusal, right of first offer, right of rescission or similar right. No claim has been made or threatened to the Company asserting that any Person other than a Person listed on Schedule 3.3.(a), Schedule 3.3.(d) or Schedule 3.3.(e) of the Company Disclosure Letter is the holder or beneficial owner of, or has the right to acquire beneficial ownership of, any securities (including options and warrants) of, or any other voting, equity or ownership interest in the Company. Each grant of Company Options and Company Warrants was duly authorized no later than the date on which the grant of such Company Option or Company Warrant, as applicable, was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the board of directors of the Company (or a duly authorized committee thereof) and any required Stockholder approval by the necessary number of votes or written consents, and all Company Options and Company Warrants have been granted in compliance with applicable Regulations, including all applicable United States federal and state securities laws, and the Company Equity Plans. Each Company Option was granted with a per share exercise price that equaled or exceeded the fair market value of a share of Company Common Stock on the applicable date of grant, as determined by the Company in a manner consistent with the requirements of Section 409A of the Code.

(b) Except as set forth in Section 3.3.(a) hereof and Schedule 3.3.(a) or Schedule 3.3.(d) of the Company Disclosure Letter, (i) there are no shares of capital or other stock or voting securities of the Company authorized, issued or outstanding, (ii) there is not Voting Debt or subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued Company Common Stock obligating the Company to issue, transfer or sell or cause to be issued, transferred, sold or repurchased any shares of capital stock of, or Voting Debt of, or other equity or voting interest in, the Company or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company to grant, extend or enter into any such option or other compensatory equity or equity-linked award, warrant, call, subscription or other right, agreement, arrangement or commitment or pursuant to which any Person is or may be entitled to receive any payment or other value based on the value of the Company’s equity interests, and (iii) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire or retire any Company Common Stock, or other capital stock of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

(c) Except as set forth in Section 3.3.(a) or Schedule 3.3.(c), Schedule 3.3.(d) or Schedule 3.3.(e) of the Company Disclosure Letter, there are no (i) securities of the Company reserved for issuance for any purpose, (ii) agreements pursuant to which registration rights in the securities of the Company have been granted, (iii) stockholder agreements between the Company and any current stockholders of the Company regarding the securities of the Company or (iv) agreements among stockholders of the Company, to the Knowledge of the Company, with respect to the voting or transfer of the securities of the Company or with respect to the governance of or any other aspect of the Company’s affairs (including any rights of first refusal or similar restrictions on transfer). No distributions (including distributions for Taxes) are owed to the Company with respect to any Company Common Stock or owed by the Company to any Company Stockholder.

(d) Schedule 3.3.(d) of the Company Disclosure Letter sets forth a true and complete list of each outstanding Company Option as of the date hereof, and the name of the holder of each such Company Option, the state of residence of each such holder, the number of shares of Company Common Stock subject to such award, the date of grant, the type of option (i.e., tax-qualified incentive stock option or nonqualified stock option), whether such option permits early exercise, the exercise price per share of such Company Option, the vesting schedule (including any acceleration provisions), the number of shares vested/unvested, forfeited, and exercised with respect to each award and the applicable expiration date.

(e) With respect to all outstanding Company Warrants, Schedule 3.3.(e) of the Company Disclosure Letter sets forth a true and complete list, as applicable, of the name of the holder of each such Company Warrant as of the date hereof, the number of shares of Company Common Stock covered by such Company Warrant, the date of grant, whether such warrant permits early exercise, the exercise price per share of such Company Warrant, the vesting schedule and vested status of such Company Warrant, if any, and the applicable expiration date.

(f) The Company is in compliance in all material respects with all Regulations, including applicable federal or state securities laws, in connection with the offer, sale or issuance of any Company Common Stock, Company Options, Company Warrants or any other securities, and such Company Common Stock, Company Options, Company Warrants and other securities have been issued and granted in compliance with all requirements set forth in the Company’s Organizational Documents.

(g) The Closing Consideration Schedule delivered to Parent pursuant to Section 1.10 hereof shall accurately reflect, as of immediately prior to the Effective Time, all Company Stockholders, the number of shares of Company Common Stock, Company Warrants and/or Company Options held by such Company Stockholders (including the respective certificate numbers of such Company Common Stock held by such Company Stockholders), the Pro Rata Allocation of the Escrowed Shares applicable to each Company Stockholder, the Aggregate Consideration to be paid to each Company Stockholder and such other information relevant thereto which Parent may reasonably request.

(h) Schedule 3.3.(h) of the Company Disclosure Letter sets forth all outstanding Long Term Liabilities of the Company, and for each Long Term Liability set forth thereon, identifies the debtor, the principal amount, the creditor, the maturity date, and the collateral, if any, securing such Long Term Liability. All letters of credit, fidelity bonds and surety bonds, if any, are in full force and effect and will continue in full force and effect immediately following the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. To the Knowledge of the Company, no Default exists with respect to the obligations of the Company under any such letters of credit, fidelity bonds or surety bonds and the Company has not received any notification of cancellation of any of such letters of credit, fidelity bonds or surety bonds.

3.4. Authorization. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The Company board of directors, prior to the execution of this Agreement, duly adopted a unanimous written consent (i) authorizing the execution, delivery and performance of this Agreement, (ii) approving, adopting and declaring advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) authorizing, approving and adopting the Supporting Agreement and the transactions contemplated thereby, (iv) determining that the terms of the Merger are fair and in the best interests of the Company and the Company Stockholders, and (v) authorizing the submission of this Agreement to the Company Stockholders and recommending that the Company Stockholders adopt this Agreement. Other than to the Company Stockholder Approval, the execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which the it will be a party, and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and no other proceedings or actions on the part of the Company are necessary to authorize this Agreement and the Ancillary Agreements to which the Company is to be a party and the transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by the Company and is, and upon execution and delivery of the Ancillary Agreements to which the Company is to be a party, each of such Ancillary Agreements will be, legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as enforcement may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally and (b) the general principles of equity, regardless of whether considered in a proceeding in equity or at law.

3.5. Consents and Approvals. Except as may be required by the HSR Act or as set forth on Schedule 3.5 of the Company Disclosure Letter, (a) no notice to, declaration, filing or registration with, or authorization, consent or approval of, or Permit from, any Person (including under any Contract), and (b) no consent under any Contract from any other Person, is, in each case, required to be made or obtained by the Company, Protonex LLC, or any other Affiliate of the Company in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby by the Company or Protonex LLC, except for (i) obtaining the Company Stockholder Approval, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) any filings required to be made with the SEC in connection with this Agreement and the transactions contemplated hereto, (iv) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities Laws, the rules and regulations of the NASDAQ Stock Market and the Toronto Stock Exchange, and (v) notices to DDTC pursuant to Section 122.4 of the ITAR.

3.6. Absence of Certain Changes or Events. Except as set forth on Schedule 3.6 of the Company Disclosure Letter, since September 30, 2014 ( the “Balance Sheet Date”), there has not been any:

(a) change in the Company’s or Protonex LLC’s authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company or Protonex LLC; issuance of, or commitment to issue, any shares of capital stock or any security convertible into or exchangeable for such capital stock; grant of any registration rights; purchase, redemption, retirement or other acquisition by the Company or Protonex LLC of any shares of any such capital stock; any repricing or other change in exercise price to any outstanding Company Options; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

(b) amendment to the Organizational Documents of the Company or Protonex LLC;

(c) actual or threatened material adverse change in the financial condition, working capital, shareholders’ equity, assets, Liabilities, reserves, revenues, income or earnings of the Business, the Company or Protonex LLC;

(d) adoption of or change in any material Tax or other accounting methods, principles or practices or change in any annual Tax accounting period; making or revocation of or change in any Tax election; settlement or compromise of any claim, notice, audit report or assessment in respect of Taxes; filing of any amended material Tax Return; entry into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax; knowingly surrender any right to claim a Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment; in each case by or with respect to the Company or Protonex LLC;

(e) revaluation of any of the assets of the Company, Protonex LLC or relating to the Business, including, without limitation, writing off notes or accounts receivable, except in the ordinary course of business;

(f) failure to take reasonable actions to prevent any material damage, destruction, abandonment or loss (whether or not covered by insurance) adversely affecting any of the assets of the Company, Protonex LLC or the Business;

(g) acquisition of any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets, or entry into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement;

(h) except for the Merger, any adoption of a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or of Protonex LLC, or other alteration of the Company’s or Protonex LLC’s corporate structure;

(i) cancellation of any Indebtedness or waiver or release of any material right or claim of the Company, Protonex LLC or relating to the Business;

(j) (i) hiring or termination of any key employee, consultant or director, (ii) payment, announcement, promise or grant, whether oral or in writing, any material increase in or establishment of (as applicable) any wages, base pay, fees, salaries, compensation, bonuses, incentives, deferred compensation, pensions, severance, termination or change in control payments, retirement, profit sharing, fringe benefits, equity or equity-linked awards, employee benefit plans, or any other form of compensation or benefits payable by the Company, including without limitation, any material increase or material change pursuant to any Company Plan (except as required by any applicable Regulation) other than in the ordinary course of business, or (iii) entry into, adoption, termination or material amendment of any Company Plan other than the setting of quarterly bonus objectives in the ordinary course of business consistent with past practice;

(k) adverse change in employee relations which has or is reasonably likely to have a material adverse effect on the productivity, the financial condition or, results of operations of the Company or Protonex LLC;

(l) entry into, or amendment, cancellation or termination of, any Contract, Lease or Permit to which the Company or Protonex LLC is a party or otherwise relating to the Business, including, without limitation, any employment, consulting, distribution, dealer, sales representative, joint venture, credit or similar agreement or any Contract or transaction involving a total remaining commitment by or to the Company or Protonex LLC of at least $50,000, except in the ordinary course of business;

(m) entry into any Contract with any Related Party of the Company or Protonex LLC;

(n) mortgage, pledge or other Encumbrance of any assets of the Company, Protonex LLC or relating to the Business, except purchase money mortgages arising in the ordinary course of business;

(o) sale, assignment or transfer of any assets of the Company, Protonex LLC or relating to the Business, other than in the ordinary course of business;

(p) transfer of the registration of any Business Domain Names or failure to timely renew the registration of any Business Domain Names;

(q) incurrence of Indebtedness by the Company or Protonex LLC for borrowed money or commitment to borrow money entered into by the Company or Protonex LLC, made or agreed to be made by the Company or Protonex LLC, or indebtedness for borrowed money guaranteed by the Company or Protonex LLC;

(r) incurrence by the Company or Protonex LLC of Liabilities, except Liabilities incurred in the ordinary course of business or under this Agreement or the incurrence of Transaction Expenses, or increase or change in any assumptions underlying or methods of calculating, any doubtful account contingency or other reserves of the Company or Protonex LLC;

(s) payment, discharge or satisfaction of any Liabilities of the Company or Protonex LLC other than in the ordinary course of business;

(t) any single capital expenditure relating to the Business in excess of $50,000 or capital expenditures that are, in the aggregate, in excess of $50,000 or incurrence of any obligations to make any capital expenditures or execute any Lease;

(u) failure to pay or satisfy when due any material Liability of the Company, Protonex LLC or related to the Business, except in the ordinary course of business;

(v) except in the ordinary course of business consistent with past practice, any acceleration in the collection of or discounting of any accounts receivable, delays in the payment of accounts payable or deferrals of expenses, reduction of inventories or otherwise increases of cash in hand;

(w) any amendment to or otherwise taking of actions that would permit or cause any Company Option to accelerate in contemplation of or as a consequence of the Merger or other transactions contemplated by this Agreement;

(x) failure of the Company or Protonex LLC to carry on the Business in the ordinary course so as to preserve for Parent the Business and the goodwill of the Company’s and Protonex LLC’s suppliers and customers of the Business and others having business relations with the Company, Protonex LLC or the Business;

(y) disposition, sale, transfer, assignment, Encumbrance, pledge, license (except in the ordinary course of business), abandoning, dedicating to the public, failure to maintain or permitting to lapse any Intellectual Property of the Company, Protonex LLC or relating to the Business, or any disposition or disclosure to any Person of any Intellectual Property of the Company, Protonex LLC or relating to the Business not theretofore a matter of public knowledge;

(z) existence of any other event or condition which in any one case or in the aggregate has or might reasonably be expected to have a Material Adverse Effect; and

(aa) agreement, whether oral or written, by the Company or Protonex LLC to do any of the things described in the preceding clauses (a) through (z) other than as expressly provided for herein.

3.7. Facilities.

(a) Owned Real Property. Neither the Company nor Protonex LLC owns any Owned Real Property.

(b) Actions. To the Knowledge of the Company, there are no pending or threatened condemnation proceedings or other Actions relating to any Facility.

(c) Leases or Other Agreements. Except for Facility Leases listed on Schedule 3.7 of the Company Disclosure Letter, neither the Company nor Protonex LLC are a party to any leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral, granting to any Person the right to purchase, use or occupy any Facility, or any real property or any portion thereof or interest in any such Facility or real property.

(d) Facility Leases and Leased Real Property. With respect to each Facility Lease, the Company or Protonex LLC has an unencumbered interest in the Leasehold Estates, other than Encumbrances which do not materially interfere with, or otherwise affect the present use and enjoyment of the Facility subject thereto or affected thereby. The Company and Protonex LLC enjoy peaceful and undisturbed possession of all the Leased Real Property. With respect to such Leased Real Property, (i) each lease, license or interest to which the Company or Protonex LLC is a party is in full force and effect and enforceable against the Company or Protonex LLC and the counterparty thereto in accordance with its terms, subject to bankruptcy and insolvency laws. Except as described in Schedule 3.7.(d) of the Company Disclosure Letter: (A) there are no leases, subleases, licenses, concessions or any other Contracts to which the Company or Protonex LLC is a party granting to any Person other than the Company or Protonex LLC any right to possession, use occupancy or enjoyment of any of the Leased Real Property or any portion thereof and (B) the Company and Protonex LLC are not obligated under or bound by any option, right of first refusal, purchase Contract or other Contract to sell or otherwise dispose of any Leased Real Property or any other interest in any Leased Real Property.

(e) Certificate of Occupancy. To the Knowledge of the Company, all Facilities have received all required approvals of governmental authorities (including, without limitation, Permits and a certificate of occupancy or other similar certificate permitting lawful occupancy of the Facilities) required in connection with the operation thereof and have been operated and maintained in accordance with applicable Regulations.

(f) Utilities. All Facilities are supplied with utilities (including, without limitation, water, sewage, disposal, electricity, gas and telephone) and other services necessary for the operation of such Facilities as currently operated, and to the Knowledge of the Company, there is no condition which would reasonably be expected to result in the termination of the present access from any Facility to such utility services.

(g) No Special Assessment. Neither the Company nor Protonex LLC has received notice of any special assessment relating to any Facility or any portion thereof and there is no pending or threatened special assessment.

3.8. Condition and Sufficiency of Assets. The buildings, structures and equipment of the Company and Protonex LLC are in good operating condition and repair, normal wear and tear excepted. The buildings, structures and equipment of the Company and Protonex LLC are adequate for the uses to which they are being put, and none of such buildings, structures or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, structures and equipment of the Company and Protonex LLC are sufficient for the continued conduct of the Business of the Company and Protonex LLC after the Closing in substantially the same manner as conducted prior to the Closing. The improvements constructed on the buildings, structures and equipment of the Company and Protonex LLC, including, without limitation, all Leasehold Improvements, and all Fixtures and Equipment and other Tangible Property owned, leased or used by the Company and Protonex LLC at the Facilities are (a) insured to the extent and in a manner customary in the industry, (b) structurally sound with no known material defects, (c) in good operating condition and repair, subject to ordinary wear and tear, fit for use in the ordinary course of business, (d) not in need of maintenance, repair or correction except for ordinary routine maintenance and repair, the cost of which would not be material, (e) sufficient for the operation of the Company and Protonex LLC as presently conducted and (f) in conformity, in all material respects, with all applicable Regulations. The Company and Protonex LLC own, or have a valid leasehold or other interest in, and after the Closing Date, the Company and Protonex LLC will continue to own, or have a valid leasehold or other interest in, free and clear of all Encumbrances, all assets necessary for the conduct of the Business as presently conducted by the

Company and Protonex LLC and to permit Parent (through the Surviving Corporation) to continue to conduct the Business in substantially the same manner as the Business has been conducted through the date hereof.

3.9. Contracts and Commitments.

(a) Contracts. Schedule 3.9.(a) of the Company Disclosure Letter sets forth a complete and accurate list of all Contracts to which the Company or Protonex LLC is a party or by which the Company or Protonex LLC or their assets are bound (including oral agreements) of the following categories:

(i) Contracts not made in the ordinary course of business that are not otherwise required to be disclosed pursuant to clauses (ii)-(xviii) below;

(ii) all agreements, programs, policies, arrangements or other Contracts for the employment or engagement of any current or former officer, employee or Contingent Worker on a full time, part time, consulting or other basis;

(iii) All employee benefit plans and compensation plans or arrangements, including ERISA plans and non-ERISA plans, employee stock purchase plans, stock option plans, and other equity incentive compensation arrangements;

(iv) Contracts containing covenants (including confidentiality provisions if applicable) limiting the freedom of the Company or Protonex LLC (or any of their subsidiaries) to engage in any line of business, expand the geographical scope of business anywhere in the world, compete with any Person or that otherwise have the effect of restricting in any material respect the Company or Protonex LLC (or any of their subsidiaries) from the development, manufacture, marketing or distribution of products and/or services, including without limitation, non-competition, non-solicitation and standstill obligations, or any contract, agreement or arrangement containing any exclusivity, noncompetition or most favored pricing terms to which the Company or Protonex LLC is subject;

(v) Contracts containing restrictive covenant agreements (including confidentiality, non-competition, and non-solicitation) between the Company or Protonex LLC and any employee or Contingent Worker of the Company or Protonex LLC;

(vi) Contracts with any Company Stockholder, any Affiliate of any Company Stockholder or any other Affiliate of the Company or Protonex LLC (“Affiliate Agreements”);

(vii) Contracts exceeding $50,000 relating to the manufacture, distribution and shipment of the Products to the Company’s or Protonex LLC’s customers;

(viii) options with respect to any property, real or personal, whether the Company or Protonex LLC shall be the grantor or grantee thereunder;

(ix) Contracts involving future expenditures or Liabilities that have generated or are reasonably expected to generate more than $200,000 in expense during the twenty-four month period beginning twelve (12) months prior to the Interim Balance Sheet Date and ending twelve (12) months after the Interim Balance Sheet Date;

(x) Contracts that have generated or are reasonably expected to generate more than $200,000 in revenue in any consecutive twelve (12) month period during the twenty four month period beginning twelve (12) months prior to the Interim Balance Sheet Date and ending twelve (12) months after the Interim Balance Sheet Date;

(xi) Contracts or commitments relating to commission arrangements with any officer, individual employee, consultant or other Person;

(xii) promissory notes, loans, indentures, evidences of Indebtedness, letters of credit, guarantees, or other instruments or agreements relating to an obligation to pay money, whether the Company or Protonex LLC shall be the borrower, lender or guarantor thereunder or whereby any assets of the Company or Protonex LLC are pledged (excluding credit provided by the Company or Protonex LLC in the ordinary course of business to purchasers of the Company’s or Protonex LLC’s services or products);

(xiii) any Contract with the United States, state or local government or any agency or department thereof;

(xiv) Leases of real property;

(xv) Leases of personal property not cancelable (without Liability) within 30 calendar days;

(xvi) written warranties, guaranties and or other similar undertakings with respect to contractual performance extended by the Company or Protonex LLC, except as set for the on Schedule 3.33 of the Company Disclosure Letter;

(xvii) joint venture, partnership and other Contracts (however named) involving a sharing of profits, losses costs or Liabilities by the Company or Protonex LLC with any other Person; and

(xviii) material Contracts relating to the development, ownership, use or licensing of any patents, trademarks, copyrights, or other Intellectual Property, including agreements with current or former employees, consultants, or contractors regarding the disposition, development, appropriation or the nondisclosure of any of the Intellectual Property of the Company or Protonex LLC other than the Company’s standard form of Non-Disclosure, Non-Solicitation and Invention Assignment Agreement.

The Company has delivered or made available to Parent true, correct and complete copies of all of the Contracts listed on Schedule 3.9.(a) of the Company Disclosure Letter, including all amendments and supplements thereto. All Contracts and Leases listed (or required to be listed) on Schedule 3.9.(a) are referred to herein as “Material Contracts.”

(b) Absence of Defaults. All of the Material Contracts are valid, binding and enforceable obligations of the Company and Protonex LLC and, to the Knowledge of the Company, the other parties thereto, in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law. Each of the Company and Protonex LLC has complied in all material respects with the provisions of each Material Contract and is not in material Default thereunder and, to the Knowledge of the Company, all other parties to the Material Contracts have complied in all material respects with the provisions thereof and no party is in material Default thereunder. No notice of any claim of Default has been given to the Company or Protonex LLC. No event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company or Protonex LLC or, any other Person the right to default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Contract.

3.10. Permits.

(a) Schedule 3.10 of the Company Disclosure Letter sets forth a complete list of all Permits used in the operation of the Business or otherwise held by the Company or Protonex LLC. Each of the Company and Protonex LLC has, and at all times has had, all Permits required under any Regulation (including Environmental Laws) in the operation of its Business, and owns or possesses such Permits free and clear of all Encumbrances, except such Permits the failure of which to obtain would not reasonably be expected to materially interfere with the Business. Neither the Company nor Protonex LLC is in Default, nor has the Company or Protonex LLC received any written notice of any claim of Default, with respect to any such Permit. No present or former stockholder, director, officer, Representative or employee of the Company, Protonex LLC or any Affiliate thereof, or any other Person, owns or has any proprietary, financial or other interest (direct or indirect) in any Permit which the Company or Protonex LLC owns, possesses or uses.

(b) The Permits set forth on Schedule 3.10 of the Company Disclosure Letter collectively constitute all of the Permits necessary to permit the Company and Protonex LLC to lawfully conduct and operate the Business in the manner that the Business is currently conducted and operated and to permit the Company and Protonex LLC to own and use their assets in the manner in which the Company and Protonex LLC currently own and use their assets.

3.11. No Conflict or Violation. Neither the execution, delivery or performance of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by the Company and Protonex LLC with any of the provisions hereof or thereof, will (a) violate or conflict with any provision of the Organizational Documents of the Company or Protonex LLC, (b) violate, conflict with, or result in or constitute a Default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration, or result in the creation of any Encumbrance upon or with respect to any of the assets of the Company or Protonex LLC under any of the terms, conditions or provisions of any material Contract, Lease or Permit, (i) to which the Company or Protonex LLC is a party or (ii) by which the material assets of the Company or Protonex LLC are bound, (c) violate any Regulation or Court Order, (d) impose any material Encumbrance on any of the assets of the Company or Protonex LLC, (e) cause Parent, the Company, Protonex LLC or any of their respective Affiliates to become subject to, or to become liable for the payment of, any Tax, or (f) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any governmental body the right to revoke, withdraw, suspend, cancel, terminate, or modify any material Permits that are held by the Company or Protonex LLC or that otherwise relate to the Business or any of the assets of the Company or Protonex LLC.

3.12. Financial Statements and Other Financial Information. The Company has heretofore delivered to Parent the Financial Statements, copies of which are attached hereto as Schedule 3.12 of the Company Disclosure Letter. The Financial Statements (a) are in accordance with the Books and Records of the Company and Protonex LLC; (b) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby and in a manner consistent with the past practice of the Company; and (c) fairly and accurately present in all material respects the assets, Liabilities (including all reserves) and financial condition of the Company and Protonex LLC as of the respective dates thereof and the results of operations and changes in cash flows of the Company and Protonex LLC for the periods then ended (subject, in the case of the Interim Financial Statements, to normal year-end adjustments, which adjustments shall not be material in the aggregate, and the omission of footnotes required by GAAP). The Year End Financial Statements have been audited by BDO LLP, independent certified public accountants, whose report thereon is included with such Year End Financial Statements. At the respective dates of the Financial Statements, there were no Liabilities of the Company or Protonex LLC, which, in accordance with GAAP, should have been set forth or reserved for in the Financial Statements or the notes thereto, which are not set forth or reserved for in the Financial Statements or the notes thereto.

3.13. Undisclosed Liabilities. Neither the Company nor Protonex LLC has Liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except (a) as reflected or reserved against in the Interim Balance Sheet, (b) Current Liabilities incurred in the ordinary course of business since the Interim Balance Sheet Date, (c) Liabilities incurred in connection with the negotiation and execution of this Agreement, the Ancillary Documents or the consummation of the transactions contemplated hereby or thereby which constitute Company Transaction Expenses, (d) Liabilities not required under GAAP to be shown on the balance sheet of the Company and that would not exceed $50,000 in the aggregate, or (e) liabilities disclosed on Schedule 3.13.

3.14. Books and Records. The Books and Records of the Company and Protonex LLC are complete and correct in all material respects. The Company has made and kept (and given Parent access to) Books and Records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of the Company, Protonex LLC and the Business. The minute books of the Company and Protonex LLC previously delivered to Parent are correct and complete copies of such minute books and accurately and adequately reflect all action previously taken by the Company Stockholders, board of directors and committees of the board of directors of the Company and Protonex LLC. The copies of the stock book records of the Company previously delivered to Parent are true, correct and complete, and accurately reflect all transactions effected in the capital stock of the Company through and including the date hereof. Neither the Company nor Protonex LLC has engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained Books and Records of the Company and Protonex LLC.

3.15. Litigation. Except as set forth on Schedule 3.15 of the Company Disclosure Letter, there are no Actions pending, or to the Knowledge of the Company, threatened in writing (a) that are against (i) the Company, Protonex LLC, the Business or the assets of the Company or Protonex LLC (including with respect to Environmental Laws), (ii) to the Knowledge of the Company, any officers or directors of the Company or Protonex LLC that are involved in the operations of the Business or (iii) to the Knowledge of the Company, any Company Stockholder in such Company Stockholder’s capacity as a Company Stockholder, (b) seeking to delay, limit or enjoin the transactions contemplated by this Agreement or the Ancillary Agreements, (c) against the Company, Protonex LLC or, to the Knowledge of the Company, any officer or director of the Company or Protonex LLC that involve the risk of criminal liability; or (d) in which the Company or Protonex LLC is a plaintiff. Neither the Company nor Protonex LLC is in Default with respect to or subject to any Court Order, and there are no unsatisfied judgments against the Company, Protonex LLC, the Business or the assets of the Company or Protonex LLC. There are no Court Orders or agreements with, or liens by, any Governmental Authority or quasi-governmental entity relating to any Environmental Law which regulate, obligate, bind or in any way affect the Company, Protonex LLC, the Business or the assets of the Company or Protonex LLC.  There are no pending, and in the past three years there have been no, Actions by any director, officer or employee of the Company or Protonex LLC seeking indemnification from the Company or Protonex LLC under applicable, Law, the Organizational Documents of the Company or Protonex LLC, any insurance policy maintained by the Company or Protonex LLC or any Contract.

3.16. Labor Matters.

(a) Schedule 3.16.(a) of the Company Disclosure Letter contains a true, correct and complete list of the names and current annual salary rates or current hourly wages, as applicable, bonus opportunity, hire date, accrued vacation and paid-time-off, principal work location and leave status of all present employees of the Company and Protonex LLC and each such employee’s status as being exempt or nonexempt from the application of state and federal wage and hour laws applicable to employees who do not occupy a managerial, administrative, or professional position. No officer or Key Employee of the Company or Protonex LLC has informed the Company or Protonex LLC (whether orally or in writing) of any intent to terminate employment with or services for the Company or Protonex LLC, and, to the

Knowledge of the Company, no such Person or Persons has any intent to terminate employment with or services for the Company or Protonex LLC.

(b) Except as set forth in Schedule 3.16.(b), all employment relationships between the Company and its employees are at-will.

(c) In the three (3) years preceding the date of this Agreement, the Company and Protonex LLC have remained in material compliance with all applicable Regulations and Court Orders regarding the terms and conditions of employment of employees, former employees or prospective employees and other labor or employment related matters, including without limitation any Regulation or Court Order relating to wrongful discharge, discrimination, personal rights, wages, hours, collective bargaining, fair labor standards or occupational health and safety and any other Employment Statute. In the three (3) years preceding the date of this Agreement, neither the Company nor Protonex LLC has relied upon Contingent Workers in violation of IRCA and no unauthorized workers performed services on behalf of any member of the Company Group, whether as employees or employees of subcontractors. To the Knowledge of the Company, the consummation of the transactions contemplated by this Agreement will not cause any current employee of the Company and Protonex LLC to become unauthorized to work in the United States.

(d) The Company and Protonex LLC are not and have not at any time been a party to any collective bargaining or similar agreement, and there are no labor unions or other organizations representing, purporting to represent or, to the Knowledge of the Company, attempting to represent, any employee of the Company or Protonex LLC. There are no unfair labor practice charges pending before the National Labor Relations Board or any other Governmental Authority, any grievances, complaints, claims or judicial or administrative proceedings, in each case, which are pending or, to the Knowledge of the Company, threatened by or on behalf of any employees. Neither the Company nor Protonex LLC has experienced any strike, slowdown, work stoppage, picketing, lockouts or other organized work interruption with respect to any employees during the three (3) years preceding the date of this Agreement, nor, to the Knowledge of the Company, are any such strikes, slowdowns, work stoppages, picketings, lockouts or other organized work interruptions threatened.

(e) (i) The Company and Protonex LLC have paid in full to all of their employees or adequately accrued for in accordance with GAAP all wages, salaries, commissions, bonuses and other cash compensation due to or on behalf of such employees; (ii) there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the Knowledge of the Company, threatened before any Governmental Authority with respect to any persons currently or formerly employed by the Company or Protonex LLC; and (iii) neither the Company nor Protonex LLC is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices.

(f) There are no material Liabilities, whether contingent or absolute, of the Company or Protonex LLC relating to workers’ compensation benefits that are not fully insured against by a bona fide third-party insurance carrier, subject to normal deductibles. With respect to each Company Plan and with respect to each state workers’ compensation arrangement that is funded wholly or partially through an insurance policy or public or private fund, all premiums required to have been paid to date under such insurance policy or fund have been paid.  There are currently no workers’ compensation claims pending with regard to any employee of the Company except as disclosed in Schedule 3.16(f). There are currently no Employees of the Company on leave for disability or other legally protected reason except as disclosed in Schedule 3.16.(f).

(g) In the three (3) years prior to the date of this Agreement, neither the Company nor Protonex LLC has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining

Notification Act (the “WARN Act”) or any similar state, local or foreign Regulation) affecting any site of employment or one or more facilities or operating units within any site of employment or Facility of the Company or (ii) a “mass layoff” (as defined in the WARN Act, or any similar state, local or foreign Regulation) affecting any site of employment or Facility of the Company or Protonex LLC.

(h) Schedule 3.16.(g) contains a list of all of the Contingent Workers currently engaged by the Company or Protonex LLC, along with the position, date of retention and rate of remuneration for each such Person. Except as set forth on Schedule 3.16.(g), neither the Company nor Protonex LLC engages or retains any Contingent Workers. The Company and Protonex LLC have properly classified all of their Contingent Workers as either employees or independent contractors and as exempt or non-exempt for all purposes and have made all appropriate filings in connection with services provided by, and compensation paid to, such Contingent Workers. Except as set forth on Schedule 3.16(g), each such Contingent Worker has entered into customary covenants regarding confidentiality, non-competition and assignment of Intellectual Property in such Person’s agreement with the Company or Protonex LLC, a copy of which has been previously delivered or made available to Parent.

3.17. Compliance with Law. Since January 1, 2012, neither the Company, Protonex LLC nor the conduct of the Business has violated any, and the Company, Protonex LLC and the Business are now in compliance in all material respects with, all, Regulations and Court Orders relating to the Company, Protonex LLC the Business or the assets of the Company or Protonex LLC taken as a whole. Neither the Company nor Protonex LLC has received any written notice to the effect that it is not in compliance with any such Regulations or Court Orders, and to the Knowledge of the Company, the Company and Protonex LLC have no reason to anticipate that any existing circumstances are likely to result in violations of any of the foregoing.

3.18. Intellectual Property.

(a) Disclosure of Intellectual Property Assets. Schedule 3.18.(a) of the Company Disclosure Letter sets forth a true and complete list of all of the Company Registered Intellectual Property, all of which is registered exclusively in the name of the Company or Protonex LLC. With respect to Company Registered Intellectual Property, Schedule 3.18.(a) of the Company Disclosure Letter also sets forth: (i) for each patent, the number and subject matter for each country in which such patent has been issued, or, if applicable, the application number, date of filing and subject matter for each country, (ii) for each trademark, service mark, logo, and trade name, the application/serial number or registration number and the class of goods covered for each country, (iii) for each copyright, the registration number and expiration date for each country, or, if applicable, the application number and date of filing for each country in which a copyright application has been filed, and (iv) for each Internet domain name, the Internet domain name registration, the expiration date, the name of the registrant and the name of the registrar. Schedule 3.18.(a) of the Company Disclosure Letter also sets forth all unregistered trademarks, service marks, logos and trade names owned by the Company or Protonex LLC that are material to the Business. True and correct copies of all patents and patent applications, trademark and service mark applications and registrations and copyright applications and registrations owned, controlled, filed or used by or on behalf of the Company or Protonex LLC or in which the Company or Protonex LLC has any interest whatsoever, or is otherwise material to the Business, have been provided or made available to Parent. Except for the Intellectual Property licensed under the Contracts set forth in Schedule 3.18.(b) of the Company Disclosure Letter, the Commercial Software Licenses and the rights of the U.S. Government resulting from research and development grants and contracts received by the Company and Protonex LLC from the U.S. Government (the “U.S. Government Rights”), the Company or Protonex LLC exclusively own all Intellectual Property used in the operation of the Business. In the case of Intellectual Property licensed by the Company or Protonex LLC from other Persons under licenses that are disclosed on Schedule 3.18.(b) of the Company Disclosure Letter the Company or Protonex LLC have the right to use the applicable Intellectual Property in accordance with the scope of rights licensed to the Company or Protonex LLC set forth in such licenses.

(b) Licensing Agreements. Schedule 3.18(b) of the Company Disclosure Letter sets forth a true and complete list of all Contracts containing either (i) a license of (or covenant not to sue, non-assertion, settlement or similar agreements or consents related to) Intellectual Property by the Company or Protonex LLC to a third party, or (ii) a license of (or covenant not to sue, non-assertion, settlement or similar agreements or consents related to) Intellectual Property by a third party to the Company or Protonex LLC, other than licenses or other agreements for commercially available software (altogether, the “Commercial Software Licenses) (and in each case that have not, prior to the date hereof, expired or been terminated pursuant to their terms or operation of law). Neither the Company nor Protonex LLC is a party to a license of (or covenant not to sue, non-assertion, settlement or similar agreements or consents related to) Intellectual Property from a third party under which the Company or Protonex LLC is an exclusive licensee. A true and correct copy of each such Contract has been provided or made available to Parent. Such Contracts, along with the Commercial Software Licenses, are legal, valid, binding, enforceable obligations of the Company and Protonex LLC and, to the Knowledge of the Company, the other parties thereto, in accordance with their terms, except as such enforceability may be limited by (x) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally and (y) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law. Such Contracts are in full force and effect. The underlying Company Intellectual Property for each such Contract under which the Company or Protonex LLC licenses Company Intellectual Property to a third party is not subject to any outstanding injunction, judgment, order, decree or ruling. To the Knowledge of the Company, the underlying Intellectual Property for each such Contract under which a third party licenses the Company or Protonex LLC is not subject to any outstanding injunction, judgment, order, decree or ruling. No action, suit, proceeding, hearing, investigation or complaint is pending or, to the Knowledge of the Company threatened, nor has any claim or demand been made, which challenges the legality, validity, enforceability or ownership of the underlying Company Intellectual Property for each such Contract under which the Company or Protonex LLC licenses Company Intellectual Property to a third party. Neither the Company nor Protonex LLC has granted any sublicense or similar right with respect to any such Contract. To the Knowledge of the Company, no action, suit, proceeding, hearing, investigation or complaint is pending or threatened, nor has any claim or demand been made, which challenges the legality, validity, enforceability or ownership of the underlying Intellectual Property for each such Contract under which a third party licenses the Company or Protonex LLC. Neither the Company nor Protonex LLC has granted any sublicense or similar right with respect to any such Contract under which a third party licenses the Company or Protonex LLC. The Company, Protonex LLC and, to the Knowledge of the Company, all other parties to such Contracts are in compliance with, and have not breached any term of, any such Contracts, and have not performed any act or omitted to perform any act which, with notice or lapse of time or both, will become a breach or default thereunder. No party to any such Contract has given notice of termination or repudiation of any provision thereof. Except as set forth in Schedule 3.18.(b) of the Company Disclosure Letter immediately following the Closing Date, the Surviving Corporation will continue to be permitted to exercise all of the Company’s and Protonex LLC’s rights under such Contracts on terms identical to those in effect as of the date of this Agreement and to the same extent the Company or Protonex LLC would have been able to had the transactions contemplated by this Agreement and the Ancillary Agreements not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or Protonex LLC would otherwise be required to pay. Schedule 3.18.(b) of the Company Disclosure Letter also sets forth a true and complete list of all royalties, fees, and similar payments that the Company or Protonex LLC is obligated to pay to any third party who owns or is a licensee of any Intellectual Property, and except as set forth therein, the Company and Protonex LLC are not obligated or under any liability whatsoever under such contracts to make any payments by way of royalties, fees or otherwise to any owner or licensee of, or other claimant to, any Intellectual Property.

(c) Ownership, Validity and Enforceability of Intellectual Property. The Company Intellectual Property is subsisting and, to the Knowledge of the Company, valid, enforceable and in full force and effect, and is not subject to any pending or, to the Knowledge of the Company, threatened action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand that challenges the validity, enforceability, registration, ownership or use of the item. Except as disclosed on Schedule 3.18.(c) of the Company Disclosure Letter, the Company Registered Intellectual Property has not expired or been cancelled or abandoned, and is not subject to any pending or, to the Knowledge of the Company, threatened opposition, cancellation, interference or similar proceeding. All necessary registration, maintenance and renewal fees currently due in connection with the Company Registered Intellectual Property have been made, and all necessary documents, recordations and certificates in connection with the Company Registered Intellectual Property have been timely filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property. All necessary registration, maintenance and renewal fees currently due in connection with the Company Registered Intellectual Property have been made, and all necessary documents, recordations and certificates in connection with the Company Registered Intellectual Property have been timely filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property. Except as set forth on Schedule 3.18.(c) of the Company Disclosure Letter, the Company and Protonex LLC own all right, title, and interest (including the sole right to enforce), free and clear of all Encumbrances, in and to all Company Intellectual Property, and with respect to Company Registered Intellectual Property are listed in the records of the appropriate United States, state and/or foreign authorities as the sole owner for each item thereof. There are not, and it is reasonably expected that immediately after the Closing there will not be, any restrictions on the Company’s, Protonex LLC’s or their Affiliates’ right to sell products owned by or offer services provided by the Company or Protonex LLC, in connection with the Business, or to transfer or license any Company Intellectual Property. Except with respect to licenses of Intellectual Property by a third party to the Company or Protonex LLC disclosed on Schedule 3.18.(b) of the Company Disclosure Letter, licenses or other agreements for Commercial Software Licenses and the U.S. Government Rights, (i) the Company owns all Intellectual Property rights in and all Software used in the operation of the Business and (ii) to the Knowledge of the Company, the use of all Software in the operation of the Business does not require rights under any third party patents that are not licensed to the Company or Protonex LLC. Except as disclosed on Schedule 3.18.(b) of the Company Disclosure Letter, neither the Company nor Protonex LLC has (i) transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property that is or was Company Intellectual Property, to any other Person or (ii) permitted the Company’s or Protonex LLC’s rights in such Company Intellectual Property to enter into the public domain.

(d) Protection of Intellectual Property. Each of the Company and Protonex LLC is taking and has taken reasonable steps to obtain, maintain, police and protect the Company Intellectual Property and to maintain and protect the confidentiality of any trade secrets and other material Confidential Information of the Business. Except as set forth on Schedule 3.18.(c) each of the Company and Protonex LLC has the right to use, or has ownership of, free and clear of all Encumbrances, all customer lists, customer account information, correspondence, submissions and licensing and purchasing histories relating to the current and former customers of the Business, and no Person other than the Company and Protonex LLC possesses any claims or rights with respect to use of such information. Without limiting the foregoing, all current and former employees, Contingent Workers of the Company and Protonex LLC or other Persons that the Company or Protonex LLC has engaged to participate in the creation or development of any Intellectual Property used or held for use by the Company or Protonex LLC have executed valid and enforceable agreements in which they have assigned or otherwise vested all of their rights in and to such Intellectual Property to the Company or Protonex LLC and have agreed to maintain the confidentiality of such Intellectual Property. Each of the Company and Protonex LLC is not, and to the Knowledge of the Company no other party to any such agreement is, in material breach thereof. No current or former employees, Contingent Workers of the Company or Protonex LLC own any Intellectual Property used or held for use by the Company or Protonex LLC. It is not necessary for the operation of the Business to utilize any Intellectual Property rights of any employee, Contingent Worker of the Company or Protonex LLC or of the Business developed, invented or made prior to such employee’s employment or a Contingent Worker’s retention by the Company or Protonex LLC or except for any such Intellectual Property rights that have previously been assigned to the Company or Protonex LLC. No Person has asserted, and to the Knowledge of the Company, no such Person has, any right, title, interest or other claim in, or the right to receive any royalties or other consideration with respect to any Intellectual Property of the Company or Protonex LLC. To the Knowledge of the Company, the employment or engagement of any current or former employees and/or Contingent Workers does not subject the Company or Protonex LLC to any Liability to any third party for improperly soliciting such Contingent Workers, or contractor to work for the Company or Protonex LLC, whether such Liability is based on contractual or other legal obligations to such third party.

(e) No Infringement. To the Knowledge of the Company, each of the Company and Protonex LLC has not and does not, and the Company Intellectual Property and operation of the Business have not and do not infringe, dilute, conflict with, misappropriate, or otherwise violate any rights of any Person in or to any Intellectual Property. Except as set forth in Schedule 3.18.(e) of the Company Disclosure Letter, neither the Company nor Protonex LLC has received notice from any Person claiming that the Company Intellectual Property or the operation of the Business infringes, dilutes, conflicts with, misappropriates or otherwise violates the rights of any Person in or to any Intellectual Property, violates any rights to privacy or publicity, or constitutes unfair competition or trade practices under the laws of any jurisdiction, including any claim that the Company or Protonex LLC must license or refrain from using any Intellectual Property rights of any Person and, to the Knowledge of the Company, no Person has, any right to make such a claim. The Company Intellectual Property and Intellectual Property licensed to the Company and Protonex LLC is all of the Intellectual Property necessary for the operation of the Business.

(f) No Third Party Infringers. Each of the Company and Protonex LLC has taken reasonable steps to protect the Company Intellectual Property from infringement by any other Person. To the Knowledge of the Company, there has been no unauthorized use, unauthorized disclosure, infringement, dilution, violation or misappropriation by any Person of any Company Intellectual Property. No other Person (i) has the right to use the Company’s or Protonex LLC’s trademarks or service marks on the goods and/or services in connection with which they are now being used either in identical form or in such near resemblance thereto as to be likely, when applied to the goods or services of any such Person, to cause confusion with such trademarks or to cause a mistake or to deceive or (ii) has notified the Company or Protonex LLC in writing that such Person is claiming any ownership of or right to use any of the Company Intellectual Property.

(g) Liabilities. Except as set forth on Schedule 3.18.(g) of the Company Disclosure Letter, neither the Company nor Protonex LLC has reasonable basis to believe that it has any obligation under any agreement to provide indemnification for infringement of any third-party rights or otherwise, or provide updates, enhancements, improvements, modifications, fixes, support or maintenance for any Intellectual Property, Software or product or service of the Company or Protonex LLC. No third party has asserted its right to indemnification (nor, to Company’s Knowledge, do any circumstances exist that provide a basis for a third party to exercise its right to indemnification) for infringement of any third-party rights or otherwise under any Contract involving any Company Intellectual Property or Products.

(h) No Order. There are no forbearances to sue, consents, settlement agreements, judgments or orders entered into in connection with or in settlement of litigation or similar litigation-related, inter partes or adversarial-related, or government-imposed obligations to which the Company or Protonex LLC is a party or is otherwise bound that (i) restrict the rights of the Company or Protonex LLC to use, transfer, license or enforce any Company Intellectual Property; (ii) restrict the current or planned conduct of the Business in order to accommodate a third party’s Intellectual Property; or (iii) grant any third party any right with respect to any Company Intellectual Property that is owned by Company or Protonex LLC or exclusively licensed to the Company or Protonex LLC.

(i) Information Technology Systems. All Company Intellectual Property (and all parts thereof) and, to the Knowledge of the Company, all information technology systems, Software computers, workstations, routers, hubs, switches, communication lines and other technology equipment used or held for use in connection with the operation of the Business, including without limitation, all databases, websites, e-commerce platforms and associated documentation used in connection with the operation of the Business (“Information Technology Systems”), are free of (i) any critical defects, including without limitation any critical error or critical omission in the processing of any transactions and (ii) disabling codes or instructions and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or hardware components that would permit unauthorized access or the unauthorized disruption, impairment, disablement or erasure of such Information Technology Systems or Company Intellectual Property (or any parts thereof) or data or other Software of users (“Contaminants”). Each of the Company and Protonex LLC takes and has taken reasonable steps and implements and has implemented reasonable procedures, intended to ensure that the Information Technology Systems used in connection with the operation of the Business are free from Contaminants. Each of the Company and Protonex LLC has reasonable disaster recovery plans, procedures and facilities for the Business, and takes and has taken reasonable steps to safeguard and back-up at secure off-site locations the Information Technology Systems. There have been no unauthorized intrusions or breaches of the security of such Information Technology Systems. Each of the Company and Protonex LLC has implemented security patches or upgrades that are generally available for such Information Technology Systems where such patches or upgrades are reasonably required to maintain their security.

(j) Transaction. Except as set forth on Schedule 3.18.(j) of the Company Disclosure Letter, the transactions contemplated by this Agreement and the Ancillary Agreements will not, by virtue of any Contract to which the Company or Protonex LLC is a party or by which the Company, Protonex LLC or their assets are bound, result in Parent, the Company, Protonex LLC, or any of their respective Affiliates: (i) granting to any third party any incremental right to or with respect to any Intellectual Property owned by, or licensed to, any of them, (ii) being bound by, or subject to, any incremental non-compete or other incremental material restriction on the operation or scope of their respective businesses, or (iii) being obligated to pay any incremental royalties or other material amounts, or offer any incremental discounts, to any third party. As used in this paragraph, an “incremental” right, non-compete, restriction, royalty or discount refers to a right, non-compete, restriction, royalty or discount, as applicable, in excess of the rights, non-competes, restrictions, royalties or discounts payable that would have been required to be offered or granted, as applicable, had the parties not entered into this Agreement and the Ancillary Agreements or consummated the transactions contemplated hereby.

3.19. Employee Benefit Plans.

(a) Schedule 3.19.(a) of the Company Disclosure Letter sets forth a complete and correct list of all Company Plans. The Company has made available to Parent a true and complete copy, as applicable, of (i) each Company Plan (including any amendments thereto) and descriptions of all material terms of any such plan that is not in writing, (ii) the three (3) most recent annual reports with accompanying schedules and attachments, filed with respect to each Company Plan required to make such a filing, (iii) the most recent summary plan description for each Company Plan for which a summary plan description is required by applicable law and any other notice or description provided to employees (as well as any modifications or amendments thereto), (iv) the most recently received IRS determination or opinion letter, if any, issued by the IRS and each currently pending application to the IRS for a determination or opinion letter with respect to any Company Plan that is intended to qualify under Section 401(a) of the Code, (v) the three (3) most recently prepared actuarial reports, financial statements and trustee reports, if any, relating to the Company Plan, (vi) all material records, notices and filings concerning IRS or Department of Labor audits or investigations, and (vii) all non-routine, written communications relating to any Company Plan and any proposed Company Plans within the past three (3) years. Neither the Company nor Protonex LLC has any plan or commitment to adopt or enter into any additional Company Plan or to materially amend or terminate any existing Company Plan.

(b) No Company Plan is, and neither the Company nor Protonex LLC nor any ERISA Affiliate of the foregoing contributes to, has ever contributed to or has any material Liability or obligation, whether actual or contingent, with respect to any (A) “multiemployer plan” (within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA), (B) “multiple employer plan” (within the meaning of Section 413(c) of the Code), (C) single employer plan or other pension plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code, or (D) multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).

(c) Neither the Company nor Protonex LLC has any obligation to provide health, accident, disability, life insurance, severance or death benefits with respect to any current or former employees, consultants or directors or any retirees of the Company or Protonex LLC, or the spouses, dependents or beneficiaries of any of the foregoing, beyond the termination of employment or service of any such employee, consultant, director or retiree, whether under a Company Plan or otherwise, other than as required under Section 4980B of the Code or other applicable Regulation.

(d) Except as set forth in Schedule 3.19(d), neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will (i) entitle any current or former employee, consultant or director of the Company or Protonex LLC or any group of such employees, consultants or directors to any payment; (ii) increase the amount of compensation or benefits due to any such employee, consultant or director or any such group of employees, consultants or directors; or (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit.

(e) Each Company Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Regulations, including, without limitation, ERISA and the Code. Each of the Company and Protonex LLC has performed in all material respects all obligations required to be performed by it under, is not in any respect in default under or in violation of, and has no knowledge of any default or violation by any party to, any Company Plan. No Action is pending or, to the Knowledge of the Company, threatened against, by or on behalf of any Company Plan or the assets, fiduciaries or administrators thereof (other than claims for benefits in the ordinary course). With respect to each Company Plan, no lien has been imposed under the Code, ERISA or any other applicable Regulation.

(f) No excise tax would reasonably be expected to be imposed upon the Company or Protonex LLC under Chapter 43 of the Code. Neither the Company nor Protonex LLC has made any filing in respect of any Company Plan under the Employee Plans Compliance Resolution System or the Department of Labor Delinquent Filer Voluntary Compliance Program.

(g) Each Company Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination letter or is entitled to rely on a favorable opinion letter from the IRS, in either case, that has not been revoked and, to the Knowledge of the Company, no event or circumstance exists that has adversely affected or would reasonably be expected to adversely affect such qualification or exemption. Each trust established in connection with any Company Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event has occurred that would reasonably be expected to adversely affect the exempt status of any such trust. There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Plan.

(h) All contributions (including all employer contributions and employee salary reduction contributions), premiums or payments required to be made with respect to any Company Plan have been timely made, or, to the extent not yet due, have been adequately accrued on the Interim Balance Sheet to the extent required by GAAP. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority.

(i) No Company Plan, and neither the Company nor Protonex LLC with respect to any Company Plan, in any case, is the subject of an audit or investigation by the IRS, the Department of Labor, the PBGC or any other Governmental Authority, nor is any such audit or investigation pending or, to the Knowledge of the Company, threatened.

(j) Schedule 3.19.(j) of the Company Disclosure Letter sets forth any and all Indebtedness owed to the Company or Protonex LLC by any current or former employee; consultant or director of the Company or Protonex LLC other than pursuant to a Company Plan.

(k) Except as set forth in Schedule 3.19(k), to the Knowledge of the Company, no Company Plan is subject to the laws of any jurisdiction outside of the United States or provides compensation or benefits to any employee or former employee of the Company or Protonex LLC (or any dependent thereof) who resides outside of the United States.

(l) The Company and Protonex LLC and each of their ERISA Affiliates are in compliance in all material respects with (i) the applicable requirements of Section 4980B of the Code and any similar state law and (ii) the applicable requirements of the Patient Protection and Affordable Care Act of 2010, as amended. No Company Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code. The obligations of all Company Plans that provide health, welfare or similar insurance are fully insured by bona fide third-party insurers. No Company Plan is maintained through a human resources and benefits outsourcing entity, professional employer organization, or other similar vendor or provider.

(m) Neither the Company nor Protonex LLC have made or committed to make any material increase in contributions or benefits under any Company Plan that would become effective either on or after the Closing Date.

(n) The Company and/or Protonex LLC can terminate each Company Plan without further liability to the Company and/or Protonex LLC, other than benefits described in such Company Plans and other than costs in the normal course associated with terminating any Company Plan.

3.20. Transactions with Certain Persons. Except as set forth on Schedule 3.20 of the Company Disclosure Letter, no stockholder, officer, director, Representative or employee of the Company, Protonex LLC or any Affiliate of the Company or Protonex LLC nor to the Knowledge of the Company any member of any such Person’s immediate family is presently, or within the past three years has (a) been a party to any transaction with the Company or Protonex LLC, including, without limitation, any contract, agreement or other arrangement (i) providing for the furnishing of services by, (ii) providing for the rental of real or personal property from, or (iii) otherwise requiring payments to (other than for services as officers, directors or employees of the Company or Protonex LLC) any such Person or corporation, partnership, trust or other entity in which any such Person has an interest as a stockholder, officer, director, trustee or partner; (b) been engaged in competition with the Business; or (c) has had business dealings or a material financial interest in any transaction with the Company, Protonex LLC or with respect to the Business (other than business dealings or transactions conducted in the ordinary course of business with the

Company or Protonex LLC at substantially prevailing market prices and on substantially prevailing market terms).

3.21. Certain Payments. To the Knowledge of the Company, neither the Company, Protonex LLC, nor any of its directors, officers, Representatives or employees or any other Person affiliated with or acting for or on behalf of the Company, Protonex LLC or the Business, has ever directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or similar other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, Protonex LLC or any of their respective Affiliates or (iv) in violation of any Regulations (including, without limitation, the United States Foreign Corrupt Practices Act). Neither the Company, Protonex LLC, nor any Affiliate of the Company or Protonex LLC has participated, directly or indirectly, in any boycotts or other similar practices affecting any of its actual or potential customers.

3.22. Tax Matters.

(a) Since its acquisition by the Company, Protonex LLC has been for its entire existence a disregarded entity not separate from the Company for U.S. federal income tax purposes and for state income taxes in each state in which it does business and Protonex LLC has not filed any election to be treated as a corporation for U.S. federal income tax purposes.

(b) Each of the Company and Protonex LLC has duly and timely filed or caused to be timely filed with the appropriate Tax Authorities all income and other material Tax Returns required to be filed by, or with respect to, such entity. All such Tax Returns are true, complete and accurate in all material respects. All income and other material Taxes due and owing by the Company or Protonex LLC (whether or not shown on any Tax Returns) have been timely paid. Neither the Company nor Protonex LLC is currently the beneficiary of any extension of time within which to file any Tax Return. No written claim has ever been made by a Tax Authority in a jurisdiction where the Company or Protonex LLC does not file Tax Returns that the Company or Protonex LLC is or may be subject to Tax by that jurisdiction.

(c) The unpaid Taxes of the Company and Protonex LLC did not, as of the Interim Balance Sheet Date, exceed the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Balance Sheet (rather than in any notes thereto), and since the Interim Balance Sheet Date, neither the Company nor Protonex LLC has incurred any Liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(d) No deficiencies for Taxes with respect to the Company or Protonex LLC have been claimed, proposed or assessed by any Tax Authority or other Governmental Authority. There are no pending or threatened audits, assessments, investigations, disputes, claims or other actions for or relating to any Liability in respect of Taxes of the Company or Protonex LLC. There are no matters under discussion with any Tax Authority or other Governmental Authority, with respect to Taxes that are likely to result in an additional Liability for Taxes with respect to the Company or Protonex LLC. No issues relating to Taxes of the Company or Protonex LLC were raised by the relevant Tax Authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period.

(e) The Company has delivered or made available to Parent complete and accurate copies of federal, state, local and foreign Tax Returns of the Company, Protonex LLC and their predecessors for all taxable years since the taxable year ended 2011, and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against or agreed to by the Company or

Protonex LLC (or any predecessor of the Company or Protonex LLC) since the last day of the last taxable year, if any, for which the applicable statute of limitations is closed, with respect to Taxes of any type. The Company and Protonex LLC (or any predecessor of the Company and Protonex LLC) have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver. No power of attorney (other than powers of attorney authorizing employees of the Company and Protonex LLC to act on behalf of the Company and Protonex LLC) with respect to any Taxes is currently in force or has been executed or filed with any Tax Authority.

(f) There are no Encumbrances for Taxes upon any property or asset of the Company or Protonex LLC (other than for current Taxes not yet due and payable).

(g) All material Taxes required to have been withheld, collected, deposited or paid, as the case may be, in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, by the Company and Protonex LLC have been timely withheld, collected, deposited or paid. The Company and Protonex LLC have properly classified all individuals providing services to the Company or Protonex LLC, as applicable, as employees or non-employees for all relevant purposes. No transaction contemplated herein is subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law.

(h) Neither the Company nor Protonex LLC will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any installment sale or other transaction on or prior to the Closing Date, any prepaid amount received on or prior to the Closing, any accounting method change or agreement with any Tax Authority filed or made on or prior to the Closing Date, or any election under Section 108(i) of the Code.

(i) Neither the Company nor Protonex LLC is, or has ever been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar arrangements other than tax indemnification provisions contained in commercial agreements not primarily related to Taxes entered into in the ordinary course of business.

(j) Neither the Company nor Protonex LLC has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company) or any similar group for federal, state, local or foreign Tax purposes. Neither the Company nor Protonex LLC has any Liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract, (other than tax indemnification provisions contained in commercial agreements not primarily related to Taxes entered into in the ordinary course of business), or otherwise.

(k) The Company (i) has not been a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law); (ii) has not been a stockholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code; (iii) has not engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise become subject to Tax jurisdiction in a country other than the country of its formation; and (iv) has not been a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign law).

(l) Neither the Company nor Protonex LLC has been a party to a transaction that is a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law. If the Company or Protonex LLC has entered into any transaction such that, if the treatment claimed by it were to be disallowed, the transaction would constitute a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code, then the Company or Protonex LLC believes that it has either (x) substantial authority for the tax treatment of such transaction or (y) disclosed on its Tax Return the relevant facts affecting the tax treatment of such transaction. Neither the Company nor Protonex LLC has participated, and does not plan to participate, in any Tax amnesty program.

(m) The Company has not elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code (or any similar provision of state or local law).

(n) The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code. Neither the Company nor Protonex LLC has acquired any assets from any other corporation in a transaction in which the adjusted Tax basis in the acquired assets was determined by reference (in whole or in part) to the adjusted Tax basis of the acquired assets (or any other property) in the hands of the transferor.

(o) No compensation has been or would reasonably be expected to be includable in the gross income of any “service provider” (within the meaning of Section 409A of the Code) of the Company or Protonex LLC as a result of the operation of Section 409A of the Code.  All nonqualified deferred compensation plans (as defined in Section 409A(d)(1) of the Code) of the Company or Protonex LLC are in documentary and operational compliance with Section 409A of the Code in all material respects.

(p) Neither the execution and delivery of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby, either alone or in combination with another event (whether contingent or otherwise) will result in any “parachute payment” under Section 280G of the Code (or any corresponding provision of state, local, or foreign Tax law).

(q) There is no Contract, agreement, plan or arrangement to which the Company or Protonex LLC is a party which requires the Company or Protonex LLC to pay a Tax gross-up or reimbursement payment to any Person, including without limitation, with respect to any Tax-related payments under Section 409A of the Code or Section 4999 of the Code.

(r) This Agreement (including any exhibits hereto) sets forth the complete terms of the Merger. Neither the Company nor Protonex LLC has taken any action or knows of any fact relating to the Merger that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(s) There are no Taxes imposed on or payable by third parties with respect to which the Company or Protonex LLC has any obligation to indemnify such third party pursuant to a transaction consummated prior to the Closing.

3.23. Insurance. Schedule 3.23 of the Company Disclosure Letter contains a complete and accurate list of all policies or binders of fire, liability, title, worker’s compensation, product liability and other forms of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums and a general description of the type of coverage provided) maintained by the Company and Protonex LLC with respect to or that covers the Business. True and correct copies of all such policies or binders have been delivered or made available to Parent. All insurance coverage applicable to the Company, Protonex LLC or the Business is in full force and effect and insures the Company and Protonex LLC in reasonably sufficient amounts against all risks, that, to the Knowledge of the Company, are usually insured against by Persons operating similar businesses or properties of similar size in the localities where such businesses or properties are located, provides coverage as may be required by applicable Regulation and by any and all Material Contracts or Facility Leases to which the

Company or Protonex LLC is a party and has been issued by insurers of recognized responsibility. To the Knowledge of the Company, there is no Default under any such coverage nor has there been any failure to give notice or present any claim under any such coverage in a due and timely fashion. To the Knowledge of the Company, there are no outstanding unpaid premiums except in the ordinary course of business and no notice of cancellation or nonrenewal of any such coverage has been received. All products liability, general liability and workers’ compensation insurance policies maintained by the Company and Protonex LLC have been occurrence policies and not claims made policies. There are no provisions in such Insurance Policies for retroactive or retrospective premium adjustments. There are no outstanding performance bonds covering or issued for the benefit of the Company or Protonex LLC. To the Knowledge of the Company, there are no facts upon which an insurer might be justified in reducing coverage or increasing premiums on existing policies or binders. No insurer has advised the Company or Protonex LLC that it intends to reduce coverage, increase premiums or fail to renew existing policy or binder.

3.24. Accounts Receivable. The accounts receivable set forth on the Interim Balance Sheet, and all accounts receivable arising since March 31, 2015, represent bona fide claims of the Company or Protonex LLC against debtors for products provided or services performed or other charges arising on or before the date hereof, and all products provided and services performed which gave rise to said accounts were delivered or performed in accordance with the applicable orders, Contracts or customer requirements.

3.25. Environmental Matters.

(a) To the Knowledge of the Company, neither the Company nor Protonex LLC is or has been in violation of any applicable statute, law, or regulation relating to the environment or occupational health and safety, including all Environmental Laws, and no material expenditures are required in order to comply with such existing statute, law or regulation, including Environmental Laws. Neither the Company nor Protonex LLC has received any written notice of alleged, actual or potential responsibility for, or any inquiry or investigation regarding an alleged violation of or non-compliance with the conditions of any Environmental Law or any Permit issued under any Environmental Law and the to the Knowledge of the Company there is no basis for such claim, notice, inquiry or investigation.

(b) There has been no Release of Hazardous Materials on, at, under, from or to any Facility or otherwise involving the Company, Protonex LLC or the Business. Neither the Company nor Protonex LLC has received any notice that any real property currently or formerly owned, leased or operated by the Company, Protonex LLC or the Business (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law by the Company, Protonex LLC or the Business.

(c) Except as set forth in Schedule 3.25(c) of the Company Disclosure Letter, No Hazardous Materials have been generated, treated, contained, handled, located, used, manufactured, processed, buried, incinerated, deposited or stored on, under or about any part of any Facility.  No Facility or any real property currently or formerly owned, leased or operated by the Company, Protonex LLC or the Business are listed on, or have been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list No Facility contains any underground storage tanks, aboveground storage tanks, asbestos, urea, formaldehyde, radon at levels above natural background, PCBs, pesticides, or vapor intrusion from any Hazardous Materials.

(d) Schedule 3.25(d) of the Company Disclosure Letter contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company, Protonex LLC or the Business, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and neither Company, Protonex LLC nor the Business has received any notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company, Protonex LLC or the Business.

(e) Schedule 3.25(e) of the Company Disclosure Letter lists: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Company, Protonex LLC or the Business or any real property currently or formerly owned, leased or operated by the Company, Protonex LLC or the Business which are in the possession or control of the Company, Protonex LLC or the Business related to compliance with Environmental Laws, Environmental Claims or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

3.26. Banking Relationships. Schedule 3.26 of the Company Disclosure Letter sets forth a complete and accurate description of all arrangements that the Company, Protonex LLC or the Business has with any banks, savings and loan associations or other financial institutions providing for checking accounts, safe deposit boxes, borrowing arrangements, and certificates of deposit or otherwise, indicating in each case account numbers, if applicable, and the person or persons authorized to act or sign on behalf of the Company or Protonex LLC in respect of any of the foregoing.

3.27. No Brokers. Except as set forth in Schedule 3.27 of the Company Disclosure Letter, neither the Company, Protonex LLC nor any of their officers, directors, employees, stockholders, Representatives or Affiliates has employed or made any agreement with any broker, finder or similar agent or any Person which will result in the obligation of the Company, Protonex LLC, Parent or any of their respective Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

3.28. Disclosure Documents.

(a) None of the information supplied or to be supplied in writing by or on behalf of the Company or any Company Subsidiary for inclusion or incorporation by reference in (i) the Form F-4 will, at the time such document is filed with the U.S. Securities and Exchange Commission (the “SEC”), at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the stockholders of the Company, at the time of the Company Stockholder Meeting, at the time the Form F-4 is declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the Transactions, to the extent relating to the Company or other information supplied by or on behalf of the Company for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Authority (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein.

(b) The representations and warranties contained in this Section 3.28 will not apply to statements or omissions included in the Form F-4 (including the Proxy Statement) to the extent based upon information supplied by or on behalf of Parent or Merger Sub.

3.29. No Other Agreements to Sell the Assets or Capital Stock of the Company. Neither the Company, Protonex LLC nor any of their respective officers, directors, stockholders, Representatives or Affiliates has any commitment or legal obligation, absolute or contingent, to any other Person other than Parent to sell, assign, transfer or effect a sale of any of the assets of the Company or Protonex LLC, to sell or effect a sale of any capital stock of the Company or Protonex LLC (other than inventory in the ordinary course of business), to effect any merger, consolidation, liquidation, dissolution or other reorganization of the Company or Protonex LLC, or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing. Neither the Company nor Protonex LLC is currently engaged in discussions or negotiations with any party other than Parent with respect to any of the foregoing.

3.30. Vote Required. The (i) affirmative vote, at a duly called and held meeting of stockholders of the Company or (ii) approval by written consent in lieu of a meeting (in each case to approve the Merger and the other Transactions), of the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote upon the Merger and the other Transactions (the “Company Stockholder Approval”), is the only vote of the holders of any class or series of shares of capital stock of the Company necessary to approve the Merger and the other Transactions. The affirmative vote or consent of the stockholders of that Company that are party to the Support Agreement is sufficient to obtain the Company Stockholder Approval approving the Merger and the other Transactions.

3.31. International Operations and Export Control. The Company:

(a) At all times has acted without violation of and in compliance with any applicable export or reexport control or sanctions laws, orders or regulations of any and all applicable jurisdictions, including without limitation the United States and any jurisdiction in which Company is established or from which it exports or reexports any items or in which it provides services, including without limitation the Export Administration Regulations administered by the Bureau of Industry and Security of the U.S. Department of Commerce (“BIS”), sanctions and embargo executive orders and regulations administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) and the International Traffic in Arms Regulations (“ITAR”) administered by the Directorate of Defense Trade Controls of the U.S. State Department (“DDTC”), all as amended from time to time (collectively, “Export Control Laws”);

(b) At all times has acted without a violation of the registration and reporting requirements under Part 122 and Part 129 of the ITAR;

(c) At all times has acted without violation and in compliance with the requirements of the U.S. Foreign Corrupt Practices Act of 1977, as amended, any applicable Law implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business or other applicable anti-corruption conventions, and any other applicable anti-corruption law;

(d) Has no pending voluntary self-disclosures with the BIS, OFAC or DDTC and has not received any inquiries from any Governmental Authority that could indicate that Company is under criminal or civil investigation concerning any of the Export Control Laws;

(e) Is not aware of any non-compliance with any of the Export Control Laws which could subject Company to civil or criminal fines, penalties or other measures; and

(f) At all times has acted without violation and in compliance with any and all applicable import laws, orders or regulations of any applicable jurisdiction, as amended from time to time, and without notice of violation of and in compliance with any required import permits, licenses, authorizations and general licenses granted under such laws, regulations or orders, which permits, licenses and authorizations are described in this subsection.

3.32. Government Contracts.

(a) Schedule 3.32.(a) of the Company Disclosure Letter lists each of the outstanding agreements, contracts, leases, or commitments Company has entered into with a Governmental Authority (collectively, the “Government Contracts”) and with a higher-tier contractor that has an agreement, contract, lease, or commitment the ultimate customer of which is a Governmental Authority (the “Government Subcontracts”).

(b) With respect to each and every Government Contract and Government Subcontract, and except as described in Schedule 3.32.(a), (i) Company has complied in all material respects with all material terms and conditions of them, including material clauses, provisions and requirements incorporated expressly, by reference or by operation of law therein; (ii) Company has complied in all material respects with all material requirements of any statute, rule, regulation, order or agreement with the Governmental Authority pertaining to such Government Contract or Government Subcontract; (iii) all representations and certifications executed, acknowledged or set forth in, pertaining to, or made in connection with, the negotiation or award of such Government Contract or Government Subcontract were current, accurate, and complete when made and all such representations and certifications were updated so that they remained current, accurate, and complete, if updating was required, and Company has complied in all material respects with all such representations and certifications; (iv) neither the Governmental Authority nor any prime contractor, subcontractor or other Person has notified Company in writing that Company has materially breached or violated any Government Contract, Government Subcontract, statute, rule or regulation or certification; (v) no termination for convenience, termination for default, cure notice or show cause notice has been issued and not resolved or cured; (vi) no material cost incurred by Company has been questioned in writing or disallowed, other than those which have been resolved; (v) no money due to Company has been withheld or set off and not resolved, and (vi) Company has materially complied with the requirements of Executive Order 11246, as amended, and related equal opportunity and affirmative action clauses of its Government Contracts and Government Subcontracts.

(c) There exist (i) no material outstanding claims against Company, either by the Governmental Authority or by any prime contractor, subcontractor, vendor or other third party, arising under or relating to a Government Contract or Government Subcontract; and (ii) no formal (i.e., formalized in a written instrument) pending disputes between Company and the Governmental Authority or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Subcontract.

(d) Neither the Company nor any of its directors, officers or employees is (or at any time during the last five years has been) suspended, debarred or has been notified that it or they have been proposed for debarment from doing business with a Governmental Authority or has been declared non-responsible or ineligible for contracting with a Governmental Authority.  There are no current circumstances that would warrant or be likely to lead to the institution of suspension or debarment proceedings against Company.  Company has not, within the past five years, been terminated for default under any Government Contract or Government Subcontract.

(e) Company has not during the last five years (i) received any subpoena from an inspector general, grand jury, or similar investigative agency nor a civil investigative demand relating to any Government Contract or Government Subcontract; or (ii) been advised that it is or was the target or subject of any investigation by any Governmental Authority relating to any Government Contract or Government Subcontract.

(f) Company has not during the last five years made a disclosure to any Governmental Authority concerning potential violation of law by Company in connection with any of its Government Contracts or Government Subcontracts nor is it aware of a basis for which such a disclosure should have been made or should now be made, specifically including, but not limited to, any disclosures that should have been or should now be made in accordance with Federal Acquisition Regulation ¶ 52.203-13(b)(3)(i).

(g) Company has not during the last five years made any disclosure to any Governmental Authority of any alleged irregularity, misstatement, omission, or overpayment in connection with any Government Contract or Government Subcontract nor is it aware of a basis for which such a disclosure should have been or should now be made.

(h) During the last five years, Company has not been awarded a past performance rating lower than satisfactory or the equivalent.

(i) Neither the Company nor any director, officer, agent or employee of Company has (i) used any funds for unlawful contributions, gifts, gratuities, entertainment or other unlawful expenses to or for any government employee; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns; (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business or other applicable conventions, and any other applicable anti-corruption law; (iv) made any payments or given anything of value to a prime contractor or prime contractor employee in violation of the Anti-Kickback Act, 41 U.S.C. § 8701 et seq.; or (v) paid a contingent fee in violation of Federal Acquisition Regulation 52.203-5.

3.33. Product Warranty. Each Product manufactured, sold, leased, and delivered by the Company and Protonex LLC have conformed in all material respects with all applicable contractual commitments and all express and implied warranties, and neither the Company nor Protonex LLC has any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or repair thereof or other Damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Balance Sheet Date (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company and Protonex LLC. Substantially all of the products manufactured, sold, leased, and delivered by the Company and Protonex LLC are subject to standard terms and conditions of sale or lease. Schedule 3.33 of the Company Disclosure Letter includes copies of the standard guaranty, warranty, and indemnity provisions applicable to the sale or lease of the Products.

3.34. Customers and Suppliers. Schedule 3.34 of the Company Disclosure Letter lists the ten largest customers of the Company for each of the two most recent fiscal years and sets forth opposite the name of each such customer the percentage of consolidated net sales attributable to such customer.  Schedule 3.34 of the Company Disclosure Letter also lists the ten largest suppliers of the Company for each of the two most recent fiscal years and sets forth opposite the name of each such supplier the total dollar amount purchased from such supplier during that period.

Article IV.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as (i) disclosed in any Parent SEC Documents filed or furnished to the SEC by Parent after January 1, 2015, (ii) disclosed in any publicly available filing under Parent’s profile on the System for Electronic Document Analysis and Retrieval (“SEDAR”) or (iii) otherwise set forth on the Parent Disclosure Letter, Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company as follows, which representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

4.1. Organization of Parent and Merger Sub. Parent is a corporation duly organized, validly existing and in good standing under the laws of Canada, and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each of Parent and Merger Sub

have full corporate power and authority to own and lease their respective properties and assets and conduct their respective businesses as presently being conducted.

4.2. Authorization. Parent and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to be executed and delivered by Parent and Merger Sub pursuant hereto, to consummate the transactions contemplated hereby and thereby and to perform their obligations hereunder and thereunder. The execution and delivery by Parent and Merger Sub of this Agreement and the Ancillary Agreements to which they are to be parties and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly approved by the board of directors of Parent and the board of directors and stockholder of Merger Sub. Except as otherwise set forth herein, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement and the Ancillary Agreements to which they are to be parties and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is, and upon execution and delivery of the Ancillary Agreements to which Parent and Merger Sub are or will be parties, such Ancillary Agreements will be, legal, valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their terms, in each case, except as such enforceability may be limited by (a) bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally and (b) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

4.3. No Conflict or Violation; Required Consents and Filings.

(a) Neither the execution, delivery or performance of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by Parent and Merger Sub with any of the provisions hereof or thereof, will (a) violate or conflict with any provision of the Organizational Documents of Parent and Merger Sub, (b) violate, conflict with, or result in or constitute a Default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of Parent’s or Merger Sub’s assets under, any of the terms, conditions or provisions of any contract, indebtedness, note, bond, indenture, security or pledge agreement, commitment, license, lease, franchise, permit, agreement, authorization, concession, or other instrument or obligation to which Parent or Merger Sub is a party, except for any violation, conflict, Default, termination, acceleration or creation of Encumbrance which would not prevent or materially delay the ability of Parent to consummate the transactions contemplated by this Agreement or the Ancillary Agreements, or (c) violate any Regulation or Court Order.

(b) The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement and the transactions contemplated hereby by each of Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Form F-4 and declaration of effectiveness of the Form F-4 and (B) such reports under, and other compliance with, the Exchange Act (and the rules and regulations promulgated thereunder) and the Securities Act (and the rules and regulations promulgated thereunder) as may be required in connection with this Agreement, (ii) such filings as may be required by the applicable rules of the NASDAQ Stock Market and the Toronto Stock Exchange, (iii) the filing of the Certificate of Merger and the acceptance for record by the Delaware Secretary or State, (iv) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (v) such filings as may be required under Canadian Securities Laws, (vi) such filings as may be required in connection with the HSR Act and (vii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to be material adverse to Parent.

4.4. Parent Common Stock. All of the shares of Parent Common Stock to be issued as part of the Aggregate Consideration shall, when issued and delivered in accordance with this Agreement, be duly authorized, validly issued, fully paid and non-assessable, and none of such shares of Parent Common Stock shall be subject to any preemptive rights.

4.5. No Brokers. Except for Cowen & Company LLP, neither Parent, Merger Sub, nor any of their respective Representatives or Affiliates has employed or made any agreement with any broker, finder or similar agent or any Person which will result in the obligation of Parent or Merger Sub or any of their respective Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

4.6. Securities Reports and Financial Statements.

(a) A true and complete copy of each annual and other report, registration statement, and definitive proxy statement filed by Parent with the SEC since January 1, 2015 and prior to the date hereof (the “Parent SEC Documents”) is available on the Web site maintained by the SEC at http://www.sec.gov. A true and complete copy of each report, registration, schedule, form, statement and other document that Parent was required to file with the Canadian securities commissions since January 1, 2015 and prior to the date hereof (the “Parent SEDAR Filings”) is available on the SEDAR website at http://www.sedar.gov. As of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the United States Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained on their filing dates any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a Parent SEC Document filed prior to the date of this Agreement.  As of their respective filing dates, the Parent SEDAR Filings complied in form in all material respects with applicable requirements of Canadian Securities Laws, and none of the Parent SEDAR Filings, as of their respective filing dates, contained a misrepresentation (as defined under Canadian Securities Laws).

(b) The audited financial statements and unaudited interim financial statements of Parent included or incorporated by reference in the Parent SEC Reports and Parent SEDAR Filings, as of their respective dates, and giving effect to any amendments or supplements thereto, comply as to form with the then applicable accounting requirements and applicable Canadian Securities Laws and the rules and regulations of the SEC, as applicable, with respect thereto, were prepared in accordance with IFRS applied on a consistent basis, and fairly present, in all material respects, the financial position of Parent as of the dates thereof, and its results of operations, changes in shareholders’ equity and cash flows for the periods then ended.

4.7. Disclosure Documents.

(a) None of the information supplied or to be supplied in writing by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in (i) the Form F-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the stockholders of the Company, at the time of the Company Stockholder Meeting, at the time the Form F-4 is declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that Parent is responsible for filing with the SEC in connection with the Transactions, to the extent relating to Parent or any Parent

Subsidiary or other information supplied by or on behalf of Parent or any Parent Subsidiary for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Authority (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein.

(b) The representations and warranties contained in this Section 4.7 will not apply to statements or omissions included in the Form F-4 (including the Proxy Statement) to the extent based upon information supplied by or on behalf of the Company.

4.8. Parent Capitalization. The authorized capital of Parent consists of an unlimited number of shares of Parent Common Stock, of which 132,566,428 were issued and outstanding as of March 31, 2015, and an unlimited number of shares of preferred stock, of which no shares are issued and outstanding. All such shares of capital stock of Parent have been duly authorized and validly issued, and are fully paid and nonassessable and have been issued and granted in all material respects in compliance with all applicable securities registration Laws. The rights, preferences, privileges and restrictions of the capital stock of Parent are as stated in Parent’s certificate of incorporation in effect as of the date hereof.

4.9. Litigation. As of the date of this Agreement, there is no Action pending before any court of competent jurisdiction (or, to the knowledge of Parent or Merger Sub, threatened in writing) against Parent or Merger Sub, any of Subsidiaries of Parent or Merger Sub or any of their assets or properties or any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with Parent or Merger Sub or any of their Subsidiaries) that would have a Parent Material Adverse Effect.

4.10. Merger Sub. Merger Sub is an indirect wholly-owned subsidiary of Parent and (a) was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, (b) has engaged in no other business activities and (c) has conducted its operations only as contemplated by this Agreement. All of the issued and outstanding equity of Merger Sub is validly issued, fully paid and non-assessable and is owned, beneficially and of record, by Parent free and clear of all Encumbrances, options, rights of first refusal, stockholder agreements, limitations on Parent’s voting rights and other encumbrances of any nature whatsoever.

4.11. Absence of Certain Changes. Except as expressly contemplated by this Agreement, between the date of Parent’s most recent unaudited interim financial statements required to be filed on SEDAR and the date of this Agreement, there has not occurred any change, effect or event that has had or, with notice or lapse of time or both, would reasonably be expected to have a Parent Material Adverse Effect.

4.12. Compliance with Laws. As of the date of this Agreement. Parent is in material compliance with all applicable Regulations and Court Orders relating to Parent except for such violations that would not have a Parent Material Adverse Effect.

4.13. Tax Matters.

(a) Parent and each of its Subsidiaries have duly and timely filed or caused to be timely filed with the appropriate Tax Authorities all income and other material Tax Returns required to be filed by, or with respect to, such entity. All such Tax Returns are true, complete and accurate in all material respects. All income and other material Taxes due and owing by Parent and its Subsidiaries (whether or not shown on any Tax Returns) have been timely paid.

(b) No written claim has been made within the past 3 years by a Tax Authority in a jurisdiction where Parent or any of its Subsidiaries does not file Tax Returns that Parent or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(c) No deficiencies for Taxes with respect to Parent or any of its Subsidiaries have been claimed, proposed or assessed by any Tax Authority or other Governmental Authority. There are no pending or threatened audits, assessments, investigations, disputes, claims or other actions for or relating to any Liability in respect of Taxes of Parent or any of its Subsidiaries. There are no matters under discussion with any Tax Authority or other Governmental Authority, with respect to Taxes that are likely to result in an additional Liability for Taxes with respect to Parent or any of its Subsidiaries. No issues relating to Taxes of Parent or any of its Subsidiaries were raised by the relevant Tax Authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period.

(d) Neither Parent nor any of its Subsidiaries (nor any predecessor of Parent and its Subsidiaries) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.

(e) All material Taxes required to have been withheld, collected, deposited or paid, as the case may be, in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, by Parent and its Subsidiaries have been timely withheld, collected, deposited or paid. Parent and its Subsidiaries have properly classified all individuals providing services to Parent or its Subsidiaries, as applicable, as employees or non-employees for all relevant purposes.

(f) Neither Parent nor any of its Subsidiaries is, or has ever been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar arrangements other than tax indemnification provisions contained in commercial agreements not primarily related to Taxes entered into in the ordinary course of business.

(g) No more than 50% (by vote and value) of the stock of Parent will be received pursuant to the Merger by former shareholders of the Company.

Article V.
COVENANTS

The Company, the Company Stockholders (by virtue of the execution and delivery of the Stockholder Transmittal Letters), Parent and Merger Sub each covenant and agree as follows:

5.1. Further Assurances.

(a) Upon the terms and subject to the conditions contained herein, the parties agree, both before and after the Closing, (i) to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, the transactions contemplated by this Agreement and the Ancillary Agreements, (ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder or thereunder, and (iii) to cooperate with each other in connection with the foregoing, including using commercially reasonably efforts.

(b) Without limiting the foregoing, the parties agree to use their respective reasonable efforts (A) to obtain all necessary waivers, consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements from other parties to the Contracts and Leases, provided that neither Company, Parent, Merger Sub nor any of their respective Affiliates shall be required to make any payments, commence litigation or agree to modifications of the terms thereof in order to obtain any such waivers, consents or approvals; (B) to obtain all Permits as are required to be obtained under any Regulations that are necessary or advisable to consummate the transactions contemplated hereunder; (C) to defend all Actions challenging this Agreement or the consummation of the transactions contemplated hereby; (D) to seek to lift or rescind any injunction or restraining order or other Court Order adversely affecting the ability of the parties to consummate the transactions contemplated hereby; (E) to give all notices to, and make all registrations and filings with third parties, including, without limitation, submissions of information requested by Governmental Authorities that are necessary or advisable to consummate the transactions contemplated hereunder, (F) promptly make all necessary filings, and thereafter promptly make any other required submissions, with respect to this Agreement required under the HSR Act or any other applicable Law; and (G) to fulfill all conditions to this Agreement. Company and Parent shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated hereby and provide each other party with a reasonable opportunity to review and comment on any waivers, consents, approvals, notices, orders, registrations and filings to be made, given or used by Parent or the Company and shall promptly deliver to the other party a copy of each such registration or filing made, each such notice given and each such waiver, consent, approval or order obtained by Parent or the Company prior to the Closing Date.

(c) If a Notification and Report Form pursuant to the HSR Act is required to be filed in order to consummate the transactions contemplated hereby, the Company and Parent agree (i) to file or submit a Notification and Report Form pursuant to the HSR Act and any notifications required under any other applicable antitrust, competition or merger control law, and the rules and regulations promulgated thereunder, in each case as promptly as reasonably practicable (but in any event, with respect to the Notification and Report Form pursuant to the HSR Act, within ten (10) days after the date hereof); (ii) to furnish to the other parties or their outside counsel such necessary information and reasonable assistance as the other parties may reasonably request in connection with their preparation of any filing or submission under the HSR Act and any other applicable antitrust, competition or merger control law; (iii) to provide to the other parties or their outside counsel, subject to applicable laws and reasonable advice of outside counsel, a draft of any filing or submission under the HSR Act or any other applicable antitrust, competition or merger control law and a reasonable opportunity to review such draft before making or causing to be made such filing or submission, and to consider in good faith the views of the other parties regarding such filing or submission; (iv) to respond as promptly as practicable to all inquiries or requests received from the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Authority for additional information or documentation; (v) to keep the other parties apprised of the status of any communications with, and any inquiries or requests from, any Governmental Authority; and (vi) to take any and all other commercially reasonable steps necessary or advisable to cause the expiration or termination of any waiting period (and any extension thereof) under the HSR Act, obtain any other waiting period expirations or terminations, waivers, consents and approvals under other applicable antitrust, competition and merger control laws, and remove any other legal or other impediment to consummation of the transactions contemplated by this Agreement and the Ancillary Agreements under such laws; provided, however, that notwithstanding anything in this Agreement to the contrary, Parent shall not be required to defend or otherwise contest any litigation or other proceeding challenging the transactions contemplated by this Agreement or the Ancillary Agreements under the FTC Act, the Clayton Act, or any other similar antitrust, competition or merger control law. The Parent, Company, Protonex LLC and their Affiliates shall not take any action, or enter into any agreement, to extend any applicable waiting or review period or to delay or not to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to be consummated on the Closing Date, except with the prior written consent of the other persons.

(d) The Parties agree that, if requested by Ballard, they will promptly following the date of this Agreement provide joint voluntary notification to the Committee on Foreign Investment in the United States (“CFIUS”) of the Parties’ intention to pursue the transactions contemplated hereby in compliance with the requirements of Subpart D of 31 C.F.R. 800, and to cooperate in any review, presentation, request for information or investigation to be conducted by CFIUS in connection herewith.

(e) Notwithstanding anything in this Agreement to the contrary, in no event shall Parent or any of its Affiliates, in connection with an investigation or inquiry by a Governmental Authority or a court order, be required (i) to propose, or agree to accept, any undertaking or condition, (ii) to enter into any consent decree, hold separate or license agreement, (iii) to make any sale, divestiture or other disposition, (iv) to accept any operational, financial or ownership restriction, or (v) to take or commit to take any action or nonaction in order to permit the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, and further, none of the Company, Protonex LLC or their Affiliates shall propose, agree to, or take any of the actions or commitments described in this subsection (d) without the prior written consent of Parent. If requested by Parent, the Company, Protonex LLC and their Affiliates shall agree to, and shall take, any action contemplated by this subsection (d), provided that such agreement or action is conditioned on the consummation of the transactions contemplated by this Agreement.

5.2. Audits. The Company shall use reasonable efforts to cooperate with Parent and Parent’s independent public accountants (“Parent’s Accountants”) in connection with the completion of any audit of the historical financial statements of the Company and/or the Business for the fiscal years ended September 30, 2014, 2013 and 2012 and the preparation of any periodic report required to be filed under the Securities Exchange Act of 1934, as amended (a “Periodic Report”) and/or of any disclosure document of Parent or its Affiliates to be used by Parent or its Affiliates to obtain financing and/or to register securities of Parent or its Affiliates (in each case, a “Disclosure Document”) including, without limitation, any registration statement under the Securities Act and any syndication memorandum for debt financing of Parent or its Affiliates. Such cooperation shall include, without limitation (a) assisting Parent and/or Parent’s Accountants in the preparation, audit and review of financial statements for the Company and/or the Business for any fiscal years or portions thereof reasonably determined by Parent that may be necessary for inclusion in any Periodic Report and/or Disclosure Document or in any filing that Parent may desire to make with the SEC or other regulatory authority, (b) executing and providing any certifications, representation letters or similar documents and providing such other information as Parent or Parent’s Accountants may reasonably request in conjunction with an audit of such financial statements and/or in conjunction with Parent’s Accountants’ preparation of any comfort letters with respect to any Periodic Report and/or Disclosure Document (and responding to any inquiries from Parent or Parent’s Accountants in connection with any such certifications, representation letters or other information), (c) providing Parent with access to the Company’s prior accountants’ work papers relating to any such financial statements and information (if any), (d) assisting in the preparation of responses to comments received from the Staff of the SEC with respect to any such financial statements included in any SEC filings, (e) assisting in the preparation of any statutory or regulatory audits required to be filed with respect to the Company and/or the Business in any jurisdiction and (f) executing and providing appropriate managers’ certifications of any such financial statements pursuant to the Sarbanes-Oxley Act of 2002 and responding to inquiries from Parent’s management in connection with any such managers’ certification. In addition, the Company shall use reasonable best efforts to cause its accountants to provide any necessary consents to the inclusion of the Company’s audited financial statements in the Proxy Statement and Form F-4.

5.3. No Solicitation.

(a) From the date hereof through the Closing or the earlier termination of this Agreement, neither the Company nor any Company Stockholder who is a party to a Support Agreement shall, and each of them shall cause each of their respective Representatives (including, without limitation, investment bankers, attorneys and accountants), not to, directly or indirectly, enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with, any Person or group, other than Parent and its Affiliates and Representatives, concerning: (i) any sale of all or a portion of the Company’s assets (other than inventory in the ordinary course of business); or (ii) any merger, consolidation, share exchange, business combination, liquidation, dissolution or similar transaction involving the Company (each such transaction being referred to herein as a “Takeover Transaction”). From the date hereof through the Closing or the earlier termination of this Agreement, neither the Company nor any Company Stockholder shall, directly or indirectly, through any member, officer, employee, Representative, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any Person relating to any Takeover Transaction or participate in any negotiations regarding, or furnish to any other Person any information with respect to the Company for the purposes of, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to seek or effect a proposed Takeover Transaction. The Company shall promptly advise such prospective purchaser or soliciting party, by written notice (with a copy to Parent) of the terms of this Section 5.3 and will, as promptly as practicable (and in any event within 48 hours), notify Parent (orally and in writing) if any such offer, or any inquiry or contact with any Person with respect thereto, is made and shall provide Parent with a copy of such offer, the terms of any proposal, including, without limitation, the identity of the prospective purchaser or soliciting party, and shall keep Parent informed on the status of any negotiations regarding such offer. The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party.

(b) Notwithstanding Section 5.3(a), if, prior to the time that Company Stockholder Approval is obtained, Company receives a written and unsolicited Acquisition Proposal that the Board of Directors of the Company reasonably believes to be credible, and which the Board of Directors of the Company determines in good faith (after consultation with its financial advisors and outside counsel) constitutes or is reasonably likely to lead to a Superior Proposal, and the Company has given Parent at least four Business Days prior written notice of its intentions, then the Company may take the following actions (1) furnish nonpublic information with respect to the Company and any of its Subsidiaries to the Person making such Acquisition Proposal but only if (A) prior to so furnishing such information, Company has entered into a customary confidentiality agreement with such Person on terms no less favorable to Company than the confidentiality agreement by and between Company and Parent, and (B) all such information has previously been provided to Parent or is provided to Parent prior to or contemporaneously with the time it is provided to the Person making such Superior Proposal or such Person’s representatives, and (2) if the Board of Directors of the Company has determined in good faith, after consulting with its outside counsel, that the failure to take such action would be a breach of the directors’ fiduciary duties under applicable Law, engage or participate in any discussions or negotiations with such Person with respect to the Superior Proposal.

(c) Except as set forth in Section 5.3(d), the Board of Directors of the Company shall not (i) withhold, withdraw or modify (or publicly propose to withhold, withdraw or modify) in a manner adverse to Parent, its recommendation referred to in Section 5.9(c), or (ii) approve or recommend (or publicly propose to approve or recommend) any Acquisition Proposal. Except as set forth in Section 5.3(d), Company shall not, and its board of directors shall not allow Company to, and Company shall not allow any of its Subsidiaries to, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (except for confidentiality agreements permitted under Section 5.3(b)) relating to any Superior Proposal.

(d) Notwithstanding anything to the contrary set forth in this Agreement, the Board of Directors of the Company may, prior to the time the Company Stockholder Approval is obtained, in response to a Superior Proposal, and provided that the Company has not breached Section 5.3(a) or (b), (i) make a

Change in Recommendation and/or (ii) terminate this Agreement pursuant to Section 8.1(and concurrently with such termination cause Company to enter into a definitive agreement with respect to the Superior Proposal), in each case of clauses (i) or (ii), if the Board of Directors of the Company has determined in good faith, after consulting with its outside counsel, that the failure to take such action would be a breach of the directors’ fiduciary duties under applicable Law; provided that the board of directors may not take any such action in connection with an Acquisition Proposal unless (1) the board of directors has determined that such Acquisition Proposal constitutes a Superior Proposal, (2) prior to terminating this Agreement pursuant to Section 8.1, Company provides prior written notice to Parent at least four Business Days in advance (the “Notice Period”) of its intention to take such action, which notice shall specify all material terms and conditions of such Superior Proposal (including the identity of the party making such Superior Proposal and copies of any documents or correspondence evidencing such Superior Proposal), and any material modifications to any of the foregoing (it being agreed that any modification to the terms and conditions of such Superior Proposal shall require a new written notice and a new four Business Day Notice Period), (3) during the Notice Period Company shall, and shall cause its financial advisors and outside counsel to negotiate with Parent in good faith should Parent propose to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute (in the good faith judgment of Company’s Board of Directors) a Superior Proposal and (4) such Superior Proposal continues to constitute (in the good faith judgment of Company’s Board of Directors) a Superior Proposal after taking into account any such amendments that Parent shall have agreed to make prior to the end of the Notice Period.

5.4. Notification of Certain Matters.

(a) From the date hereof through the Closing Date, the Company shall give prompt notice to Parent of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause (i) any representation or warranty contained in this Agreement or in any exhibit or schedule hereto that is qualified as to materiality to be untrue or inaccurate in any respect or (ii) any representation or warranty contained in this Agreement or in any exhibit or schedule hereto to be untrue or inaccurate in any material respect and (b) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied the Company under this Agreement or any exhibit or schedule hereto; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition. The Company shall promptly notify Parent of any Default, the threat or commencement of any Action, or any development that occurs before the Closing that could in any way materially affect the Company or the Business.

(b) From the date hereof through the Closing Date, Parent shall give prompt notice to the Company of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause (i) any representation or warranty contained in this Agreement or in any exhibit or schedule hereto that is qualified as to materiality to be untrue or inaccurate in any respect or (ii) any representation or warranty contained in this Agreement or in any exhibit or schedule hereto to be untrue or inaccurate in any material respect and (b) any failure of Parent to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied the Company under this Agreement or any exhibit or schedule hereto; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition. Parent shall promptly notify the Company of any Default, the threat or commencement of any Action, or any development that occurs before the Closing that could in any way materially affect the Company or the Business.

5.5. Investigation. From the date hereof through the Closing Date, the Company shall, and shall cause its respective directors, officers, employees and agents to, use commercially reasonable efforts to afford the Representatives of Parent and its Affiliates access at all reasonable times and upon reasonable notice to the Company and the Business for the purpose of inspecting the same, and to the directors, officers, employees, agents, attorneys, accountants, properties, Company Plans, Books and Records and Contracts of the Company, and shall furnish Parent and its Representatives all financial, operating and other data and information as Parent or its Affiliates, through their respective Representatives, may reasonably request.

5.6. Conduct of Business. Between the date of this Agreement and the Closing Date, the Company shall, except as contemplated by this Agreement, or as consented to by Parent in writing, conduct the Business in the ordinary course of business and in accordance with past practice and shall not take any action inconsistent with this Agreement or the consummation of the Closing. The Company shall not, and the Company shall cause Protonex LLC not to, except as specifically contemplated by this Agreement or as consented to by Parent in writing:

(a) issue, or commit to issue, any capital stock of the Company or Protonex LLC or any security convertible into or exchangeable for such capital stock, including, without limitation, any stock option or restricted stock; grant any registration rights; purchase, redeem, retire or otherwise acquire any capital stock; or declare or pay any dividend or other distribution or payment in respect of the capital stock, except for shares of Company Common Stock issued upon the exercise of Company Options and Company Warrants outstanding on the date hereof;

(b) amend any Organizational Documents of the Company or Protonex LLC;

(c) adopt or change any material Tax or other accounting methods, principles or practices or change any annual Tax accounting period; make or change any material Tax election; settle or compromise any material claim, notice, audit report or assessment in respect of Taxes; file any amended Tax Return; enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax; knowingly surrender any right to claim a Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(d) revalue any assets of the Company, Protonex LLC or relating to the Business, including, without limitation, writing off notes or accounts receivable, except in the ordinary course of business consistent with past practice;

(e) fail to take reasonable actions to prevent any damage, destruction or loss (whether or not covered by insurance) adversely affecting any of the assets of the Company, Protonex LLC or the Business;

(f) acquire any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets, or enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement;

(g) except for the Merger, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or of Protonex LLC, or otherwise alter the Company’s or Protonex LLC’s corporate structure;

(h) cancel any Indebtedness or waive or release any material right or claim of the Company or Protonex LLC or relating to the Business, except in the ordinary course of business consistent with past practice, or as consented to by Parent in writing;

(i) (i) hire or terminate any employee, Contingent Worker or director (except non-executive employees with aggregate individual annual compensation below $75,000 hired or terminated in the ordinary course of business consistent with past practice; provided that the Company has given Parent prior written notice of such hiring or termination), (ii) pay, announce, promise or grant, whether orally or in writing, increase or establish (each, as applicable) any wages, base pay, fees, salaries, compensation, bonuses, incentives, deferred compensation, pensions, severance or termination or change in control payments, retirement, profit sharing, fringe benefits, equity or equity-linked awards, employee benefit plans, or any other form of compensation or benefits payable by the Company or Protonex LLC, including without limitation, any increase or change pursuant to any Company Plan (except as required by any Regulation), in each case except (A) pursuant to the terms of a Company Plan in effect as of the date of this Agreement, and (B) as required by applicable Regulation, or (iii) enter into, adopt, materially amend or terminate any Company Plan;

(j) take any action which could reasonably be expect to cause, or fail to take any reasonable action to prevent, any change in employee relations which has or is reasonably likely to have a material adverse effect on the productivity, the financial condition or, results of operations of the Company or Protonex LLC;

(k) enter into any collective bargaining agreement or other Contracts with any labor union;

(l) enter into, amend, cancel or terminate any Contract, Lease or Permit to which the Company or Protonex LLC is a party or otherwise relating to the Business, including, without limitation, any employment, consulting, distribution, dealer, sales representative, joint venture, credit or similar agreement or any Contract or transaction involving a total remaining commitment by or to the Company or Protonex LLC of at least $50,000, except in the ordinary course of business;

(m) enter into any Contract with any Related Party of the Company or Protonex LLC;

(n) mortgage, pledge or otherwise encumber any assets of the Company or Protonex LLC or relating to the Business, except purchase money mortgages arising in the ordinary course of business;

(o) sell, assign or transfer any assets of the Company or Protonex LLC or relating to the Business, other than in the ordinary course of business;

(p) incur Indebtedness of the Company or Protonex LLC for borrowed money, commit to borrow money, make or agree to make loans or guarantee Indebtedness in excess of $50,000;

(q) incur Liabilities of the Company or Protonex LLC, except Liabilities incurred in the ordinary course of business, or increase or change any assumptions underlying or methods of calculating, any doubtful account contingency or other reserves of the Company or Protonex LLC;

(r) pay, discharge or satisfy any Liabilities of the Company or Protonex LLC other than in the ordinary course of business;

(s) make any single capital expenditure relating to the Business in excess of $50,000 or capital expenditures that are, in the aggregate, in excess of $50,000, incur any obligations to make any capital expenditures or execute any Lease;

(t) fail to pay or satisfy when due any material Liability of the Company, Protonex LLC or related to the Business;

(u) except in the ordinary course of business, accelerate the collection of or discount any accounts receivable, delay the payment of accounts payable or defer expenses, reduce inventories or otherwise increase cash in hand, except as consistent with past practice;

(v) fail to operate the Business in the ordinary course so as to use commercially reasonable efforts to preserve for Parent the Business and the goodwill of the customers of the Business and others having business relations with the Company, Protonex LLC or the Business;

(w) dispose, sell, transfer, assign, encumber, pledge, license, abandon, fail to maintain, or allow to lapse any Intellectual Property of the Company, Protonex LLC or relating to the Business or dispose or disclose (or agree to disclose upon the occurrence of any event, non-event or Default) to any Person any Intellectual Property of the Company, Protonex LLC or relating to the Business not theretofore a matter of public knowledge;

(x) issue any press release or otherwise make any public statements, except pursuant to Section 5.11 hereof or as required by applicable Law;

(y) fail to take reasonable actions to maintain or renew any Company Registered Intellectual Property; or

(z) agree, whether orally or in writing, to do any of the things described in the preceding clauses (a) through (w) other than as expressly provided for herein.

5.7. Tax Matters.

(a) The Stockholder Representative and Parent shall give prompt notice to each other of any inquiries, claims, assessments, audits, proposed adjustment, or similar events with respect to Taxes of the Company or Protonex LLC for any Pre-Closing Tax Period (any such inquiry, claim, assessment, audit, proposed adjustment or similar event, a “Tax Proceeding”). Any failure to so notify the other party of any Tax Proceeding shall not relieve such other party of any liability with respect to such Tax Proceeding except to the extent such party was actually and materially prejudiced as a result thereof. Parent shall have control of the conduct of all Tax Proceedings; provided, however, that (i) the Stockholder Representative shall be entitled to participate in such Tax Proceedings at the expense of the Company Stockholders and consult with Parent regarding such Tax Proceedings and (ii) Parent shall not settle any Tax Proceeding with respect to Taxes for which the Company Stockholders would be liable hereunder without the consent of the Stockholder Representative, not to be unreasonably withheld, conditioned or delayed. In the event of any conflict between this Section 5.7.(a) and Section 7.2.(e) with respect to any Tax Proceedings, this Section 5.7.(a) shall control.

(b) The Company shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company and Protonex LLC that are required to be filed on or before the Closing Date, and the Company or Protonex LLC shall pay, or cause to be paid, all Taxes of the Company and Protonex LLC due on or before the Closing Date. All such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company or Protonex LLC, as applicable, with respect to such items, except as required by applicable Law. At least ten (10) days prior to filing any such Tax Return, the Company shall submit a copy of such Tax Return to Parent for Parent’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed.

(c) Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company and Protonex LLC for any taxable periods ending on or before the Closing Date which are filed after the Closing Date. Parent shall pay, or cause the Company to pay to the applicable Tax Authority, all Taxes of the Company and Protonex LLC, as applicable, due with respect to such Tax Returns.

(d) Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company and Protonex LLC for any Straddle Periods. Parent shall pay, or cause to be paid, all Taxes of the Company or Protonex LLC, as applicable, due with respect to such Tax Returns.

(e) Parent and the Company, on the one hand, and the Stockholder Representative and the Company Stockholders, on the other hand, agree to use commercially reasonable efforts to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes, including, without limitation, access to Books and Records, in such party’s possession, as is reasonably necessary for the filing of all Tax Returns by such parties, the making of any election relating to Taxes, and the preparation for any audit by any Tax Authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Parent, the Company, the Stockholder Representative and the Company Stockholders agree (i) to retain all Books and Records with respect to Tax matters pertinent to the Company and Protonex LLC relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax Authority, (ii) to deliver or make available to Parent, within 60 days after the Closing Date, copies of all such Books and Records in such party’s possession.

(f) All transfer, documentary, sales, use, stamp, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) shall be borne by the Company Stockholders. The Parties shall cooperate with each other in connection with the filing by the parties required by applicable law to do so of any Tax Returns relating to Transfer Taxes, including joining in the execution of any such Tax Return or other documentation where necessary. Parent and such filing parties shall, upon request of the other party, use their reasonable best efforts to obtain any certificate or other document from any Person as may be necessary to mitigate, reduce or eliminate any Transfer Taxes. The Company Stockholders shall provide Parent with evidence satisfactory to Parent that such Transfer Taxes have been paid by the Company Stockholders. If Parent or any of its Affiliates pays any Transfer Taxes for which the Company Stockholders are responsible under this Section 5.7.(f), Parent shall be entitled to recover out of the Escrow Account an amount equal to such Transfer Taxes in the manner set forth in Section 7.3 hereof and, if necessary, the Company Stockholders shall indemnify Parent for such amount to the extent provided in Article VI. If the Company Stockholders pay any Transfer Taxes for which the Parent is responsible under this Section 5.7(f), Parent shall indemnify the Company Stockholders for such amount to the extent provided in Article VII.

(g) All Tax sharing agreements or similar agreements between the Company or Protonex LLC, on the one hand, and any of the Company Stockholders and their Affiliates, on the other hand, shall be terminated prior to the Closing Date, and, after the Closing Date, neither the Company nor Protonex LLC shall be bound thereby or have any liability thereunder.

(h) Each of the Company and Parent shall use it reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, including by not taking any action that such party knows could prevent such qualification. Unless otherwise required by applicable law, the parties will report the Merger and other transactions contemplated by this Agreement in a manner consistent with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

(i) Any payments made to a party pursuant to the indemnification provisions of Article VII shall constitute an adjustment of the consideration paid hereunder for Tax purposes and shall be treated as such by the parties on their Tax Returns to the extent permitted by Regulations.

5.8. Employment Matters.

(a) Unless Parent directs the Company otherwise in writing no later than one business day prior to the Effective Time, the Company Board of Directors shall adopt resolutions terminating, effective at least one day prior to the Effective Time, any Company Plan qualified under Section 401(a) of the Code and containing a Code Section 401(k) cash or deferred arrangement (each, a “401(k) Plan”). Prior to the Effective Time, the Company shall provide Parent with executed resolutions of its Board of Directors authorizing such termination, in a form reasonably approved by Parent. The Company shall also take such other reasonable actions in furtherance of the termination of each 401(k) Plan as Parent may reasonably require.

(b) The parties acknowledge that the transactions contemplated under this Agreement shall not, by themselves, constitute a termination of employment of any employee of the Company.

(c) If any Person who is a “disqualified individual” (within the meaning of Section 280G of the Code and the Department of Treasury regulations promulgated thereunder) with respect to the Company or Protonex LLC may receive any payment(s) or benefit(s) that could constitute parachute payments under Section 280G of the Code in connection with the transactions contemplated by this Agreement, then: (a) the Company shall obtain and deliver to Parent a Parachute Payment Waiver from each such “disqualified individual”; and (b) as soon as practicable following the delivery of the Parachute Payment Waivers (if any) to Parent, the Company shall prepare and distribute to its stockholders a disclosure statement describing all potential parachute payments and benefits that may be received by such disqualified individual(s) and shall submit such payments to its shareholders for approval, in each case, in accordance with the requirements of Section 280G(b)(5)(B) of the Code and the Department of Treasury regulations promulgated thereunder, such that, if approved by the requisite majority of the stockholders, such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code (the foregoing actions, a “280G Vote”). Prior to the Closing, if a 280G Vote is required, the Company shall deliver to Parent evidence reasonably satisfactory to Parent, (i) that a 280G Vote was solicited in conformance with Section 280G of the Code, and the requisite stockholder approval was obtained with respect to any payments and/or benefits that were subject to the Company stockholder vote (the “Section 280G Approval”) or (ii) that the Section 280G Approval was not obtained and as a consequence, pursuant to the Parachute Payment Waiver, such “parachute payments” shall not be made or provided. The form of the Parachute Payment Waiver, the disclosure statement, any other materials to be submitted to the Company’s shareholders in connection with the Section 280G Approval and the calculations related to the foregoing (the “Section 280G Soliciting Materials”) shall be subject to advance review and approval by Parent, which approval shall not be unreasonably withheld.

(d) Nothing in this Agreement shall, or shall be construed so as to (a) prevent or restrict in any way the right of Parent to terminate, reassign, promote or demote any employee, independent contractor, manager or other service provider of the Company (or to cause any of the foregoing actions) at any time, or to change (or cause the change of) the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment or service of any such service providers; (b) create any third-party rights in any such current or former service provider of the Company (or any beneficiaries or dependents thereof); (c) constitute an amendment or modification of any Plan, or (d) obligate Parent or any of its Affiliates to adopt or maintain any Plan or other compensatory or benefits arrangement at any time or prevent Parent or any of its Affiliates from modifying or terminating any Plan or any other compensatory or benefits arrangement at any time.

5.9. Preparation of F-4 and Stockholder Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement (and in no event later than 20 Business Days after the date of this Agreement), Parent and the Company shall, as promptly as practicable, prepare and file the Form F-4, in which the proxy statement to be sent to the Company Stockholders relating to the Company Stockholder Meeting (together with any amendments or supplements thereto, the “Proxy Statement”) will be included as a prospectus. The Company shall include the Company Board Recommendation in such Proxy Statement. Each of the Company and Parent shall use its reasonable efforts to (i) have the Form F-4 declared effective under the Securities Act as promptly as practicable after such filing, (ii) ensure that the Form F-4 complies in all material respects with the applicable provisions of the Exchange Act or Securities Act and (iii) keep the Form F-4 effective for so long as necessary to complete the Merger. Each of the Company and Parent shall furnish all information concerning itself, its Affiliates and the holders of its capital stock to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form F-4, including the proxy statement and the obtaining of the consent of their respective auditors as required by the Form F-4. Parent and the Company shall use their reasonable efforts to respond as promptly as practicable to any comments or requests for additional information from the SEC with respect to the Form F-4. Parent shall advise the Company, promptly after it receives notice thereof, of any comments or requests for additional information from the SEC with respect to the Form F-4 or the time of effectiveness of the Form F-4.

(b) If, at any time prior to the receipt of the Company Stockholder Approval, any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, should be set forth in an amendment of, or a supplement to, the Form F-4 or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Form F-4 or Proxy Statement, as applicable, and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to Company Stockholders and stockholders of Parent. For purposes of Section 3.28, Section 4.7 and this Section 5.9.(b), any information concerning or related to the Company, its Affiliates or the Company Stockholder Meeting will be deemed to have been provided by the Company, and any information concerning or related to Parent or its Affiliates will be deemed to have been provided by Parent.

(c) As promptly as practicable after the date of this Agreement, the Company shall, in accordance with applicable Law and the Company Charter and the Company Bylaws, establish a record date for, duly call, give notice of, convene and hold a meeting of the stockholders of the Company to obtain the Company Stockholder Approval (the “Company Stockholder Meeting”). The Company shall, through the Company’s Board of Directors, recommend to the Company Stockholders that they give the Company Stockholder Approval (the “Company Board Recommendation”) and use its reasonable best efforts to obtain the Company Stockholder Approval, except as and to the extent expressly permitted by Section 5.3 (a “Change in Recommendation”). Notwithstanding any Change in Recommendation, the Company shall submit this Agreement to the Company Stockholders for their consideration at the Company Stockholder Meeting and nothing in this Agreement shall relieve Company of the obligation to do so. In the event that there is present at such Company Stockholder Meeting, in person or by proxy, sufficient favorable voting power to secure the Company Stockholder Approval, the Company will not adjourn or postpone the Company Stockholder Meeting unless the Company is advised by counsel that failure to do so would result in a breach of the fiduciary duties of the Company’s Board of Directors. The Company shall use reasonable best efforts to cause the Proxy Statement to be mailed to the Company Stockholders as promptly as practicable after the Form F-4 is declared effective under the Securities Act. Notwithstanding the foregoing provisions of this Section 5.9, if, on a date for which the Company Stockholder Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Stockholder Approval, whether or not a quorum is present, the Company shall have the right to make one or more successive postponements or adjournments of the Company Stockholder Meeting; provided, that, the Company Stockholder Meeting is not postponed or adjourned to a date on or after the Outside Date. Unless this Agreement is terminated in accordance with Section 8.1, nothing contained in this Agreement shall be deemed to relieve the Company of its obligation to submit the approval of the Merger Agreement to its stockholders for a vote on the approval thereof.

5.10. Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Effective Time.

5.11. Public Announcements. On and after the date hereof and through the Closing Date (including in connection with any termination of this Agreement), the Company and Protonex LLC shall not issue any press release or otherwise make any public statements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of Parent, unless required by applicable Law upon the advice of legal counsel. The initial press release of Parent regarding the transactions contemplated hereby, to be released as promptly as practicable following the execution of this Agreement shall be substantially in the form agreed to by the Company and Parent prior to the execution of this Agreement.

5.12. Consents; Notices. Prior to the Closing. the Company shall use reasonable efforts to obtain all necessary consents, waivers and approvals of any third parties to any Material Contract, Facility Lease or Permit as are required thereunder in connection with the Merger or for any such Material Contracts, Facility Leases or Permits as set forth in Schedule 3.5 of the Company Disclosure Letter. Such consents, waivers and approvals shall be in a form reasonably acceptable to Parent. The Company shall send each of the notices described on Schedule 3.5 of the Company Disclosure Letter promptly following the execution of this Agreement.

5.13. Treatment of Certain Indebtedness. Company shall use reasonable efforts to (i) obtain customary payoff letters (each, a “Payoff Letter”) from third-party lenders and trustees with respect to the Indebtedness of the Company and Protonex LLC specified in Schedule 5.13 of the Company Disclosure Letter no later than ten Business Days prior to the Effective Time.  The Payoff Letters shall (x) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties (if any), breakage costs or other amounts due and payable, in each case, under the Indebtedness specified in Schedule 5.13 of the Company Disclosure Letter (the “Payoff Amount”), (y) state that all obligations in respect thereof and Encumbrances granted in connection therewith on the assets of the Company or Protonex LLC or otherwise on the Business of the Company shall be, substantially concurrently with the receipt of the Payoff Amount on the Closing Date by the applicable agent, released or arrangements reasonably satisfactory to Parent for such release shall have been made by such time, and (z) authorize Parent or its designee to file any and all releases, discharges or terminations of liens with respect to any collateral securing such obligations from and after the Effective Time.

5.14. Director and Officers Indemnification.

(a) For a period of six (6) years following the Effective Time, the Surviving Corporation shall honor in all respects the obligations of the Company with respect to all rights to indemnification (including advancement of expenses) or exculpation existing in favor of, and all limitations on the personal liability of, any Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or of Protonex LLC under the Organizational Documents or director or officer of the Company in any indemnification agreements in effect as of the date hereof and set forth in Schedule 5.14 of the Company Disclosure Letter (each, a “D&O Indemnified Party” and collectively, the “D&O Indemnified Parties”). Notwithstanding the foregoing, the obligations of the Surviving Corporation (i) shall be subject to any limitation imposed by applicable Regulations and (ii) shall be deemed not to release any D&O Indemnified Party from his or her obligations pursuant to this Agreement or any Ancillary Agreement, nor shall such D&O Indemnified Party have any right of contribution, indemnification or right of advancement from Parent, the Surviving Corporation or any of their Affiliates with respect with any Damages claimed by any of the Parent Indemnitees against such D&O Indemnified Party solely in his or her capacity as a Company Stockholder pursuant to this Agreement or any Ancillary Agreement. The Company hereby represents to Parent that no claim for indemnification has been made as of the date hereof by any director or officer of the Company.

(b) Prior to the Effective Time, the Company shall purchase (and pay in full all premiums on) an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers that shall provide such directors and officers with coverage for six (6) years following the Effective Time; provided, however, that to the extent any premiums with respect to such policy have not been paid in full by the Company prior to the Effective Time, then such payments shall be included in the Company Transaction Expenses.

(c) The current and former directors, officers, employees and agents of the Company entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.14 are intended to be third party beneficiaries of this Section 5.14. This Section 5.14 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Parent.

5.15. Financing. Prior to the Closing. the Company shall use reasonable efforts to, and shall cause Protonex LLC to use reasonable efforts to, cooperate with Parent (and use reasonable efforts to cause the independent accounting firm and other advisers retained by the Company to cooperate with Parent), at Parent’s sole cost and expense (except to the extent that such costs and expenses would otherwise be incurred by the Company pursuant to its obligations under Section 5.9), in connection any equity and/or debt financing by Parent (whether or not directly related to the Transactions contemplated by this Agreement) (collectively, the “Financing”), including, without limitation, (i) facilitating customary due diligence, (ii) arranging for members of senior management of the Company and Protonex LLC to participate in meetings, presentations, road shows, due diligence sessions (or other sessions with prospective lenders, investors and rating agencies), drafting sessions, sessions with rating agencies or other syndication activities reasonably required in order to satisfy the conditions to consummation of the Financing, (iii) assisting Parent and its financing sources with the preparation of customary materials for rating agency presentations, bank information memoranda (including customary authorization and representation letters) and other written offering materials used to syndicate such Financing, to the extent information contained therein relates to the Company or Protonex LLC, (iv)(A) assisting with the preparation of any pledge and security documents, any loan agreement, currency or interest hedging agreement, and other definitive financing documents and using reasonable efforts to assist in the negotiation and execution of collateral related documentation involving third parties and (B) providing documents requested by Parent or its financing sources relating to the existing indebtedness of the Company and the release of related Liens, including customary payoff letters, (v) facilitating the pledging of collateral and the granting of security interests in collateral in connection with the Financing, provided that no pledge or grant of security interests shall be effective until the Closing, and (vi) furnishing to Parent and its financing sources as promptly as practicable such financial and other pertinent information regarding the Company and its subsidiaries as may be reasonably requested by Parent to satisfy the conditions to consummation of the Financing, including, without limitation, applicable “know your customer” information.

5.16. Tax Representation Letters.

(a) The Company shall use its reasonable efforts to (i) obtain the opinions to be attached as exhibits to Parent’s Proxy Statement and Form F-4 and the opinions of counsel referred to in Article VI, and (ii) deliver to Day Pitney LLP, counsel to the Company, and Dorsey & Whitney LLP, counsel to Parent, tax representation letters, dated as of the effective date of the Form F-4 and the Closing Date, respectively, and signed by an officer of the Company, in form and substance mutually agreeable to the Company and Parent (the “Company Tax Representation Letter”), containing representations of the Company as shall be reasonably necessary or appropriate to enable Day Pitney LLP, to render an opinion on the effective date of the Form F-4 and on the Closing Date, as described in Article VI, respectively, and Dorsey & Whitney LLP to render an opinion on the effective date of the Form F-4 and on the Closing Date, as described in Section 6.2.(l).

(b) Parent shall use its reasonable efforts to (i) obtain the opinions to be attached as exhibits to Parent’s Proxy Statement and Form F-4 and the opinions of counsel referred to in Article VI, and (iii) deliver to Day Pitney LLP, counsel to the Company, and Dorsey & Whitney LLP, counsel to Parent, tax representation letters, dated as of the effective date of the Form F-4 and the Closing Date, respectively, and signed by an officer of Parent, in form and substance mutually agreeable to the Company and Parent (the “Parent Tax Representation Letter”), containing representations of Parent as shall be reasonably necessary or appropriate to enable Dorsey & Whitney LLP to render an opinion on the effective date of the Form F-4 and on the Closing Date, as described in Article VI, respectively, and Day Pitney LLP, to render an opinion on the effective date of the Form F-4 and on the Closing Date, as described in Section 6.1.(e).

5.17. Documents and Information. After the Closing Date, Parent shall, and shall cause the Company to, until the fifth anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Company in existence on the Closing Date and make the same available for inspection and copying by the Stockholder Representative during normal business hours of the applicable Company, upon reasonable request and upon reasonable notice.

5.18. Employment Agreements. Prior the Closing Date, each of the Company employees listed on Schedule 5.18 of the Company Disclosure Letter shall enter into an employment agreement with Parent or Parent’s designee (the “Key Employee Agreements”), in form and substance satisfactory to Parent, which shall be effective as of the Effective Time.

5.19. Resignations. If requested by Parent prior to the Effective Time, the Company shall use its reasonable best efforts to cause the directors of Protonex LLC to tender their resignations as directors, effective as of the Effective Time and to deliver to Parent written evidence of such resignations at or prior to the Effective Time.

Article VI.
CONDITIONS TO CLOSING

6.1. Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions provided for hereby are subject, in the discretion of the Company, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by the Company:

(a) Representations, Warranties and Covenants. (i) All representations and warranties of Parent and Merger Sub contained in this Agreement (A) that are qualified by materiality or words of similar import shall be true and correct in all respects, as of the date hereof and at and as of the Closing, except that such representations and warranties that are made as of a specific date need only be true and correct as of such date, and (B) that are not qualified by materiality shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date, except that such representations and warranties that are made as of a specific date need only be true and correct as of such date and (B) Parent and Merger Sub shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by Parent and Merger Sub prior to or on the Closing Date.

(b) No Actions or Court Orders. No suit, Action, investigation, inquiry or other proceeding by any Governmental Authority shall have been instituted or threatened which seeks to restrain, enjoin,

prevent the consummation of or otherwise affect the transactions contemplated by this Agreement or the Ancillary Agreements or which questions the validity or legality of the transactions contemplated hereby or thereby

(c) Registration Statement. The Form F-4 shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Form F-4 shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced or threatened.

(d) Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ Stock Market and the Toronto Stock Exchange, subject to official notice of issuance.

(e) Section 368 Opinion. The Company shall have received a written opinion of its counsel, Day Pitney LLP dated as of the Closing Date and in form and substance agreed between the Company and Parent, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger should qualify as a reorganization within the meaning of Section 368(a) of the Code; provided, however, that the condition set forth in this Section 6.1(e) shall not be waivable by the Company after adoption of this Agreement by the holders of Company Common Stock, unless further stockholder approval is obtained with appropriate disclosure; provided, further, that if Day Pitney LLP is not willing, able or otherwise fails to deliver such opinion, Dorsey & Whitney LLP may deliver such opinion in place of Day Pitney LLP. In rendering such opinion, counsel may rely upon the Company Tax Representation Letter and the Parent Tax Representation Letter.

(f) Antitrust and Competition Laws. Any waiting period expirations or terminations, consents, clearances, waivers and approvals under any applicable antitrust, competition or merger control laws shall have been obtained, and there is no order or injunction prohibiting, limiting or preventing the consummation of the transactions contemplated herein pursuant to any antitrust, competition or merger control law.

(g) Ancillary Agreements. Parent and Merger Sub shall have executed and delivered the Ancillary Agreements to which Parent and Merger Sub are parties.

(h) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(i) Parent and Merger Sub Consent and Approval. Parent shall have delivered to the Company evidence of the adoption and approval by Parent and by Ballard Power Corporation, as the sole stockholder of Merger Sub, of this Agreement, the Merger and the other transactions contemplated hereby in accordance with the DGCL and Parent’s Organizational Documents.

(j) Other Deliveries. Parent and Merger Sub shall have delivered to the Company, each of the items set forth in Section 2.2.(a) hereof.

(k) Compliance with Laws. The consummation of the transactions contemplated by this Agreement will not be prohibited by any applicable Regulations.

6.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions provided for hereby are subject, in the discretion of Parent and Merger Sub, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Parent and Merger Sub:

(a) Representations, Warranties and Covenants. All representations and warranties of the Company contained in this Agreement (A) that are qualified by materiality or Material Adverse Effect or words of similar import shall be true and correct in all respects, as of the date hereof and at and as of the Closing, except that such representations and warranties that are made as of a specific date need only be true and correct as of such date, and (B) that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date, except that such representations and warranties that are made as of a specific date need only be true and correct as of such date and (B) the Company shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by the Company prior to or on the Closing Date.

(b) Consents; Regulatory Compliance and Approval. All third-party consents set forth on Schedule 6.2(b) and all consents, approvals or authorizations from Governmental Authorities necessary for the valid consummation of the transactions contemplated hereby shall have been obtained.

(c) No Actions or Court Orders. No suit, Action, investigation, inquiry or other proceeding by any governmental body or other Person or legal or administrative proceeding shall have been instituted or threatened which seeks to restrain, enjoin, prevent the consummation of or otherwise affect the transactions contemplated by this Agreement or the Ancillary Agreements or which questions the validity or legality of the transactions contemplated hereby or thereby.

(d) Registration Statement. The Form F-4 shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Form F-4 shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced or threatened.

(e) Antitrust and Competition Laws. Any waiting period expirations or terminations, consents, clearances, waivers and approvals under any applicable antitrust, competition or merger control laws shall have been obtained, and there is no order or injunction prohibiting, limiting or preventing the consummation of the transactions contemplated herein pursuant to any antitrust, competition or merger control law.

(f) Compliance with Laws. The consummation of the transactions contemplated by this Agreement will not be prohibited by any applicable Regulations.

(g) Company Stockholder Approval. The Company shall have delivered to Parent evidence of the Company Stockholder Approval (which approval shall include the approval or written consent of the stockholders that are party to the Support Agreement).

(h) Dissenting Stockholders. Stockholders holding not more than 5% of the Company Common Stock outstanding immediately prior to the Effective Time (or on an as-converted to Company Common Stock basis) shall have exercised, and shall not have any continued right to exercise, appraisal, dissenters’ or similar rights under any applicable Law with respect to shares of capital stock of the Company held by them.

(i) Company Options.  The Company shall have provided Parent with executed resolutions of its Board of Directors, in a form reasonably approved by Parent, authorizing the termination of all unexercised Company Options prior to Closing pursuant to Section 12 of the Company Equity Plans.  The Company shall have delivered to Parent evidence of the Company’s notice to holders of Company Options that such Company Options must have been exercised prior to the Option Termination Date or such Company Options shall be terminated on the Option Termination Date.

(j) Section 280G Matters. If a 280G Vote is required under Section 5.8.(c) hereof, (i) the Company shall have received and delivered to Parent a Parachute Payment Waiver from each Person that is eligible to receive a payment that may constitute a “parachute payment” under Section 280G of the Code prior to soliciting the Section 280G Approval and (ii) the Company’s stockholders shall have (A) approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such “parachute payments” or (B) shall have voted upon and disapproved such “parachute payments,” and, as a consequence, such “parachute payments” shall not be paid or provided for in any manner and Parent and its Affiliates shall not have any Liabilities with respect to such “parachute payments.”

(k) Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ Stock Market and the Toronto Stock Exchange, subject to official notice of issuance.

(l) Section 368 Opinion. Parent shall have received the written opinion of its counsel, Dorsey & Whitney LLP, dated as of the Closing Date and in form and substance agreed between Parent and the Company, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger should qualify as a reorganization within the meaning of Section 368(a) of the Code; provided, however, that the condition set forth in this Section 6.2(l) shall not be waivable by Parent or Merger Sub after adoption of this Agreement by the holders of Company Common Stock and Company Preferred Stock, unless further stockholder approval is obtained with appropriate disclosure. In rendering such opinion, Dorsey & Whitney LLP may rely upon the Company Tax Representation Letter and the Parent Tax Representation Letter.

(m) Material Changes. Since the Balance Sheet Date, there shall not have been any Material Adverse Change.

(n) Ancillary Agreements. Each Company Stockholder shall have executed and delivered each Ancillary Agreement to which such Company Stockholder is to be a party.

(o) Employment Agreements. Parent shall have received a signed Key Employee Agreement from each person listed on Schedule 5.18 of the Company Disclosure Letter.

(p) DDTC. The Company shall have obtained the approval of the Merger by DDTC pursuant to Section 122.4 of the ITAR.

(q) Other Deliveries. Parent shall have received from the Company each of the items set forth in Section 2.2.(b) hereof.

Article VII.
INDEMNIFICATION; REMEDIES

7.1. Survival of Representations, Etc. All of the representations and warranties made by any party in this Agreement or in any attachment, Exhibit, Schedule, the Disclosure Letters, certificate, document or list delivered by any such party pursuant hereto shall survive the Closing for a period of twelve months following the Closing Date. Claims based upon or arising out of any such representations and warranties may be asserted at any time before the expiration date of the applicable representations and warranties. The Company Stockholders shall be entitled to rely upon the representations and warranties of Parent and Merger Sub set forth in this Agreement. Parent and Merger Sub shall be entitled to rely upon the representations and warranties of the Company set forth in this Agreement. The expiration of the representations and warranties provided herein shall not affect the rights of a Parent Indemnitee in respect of any Claim made by such Parent Indemnitee that is submitted prior to the expiration of the applicable survival period provided herein, with respect to the matters described in the Claim Notice for such Claim.

All of the covenants, agreements and obligations of the parties under this Agreement to be performed after the Closing will survive the Closing in accordance with their respective terms, subject to any applicable statute of limitations.

7.2. Indemnification.

(a) Company Stockholders’ Agreement to Indemnify. Each of the Company Stockholders, severally and not jointly, shall indemnify, save and hold harmless Parent, Merger Sub, the Company and each of Parent’s direct and indirect stockholders, Affiliates and Subsidiaries (including, following the Closing, the Surviving Corporation), and each of their respective Representatives (collectively, the “Parent Indemnitees”), from and against any and all costs, losses, Taxes, Liabilities, obligations, damages, lawsuits, deficiencies, claims, demands, expenses (whether or not arising out of third-party claims), reasonable attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing (herein, “Damages”), incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty or the inaccuracy of any representation made by the Company in or pursuant to Article III of this Agreement (in each case without giving effect to materiality qualifications or Material Adverse Effect qualifications with respect to the calculation of Damages incurred by a Parent Indemnitee); (ii) any breach of any covenant or agreement made by the Company in or pursuant to this Agreement; (iii) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with the Company or any Company Stockholder (or any Person acting on their behalf) in connection with any transactions contemplated by this Agreement; (iv) any Long Term Liabilities that are unpaid as of the Closing and not taken into account in the final calculation of Closing Net Debt on the Closing Statement; (v) any expenses incurred by Parent in excess of the initial Expense Fund pursuant to Section 7.2(g)(vii); (vi) any Transfer Taxes allocated to the Company Stockholders pursuant to Section 5.7.(f); or (vii) the matter set forth on Schedule 7.2(a)(viii) of the Parent Disclosure Letter. Notwithstanding anything to the contrary herein, the Company makes no representations or warranties with respect to the ability of Parent or any of its Affiliates to utilize net operating losses of the Company after the Closing.

For purposes of clarifying the meaning of “several” indemnification by each Company Stockholder under this Section 7.2(a), (x) any portion of the Escrow Account that is distributed to Parent pursuant to this Article VII shall be deemed to have been “severally” recovered from all of the Company Stockholders, and (y) with respect to Claims for indemnification under this Section 7.2(a) that are not recovered from the Escrow Account, (i) if any indemnification payment is owed, each Company Stockholder’s indemnification obligation pursuant to this Article VII shall be equal to (and limited to) such Company Stockholder’s Pro Rata Portion of the applicable Damages with respect to which the indemnification payment is made (except in the case of fraud, which shall be interpreted to require the element of scienter) committed by a Company Stockholder and (ii) such Claim shall be subject to Section 7.2.(h).

(b) By Parent. Parent shall indemnify, save and hold harmless the Company Stockholders (collectively, the “Company Stockholder Indemnitees”), from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty or the inaccuracy of any representation made by Parent or Merger Sub in or pursuant to Article IV of this Agreement (in each case without giving effect to materiality qualifications or Material Adverse Effect qualifications with respect to the calculation of Damages incurred by a Company Stockholder Indemnitee); or (ii) any breach of any covenant or agreement made by Parent or Merger Sub in or pursuant to this Agreement. For the avoidance of doubt, the Surviving Corporation shall not be considered a Company Stockholder Indemnitee for purposes of this Article VII.

(c) Cooperation. The indemnified party and the indemnifying party shall cooperate with each other and their attorneys in the investigation, trial and defense of any lawsuit or action arising from third party claims and any appeal arising therefrom; provided, however, that the party not controlling the defense of such lawsuit or action may, at its own cost, participate in (but not control) the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers.

(d) Indemnifying Parties. References in this Article VII to “indemnifying party” shall be deemed to be references to the Company Stockholders collectively from and after the Closing (and to the Company Stockholders and the Company prior to the Closing) and, for the avoidance of doubt, the Stockholder Representative shall represent the Company Stockholders with respect to all such matters as provided in Section 7.2.(g) except for any right or obligation to receive or make payment (and any notice requirement with respect to any notice required to be provided under this Article VII by an indemnified party shall be deemed satisfied if such notice is delivered to the Stockholder Representative).

(e) Procedure for Indemnification; Defense of Third-Party Claims.

(i) If an indemnification claim for Damages pursuant to this Article VII (a “Claim”) is to be made by an indemnified party hereunder for any matter not involving a third party claim, such claim shall be asserted by the indemnified party by delivery of a written notice describing the claim with reasonable specificity, a good faith estimate of the amount thereof (if known) and the basis thereof (a “Claim Notice”) to the indemnifying party as soon as reasonably practicable after the indemnified party becomes aware of any fact, condition or event which is reasonably likely to give rise to Damages for which indemnification may be sought under this Article VII, provided, that the failure of the indemnified party to give prompt notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party demonstrates actual damage caused by such failure. Following the delivery of a Claim Notice, the indemnifying party and its Representatives shall be given access (including electronic access, to the extent available) at reasonable times as they may reasonably require to the Books and Records of the Company and Protonex LLC and access to such personnel or representatives of the Company and its Representatives, including but not limited to the individuals responsible for the matters that are subject of the Claim Notice, at reasonable times as they may reasonably require for the purposes of investigating or resolving any disputes or responding to any matters or inquiries raised in the Claim Notice; provided that the indemnified party shall be entitled to withhold information from the indemnifying party if its provision to the indemnifying party would cause the attorney-client privilege thereof to be waived and there is no method of providing such information to the indemnifying party in a manner which would not result in such a waiver.

(ii) If a Claim is to be made by an indemnified party as a result of a third-party claim (a “Third Party Claim”), the indemnified party shall, subject to this Article VII, give a Claim Notice to the indemnifying party with respect to such Claim as soon as practicable after the indemnified party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Article VII, provided, that the failure of the indemnified party to give prompt notice hereunder shall not affect the rights to indemnification hereunder, except to the extent that the indemnifying party demonstrates actual damage caused by such failure. If any lawsuit or enforcement action is filed by a third party against an indemnified party, written notice thereof shall be given to the indemnifying party as promptly as practicable, provided that the failure of the indemnified party to give prompt notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party demonstrates actual damage caused by such failure. The Stockholder Representative shall be entitled, if it so elects at the cost and expense of the Company Stockholders, to participate in the defense of such claim and Parent shall consider in good faith any reasonable comments or recommendations of the Stockholder Representative with respect to the defense of such claim, it being understood that the Parent shall have the sole right to control such defense (including the right to settle any such claim, subject to Section 7.2(e)(iii), if applicable); provided, further, that the parties shall cooperate in good faith to implement reasonable arrangements designed to preserve any existing attorney-client privilege; provided, further, that the indemnified party shall be entitled to withhold information from the indemnifying party if its provision to the indemnifying party would cause the attorney-client privilege thereof to be waived and there is no method of providing such information to the indemnifying party in a manner which would not result in such a waiver.

(iii) Except for third-party claims (A) seeking non-monetary remedy, (B) seeking claims for equitable relief, or (C) involving potential criminal liability, if the Stockholder Representative provides written notice to Parent within 30 days after receipt of a Claim Notice in respect of a third-party claim for which a Parent Indemnitee is seeking indemnification hereunder, which notice by the Stockholder Representative irrevocably acknowledges the Company Stockholders’ obligation to indemnify such claim fully, a Parent Indemnitee shall not enter into a settlement of such third-party claim without the prior written consent of the Stockholder Representative (such consent not to be unreasonably withheld, conditioned or delayed).

(iv) After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an indemnified party shall be entitled under this Article VII shall be determined: (a) by the written agreement between Parent and the Stockholder Representative; (b) by a decision of the Arbitrator as contemplated by Section 9.16; or (c) by any other means to which Parent and the Stockholder Representative shall agree. Within thirty days after delivery of a Claim Notice, the indemnifying party shall deliver to the indemnified party a written response. If any dispute with respect to the matters set forth in the Claim Notice is not resolved within thirty days following the delivery by the indemnifying party of such response, Parent and the Stockholder Representative shall each have the right to submit such dispute to dispute resolution in accordance with the provisions of Section 9.16. If it shall be determined upon resolution of a Claim as provided herein that a Parent Indemnitee is entitled to indemnification hereunder, such Parent Indemnitee shall be entitled to recover Damages as provided in Section 7.2(a) hereof.  If it shall be determined upon resolution of a Claim as provided herein that a Company Stockholder Indemnitee is entitled to recover any amount from Parent pursuant to this Article VII, Parent shall satisfy its indemnification obligations hereunder by, at Parent’s sole election, either (A) delivering to the Company Stockholder Indemnitees shares of Parent Common Stock having a value equal to such amount (which shares shall be valued at the Price Per Share for this purpose) or (B) paying to the Company Stockholder Indemnitees such amount by check or by wire transfer of immediately available funds.

(f) Provisions Relating to Damages.

(i) The term “Damages” as used in this Article VII is not limited to matters asserted by third parties against a Parent Indemnitee, but includes Damages incurred or sustained by a Parent Indemnitee in the absence of third-party claims. Payments by a party of amounts for which such party is indemnified hereunder shall not be a condition precedent to recovery. No Company Stockholder shall have any right to reimbursement or contribution from, subrogation to or indemnification from the Surviving Corporation (or any Affiliate thereof) with respect to any indemnification claim of a Parent Indemnitee against any Company Stockholder hereunder or otherwise in connection with this Agreement.

(ii) Notwithstanding the foregoing, the term “Damages” as used in this Article VII (A) shall be calculated net of any insurance proceeds actually received by the indemnified party with respect to the applicable Claim (but Damages shall include a reasonable estimate of Damages resulting from increased future premiums (if any) resulting from such Claim) and (B) the fees and expenses of only one firm of attorneys (and, where applicable, separate local counsel in the relevant jurisdictions) representing the indemnified parties shall be included in Damages unless said firm of attorneys determines that a conflict of interest would make joint representation of all indemnified parties inadvisable.

(iii) The right to indemnification, payment of Damages or other remedy based on any representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedies based on such representations, warranties, covenants and obligations.

(iv) Notwithstanding anything to the contrary in this Agreement, in no event shall any party be liable for, and Damages shall not include, any punitive damages (except for punitive damages that are the subject of third party claims) and no “multiple of profits” or “multiple of cash flow” or similar valuation methodologies based on multiples shall be used in calculating the amount of any Damages. For the avoidance of doubt, any recovery of consequential damages by an indemnified party hereunder will be limited to consequential damages that an indemnified party would have the right to recover under applicable general principles of contract law under the circumstances (e.g. reasonably foreseeable damages); provided that nothing in this sentence will limit the ability of an indemnified party to recover any consequential damages that are the subject of a third party claim.

(g) Appointment of the Stockholder Representative.

(i) By executing this Agreement, the Company (and, upon approval of this Agreement, execution of the Written Consent or a Stockholder Transmittal Letter, each Company Stockholder) shall be deemed to have constituted and appointed, effective from and after the date of this Agreement, Edward J. Stewart as the agent and attorney-in-fact for and on behalf of each Company Stockholder to act as the Stockholder Representative under this Agreement in accordance with the terms of this Section 7.2.(g). In the event of the resignation, removal, dissolution, liquidation, bankruptcy, death or incapacity of the Stockholder Representative, the Company Stockholders shall promptly appoint a successor Stockholder Representative (and in any event within ten Business Days of such vacancy), and such appointment shall become effective as to any such successor when a copy of such instrument shall have been delivered to Parent. The Stockholder Representative may resign at any time. The Company Stockholders holding a majority of the Pro Rata Portion of all of the Company Stockholders shall have the right to remove a Stockholder Representative and to appoint a successor Stockholder Representative. The Stockholder Representative shall have full power and authority to represent all of the Company Stockholders and their successors with respect to all matters arising under this Agreement, and all actions taken by the Stockholder Representative hereunder shall be binding upon all such Company Stockholders as if expressly confirmed and ratified in writing by each of them, and no Company Stockholders shall have the right to object, dissent, protest or otherwise contest the same. The Stockholder Representative shall take any and all actions that it believes are necessary or appropriate under this Agreement and the Escrow Agreement for and on behalf of the Company Stockholders as if the Company Stockholders were acting on their own behalf, including giving and receiving any notice or instruction permitted or required under this Agreement or the Escrow Agreement by the Stockholder Representative or any Company Stockholders, interpreting all of the terms and provisions of this Agreement and the Escrow Agreement, authorizing payments to be made with respect hereto, defending all Claims against the Company Stockholders pursuant to Section 7.2(a) of this Agreement, consenting to, compromising or settling all indemnification claims, conducting negotiations with Parent and its agents regarding such claims, dealing with Parent under this Agreement and the Escrow Agreement with respect to all matters arising under this Agreement or the Escrow Agreement, taking any and all other actions specified in or contemplated by this Agreement and the Escrow Agreement and engaging counsel, accountants or other agents in connection with the foregoing matters. Without limiting the generality of the foregoing, the Stockholder Representative shall have full power and authority to interpret all the terms and provisions of this

Agreement and the Escrow Agreement and to consent to any amendment hereof or thereof on behalf of all of the Company Stockholders.

(ii) The Stockholder Representative has been duly authorized by the Company Stockholders for or on behalf of each Company Stockholder, following the Effective Time, to:

(A) take all actions required by, and exercise all rights granted to, the Stockholder Representative in this Agreement and the Escrow Agreement;

(B) receive all notices or other documents given or to be given to the Company Stockholders by Parent or Merger Sub pursuant to this Agreement or the Escrow Agreement;

(C) receive and accept service of legal process in connection with any claim or other proceeding against the Company Stockholders arising under this Agreement or the Escrow Agreement;

(D) undertake, compromise, defend and settle any such suit or proceeding on behalf of the Company Stockholders arising under this Agreement (including, without limitation, under Article VII hereof) or the Escrow Agreement;

(E) execute and deliver all agreements, certificates and documents required or deemed appropriate by the Stockholder Representative in connection with any of the transactions contemplated by this Agreement, including the Escrow Agreement;

(F) engage special counsel, accountants and other advisors and incur such other expenses in connection with any of the transactions contemplated by this Agreement or the Escrow Agreement; and

(G) take such other action as the Stockholder Representative may deem appropriate, including, without limitation:

(H) agreeing to any modification or amendment of or waiver with respect to this Agreement or the Escrow Agreement and executing and delivering an agreement of such modification or amendment or waiver;

(I) agreeing to any termination of this Agreement pursuant to Article VIII hereof; and

(J) all such other matters as the Stockholder Representative may deem necessary or appropriate to carry out the intents and purposes of this Agreement.

(iii) The Stockholder Representative shall receive no compensation for services as the Stockholder Representative other than pursuant to the terms of that of that certain engagement letter to be entered into by and among the Stockholder Representative, the Company and certain of the Company Stockholders. The Stockholder Representative will incur no liability of any kind with respect to any action or omission by the Stockholder Representative in connection with the Stockholder Representative’s services pursuant to this Agreement and the Escrow Agreement, except in the event of liability directly resulting from the Stockholder Representative’s gross negligence or willful misconduct. The Company Stockholders will indemnify (based on each such Company Stockholder’s Pro Rata Portion), defend and hold harmless the Stockholder Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Stockholder

Representative’s execution and performance of this Agreement and the Escrow Agreement, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Stockholder Representative, the Stockholder Representative will reimburse the Company Stockholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Stockholder Representative by the Company Stockholders, any such Representative Losses may be recovered by the Stockholder Representative from the amounts in the Escrow Account at such time as remaining amounts would otherwise be distributable to the Company Stockholders; provided, that while this section allows the Stockholder Representative to be paid from the Escrow Account, this does not relieve the Company Stockholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Stockholder Representative from seeking any remedies available to it at law or otherwise. In no event will the Stockholder Representative be required to advance its own funds on behalf of the Company Stockholders or otherwise. The Company Stockholders acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Stockholder Representative or the termination of this Agreement. None of Parent, the Company or Merger Sub shall have any obligation to reimburse the Stockholder Representative for any such expenses.

(iv) Without limiting the generality of this Section 7.2.(g), following the Effective Time, the Company Stockholders agree that the Stockholder Representative shall act as representative of the Company Stockholders for all purposes under this Article VII. Parent agrees that any claim for indemnification made by any of the Parent Indemnitees pursuant to this Agreement shall be made exclusively through the Stockholder Representative acting on behalf of the Company Stockholders (and the Company Stockholders agree that any such claim against the Company Stockholders by a Parent Indemnitee may be made by providing notice of such claim to the Stockholder Representative).

(v) The Stockholder Representative is hereby appointed and constituted the true and lawful attorney-in-fact of each Company Stockholder, with full power in his, her or its name and on his, her or its behalf to act according to the terms of this Agreement and the Escrow Agreement in the absolute discretion of the Stockholder Representative and in general to do all things and to perform all acts. This power of attorney and all authority hereby conferred is granted and shall be irrevocable and shall not be terminated by any act of any Company Stockholder, by operation of law (whether by such Company Stockholder’s death, disability protective supervision) or any other event. Without limitation to the foregoing, this power of attorney is to ensure the performance of a special obligation, and, accordingly, each Company Stockholder hereby renounces its, his or her right to renounce this power of attorney unilaterally. Each Company Stockholder hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the Stockholder Representative taken in good faith under this Agreement or the Escrow Agreement. Notwithstanding the power of attorney granted in this Section 7.2.(g), no agreement, instrument, acknowledgement or other act or document shall be ineffective by reason only of the Company Stockholders having signed or given such directly instead of the Stockholder Representative.

(vi) Any action taken by the Stockholder Representative pursuant to the authority granted in this Section 7.2.(g) shall be effective and absolutely binding on each Company Stockholder notwithstanding any contrary action of, or direction from, any Company Stockholder.

(vii) Immediately prior to Closing, Parent will wire to the Stockholder Representative US$25,000 (the “Expense Fund”), which will be used for the purposes of paying directly, or reimbursing the Stockholder Representative for, any third party expenses pursuant to this Agreement and the Escrow Agreement.  In the event Stockholder Representative’s expenses exceed, or are reasonably expected to exceed, the amount of the Expense Fund, Parent will wire Stockholder Representative additional funds to be used for purposes of paying such expenses; provided that, Parent shall recover from the Escrow

Account the amount of such additional expenses in the manner set forth in Section 7.3.  The Stockholder Representative will not be liable for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The Stockholder Representative will hold these funds separate from his personal funds, will not use these funds for his personal expenses or any other purposes and will not voluntarily make these funds available to his creditors in the event of bankruptcy. Contemporaneous with or as soon as practicable following the completion of the Stockholder Representative’s responsibilities hereunder, the Stockholder Representative shall disburse the balance of the Expense Fund to the Parent.

(h) Limitations on Indemnity.

(i) The Company Stockholders shall not be liable under this Article VII for any Damages until the aggregate amount otherwise due to the Parent Indemnitees or Company Stockholder Indemnitees, as the case may be, exceeds an accumulated total of $250,000 (the “Basket”); provided, however, that this limitation shall apply only to the extent the Parent Indemnitees are entitled to indemnification exclusively under Section 7.2 (a)(i) (in the case of a claim for Damages by the Parent Indemnitees) or Section 7.2 (b)(i) (in the case of a claim for Damages by the Stockholder Representative on behalf of the Company Stockholder Indemnitees) and shall not apply in the case of fraud (which shall be interpreted to require the element of scienter).  Once the aggregate amount of Damages exceeds the Basket, then the Parent Indemnitees or the Company Stockholder Indemnitees, as the case may be, shall have the right to recover all Damages from and including the first dollar of damages without regard to the Basket, subject to the other limitations set forth in this Article VII.

(ii) The parties agree and acknowledge that in no event shall the aggregate liability of the Company Stockholders in connection with indemnification claims pursuant to Section 7.2(a)(i) exceed an amount equal to the number of Escrowed Shares multiplied by the Price Per Share (including any amounts recovered from the Escrow Account) except in the case of fraud (which shall be interpreted to require the element of scienter).

(iii) The parties agree and acknowledge that, notwithstanding anything contained in this Agreement to the contrary, (A) subject to Section 7.2.(h)(iii)(B), the aggregate liability of the Company Stockholders in connection with indemnification claims pursuant to Section 7.2(a) shall not exceed ten percent of the total value of the Aggregate Consideration (valued at the Price Per Share) payable to the Supporting Stockholders hereunder, except in the case of fraud (which shall be interpreted to require the element of scienter) committed by a Company Stockholder (and in the event of such fraud only with respect to the Company Stockholder who committed such fraud) and (B) Parent shall not be liable to the Company Stockholder Indemnitees pursuant to this Article VII for any Damages in excess, in the aggregate, of the total value of the Aggregate Consideration (valued at the Price Per Share) payable to the Supporting Stockholders hereunder.

(iv) the Parent Indemnitees and the Company Stockholder Indemnitees shall not be entitled to indemnification pursuant to Section 7.2(a) for any Damages underlying any such indemnification claim to the extent that such Damage was specifically taken into account in the determination of the Aggregate Consideration (including any adjustment thereto contemplated by Section 1.12) (it being understood that nothing in this Section 7.2.(h)(iv) shall limit the right of any indemnified party to recover any such Damages to the extent such Damages exceed the amount specifically taken into account in the calculation of the Aggregate Consideration).

7.3. Escrow Account.

(a) In the event of any claim for indemnification under Section 7.2(a) the Parent Indemnitees shall first recover any Damages from the Escrow Account. If the then remaining Escrowed Shares in the

Escrow Account are insufficient to cover Damages arising from such Claim, then, on the terms and subject to the conditions set forth herein, the Parent Indemnitees may seek recovery for the remaining amount of such Damages directly from each Company Stockholder in an amount not to exceed such Company Stockholder’s Pro Rata Portion of such remaining amount of Damages; provided, however, that the Company Stockholders may elect to satisfy their indemnification obligations hereunder by (in lieu of cash payment), delivering to Parent shares of Parent Common Stock in book-entry form equal to such amount (which shares shall be valued at the Price Per Share, rounded to the nearest whole share of Parent Common Stock).

(b) Within five (5) Business Days after the resolution pursuant to Section 7.2.(e)(iii) hereof of a Claim for which a Parent Indemnitee is entitled to recover Damages from the Escrow Account, Parent and the Stockholder Representative shall jointly instruct the Escrow Agent to deliver from the Escrow Account to Parent a number of shares of Parent Common Stock in book-entry form equal to the amount of Damages divided by the Price Per Share (which shares shall be valued at the Price Per Share, rounded to the nearest whole share of Parent Common Stock) (or if there are insufficient shares in the Escrow Account to cover such Damages, all shares of Parent Common Stock in the Escrow Account).

(c) Within five (5) Business Days after the one year anniversary of the Closing Date, Parent and the Stockholder Representative shall jointly instruct the Escrow Agent to deliver from the Escrow Account to each Company Stockholder such Company Stockholder’s Pro Rata Allocation of (i) the number of shares of Parent Common Stock remaining in the Escrow Account minus (ii) (A) the Pending Claims Amount determined as of the one year anniversary of the Closing divided by (B) the Price Per Share.

7.4. Exclusive Remedy. Except in the case of fraud or as otherwise provided by applicable law (but without limiting any limitations on remedies as a result of fraud that are expressly set forth in this Article VII), this Article VII shall be the exclusive remedy of the Parent Indemnitees and the Company Stockholder Indemnitees from and after the Closing Date for any and all claims arising under this Agreement, including, without limitation, claims of inaccuracy in or breach of any representation, warranty, covenant, agreement or obligation in this Agreement; provided, however, that the foregoing shall not be deemed a waiver by any party of any right to specific performance or injunctive relief.

Article VIII.
TERMINATION

8.1. Termination. This Agreement may be terminated at any time prior to Closing:

(a) By mutual written consent of Parent and the Company;

(b) By Parent, on the one hand, or the Company, on the other hand, if the Closing shall not have occurred on or before December 31, 2015 (the “Outside Date”); provided, however, that this provision shall not be available to Parent if the Company has the right to terminate this Agreement under clause (e) of this Section 8.1 and this provision shall not be available to the Company if Parent has the right to terminate this Agreement under clause (d) of this Section 8.1;

(c) By the Company if at any time after the date of this Agreement and prior to obtaining the Company Stockholder Approval, Company received an Acquisition Proposal; provided however that the Company shall not terminate this Agreement pursuant to the foregoing clause unless:

(i) Company shall have complied with Section 5.3 of this Agreement, including the conclusion by the Board of Directors of the Company in good faith that such Acquisition Proposal is a Superior Proposal;

(ii) Company concurrently pays the Fiduciary Out Termination Amount payable pursuant to Section 8.3(c); and

(iii) the Board of Directors of the Company concurrently approves, and the Company concurrently enters into, a definitive agreement with respect to such Superior Proposal.

(d) By Parent if (i) there is a material breach of any representation or warranty set forth in Article III hereof or in the Support Agreement or any covenant or agreement to be complied with or performed by the Company or the Company Stockholders pursuant to the terms of this Agreement or the failure of a condition set forth in Section 6.2 hereof to be satisfied (and such condition is not waived in writing by Parent) on or prior to the Outside Date, or the occurrence of any event which results or would result in the failure of a condition set forth in Section 6.2 hereof to be satisfied on or prior to the Outside Date or (ii) the Company Stockholder Approval shall not have been obtained at the Company Stockholder Meeting (including any adjournment or postponement thereof); provided that Parent may not terminate this Agreement prior to the Closing if the Company and the Company Stockholders have not had a reasonably adequate opportunity to cure such failure (not to exceed five (5) Business Days); or

(e) By the Company if there is a material breach of any representation or warranty set forth in Article IV hereof or of any covenant or agreement to be complied with or performed by Parent or Merger Sub pursuant to the terms of this Agreement or the failure of a condition set forth in Section 6.1 hereof to be satisfied (and such condition is not waived in writing by the Company) on or prior to the Outside Date, or the occurrence of any event which results or would result in the failure of a condition set forth in Section 6.1 hereof to be satisfied on or prior to the Outside Date; provided the Company may not terminate this Agreement prior to the Closing Date if Parent and Merger Sub have not had a reasonably adequate opportunity to cure such failure (not to exceed five (5) Business Days).

8.2. Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.1 hereof:

(a) Each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, and all copies thereof, whether so obtained before or after the execution hereof, to the party furnishing the same;

(b) The provisions under the caption “Confidentiality” in that certain non-binding letter agreement, dated May 13, 2015, by and between the Company and Parent shall continue in full force and effect (the “Letter Agreement”);

(c) No party hereto shall have any Liability to any other party to this Agreement, except as stated in Section 7.2(g)(iii) and subsections (a) and (b) of this Section 8.2 and except for any breach of this Agreement occurring prior to the proper termination of this Agreement (subject to the provisions of Section 8.3); and

(d) The foregoing provisions shall not limit or restrict the availability of specific performance or other injunctive relief to the extent that specific performance or such other relief would otherwise be available to a party hereunder.

8.3. Termination Amount.

(a) If this Agreement is terminated by the Company pursuant to Section 8.1.(e), then Parent shall pay the Company a nonrefundable fee in the amount in cash equal to $200,000 (the “Termination Amount”). Parent shall pay the Termination Amount to the Company, by wire transfer of immediately available funds to an account designated by the Company, within two (2) Business Days after the date of termination of this Agreement pursuant to Section 8.1.(e) unless, solely in the case of a termination of this Agreement pursuant to Section 8.1.(e) as a result of willful and intentional breach by Parent or Merger

Sub, the Company notifies Parent in writing at the time of termination that it will pursue a remedy other than the Termination Amount (in which case Parent will have no obligation to pay the Termination Amount).

(b) If this Agreement is terminated by Parent pursuant to Section 8.1.(b) or Section 8.1.(d), in addition to the other remedies available to Parent under applicable law, then the Company shall pay Parent a nonrefundable fee in the amount of the Termination Amount. Company shall pay the Termination Amount to the Parent, by wire transfer of immediately available funds to an account designated by the Parent, within two (2) Business Days after the date of termination of this Agreement pursuant to Section 8.1.(b) or Section 8.1.(d)

(c) The parties acknowledge and agree that if this Agreement is terminated by the Company pursuant to Section 8.1(c), Company shall pay to Parent, by wire transfer of immediately available funds a nonrefundable fee in the amount in cash equal to $1,500,000, plus all fees and expenses incurred by Parent in connection with the negotiation, preparation, execution and performance of this Agreement (the “Fiduciary Out Termination Amount”) to an account designed by Parent, at or prior to the date of such termination;

(d) The parties acknowledge and agree that the payment of the Termination Amount or the Fiduciary Out Termination Amount, as applicable, shall constitute liquidated damages, and not a penalty, that the parties would not have entered into this Agreement without the agreements contained in this Section 8.3 and that the payment of the Termination Amount or Fiduciary Out Termination Amount, as applicable, in the circumstances specified herein is supported by due and sufficient consideration;

(e) Notwithstanding anything to the contrary in this Agreement, the Company’s receipt of the Termination Amount from Parent pursuant to Section 8.3.(a) shall be the sole and exclusive remedy of the Company for the Company’s termination of this Agreement pursuant to Section 8.1.(e) (except when such termination by the Company is as a result of Parent’s willful and intentional breach); and

(f) Notwithstanding anything to the contrary in this Agreement, the Parent’s receipt of the Fiduciary Out Termination Amount from Company pursuant to Section 8.3(c) shall be the sole and exclusive remedy of the Parent for the Company’s termination of this Agreement pursuant to Section 8.1(c) (except when such termination by the Company is as a result of Company’s willful and intentional breach).

Article IX.
MISCELLANEOUS

9.1. Defined Terms. As used herein, the terms below shall have the following meanings. Any such term, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

“Action” shall mean any action, complaint, claim, suit, litigation, proceeding, labor dispute, arbitral action, governmental audit, formal inquiry, criminal prosecution, civil or criminal investigation or unfair labor practice charge or complaint.

“Acquisition Proposal” shall mean any proposal or offer after the date hereof with respect to any Takeover Transaction or any public announcement by any Person (which shall include any regulatory application or notice) of a proposal, plan or intention with respect to any Takeover Transaction.

“Affiliate” shall mean, when used with reference to any specified Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such specified Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. Any stockholder of the Company that has a designee on the Company’s Board of Directors (or has the right to designate a member of the Company’s Board of Directors) shall be deemed an Affiliate of the Company for this purpose.

“Aggregate Consideration” shall mean the number of shares of Parent Common Stock equal to: (i) $30,000,000 minus Closing Net Debt minus paid Company Transaction Expenses; divided by (ii) the Price Per Share.

“Ancillary Agreements” shall mean the Key Employee Agreements and all other agreements, instruments, documents and certificates executed, filed or otherwise prepared, exchanged or delivered in accordance with this Agreement.

“Books and Records” shall mean all business records, tangible data, documents, management information systems (including related computer software), files, customer lists, supplier lists, blueprints, specifications, designs, drawings, plans, operation or maintenance manuals, bids, personnel records, invoices, sales literature, all Tax Returns and all worksheets, notes, files or documents related thereto, and all other books and records maintained by (a) Parent or (b) the Company or Protonex LLC with respect to the Business, as applicable.

“Business” shall mean any historical, current or planned business or business activities of the Company or Protonex LLC.

“Business Day” shall mean a day other than Saturday, Sunday or any day on which banks located in the State of Massachusetts are authorized or obligated to close.

“Business Domain Names” shall mean the Internet domain names registered in the name of the Company or Protonex LLC, or any way used in connection with the Business.

“Canadian Securities Laws” shall mean the applicable securities laws of each of the provinces of Alberta, British Columbia, Manitoba, New Brunswick, Newfoundland, North West Territories, Nova Scotia, Nunavit, Ontario, Prince Edward Island, Quebec, Saskatchewan and Yukon and the respective rules and regulations made thereunder, including the rules and regulations of the Toronto Stock Exchange, together with all applicable published policy statements, notices, blanket orders and rulings.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Common Stock” shall mean shares of common stock, par value $0.005, of the Company.

“Company Disclosure Letter” shall mean a letter delivered by the Company to Parent and Merger Sub as of the date hereof which sets forth the exceptions to the representations and warranties contained in Article III hereof and certain other information called for by this Agreement.

“Company Equity Plans” shall mean the 2003 Stock Incentive Plan of the Company and the 2013 Stock Incentive Plan of the Company.

“Company Intellectual Property” shall mean any and all Intellectual Property that is owned by, purported to be owned by, the Company or Protonex LLC.

“Company Optionholders” shall mean holders of Company Options.

“Company Options” shall mean all options to purchase Company Common Stock that are outstanding and unexpired as of the date hereof.

“Company Plan” shall mean each Plan under which the Company or Protonex LLC or any other of the Company’s subsidiaries has any obligation or liability, whether actual or contingent, direct or indirect, to provide compensation or benefits to or for the benefit of any of its current or former employees, consultants, managers or directors, or the spouses, beneficiaries or other dependents thereof.

“Company Preferred Stock” shall mean shares of preferred stock, par value $0.005, of the Company.

“Company Registered Intellectual Property” shall mean the applications, registrations and filings for Company Intellectual Property that have been registered, filed, certified or otherwise perfected or recorded or are the subject of a pending application for such, with or by any Governmental Authority or the Internet domain name registrar, by or on behalf of or in the name of the Company or Protonex LLC (including all Internet domain names).

“Company Stockholder” shall mean any holder of Company Common Stock immediately prior to the Effective Time.

“Company Transaction Expenses” shall mean the aggregate amount of (a) all fees and expenses incurred by the Company or Protonex LLC in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all legal, financial advisory, accounting, consulting and other fees and expenses and any broker’s or finder’s fees, and (b) all amounts (plus any associated Taxes required to be paid by the Company or Protonex LLC with respect thereto) payable by the Company or Protonex LLC, whether actually paid immediately or in the future, under any “change of control,” retention, transaction, termination, severance or similar arrangements as a result of the consummation of the transactions contemplated hereby and/or a termination of service that occurs on or prior to the Closing (including, without limitation, any such amounts payable to any employee of the Company or Protonex LLC at the election of such employee pursuant to any such arrangements).

“Company Warrants” shall mean warrants exercisable to purchase Company Common Stock.

“Company Warrantholders” shall mean holders of the Company Warrants.

“Confidential Information” shall mean any and all trade secrets, confidential business or technical information, and proprietary information and materials, whether or not stored in any medium, relating to the Company, Protonex LLC or the Business, including, but not limited to, business information, technology, technical documentation, product or service specifications or strategies, marketing plans, research and development, designs, formulae, computer programs, pricing information, financial information, information relating to existing, previous and potential suppliers, customers, contracts and other know-how.

“Contingent Workers” means any Person that is an independent contractor or consultant of the Company or Protonex LLC.

“Contract” shall mean any agreement, contract, note, loan, evidence of Indebtedness, purchase order, letter of credit, indenture, security or pledge agreement, franchise agreement, undertaking, practice, covenant not to compete, license, instrument, obligation, promise or commitment (in each case, whether written, electronic or oral and whether expressed or implied), but excluding all Leases.

“Court Order” shall mean any judgment, decision, consent decree, injunction, ruling or order of any federal, state or local court or governmental agency, department or authority that is binding on any Person or its property under applicable law.

“Current Liabilities” shall mean all current liabilities of the Company and its subsidiaries on a consolidated basis determined in accordance with GAAP applied in a manner reasonably agreed to by the parties, other than the current portion of Indebtedness to the extent such current portion is included in Long Term Liabilities. Notwithstanding the foregoing, all unpaid Company Transaction Expenses incurred by the Company prior to the Effective Time shall for the purposes of hereof be considered part of Net Debt.

“Default” shall mean (a) a breach of or default under any Contract, Lease or Permit, (b) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of or default under any Contract, Lease or Permit, or (c) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration under any Contract, Lease or Permit.

“Disclosure Letters” shall mean the Company Disclosure Letter and the Parent Disclosure Letter.

“Employment Statute” shall mean any federal, state or municipal employment, labor or employment discrimination law, including without limitation, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, ERISA, the WARN, the Family and Medical Leave Act, the Immigration Reform and Control Act of 1986 (the “IRCA”), the California Fair Employment and Housing Act, the California Family Rights Act, and the California Labor Code, and all amendments to each such Act as well as the Regulations issued thereunder.

“Encumbrance” shall mean any claim, lien, pledge, option, charge, community property interest, equitable interest, right of first refusal or restriction of any kind, easement, security interest, deed of trust, mortgage, pledge, hypothecation, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

“Environmental Claim” means any Action, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Laws or any Permit issued under any Environmental Laws.

“Environmental Laws” shall mean all Regulations which regulate or relate to the protection or clean-up of the environment, the use, treatment, storage, transportation, generation, manufacture, processing, distribution, handling or disposal of, or emission, discharge or other release or threatened release of, Hazardous Substances or otherwise dangerous substances, wastes, pollution or materials (whether, gas, liquid or solid), the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of persons or property, including, without limitation, protection of the health and safety of employees. Environmental Laws shall include, without limitation, the Federal Insecticide, Fungicide, Rodenticide Act, Resource Conservation & Recovery Act, Clean Water Act, Safe Drinking Water Act, Atomic Energy Act, Occupational Safety and Health Act,

Toxic Substances Control Act, Clean Air Act, CERCLA, Emergency Planning and Community Right-to-Know Act, Hazardous Materials Transportation Act and all analogous or related federal, state or local law, each as amended.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity (whether or not incorporated) other than the Company that, together with the Company, is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” shall mean U.S. Bank National Association.

“Escrow Agreement” shall mean that certain Escrow Agreement, dated as of the Closing Date, by and among Parent, the Stockholder Representative and the Escrow Agent, in form and substance agreed between Parent and the Company.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, including all rules and regulations issued thereunder.

“Facilities” shall mean any real property, leaseholds or other real property interest currently owned, held, occupied or operated by the Company or Protonex LLC and any buildings, structures or equipment (including motor vehicles) currently owned or operated by the Company or Protonex LLC.

“Facility Leases” shall mean all of the leases of Facilities listed on Schedule 3.7 of the Disclosure Schedules.

“Financial Statements” shall mean the Year End Financial Statements and the Interim Financial Statements.

“Fixtures and Equipment” shall mean all of the furniture, fixtures, furnishings, automobiles, trucks, spare parts, supplies, equipment and other tangible personal property owned by the Company or Protonex LLC and used in connection with the Business, wherever located and including any such fixtures and equipment in the possession of any of the Company’s or Protonex LLC’s suppliers, including all warranty rights with respect thereto.

“Form F-4” shall mean the registration statement on Form F-4, and all amendments thereto, filed with the SEC in connection with the registration of Parent Common Stock under the Securities Act.

“GAAP” shall mean United States generally accepted accounting principles and practices, consistently applied.

“Governmental Authority” shall mean any United States, foreign, supra-national, federal, state, provincial, local or self-regulatory governmental, regulatory or administrative authority, agency, division, body, organization or commission or any judicial or arbitral body.

“Hazardous Substance” shall mean any pollutant, contaminant, chemical, waste and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical or chemical compound or hazardous substance, material or waste, whether solid, liquid or gas, including, without limitation, any quantity of asbestos in any form, urea formaldehyde, PCB’s, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives, radioactive substance or material, pesticide waste waters, sludges, slag and any other substance, material or waste that is subject to regulation, control or remediation under any Environmental Laws.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IFRS” shall mean International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Indebtedness” shall mean, without duplication, (i) all obligations for borrowed money (including all sums due on early termination and repayment or redemption calculated to the Closing Date) or extensions of credit (including under credit cards, bank overdrafts, and advances) or extensions of credit (including under credit cards, bank overdrafts, and advances), (ii) all obligations evidenced by bonds, debentures, notes, or other similar instruments (including all sums due on early termination and repayment or redemption calculated to the Closing Date), (iii) all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of others secured by an Encumbrance on any asset of the Company or Protonex LLC, (v) all obligations, contingent or otherwise, directly or indirectly guaranteeing any obligations of any other Person, (vi) all obligations to reimburse the issuer in respect of letters of credit or under performance or surety bonds, or other similar obligations, and (vii) all obligations in respect of bankers’ acceptances and under reverse repurchase agreements.

“Insurance Policies” shall mean the insurance policies of the Company or Protonex LLC listed on Schedule 3.23 of the Disclosure Schedules.

“Intellectual Property” shall mean any and all rights in or affecting intellectual or industrial property, existing now or in the future in the United States or anywhere in the universe. Intellectual Property includes, without limitation, any and all such rights in, to, or subsisting in the following:

(a) all issued patents, reissued or reexamined patents, revivals of patents, divisions, continuations and continuations-in-part of patents, all renewals and extensions thereof utility models, and certificates of invention, regardless of country or formal name;

(b) all published or unpublished nonprovisional and provisional patent applications, including the right to file other or further applications, reexamination proceedings, invention disclosures and records of invention;

(c) all copyrights, copyrightable works, semiconductor topography and mask work rights, including, without limitation, all rights of authorship, use, publication, reproduction, distribution, performance, transformation, moral rights and ownership of copyrightable works, semiconductor topography works and mask works, the right to create derivative works, and all applications for registration, registrations, renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions;

(d) all trademarks, service marks, symbols, logos, trade names, domain names, d/b/a’s, certification marks, brand names, corporate names, fictitious names, 1-800, 1-888, 1-877 and other “vanity” telephone numbers, together with the goodwill of the business associated therewith, all applications for registration and registrations thereof, renewals thereof, the right to bring opposition and cancellation proceedings and any and all rights under the laws of trade dress;

(e) all proprietary information and materials, whether or not patentable or copyrightable, and whether or not reduced to practice, including without limitation all technology, ideas, research and development, inventions, designs, manufacturing and operating specifications and processes, schematics, know-how, formulae, customer and supplier lists, shop rights, designs, drawings, patterns, trade secrets, confidential information, technical data, databases, data compilations and collections, web addresses and sites, Software, architecture, and documentation

(f) all other intangible assets, properties and rights; and

(g) all claims, causes of action and rights to sue for past, present and future infringement or unconsented use of any of the foregoing intellectual and industrial property rights set forth in the foregoing paragraphs (a) through (f), the right to file applications and obtain registrations, and all rights arising therefrom and pertaining thereto and all products, proceeds and revenues arising from or relating to any and all of the foregoing.

“Interim Balance Sheet” shall mean the balance sheet of the Company dated the Interim Balance Sheet Date.

“Interim Balance Sheet Date” shall mean March 31, 2015.

“Interim Financial Statements” shall mean the Interim Balance Sheet and the unaudited statements of income and cash flow of the Company for the period ended on the Interim Balance Sheet Date.

“IRS” shall mean the United States Internal Revenue Service or any successor agency.

“Knowledge” or “Knowledge of the Company” shall mean the actual knowledge of any of the officers of the Company, in each case following reasonable due inquiry.

“Law” shall mean any federal, state, local or foreign statute, code, ordinance, rule, treaty, regulation, order, judgment, writ, stipulation, award, injunction, and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, policy, opinion, or agency requirement, in each case having the force and effect of Law.

“Leased Real Property” shall mean all leased property described in the Facility Leases.

“Leasehold Estates” shall mean all of the Company’s or Protonex LLC’s rights and obligations as lessee under the Leases.

“Leasehold Improvements” shall mean all leasehold improvements situated in or on the Leased Real Property and owned by the Company or Protonex LLC.

“Leases” shall mean all of the existing leases with respect to the personal or real property of the Company or Protonex LLC listed on Schedule 3.7 of the Disclosure Schedules, and leases with respect to the personal and real property of the Company or Protonex LLC which are not required to be listed on Schedule 3.7 of the Disclosure Schedules.

“Liabilities” shall mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, deferred income, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured or other, and shall include all reserves which shall include a reserve for accrued but unpaid Taxes (but not for any deferred Tax liabilities.

“Long Term Liabilities” shall mean all Indebtedness (including the current portion thereof) and other long term liabilities of the Company or any of its subsidiaries on a consolidated basis determined in accordance with GAAP (including any such liabilities arising as a result of the consummation of the Merger and the transactions contemplated hereby). Any pre-payment or other penalties required to be paid in connection for Indebtedness to be repaid in full on the Closing Date shall be included in the calculation of Long Term Liabilities for this purpose.

“Material Adverse Effect” or “Material Adverse Change” shall mean with respect to the Company, Protonex LLC or the Business any material adverse effect or change in the condition (financial or other), business, results of operations, assets, Liabilities or operations of the Company, Protonex LLC or the

Business taken as a whole or on the ability of the Company to consummate the transactions contemplated hereby, or any event or condition which would or would reasonably be expected to, with the passage of time, constitute a “Material Adverse Effect” or “Material Adverse Change”; provided, however, that none of the following shall be taken into account in determining whether there has been or would reasonably be expected to be a “Material Adverse Effect” or “Material Adverse Change”: (a) any change in general economic, credit, capital or financial markets or general political conditions; (b) any outbreak of hostilities, acts of war or terrorism; (c) any hurricane, tornado, flood, earthquake or other natural disaster occurring after the date hereof; (d) any change in applicable law or GAAP enacted after the date hereof; (e) any adverse change in general conditions in the industries in which such Person primarily operates; (f) except with respect to Section 3.5, the negotiation, execution or announcement of the transactions contemplated by, or the performance of obligations under, this Agreement or the Ancillary Agreements, including effects related to the identity of Parent; (g) any failure to meet internal or published projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period (provided that the underlying causes of such failure may be considered in determining whether there was or is a Material Adverse Effect); or (h) actions specifically required to be taken by the Company pursuant to this Agreement or that are taken following receipt of Parent’s written consent to such action; except in the cases of clauses (a) — (e), to the extent that such Person is disproportionately adversely affected thereby as compared with other participants in the industries in which such Person primarily operates.

“Net Debt” shall mean (i) all Long Term Liabilities minus (ii) all cash and cash equivalents of the Company determined in accordance with GAAP plus (iii) all unpaid Company Transaction Expenses.

“Ordinary course of business” or “ordinary course” or any similar phrase shall describe any action taken by a Person if:

(a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(b) such action is not required to be authorized by the board of directors of such Person and is not required to be authorized by the parent company (if any) of such Person; and

(c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“Organizational Documents” shall mean (a) the articles or certificate of incorporation, all certificates of determination and designation, and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate or articles of limited partnership of a limited partnership; (d) the operating agreement, limited liability company agreement and the certificate or articles of organization or formation of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of any other Person; and (f) any amendment to any of the foregoing.

“Owned Real Property” shall mean all real property owned in fee by the Company or Protonex LLC, including, without limitation, all rights, easements and privileges appertaining or relating thereto, all buildings, fixtures, and improvements located thereon and all Facilities thereon, if any.

“Parachute Payment Waiver” means, with respect to any Person, a written agreement waiving such Person’s right to receive any “parachute payments” (within the meaning of Section 280G of the Code and the Department of Treasury regulations promulgated thereunder) solely to the extent required to avoid the imposition of a tax by virtue of the operation of Section 280G of the Code and to accept in substitution therefor the right to receive such payments only if approved by the stockholders of the Company in a manner that complies with Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder.

“Parent Common Stock” shall mean the common stock, no par value, of Parent (it being understood in the event all Parent Common Stock is converted or exchanged for other securities following the Effective Time, Parent Common Stock shall thereafter refer to the resulting securities).

“Parent Disclosure Letter” shall mean a letter delivered by Parent to the Company as of the date hereof which sets forth the exceptions to the representations and warranties contained in Article IV hereof and certain other information called for by this Agreement.

“Parent Material Adverse Effect” shall mean with respect to Parent any material adverse effect or change in the condition (financial or other), business, results of operations, assets, Liabilities or operations of Parent, Merger Sub or their Subsidiaries, taken as a whole, or on the ability of Parent and Merger Sub to consummate the transactions contemplated hereby, or any event or condition which would or would reasonably be expected to, with the passage of time, constitute a “Material Adverse Effect”; provided, however, that none of the following shall be taken into account in determining whether there has been or would reasonably be expected to be a “Material Adverse Effect” or “Material Adverse Change”: (a) any change in general economic, credit, capital or financial markets or general political conditions; (b) any outbreak of hostilities, acts of war or terrorism; (c) any hurricane, tornado, flood, earthquake or other natural disaster occurring after the date hereof; (d) any change in applicable law or GAAP enacted after the date hereof; (e) any adverse change in general conditions in the industries in which such Person primarily operates; or (f) any failure to meet internal or published projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period (provided that the underlying causes of such failure may be considered in determining whether there was or is a Material Adverse Effect); (g) except with respect to Section 4.3(b), the negotiation, execution or announcement of the transactions contemplated by, or the performance of obligations under, this Agreement or the Ancillary Agreements, including effects related to the identity of the Company; or (h) actions specifically required to be taken by Parent pursuant to this Agreement or that are taken following receipt of the Company’s written consent to such action; except in the cases of clauses (a) — (e), to the extent that such Person is disproportionately adversely affected thereby as compared with other participants in the industries in which such Person primarily operates.

“Participating Escrow Stock” shall mean Escrowed Shares held by Company Stockholders,

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Pending Claims Amount” shall mean, as of a specified date, the amount that would be necessary in Parent’s reasonable good faith judgment to satisfy any then pending and unsatisfied or unresolved Claims specified in any Claim Notice delivered to the Stockholder Representative prior to such date if such Claims were resolved in full in favor of the Parent Indemnitees.

“Per Share Common Consideration” shall mean the number of shares of Parent Common Stock equal to: (i) the Aggregate Consideration, divided by the Closing Outstanding Shares.

“Permits” shall mean all licenses, permits, franchises, approvals, authorizations, consents, waivers or orders of, or filings, registrations and declarations with, any Governmental Authority, whether foreign, federal, state or local, or any other Person, necessary or desirable for the past, present or anticipated conduct of, or relating to the operation of the Business.

“Person” shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or governmental body.

“Plan” shall mean (i) each employment, consulting, severance, termination, pension, retirement, supplemental retirement, excess benefit, profit sharing, bonus, incentive, deferred compensation, retention, transaction, change in control and similar plan, program, arrangement, agreement, policy or commitment, (ii) each compensatory stock option, restricted stock, stock unit, deferred stock, performance stock, stock appreciation, deferred stock or other equity or equity-based plan, program, arrangement, agreement, policy or commitment, (iii) each savings, life, health, disability, accident, medical, dental, vision, cafeteria, flex spending, adoption/dependent/employee assistance, tuition, vacation, paid time off, other welfare fringe benefit and other employee compensation plan, program, arrangement, agreement, policy or commitment, including in each case, each “employee benefit plan” as defined in Section 3(3) of ERISA and any trust, escrow, funding, insurance or other agreement related to any of the foregoing.

“Pre-Closing Tax Period” shall mean (a) any Tax period ending on or before the Closing Date and (b) with respect to any Straddle Period, the portion of such period ending on (and including) the Closing Date.

“Price Per Share” shall mean $2.28.

“Pro Rata Allocation” shall mean, with respect to any Company Stockholder, the number of shares of Parent Common Stock issuable to such Company Stockholder pursuant to Article II hereof solely in respect of their Participating Escrow Stock divided by the aggregate number of shares of Parent Common Stock issuable to all Company Stockholders pursuant to Article II hereof solely in respect of their Participating Escrow Stock.

“Pro Rata Portion” shall mean, with respect to any Company Stockholder, the number of shares of Parent Common Stock issuable to such Company Stockholder pursuant to Article II hereof divided by the aggregate number of shares of Parent Common Stock issuable to all Company Stockholders pursuant to Article II.

“Products” shall mean all products, technology and services of the Company or Protonex LLC developed (including products and services under development), owned, provided, distributed, marketed, imported for resale, sold or licensed out by or on behalf of the Company or Protonex LLC since inception or which the Company or Protonex LLC intends to sell, distribute, market or license out in the future.

“Property Tax” shall mean all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Regulations” shall mean any laws, statutes, ordinances, regulations, rules, notice requirements, court decisions, agency guidelines, principles of law and orders of any foreign, federal, state or local government and any other governmental department or agency, including, without limitation, Environmental Laws, energy, motor vehicle safety, public utility, zoning, building and health codes, occupational safety and health, privacy and security of personally identifiable information, the sending of commercial emails, and laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours.

“Related Party” shall mean with respect to any specified Person, (a) any Affiliate of such specified Person or any director, officer, general partner or managing member of such Affiliate; (b) any Person who serves as a director, officer, general partner, managing member, manager or in a similar capacity of such specified Person; (c) any immediate family member of a Person described in cause (b); or (d) any other Person who holds, individually or together with any Affiliate of such other Person and any members of such Person’s immediate family, more than 5% of the outstanding equity or ownership interests of such specified Person (and any Affiliate, director, officer, general partner, managing member of manager of any such other Person described in this clause (d)).

“Release” shall mean any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” shall mean any officer, director, principal, attorney, agent, employee or other representative.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” shall mean any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases, compilations, data aggregation programs and search engine technologies, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (iv) all user documentation, including user manuals and training materials, relating to any of the foregoing.

“Straddle Period” shall mean any Tax period beginning before or on the Closing Date and ending after the Closing Date.

“Subsidiary” shall mean, with respect to a Person, any corporation, partnership, limited liability company, joint venture or other entity in which such Person, directly or indirectly, owns a majority of the capital stock or other equity interests or which such Person otherwise, directly or indirectly, controls through an investment or participation in the equity of such entity.

“Superior Proposal” shall mean any bona fide written Acquisition Proposal with respect to more than seventy-five (75%) percent of the combined voting power of the shares of Company Common Stock then outstanding or all or substantially all of the assets of the Company that is (a) on terms which the Board of Directors of the Company determines in good faith, after consultation with its financial advisor, to be more favorable from a financial point of view to Company Stockholders than the transactions contemplated hereby, (b) that constitutes a transaction that, in the good faith judgment of the Board of Directors of the Company, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal, and (c) for which financing, to the extent required, is then committed pursuant to a written commitment letter.

“Supporting Stockholder” shall mean a Company Stockholder who has executed and delivered a Support Agreement.

“Tangible Property” shall mean all computer equipment and other furniture, equipment and other tangible personal property used in the Business, including any such furniture, equipment or other tangible personal property used by the Company or Protonex LLC pursuant to a license, lease or similar right.

“Tax” shall mean any and all federal, state, local or foreign taxes, including, without limitation, any net income, alternative or add-on minimum, gross income, gross receipts, branch profits, capital stock, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, conveyancing, gains, withholding, payroll, employment, social security, unemployment, disability, excise, severance, stamp, occupation, premium, property, environmental or windfall profit, escheat, custom duty, estimated tax or other tax, or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Tax Authority.

“Tax Authority” shall mean any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Return” shall mean any return, declaration, report, claim for refund, information return or statement of any kind relating to Taxes, including any schedule or attachment thereto and any amendment thereof, filed or required to be filed with any Tax Authority.

“Treasury Regulations” shall mean the United States Treasury regulations promulgated under the Code.

“Voting Debt” shall mean indebtedness having general voting rights or debt convertible into securities having such rights.

“Year End Financial Statements” shall mean the audited Balance Sheets and related audited statements of income of the Company as of and for the fiscal years ended as of September 30, 2014, 2013 and 2012.

The following terms shall have the meanings defined for such terms in the Sections set forth below:

Defined Term	Section
280(G) Vote	5.8.(c)
401(k) Plan	5.8.(a)
Affiliate Agreements	3.9.(a)(iv)
Agreement	Preamble
Arbitrator	9.16.(a)
Balance Sheet Date	3.6
Basket	7.2.(h)
BIS	3.31.(a)
Certificate	1.4.(c)(i)
Certificate of Merger	1.2
CFIUS	5.1.(a)
Change in Recommendation	5.9.(c)
Claim	7.2.(e)(i)
Claim Notice	7.2.(e)(i)
Closing	2.1
Closing Consideration Schedule	1.10
Closing Date	2.1
Closing Net Debt	1.12
Closing Outstanding Shares	1.12
Closing Statement	1.12
Commercial Software Licenses	3.18.(b)
Company	Preamble
Company Board Recommendation	5.9.(c)
Company Related Parties	8.3.(d)
Company Stockholder Approval	3.30
Company Stockholder Indemnitee	7.02.(b)
Company Stockholder Meeting	5.9.(c)
Company Tax Representation Letter	5.16
Contaminants	3.18.(j)
Damages	7.2.(a)

Defined Term	Section
DDTC	3.31.(a)
DGCL	Recitals
Disclosure Document	5.2
Dispute Notice	9.16.(a)
Disputes	9.16
Dissenting Shares	1.9.(a)
Dissenting Stockholder	1.9.(d)
D&O Indemnified Party	5.14
Effective Time	1.2
Escrow Account	1.11
Escrowed Shares	1.11
Exchange Agent	1.4.(a)
Expense Fund	7.2(g)(vii)
Export Control Laws	3.31.(a)
Fiduciary Out Termination Amount	8.3.(c)
Financing	5.15
Government Contracts	3.32.(a)
Government Subcontracts	3.32.(a)
Information Technology Systems	3.18.(j)
ITAR	3.31.(a)
JAMS	9.16.(b)
Key Employee Agreements	5.18
Letter Agreement	8.2.(b)
Letter of Transmittal	1.4.(c)(i)
Material Contracts	3.9.(a)
Merger	Recitals
Merger Sub	Preamble
Notice Period	5.3.(d)
OFAC	3.31.(a)
Option Termination Date	1.8
Outside Date	8.1.(b)
Parent	Preamble
Parent Indemnitees	7.2
Parent Related Parties	8.3.(d)
Parent SEC Documents	4.6
Parent SEDAR Filings	4.6
Parent Tax Representation Letter	5.16
Parent’s Accountants	5.2
Payoff Amount	5.13
Payoff Letter	5.13
Periodic Report	5.2
Protonex LLC	3.2.(a)
Proxy Statement	5.9
Representative Losses	7.2.(g)(vii)
SEC	3.28.(a)
SEDAR	Art. IV
Section 280G Approval	5.8.(c)
Section 280G Soliciting Materials	5.8.(c)
Stockholder Representative	Preamble
Support Agreement	Preamble

Defined Term	Section
Surviving Corporation	1.1
Tax Proceeding	5.7.(a)
Takeover Transaction	5.3(a)
Termination Amount	8.3.(a)
Third Party Claim	7.2.(e)(ii)
Transfer Taxes	5.7.(f)
Treasury Shares	1.6.(e)
U.S. Government Rights	3.18.(a)
WARN Act	3.16.(f)

9.2. Notices. All notices, requests, demands, Claims and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by electronic mail or confirmed facsimile with a copy sent by another means specified herein; the Business Day after it is sent if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g. Federal Express); and five Business Days after the date mailed by certified or registered mail, postage prepaid, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

If to the Company (prior to the Closing), addressed to:

Protonex Technology Corporation
153 Northboro Road
Southborough MA 01772
Attn: Paul Osenar, President and Chief Executive Officer
Telephone: (508)229-0743
E-Mail: paul.osenar@protonex.com

With a copy to (which shall not constitute notice):

Day Pitney LLP
One International Place

Boston, MA 02110
Fax: (617)203-1762
Attention: Jeffrey A. Clopeck, Esq.
Email: jaclopeck@daypitney.com

If to the Stockholder Representative, addressed to:

Edward J. Stewart
36 Washington St., Suite 170
Wellesley Hills, MA 02481
Telephone: 781.416.5117
E-Mail: jstewart@vcfne.com

With a copy to (which shall not constitute notice):

Day Pitney LLP
One International Place

Boston, MA 02110
Fax: (617)203-1762
Attention: Jeffrey A. Clopeck, Esq.
Email: jaclopeck@daypitney.com

If to Parent, Merger Sub or the Surviving Corporation, addressed to:

Ballard Power Systems Inc.
9000 Glenlyon Parkway
Burnaby, British Columbia V5J 5J8

Canada
Attn: Kerry Hillier, General Counsel
Telephone: 604.453.3529
E-Mail: kerry.hillier@ballard.com

With a copy to (which shall not constitute notice):

Dorsey & Whitney LLP
701 Fifth Avenue, Suite 6100
Seattle, Washington 98104
Attn: Randal Jones
Telephone: 206.903.8814
Fax: 206.903.8820
E-Mail: jones.randal@dorsey.com

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

9.3. Rules of Construction. The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or document.

9.4. Titles. The table of contents, titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

9.5. Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, the Disclosure Letters and the other agreements, documents and written understandings referred to herein or otherwise entered into or delivered by the parties hereto on the date of this Agreement (including without limitation the Ancillary Agreements), constitute the entire agreement and understanding and supersede all other prior covenants, agreements (including any summaries of terms between the parties), undertakings, obligations, promises, arrangements, communications, representations and warranties, whether oral or written, by any party hereto or by any director, officer, employee, agent, Affiliate or Representative of any party hereto; provided, that the provisions under the caption “Confidentiality” in the Letter Agreement shall survive the termination of this Agreement and remain in effect if the Closing does not occur. There are no covenants, agreements, undertakings or obligations with respect to the subject matter of this Agreement other than those expressly set forth or referred to herein or in other agreements, documents and written understandings entered into or delivered by the parties hereto on the date of this Agreement, and no representations or warranties of any kind or nature whatsoever, express or implied, including any implied warranties of merchantability or fitness for a particular purpose, are made or shall be deemed to be made herein by the parties hereto except those expressly made herein.

9.6. Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by the Company without the prior written consent of Parent. Parent and Merger Sub may, without the consent of the Company assign all or any portion of their rights and obligations hereunder; provided that, if such assignment by Parent and Merger Sub is made prior to the Closing, then such assignment shall require the prior written consent of the Stockholder Representative unless the assignee(s) is(are) an Affiliate(s) of Parent or Merger Sub; provided, further, that such assignee(s) execute(s) a joinder to and agree(s) to be bound by this Agreement. No such assignment shall release the assignor from any of its obligations hereunder. In addition, Parent and Merger Sub may assign their rights hereunder to a lender as collateral security.

9.7. Amendment or Modification. This Agreement may not be amended or modified except in an instrument in writing signed by the Stockholder Representative and Parent. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. For the purposes of this Section 9.7, any amendment, modification or waiver of this Agreement signed by the Stockholder Representative shall be binding upon and effective against the Company Stockholders whether or not they have signed such amendment, modification or waiver.

9.8. Waiver. Except where a specific period for action or inaction is provided herein, neither the failure nor any delay on the part of any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. The failure of a party to exercise any right conferred herein within the time required shall cause such right to terminate with respect to the transaction or circumstances giving rise to such right, but not to any such right arising as a result of any other transactions or circumstances. No party shall be deemed to have waived any claim arising out of this Agreement , or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.9. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced as a result of any rule of law or public policy, all other terms and other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the greatest extent possible.

9.10. References. All references to “days” or “months” shall be deemed references to calendar days or months. All references to “$” or “dollars” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to an “Article”, “Section,” “Exhibit,” or “Schedule” shall be deemed to refer to an article of this Agreement, section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. Any reference to any federal, state, county, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. For all purposes of and under this Agreement, (a) the words “include”, “includes” and “including” shall be deemed to be immediately followed by the words “without limitation”; (b) words (including defined terms) in the singular shall be deemed to include the plural and vice versa; (c) words of one gender shall be deemed to include the other genders as the context requires; (d) “or” is not exclusive; (e) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (f) unless otherwise stated, any reference herein to any Person shall be construed to include such

Person’s successors and assigns, (g) the words “made available to Parent” or other words of similar import refer to the Company having made the applicable documents available to Parent by posting them in the Company’s online data room located at https://datasite.merrillcorp.com (as reflected on the data room index dated as of the date hereof set forth on Schedule 9.10) and granting Parent access to such data room to review such documents and (h) the terms “hereof,” “herein,” “hereto,” “herewith”, “hereunder” and any other words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the exhibits hereto and the Disclosure Letters) and not to any particular term or provision of this Agreement, unless otherwise specified. Subject to Section 9.2, any reference to any notice or other communication received “in writing” shall be deemed to include any written notice or communication, including any notice or communication by mail or other means of physical delivery, facsimile, electronic mail or any other means of written communication.

9.11. Burden and Benefit. This Agreement shall be binding upon and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Agreement and all of its conditions and provisions are for the sole and exclusive benefit of the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement, except as set expressly stated in Section 5.14.(a), is intended to confer upon any Person other than the parties hereto any rights or remedies of any nature whatsoever under or by reason of this Agreement or any provision hereof; provided, however, that any Person that is not a party to this Agreement but, by the terms of Article VII, is entitled to indemnification, shall be considered a third-party beneficiary of this Agreement, with full rights of enforcement as though such Person was a signatory to this Agreement.

9.12. Governing Law. This Agreement (and any claim or controversy arising out of or relating to this Agreement) shall be governed by the law of the State of Delaware without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

9.13. Consent to Jurisdiction. Subject to Section 9.16 hereof, each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such courts, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such courts, and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such courts. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.2 hereof. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

9.14. Waiver of Trial by Jury. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED

IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.14.

9.15. Legal Fees. [Intentionally deleted.]

9.16. Arbitration. It is understood and agreed between the parties hereto that if the transactions contemplated by this Agreement are consummated, from and after the Closing Date, any and all claims, grievances, demands, controversies, causes of action or disputes of any nature whatsoever (including, but not limited to, tort and contract claims, and claims upon any law, statute, order, or regulation) (hereinafter “Disputes”), arising out of, in connection with, or in relation to (a) this Agreement, or (b) questions of arbitrability under this Agreement, shall be resolved by final, binding, nonjudicial arbitration in accordance with the Federal Arbitration Act, 9 U.S.C. Section 1, et seq. pursuant to the following procedures:

(a) Any party may send another party or parties written notice identifying the matter in dispute and invoking the procedures of this Section (the “Dispute Notice”). Within thirty (30) days from delivery of the Dispute Notice, each party involved in the dispute shall meet at a mutually agreed location in Seattle, Washington, for the purpose of determining whether they can resolve the dispute themselves by written agreement, and, if not, whether they can agree upon an impartial third-party arbitrator (the “Arbitrator”) to whom to submit the matter in dispute for final and binding arbitration.

(b) If such parties fail to resolve the dispute by written agreement or agree on the Arbitrator within the later of thirty (30) days from any such initial meeting or within sixty (60) days from the delivery of the Dispute Notice, any such party may make written application to the Judicial Arbitration and Mediation Services (“JAMS”), in Seattle, Washington for the appointment of a single Arbitrator to resolve the dispute by arbitration. At the request of JAMS the parties involved in the dispute shall meet with JAMS at its offices within thirty (30) days of such request to discuss the dispute and the qualifications and experience which each party respectively believes the Arbitrator should have; provided, however, that the selection of the Arbitrator shall be the exclusive decision of JAMS and shall be made within thirty (30) days of the written application to JAMS. The Arbitrator shall be a disinterested party.

(c) Within sixty (60) days of the selection of the Arbitrator, the parties involved in the dispute shall meet in Seattle, Washington with such Arbitrator at a place and time designated by such Arbitrator after consultation with such parties and present their respective positions on the dispute. Each party shall have no longer than one day to present its position, the entire proceedings before the Arbitrator shall be no more than three consecutive days, and the decision of the Arbitrator shall be made in writing no more than thirty (30) days following the end of the proceeding. Such an award shall be a final and binding determination of the dispute and shall be fully enforceable as an arbitration decision in any court having jurisdiction and venue over such parties. The prevailing party or parties (as determined by the Arbitrator) shall in addition be awarded by the Arbitrator such party’s or parties’ own legal fees and expenses in connection with such proceeding. The non-prevailing party or parties (as determined by the Arbitrator) shall pay the Arbitrator’s fees and expenses.

9.17. Specific Performance. Each of the parties hereto acknowledges and agrees that the other parties would be damaged irreparably, and in a manner for which monetary damages would not be an adequate remedy, in the event any of the provisions of this Agreement are not performed in accordance with its specific terms or otherwise are breached. Accordingly, each of the parties hereto agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

9.18. Cumulative Remedies. All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

9.19. Expenses. Except as otherwise expressly provided herein, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses (it being understood that any unpaid Company Transaction Expenses shall be paid by the Surviving Corporation following the Closing).

9.20. Representation by Counsel. Each party hereto represents and agrees with each other that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such party’s respective counsel, that each is fully aware of the contents thereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

9.21. Execution and Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed an original and all of which together shall constitute one and the same instrument. The parties agree that this Agreement shall be legally binding upon the electronic transmission, including by facsimile or email, by each party of a signed signature page to this Agreement to the other party.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first set forth above.

BALLARD POWER SYSTEMS INC.

By:	/s/ R. Randall MacEwen
Name: R. Randall MacEwen
Title: Chief Executive Officer

BPC SUBCO INC.

By:	/s/ R. Randall MacEwen
Name: R. Randall MacEwen
Title: President

[Signature Page to Merger Agreement]

PROTONEX TECHNOLOGY CORPORATION

By:	/s/ Paul Osenar
Name: Paul Osenar
Title: CEO

[Signature Page to Merger Agreement]

EDWARD J. STEWART, solely in his capacity as the Stockholder Representative

By:	/s/ Edward J. Stewart
Name: Edward J. Stewart
Title:

[Signature Page to Merger Agreement]

EXHIBIT A

SUPPORTING STOCKHOLDERS

Conduit Ventures Fund

Kenneth Colucci

John Connolly

Goldman Sachs International

Charles Holland

David Ierardi

Parker-Hannifin Corporation

Parker-Hannifin Foundation

Jerry Ann Osenar

Paul Osenar

Scott Pearson

Philip Robinson

Christopher Schuster

Silicon Alley Seed Investors LP

Silicon Alley Seed Investors LP - 2

Edward J. Stewart

Venture Capital Fund of New England

EXHIBIT B

FORM OF SUPPORT AGREEMENT

[Included as Appendix B to this proxy statement/prospectus]

EXHIBIT C

CERTIFICATE OF MERGER

OF

PROTONEX TECHNOLOGY CORPORATION

AND

BPC SUBCO INC.

Pursuant to Title 8, Section 251 of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger.

1.                                      The name of each constituent corporation is Protonex Technology Corporation, a Delaware corporation, and BPC SubCo Inc., a Delaware corporation.

2.                                      The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations.

3.                                      The name of the surviving corporation is Protonex Technology Corporation, a Delaware corporation.

4.                                      The Certificate of Incorporation of the surviving corporation, as in effect immediately prior to the merger, shall be amended and restated in its entirety as set forth on Exhibit A hereo, and, as so amended and restated shall be the Certificate of Incorporation of the surviving corporation.

5.                                      The merger is to become effective upon filing of this Certificate with the Secretary of State of Delaware.

6.                                      The Agreement of Merger is on file at 153 Northboro Road, Southborough, MA 01772, the place of business of the surviving corporation.

7.                                      A copy of the Agreement of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, the surviving corporation has caused this certificate to be signed by an authorized officer, the [•] of [•], 2015.

PROTONEX TECHNOLOGY CORPORATION

By:

Name:
Title:

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PROTONEX TECHNOLOGY CORPORATION

To form a corporation pursuant to the General Corporation Law of the State of Delaware (the “General Corporation Law”), the undersigned hereby certifies as follows:

1.                                      Name.  The name of the corporation is Protonex Technology Corporation.

2.                                      Registered Office and Registered Agent.  The address of the registered office of the corporation in Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle and the name of its registered agent at that address is The Corporation Trust Company.

3.                                      Purposes.  The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

4.                                      Capital Stock. The total number of shares of stock that the corporation is authorized to issue is 1,000 shares, par value $0.001 per share, all of which shares are designated as common stock. Each holder of shares of common stock shall be entitled to one vote for each share thereof held.

5.                                      Bylaws.  The board of directors of the corporation is expressly authorized to adopt, amend or repeal bylaws of the corporation.

6.                                      Limitation of Directors’ Liability; Indemnification.  The personal liability of a director of the corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director shall be eliminated to the fullest extent permitted by law. The corporation shall indemnify (and advance expenses to) its directors and officers to the fullest extent permitted by law.  Neither the amendment, modification or repeal of this Article nor the adoption of any provision in this certificate of incorporation inconsistent with this Article shall adversely affect any right or protection of a director or officer of the corporation with respect to any act or omission that occurred prior to the time of such amendment, modification, repeal or adoption.

7.                                      Elections of Directors.  Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide. The number of directors that constitute the board of directors shall be fixed by, or in the manner provided in, the bylaws of the corporation.

2

Appendix B

Form of Support Agreement

(attached)

SUPPORT AGREEMENT

This SUPPORT AGREEMENT, dated as of June   , 2015 (this “Agreement”), is by and among Ballard Power Systems Inc., a corporation organized under the laws of Canada (“Parent”), on the one hand, and the Person listed on the signature page hereto (the “Stockholder”) who is a holder of shares of common stock of Protonex Technology Corporation, a Delaware corporation (the “Company”).

WHEREAS, concurrently with the execution of this Agreement, Parent, BPC SubCo Inc., a wholly-owned subsidiary of Parent (“Merger Sub”), the Company and Edward J.Stewart (the “Stockholder Representative”) have entered into an Agreement and Plan of Merger (as such agreement may be amended from time to time and whether or not such agreement has been terminated, the “Merger Agreement”) pursuant to which, among other things, Merger Sub will merge with and into the Company, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and subject to the conditions set forth herein, which merger will result in, among other things, the Company becoming a wholly owned subsidiary of Parent (the “Merger”) (any term not otherwise defined herein shall have the meaning given such term in the Merger Agreement);

WHEREAS, the Stockholder owns beneficially and of record shares of Company Common Stock (together with any shares of Company Common Stock of which record or beneficial ownership is acquired after the date hereof by the Stockholder (including pursuant to the exercise of Company Options or Company Warrants), the “Shares”); and

WHEREAS, as a condition to the willingness of, and as an inducement to, Parent and Merger Sub to enter into the Merger Agreement, the Stockholder has agreed to enter into this Agreement and certain other Stockholders have agreed to enter into agreements identical to this Agreement pursuant to which, among other things, the Stockholders have agreed to execute and deliver, in accordance with the requirements of the DGCL, a written proxy in favor of, and to vote all Shares owned by them in favor of, the approval and adoption of the Merger Agreement, the Merger and the other transactions contemplated thereby.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1 Capitalized Terms. Capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed to them in the Merger Agreement.

ARTICLE II

VOTING MATTERS AND PROXY

2.1 Agreement to Vote.

(a) From the date hereof until the earlier to occur of (x) the Effective Time and (y) the termination of the Merger Agreement in accordance with its terms (such earlier event, the “Termination Event”), the Stockholder shall, from time to time, at the request of Parent, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of all or any class of the Company

Stockholders, however called, or in connection with any written consent of the Company’s stockholders, as applicable, (I) waive the invalidity or absence of notice of any such meeting, (II) appear at such meeting or otherwise cause the Stockholder’s shares of Company Common Stock to be counted as present thereat for purposes of establishing a quorum and (III) if and to the extent the following matters are put to a vote of the Company’s stockholders, vote or consent (or cause to be voted or consented), in person or by proxy, all of the Stockholder’s shares of Company Common Stock as to which the Stockholder has, directly or indirectly, the right to vote or direct the voting:

(i) in favor of the adoption and approval of the Merger Agreement, the terms thereof, the Merger, the other transactions contemplated thereby and any actions required in furtherance thereof and hereof and in favor of any adjournment of any meeting of the Company’s stockholders for the purpose of soliciting additional votes in favor of any of the foregoing;

(ii) against any action or agreement that would be reasonably likely to result in a material breach of any representation, warranty, covenant or agreement of the Company under the Merger Agreement; and

(iii) against any of the actions prohibited by Section 5.3 of the Merger Agreement.

(b) From the date hereof until the occurrence of a Termination Event, the Stockholder agrees that it shall not (i) enter into any Contract or understanding with any Person to vote or give voting instructions in a manner inconsistent with this Agreement (including this Section 2.1) or (ii) except as set forth in Section 2.1(c) below, grant any proxy or power of attorney for another Person to (A) vote, (B) execute any consent with respect to, (C) deposit into a voting trust or (D) enter into any other Contract or understanding to vote, any shares of Company Common Stock in any manner.

(c) From the date hereof until the occurrence of a Termination Event, the Stockholder hereby constitutes and appoints as the proxies of the Stockholder and hereby grants a power of attorney to Tony Guglielmin and Kerry Hillier (or such other Persons designated by Parent), and each of them, with full power of substitution, to vote all the Stockholder’s shares of Company Common Stock (whether by proxy, in person or by written consent) in the manner provided in this Agreement upon the failure of the Stockholder to vote his, her or its shares of Company Common Stock in accordance with the terms of this Agreement (or upon any attempt to vote his, her or its shares of Company Common Stock in a manner which is inconsistent with the terms of this Agreement). Each of the proxy and power of attorney granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of Parent and the parties in connection with the transactions contemplated by this Agreement and, as such, each is coupled with an interest and shall be irrevocable until the occurrence of a Termination Event. The Stockholder hereby revokes any and all previous proxies or powers of attorney with respect to the Stockholder’s shares of Company Common Stock. Notwithstanding anything to the contrary provided in this Agreement, Parent shall provide the Stockholder with prior written notice of Parent’s intent to exercise the proxy set forth in this Section 2.1(c).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

The Stockholder hereby represents and warrants to Parent as follows:

3.1 Organization. The Stockholder, if not a natural person, is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

3.2 Authorization. The Stockholder has all requisite power and authority, and has taken all action necessary, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and thereby and to perform the Stockholder’s obligations hereunder and thereunder. The execution and delivery by the Stockholder of this Agreement to which the Stockholder is to be a party, and the consummation by the Stockholder of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or other action and no other proceedings or actions on the part of the Stockholder are necessary to authorize this Agreement to which the Stockholder is to be a party and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Stockholder and is a legal, valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally and (b) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

3.3 Ownership of Shares, Warrants or Options. The Stockholder is the sole record and beneficial owner of the number of shares of Company Common Stock or holds the number of Company Warrants or Company Options, as the case may be, set forth on the Stockholder’s or signature page hereto. Such shares of Company Common Stock, Company Options or Company Warrants set forth on the Stockholder’s signature page hereto constitute all of the shares of Company Common Stock owned of record or beneficially by the Stockholder or with respect to which the Stockholder has the power to vote, or direct the vote or all of the Company Warrants or Company Options held by the Stockholder, as the case may be. The Stockholder has full power and authority to sell, transfer, assign and deliver such shares of Company Common Stock to Parent as provided in the Merger Agreement. The Stockholder has, and will have as of the time the Stockholder is required to perform its obligations hereunder, voting power and power to agree to all of the matters set forth in this Agreement, with no restrictions on the Stockholder’s voting power pertaining thereto. In the case of a Stockholder, each of the shares of Company Common Stock owned by the Stockholder is owned free and clear of, and none of such shares of Company Common Stock is subject to, any Encumbrances.

3.4 No Reliance. The Stockholder acknowledges that it has conducted such investigation, if any, with respect to the Merger, the adequacy of the Merger consideration and the terms of this Agreement and the Merger Agreement as the Stockholder believes appropriate or desirable.

ARTICLE IV

COVENANTS OF THE STOCKHOLDER

The Stockholder hereby covenants and agrees as follows:

4.1 Confidential Information. The Stockholder hereby agrees that, until the first public disclosure by Parent of the Merger Agreement, (i) he, she or it will hold, and will direct its Affiliates, directors, officers, employees, agents, representatives and advisors (including attorneys, accountants, consultants, bankers and financial advisors) to hold, in confidence all data and information in its possession relating to the Merger, the Merger Agreement and all information related thereto and will not disclose such information to any Person (other than to the Stockholder’s Affiliates, directors, officers, employees, agents, representatives and advisors (including attorneys, accountants, consultants, bankers and financial advisors), but in such event only on a need-to-know basis).

4.2 Public Announcements. The Stockholder shall consult with and obtain the written approval of Parent and, prior to the Effective Time, the Company before issuing any press release or making any other public disclosure with respect to this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby and shall not issue any such press release or make any such public disclosure prior to such consultation and approval.

4.3 Additional Shares. The Stockholder hereby agrees, until the occurrence of a Termination Event, to promptly notify Parent of the number of any shares of Company Common Stock acquired by the

Stockholder after the date hereof (including by way of the exercise of Company Warrants or Company Options). The Stockholder shall vote in accordance with this Agreement any shares of Company Common Stock that the Stockholder acquires after the date hereof.

4.4 Further Assurances. From time to time until the occurrence of a Termination Event, at Parent’s request, the Stockholder shall execute and deliver such additional documents and instruments and take all such further action as may be reasonably necessary to consummate and make effective, in the most expeditious manner possible, the transactions contemplated by this Agreement and the Merger Agreement, including granting any waiver required under any Contract to which the Stockholder is a party which is inconsistent with any obligations of the Stockholder hereunder.

4.5 No Solicitation of Other Proposals. The Stockholder acknowledges and agrees that it has read and understands Section 5.3 of the Merger Agreement and hereby agrees that from the date hereof until the occurrence of a Termination Event, it shall be bound by the provisions of Section 5.3 of the Merger Agreement to the same extent as if the Stockholder were a party to the Merger Agreement.

ARTICLE V

TRANSFER RESTRICTIONS

5.1 Restrictions on Transfer. Prior to the occurrence of a Termination Event, in addition to (and not in limitation of) any existing transfer restrictions applicable to the Company Common Stock, the Stockholder shall not, directly or indirectly, sell, transfer, hedge, pledge, encumber, assign or otherwise dispose of (including by gift, bequest, appointment or otherwise) (collectively, “Transfer”), or consent to or permit any Transfer of, the Stockholder’s shares of Company Common Stock or any interest therein. If any ownership (whether legal or beneficial) of any of the Stockholder’s shares of Company Common Stock shall pass to any Person (including the Stockholder’s administrators, successors or receivers), whether by operation of law or otherwise, then such shares of Company Common Stock shall continue to be subject to this Agreement and the obligations of the Stockholder hereunder.

5.2 Stop Transfer. The Stockholder agrees that it will not request that the Company register the Transfer (by book-entry or otherwise) of any certificate or uncertificated interest representing any of the Stockholder’s shares of Company Common Stock.

5.3 Lock-Up.

(a) All shares of Parent Common Stock to be issued to the Stockholder in connection with the Merger shall be subject to restrictions on the transfer of such shares during the period specified herein (the “Lock-Up Period”). During the Lock-Up Period, the Stockholder agrees that the Stockholder will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of Parent Common Stock, or any options or warrants to purchase any shares of Parent Common Stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of Parent Common Stock owned directly by the Stockholder (including holding as a custodian) or with respect to which the Stockholder has beneficial ownership within the rules and regulations of the SEC (collectively the “Subject Shares”). The foregoing restriction is expressly agreed to preclude the Stockholder from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Stockholder’s Subject Shares even if such Subject Shares would be disposed of by someone other than the Stockholder. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Stockholder’s Subject Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Subject Shares. The Lock-Up Period will commence on the Effective Date (the “Commencement Date”) and expire (i) 180 days following the Commencement Date with respect to 50% of the Stockholder’s Subject Shares, and (ii) 365 days following the Commencement Date with respect to the remaining 50% of the Stockholder’s Subject Shares. Notwithstanding the foregoing, the Stockholder may transfer the Stockholder’s Subject Shares (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, (ii) to any trust for the direct or indirect benefit of the Stockholder or the immediate family of the Stockholder, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value or (iii) to Parent in connection with the settlement of indemnification claims pursuant to Article VII of the Merger Agreement. For purposes of this Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. In addition, notwithstanding the foregoing, if a Stockholder is a corporation, limited liability company, partnership or trust, the corporation, limited liability company, partnership or trust it may transfer the Subject Share to any wholly-owned subsidiary of such corporation, limited liability company or partnership or to the stockholders, partners, members or beneficiaries of the Stockholder, provided, however, that in any such case, it shall be a condition to the transfer that (i) the transferee execute an agreement stating that the transferee is receiving and holding such Subject Shares subject to the provisions of this Section 5.3 and there shall be no further transfer of such Subject Shares except in accordance with this Section 5.3 (and, for the avoidance of doubt, the provisions of this Section 5.3, including the exception to transfer restrictions shall apply to any such transferee as if the transferee were the original recipient of the Subject Shares hereto), (ii) that any such transfer shall not involve a disposition for value, and (iii) that no public announcement or filing under the Exchange Act shall be required of or voluntarily made by or on behalf of the Stockholder or Parent in connection with any such transfer.

(b) If (i) Parent commences a Financing pursuant to Section 5.15 of the Merger Agreement and (ii) assuming receipt of the shares of Parent Common Stock to which Stockholder would be entitled at the Effective Time, the Stockholder would be the beneficial owner of at least five percent of the issued and outstanding shares of Parent Common Stock, then the Stockholder shall comply with any resale restrictions requested by the underwriting syndicate in the Financing.

ARTICLE VI

WAIVERS AND RELEASE

6.1 No Dissenters’ Rights. the Stockholder hereby waives and agrees not to exercise any dissenters’ or appraisal rights pursuant to Section 262 of the DGCL or any other right to object to the Merger, the Merger Agreement or the transactions contemplated thereby.

6.2 Release. In consideration of Parent’s covenants and agreements contained herein and in the Merger Agreement, effective as of the Effective Time, the Stockholder (on its own behalf and on behalf of its heirs, executors, administrators, agents, successors and permitted assigns) hereby releases, waives and discharges (i) Parent, Merger Sub, the Company and their respective Affiliates, Subsidiaries, officers, directors, stockholders, partners, members, agents, successors and permitted assigns (collectively, the “Parent Released Persons”) and (ii) the Company and its Affiliates, Subsidiaries, officers, directors, stockholders, partners, members, agents, successors and permitted assigns (collectively, the “Company Released Persons”) from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, bonds, bills, covenants, controversies, agreements, promises, variances, trespasses, losses, judgments, executions, claims and demands whatsoever, obligations, Contracts, covenants, fees, costs and Damages of any kind whatsoever (whether direct, indirect, consequential, incidental or otherwise), known or unknown, in its own right or derivatively, in law or equity

(collectively, the “Claims”), that (1) with respect to the Company Released Persons, in any way arises from or out of, is based upon, or relates to any omissions, acts, events or facts that have occurred or occur at any time prior to or as of the Effective Time and (2) with respect to the Parent Released Persons, in any way arises from or out of, is based upon, or relates to any omissions, acts, events or facts that have occurred or occur at any time prior to or as of the Effective Time solely with respect to the Company’s conduct of its business, including without limitation in each case (a) the preparation, negotiation, execution or consummation of the Merger Agreement, the Ancillary Agreements or any other agreement, document, certificate or instrument delivered in connection with the transactions contemplated by the Merger Agreement, and (b) Claims in respect of a breach by the Company’s board of directors or its individual directors and officers of their obligations, including in connection with the negotiation and execution of the Merger Agreement and the consummation of the transactions contemplated thereby; provided, that the foregoing release of Parent Release Persons and Company Release Persons shall not extend to (i) any Claims resulting from or arising under the Merger Agreement, this Agreement or any agreement, document or instrument contemplated by or entered into in connection with the Merger Agreement to which the Stockholder is a party, except to the extent such Claims seek consideration for any Company Common Stock in excess of that contemplated by the Merger Agreement and only with respect to such excess consideration, (ii) any Claims in connection with the Stockholder’s status as a current or former employee or consultant of the Company for (A) reimbursement of expenses or (B) compensation or benefits payable or due to the Stockholder, other than compensation under or relating to any stock option or other compensatory equity or equity-linked compensation plan or award, (iii) Claims arising under the Company’s organizational documents, any indemnification agreement with the Company or any directors’ and officers’ liability insurance policy of the Company for or right to indemnity or advancement of expenses or (iv) any rights of the Stockholder necessary to enable the Stockholder Representative or the Stockholder to defend any indemnification claim asserted pursuant to the Merger Agreement. This Section 6.2 is for the benefit of the Parent Released Persons and Company Released Persons and shall be enforceable by any of them directly against the Stockholder. With respect to such Claims, the Stockholder hereby expressly waives any and all rights conferred upon him, her or it by any statute or rule of law which provides that a release does not extend to claims which the claimant does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him, her or it must have materially affected his, her or its settlement with the released party.

ARTICLE VII

AGREEMENT TO BE BOUND BY CERTAIN PROVISIONS

OF THE MERGER AGREEMENT

7.1 Certain Provisions Applicable to the Stockholder. the Stockholder acknowledges, approves of and agrees to be bound by the provisions of Article I (The Merger), Section 5.7(f) (Tax Matters), and Article VII (Indemnification; Remedies) of the Merger Agreement, subject to the limitations set forth therein. This Section 7.1 is for the benefit of the Company, the Surviving Corporation, Parent and any other Parent Indemnitee and shall be directly enforceable by them.

7.2 Stockholder Representative. The Stockholder acknowledges and accepts the appointment of the Stockholder Representative and the other provisions relating thereto as set forth in Section 7.2(f) of the Merger Agreement and agrees to be bound by Section 7.2(f) of the Merger Agreement. This Section 7.2 is for the benefit of the Stockholder Representative, the Company, the Surviving Corporation, Parent and any other Parent Indemnitee and shall be directly enforceable by them.

ARTICLE VIII

MISCELLANEOUS

8.1 Termination. This Agreement shall terminate and be of no further force and effect upon the termination of the Merger Agreement in accordance with its terms; provided, however, that (i) this Article VIII shall survive such termination and remain in full force and effect in accordance with their terms, and (ii) no such termination will relieve any party from liability for breach of this Agreement by such party that occurred prior to such termination.

8.2 Notices. All notices, requests, demands, Claims and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by electronic mail or confirmed facsimile with a copy sent by another means specified herein; the Business Day after it is sent if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and five Business Days after the date mailed by certified or registered mail, postage prepaid, if sent by certified or registered mail, return receipt requested, as follows:

(a) If to Parent, then as provided for in Section 9.2 of the Merger Agreement;

(b) If to the Stockholder, then to the address set forth on the Stockholder’s signature page hereto;

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance with this Section 8.2.

8.3 Entire Agreement. This Agreement, the Merger Agreement (including all Exhibits hereto and thereto), and the other agreements, documents and written understandings referred to herein or in the Merger Agreement or otherwise entered into or delivered by the parties hereto on the date of this Agreement (including without limitation the Ancillary Agreements), constitute the entire agreement and understanding and supersede all other prior covenants, agreements (including any letters of intent between the parties), undertakings, obligations, promises, arrangements, communications, representations and warranties, whether oral or written, by any party hereto or by any director, officer, employee, agent, Affiliate or Representative of any party hereto.

8.4 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned without the prior written consent of each of the parties hereto; provided, however, that Parent may assign this Agreement or all or any of its rights or obligations hereunder to one or more of its Affiliates without the consent of any other party. No assignment shall release the assignor from any of its obligations hereunder.

8.5 Amendment. This Agreement may be amended with the written consent of (i) Parent and (ii) the Stockholder at any time by execution of an instrument in writing signed on behalf of the party(ies) against whom enforcement is sought (it being understood that any such amendment shall only be enforced against the Stockholder that has consented to such amendment).

8.6 Waiver.

(a) Any party hereto may extend the time for the performance of any of the obligations or other acts required hereunder, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

(b) Except where a specific period for action or inaction is provided herein, neither the failure nor any delay on the part of any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. The failure of a party to exercise any right conferred herein within the time required shall cause such right to terminate with respect to the transaction or circumstances giving rise to such right, but not to any such right arising as a result of any other transactions or circumstances.

8.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced as a result of any rule of law or public policy, all other terms and other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the greatest extent possible.

8.8 Burden and Benefit. This Agreement shall be binding upon and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Agreement and all of its conditions and provisions are for the sole and exclusive benefit of the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto any rights or remedies of any nature whatsoever under or by reason of this Agreement or any provision hereof.

8.9 Survival of Representations, Etc.. All of the representations and warranties made by the Stockholder in this Agreement shall survive the execution of this Agreement and the Closing for a period of 12 months following the Closing.  The covenants and agreements of the Stockholders in this Agreement shall survive the execution of this Agreement and the Closing, except as expressly limited by their terms. Notwithstanding anything to the contrary herein, the Stockholders’ aggregate liability for Claims of indemnity under or related to the Merger Agreement or any attachment, Exhibit, Schedule, the Disclosure Schedules, certificate, document or list delivered by the Company, its Representatives or the Stockholders pursuant to the Merger Agreement to the Parent Indemnitees (the foregoing capitalized terms as defined in the Merger Agreement), the Letter of Transmittal and hereunder shall not exceed an amount equal to the number of Escrowed Shares attributable to the Stockholder multiplied by the Price Per Share, except in the case of fraud (which shall include the element of scienter and in which case recourse shall be sought only against the Stockholder who committed such fraud), in which case the aggregate liability of the Stockholder shall not exceed the total consideration (including any portion of the Escrow Amount and valuing Parent Common Stock at the Price Per Share) actually paid to the Stockholder pursuant to the Merger Agreement.

8.10 Governing Law This Agreement (and any claim or controversy arising out of or relating to this Agreement) shall be governed by the law of the State of Delaware without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

8.11 Consent to Jurisdiction Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), in any action or proceeding arising out of or relating to this

Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such courts, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such courts, and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such courts. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.2 hereof. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

8.12 Waiver of Trial by Jury. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12.

8.13 Specific Performance. Each party hereto acknowledges and agrees that the other party would be damaged irreparably, and in a manner for which monetary damages would not be an adequate remedy, in the event any of the provisions of this Agreement are not performed in accordance with its specific terms or otherwise are breached. Accordingly, each party agrees that the other party shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which such party may be entitled, at law or in equity.

8.14 Cumulative Remedies. All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

8.15 Expenses and Legal Fees. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

8.16 Additional Parties; Counterparts. Notwithstanding Section 8.5, no consent shall be necessary to add additional Stockholders as signatories to this Agreement after the date hereof. This Agreement may be executed and delivered by facsimile or electronic signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.17 Stockholder Capacity. The Stockholder is entering into this Agreement solely in the Stockholder’s capacity as the record holder or beneficial owner of Shares and nothing herein shall limit or affect any actions taken (or any failures to act) by the Stockholder in the Stockholder’s capacity as a director or officer of the Company (if applicable). Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of the Stockholder to comply with his fiduciary duties as a director of the Company (if applicable). The taking of any actions (or any failures to act) by the Stockholder in the Stockholder’s capacity as a director or officer of the Company (if applicable) shall not be deemed to constitute a breach of this Agreement, regardless of the circumstances related thereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first set forth above.

BALLARD POWER SYSTEMS INC.

By:
Name:
Title:

[Signature Page to Support Agreement]

STOCKHOLDER

By:
Name:
Title (if applicable):

Address:

Securities Ownership:

Number of Shares of Company Common Stock	Number of Company Warrants	Number of Company Options

[Signature Page to Support Agreement]

Appendix C

Appraisal Rights Provisions

(attached)

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Under the Canada Business Corporations Act (the “CBCA”), Ballard may indemnify a present or former director or officer of Ballard or another individual who acts or acted at Ballard’s request as a director or officer or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such individual in respect of any civil, criminal, administrative, investigative or other action, suit or proceeding (a “Proceeding”) in which such individual is involved by reason of such individual’s association with Ballard or other entity and provided that such individual acted honestly and in good faith with a view to the best interests of Ballard or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at Ballard’s request and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that such individual’s conduct was lawful. The indemnification may be made in connection with a derivative action only with court approval. Any of the individuals described in the first sentence of this paragraph is entitled to indemnification from Ballard as a matter of right if the individual seeking indemnity (a) was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and (b) fulfilled the conditions set forth above.

Ballard may advance monies to an individual described above for the costs, charges and expenses of a Proceeding. However, the individual must repay the monies if the individual does not fulfill the conditions set forth above.

The foregoing description is qualified in its entirety by reference to the CBCA.

Ballard is a party to an indemnity agreement with each director and officer of Ballard providing that if such director or officer is or was involved in any threatened, pending or completed Proceeding by reason of the fact that such director or officer is or was a director or officer of Ballard or is or was serving at the request of Ballard as a director or officer of another entity, including service with respect to employee benefit plans, whether the basis of such Proceeding is an alleged action in an official capacity while serving as a director or officer, such director or officer will be indemnified and held harmless by Ballard to the fullest extent authorized by and in the manner set forth in the CBCA against all expense, liability and loss reasonably incurred or suffered by such director or officer in connection therewith. Under such indemnity agreements, Ballard may indemnify any of its directors or officers in connection with a Proceeding (or part thereof) initiated by such director or officer only if such Proceeding (or part thereof) is authorized by the board of directors of Ballard or if such Proceeding is a successful Proceeding, in whole or in part, by a director or officer for claims under an indemnity agreement.

The CBCA provides that Ballard may purchase and maintain insurance for the benefit of any of the individuals described in the first sentence of the first paragraph of this section against any liability incurred by such individual in such individual’s capacity as a director or officer of Ballard or as a director or officer, or similar capacity, of another entity, if the individual acts or acted in that capacity at Ballard’s request.

Ballard maintains directors’ and officers’ liability insurance. The policies insure (a) the directors and officers of Ballard against losses arising from claims against them for certain of their actual or alleged wrongful acts (as defined within the insurance policy), (b) Ballard for payments made pursuant to Ballard’s indemnification of its directors and officers and (c) Ballard when it is directly named in a securities claim. The policies provide a maximum coverage in any one policy year of U.S. $15 million in annual claims (subject to deductibles of U.S. $200,000 to U.S. $500,000 per claim, payable by Ballard). The premiums for the policies were not allocated between directors and officers as separate groups.

By-law No. 1 of Ballard provides that, except as otherwise provided in the CBCA, no director or officer will be liable for:

•                                          the acts, receipts, neglects or defaults of any other person, or for joining in a receipt or act for conformity;

•                                          a loss, damage or expense happening to Ballard through the insufficiency or deficiency of title to property acquired by, for, or on behalf of Ballard;

•                                          the insufficiency or deficiency of a security in or upon which moneys of Ballard are invested;

•                                          a loss or damage arising from the bankruptcy, insolvency or wrongful act of a person with whom money, security or other property of Ballard is lodged or deposited; or

•                                          any other loss, damage, or misfortune that may arise out of the execution of the duties of a director or in relation thereto.

Insofar as indemnification for liabilities arising under the U.S. Securities Act of 1933 may be permitted to directors, officers or persons controlling Ballard pursuant to the foregoing provisions, Ballard has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the U.S. Securities Act of 1933 and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules

Exhibit No.	Description
2.1

Agreement and Plan of Merger, dated June 29, 2015, by and among Ballard, Merger Sub, Protonex and Edward J. Stewart, as stockholder representative (included as Appendix A to the proxy statement/prospectus filed herewith).

3.1	Articles of Incorporation of Ballard (incorporated by reference to the Exhibit 4.1 to Ballard’s registration statement on Form S-8 (File No. 333-156553), filed with the SEC on January 2, 2009).
3.2	By-Law No. 1 of Ballard (incorporated by reference to Exhibit 4.2 to Ballard’s registration statement on Form S-8 (File No. 333-156553), filed with the SEC on January 2, 2009).
5.1	Opinion of Stikeman Elliott LLP.
8.1*	Opinion of Dorsey &Whitney LLP.
8.2*	Opinion of Day Pitney LLP.
10.1	Form of Support Agreement, by and between Ballard and certain stockholders of Protonex (included as Appendix B to the proxy statement/prospectus filed herewith).
21.1	Subsidiary List of Ballard.
23.1	Consent of KPMG LLP.
23.2	Consent of BDO USA, LLP.
23.3	Consent of Stikeman Elliott (included in Exhibit 5.1 hereto).
23.4*	Consent of Dorsey & Whitney LLP (included in Exhibit 8.1 hereto).
23.5*	Consent of Day Pitney LLP (included in Exhibit 8.2 hereto).
24.1	Power of Attorney (included on the signature page to this registration statement).
99.1	Form of Proxy Card for Special Meeting of Stockholders of Protonex.

*                                         To be filed by amendment

Item 22. Undertakings

Regulation S-K, Item 512(a) Undertaking: The undersigned registrant hereby undertakes as follows:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	(i)	to include any prospectus required by Section 10(a)(3) of the U.S. Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)

that, for the purpose of determining any liability under the U.S. Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)

to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering;

(5)

that, for the purpose of determining liability under the U.S. Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(6)

that, for the purpose of determining liability of the registrant under the U.S. Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

	(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

	(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Regulation S-K, Item 512(g) Undertaking:

(1)

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the undersigned registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)

The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the U.S. Securities Act of 1933

and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the U.S. Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Regulation S-K, Item 512(h) Undertaking:

Insofar as indemnification for liabilities arising under the U.S. Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the U.S. Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the U.S. Securities Act of 1933 and will be governed by the final adjudication of such issue.

Form F-4, Item 22(b) Undertaking:

The undersigned registrant hereby undertakes to (i) respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of Form F-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

Form F-4, Item 22(c) Undertaking:

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that the Registrant meets all of the requirements for filing on Form F-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on this 7th day of July, 2015.

BALLARD POWER SYSTEMS INC.

By:	/s/ R. Randall MacEwen
R. Randall MacEwen
President and Chief Executive Officer

By:	/s/ Tony Guglielmin
Tony Guglielmin
Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints R. Randall MacEwen and Tony Guglielmin, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and registration statements filed pursuant to Rule 429 under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof..

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on July 7, 2015.

/s/ R. Randall MacEwen	President and Chief Executive Officer (Principal Executive Officer)
R. Randall MacEwen

/s/ Tony Guglielmin	Vice President & Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Tony Guglielmin

/s/ Ian A. Bourne	Chairman of the Board, Director
Ian A. Bourne

/s/ Douglas P. Hayhurst	Director
Douglas P. Hayhurst

/s/ Edwin J. Kilroy	Director
Edwin J. Kilroy

/s/ James Roche	Director
James Roche

/s/ Carol M. Stephenson	Director
Carol M. Stephenson

/s/ David B. Sutcliffe	Director
David B. Sutcliffe

/s/ Ian Sutcliffe	Director
Ian Sutcliffe

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in her capacity as the duly authorized representative of the Registrant in the United States, in the City of Bend, in the State of Oregon, on this 7th day of July, 2015.

/s/ Kathy Schwiebert
Kathy Schwiebert

EXHIBIT INDEX

Exhibit No.	Description
2.1

Agreement and Plan of Merger, dated June 29, 2015, by and among Ballard, Merger Sub, Protonex and Edward J. Stewart, as stockholder representative (included as Appendix A to the proxy statement/prospectus filed herewith).

3.1	Articles of Incorporation of Ballard (incorporated by reference to the Exhibit 4.1 to Ballard’s registration statement on Form S-8 (File No. 333-156553), filed with the SEC on January 2, 2009).
3.2	By-Law No. 1 of Ballard (incorporated by reference to Exhibit 4.2 to Ballard’s registration statement on Form S-8 (File No. 333-156553), filed with the SEC on January 2, 2009).
5.1	Opinion of Stikeman Elliott LLP.
8.1*	Opinion of Dorsey &Whitney LLP.
8.2*	Opinion of Day Pitney LLP.
10.1	Form of Support Agreement, by and between Ballard and certain stockholders of Protonex (included as Appendix B to the proxy statement/prospectus filed herewith).
21.1	Subsidiary List of Ballard.
23.1	Consent of KPMG LLP.
23.2	Consent of BDO USA, LLP.
23.3	Consent of Stikeman Elliott (included in Exhibit 5.1 hereto).
23.4*	Consent of Dorsey & Whitney LLP (included in Exhibit 8.1 hereto).
23.5*	Consent of Day Pitney LLP (included in Exhibit 8.2 hereto).
24.1	Power of Attorney (included on the signature page to this registration statement).
99.1	Form of Proxy Card for Special Meeting of Stockholders of Protonex.

*              To be filed by amendment